Form 10-K, Exhibit 13
PIONEER GROUP INC
filed 1995-03-31
CIK 733060

THE PIONEER GROUP, INC.
CHART PLOT POINTS FOR 1994 ANNUAL REPORT


                                    1990     1991     1992     1993      1994
GROSS REVENUES AND SALES            59,980   80,919   101,802  129,403   171,702
(Thousands of Dollars

ASSETS UNDER MANAGEMENT              6,349    7,140     7,591   10,766    11,103
(Millions of Dollars)

SALES OF MUTUAL FUND SHARES            789      624       723    1,505     2,209
(Millions of Dollars)

EARNINGS PER SHARE                    0.50     0.58      0.59     0.72      1.32
(Dollars)

STOCKHOLDERS' EQUITY                74,831   85,099    92,814  107,174   134,422
(Thousands of Dollars)

GOLD PRODUCTION                         N/A  65,400   126,200  164,900   176,400
(Ounces)
Commenced April 1, 1991

IN-SITU PROVEN AND                      N/A     2.2       4.5      4.8       6.7
PROBABLE RESERVES
(Millions of Ounces)

CASH DIVIDENDS PER SHARE                0.2   0.205      0.21    0.225     0.315
(Dollars)

THE COMPANY

The Pioneer Group, Inc. (the "Company") and its subsidiaries engage in mutual fund and related service businesses in the United States, operate a gold mine in Ghana and participate as owners or joint venturers in several asset management and natural resources related operations outside the United States.

Pioneering Management Corporation ("PMC") manages investments for the Pioneer Family of Mutual Funds and for institutional and other accounts. Pioneer Funds Distributor, Inc. serves as the principal underwriter of shares of the Pioneer Family of Mutual Funds, utilizing a large network of independent broker dealers. Pioneering Services Corporation provides services to Pioneer Family of Mutual Fund shareholders, many of which are qualified retirement plans to which the Company provides non bank trustee service. Pioneer Capital Corporation and Pioneer SBIC Corp. make and manage venture capital investments.

Teberebie Goldfields Limited, which is 90% owned by the Company, is a gold mining operation in Ghana. The Company also manages a mutual fund and owns 50% of a financial services business in Poland. In addition, the Company has invested in investment management operations in Taiwan, Russia, India, and the Czech Republic, and in several non-financial ventures in Russia, including a joint venture pursuing the development of timber production, in which the Company has a 50% direct interest and a 7.4% indirect interest.

WHOLLY-AND MAJORITY-OWNED SUBSIDIARIES

Pioneering Management Corporation, Pioneering Services Corporation, Pioneer Funds Distributor, Inc., Pioneer Fonds Marketing GmbH, Pioneer Capital Corporation, Pioneer SBIC Corp., Pioneer Associates, Inc., Pioneer International Corporation, Pioneer Plans Corporation, Pioneer Goldfields Limited, Teberebie Goldfields Limited, Pioneer Investments Corporation, Pioneer Metals and Technology, Inc., Pioneer First Polish Trust Fund Joint Stock Company S.A., Pioneer Management (Ireland) Limited, Joint-Stock Company Pioneer Metals International, Joint-Stock Company Pioneer Investments, Pioneer Investment Poland Ltd.

JOINT VENTURES

Pioneer Winthrop Advisers, Financial Services Limited, ITI Pioneer AMC Ltd., Core Pacific Securities Investment Trust Co., Ltd., Joint-Stock Company Forest Starma, International Joint-Stock Company Starma Holding.

The Company will file an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 1994. A copy of that Report will be available, free of charge to stockholders of the Company, upon request to William H. Keough, Senior Vice President and Chief Financial Officer, 60 State Street, Boston, MA 02109.

THE PIONEER GROUP, INC.

FELLOW STOCKHOLDERS:

As expected, 1994 was yet another record year for The Pioneer Group, Inc. in terms of earnings per share, gold production and assets managed, among other things. However, the factors contributing to this growth were not exactly in line with the scenario we would have predicted as the year began. On the negative side, costs in a number of areas were higher than expected, and the bond and stock markets created significant constraints as the year progressed.

On the plus side, the unusual tax-related benefit to our gold-mining profits in the first quarter, and an extraordinary (but temporary) burgeoning of assets in our fund in Poland in the first half of the year, more than compensated for the impact of the markets. The result was a very good year overall, but a trend of slower growth on a quarter-by-quarter basis.

FINANCIAL RESULTS
Earnings per share for 1994 were a record $1.32, compared to 72 cents in 1993. Fourth quarter earnings per share were 25 cents, versus 22 cents in the 1993 fourth quarter. All per-share results in this report have been adjusted for the 2-for-1 stock splits effected in September 1993, and December 1994.

Revenues for the year and fourth quarter were $171.7 million and $44.0 million, respectively, representing increases of $42.3 million and $8.1 million, respectively, over the comparable 1993 periods. Details of the components of the revenue and earnings results are provided in the Management's Discussion section of the report.

INVESTMENT BUSINESSES

We continued to make significant progress in 1994, as sales, assets, relative investment performance, and visibility in the press all showed positive results, despite the negative impact of rising interest rates on financial markets and the industry as the year unfolded. We were fortunate that we did not share the experience of many of our competitors in the U.S. mutual fund business, and many of our retail dealers, who saw sales decline and assets shrink, at an accelerating rate, during the year.

At year-end 1994, our assets under management stood at $11.1 billion, up from $10.8 billion one year earlier. The increase in assets of our Poland fund represented about two-thirds of the net increase in assets at year-end. Domestically, asset decreases in bond funds were more than offset by increases in equity assets.

Sales of shares of U.S. registered funds, including reinvested dividends, were $1.5 billion, an increase of 37% over 1993 sales. Redemptions increased 20% over the prior year, resulting in net sales of $615 million, versus $362 million in 1993. We continue to enjoy a redemption rate, as a percentage of assets, that is lower than the mutual fund industry average.

There was no increase in the number of funds managed at year-end; two new funds were launched but two former Mutual of Omaha funds were merged into Pioneer funds with comparable objectives. At year-end, development of several new Dublin-based offshore funds was underway, as well as a group of funds to serve as the investment vehicles for a new variable annuity.

Reflecting the extraordinary price gains in the Polish stock market in 1993, sales of our Polish fund soared early in the year. When the market showed comparable volatility on the downside later in the year, it was redemptions that were soaring while sales slowed to a trickle. People with limited alternatives (and possibly even more limited understanding of markets) throwing money at dramatically increasing stock markets is a familiar phenomenon in emerging economies. So is the resulting exodus as the r oller coaster goes the other way. Given Pioneer's long-term investment orientation, which we like to think matches the ideal orientation of mutual fund investors in the U.S., we did not quite anticipate the extent of the change in sales and assets of our Polish fund--in either direction.

Assets in the Polish fund ended the year at close to $600 million. Notwithstanding the higher asset levels reached earlier in the year, the net result substantially exceeded our original expectations. Even though the asset erosion has continued into 1995, we have established a unique operation, and presence, in Poland that we believe has significant potential. While it probably won't stay that way for very long, we still have the only open-end fund publicly available in Poland.

At year-end, we were just about to close the first stage of an institutional venture capital fund in Poland, with similar projects underway in both the U.S. and Russia. None of these funds will likely contain huge levels of assets, however they provide potential for significant earnings from sharing in profits produced.

Our joint venture investment management operation in India launched a third fund for the Indian market during the year and the venture continues to demonstrate superior investment performance results. We continue to see significant potential in the business in India. The joint-venture companies in both India and Taiwan were profitable in 1994 and we expect them to make modest contributions to our earnings in 1995.

On the shareholder-service side of the business, Pioneering Services Corporation ("PSC") continues to improve efficiency through technology improvements, including imaging systems, while providing important technical and systems consulting to our operations in Germany and the Czech Republic, as well as to our joint venture shareholder servicing operations in Poland and India. PSC also made significant progress in establishing so-called "disaster recovery" processing sites and a new processing facility in Dublin.

NATURAL RESOURCES

Significant progress continued at Teberebie Goldfields, Ltd ("TGL"), our 90%-owned gold-mining subsidiary in Ghana. The new West plant was constructed quite smoothly by TGL personnel, at lower cost than expected, and the first bar of gold from the new plant was poured in July. The new plant reached commercial production levels during the year, contributing 32,200 ounces to TGL's total gold production of 176,400 ounces for 1994. This compares to total production of 164,900 ounces in 1993. Average realized gold sales price per ounce was $383, an increase of $24. For the second consecutive year, TGL contributed slightly more than half of the Company's earnings.

Cash cost per ounce and total cost per ounce for TGL were $161 and $248, respectively, in 1994, versus $131 and $229, respectively, for the prior year. Most of the increases in costs were attributable to higher stripping ratios and mining of lower grade ore. Material hauled almost doubled during the year and ore processed increased by 40%. Production for 1995 is targeted at approximately 265,000 ounces.

At year-end, TGL's in situ proven and probable gold reserves were approximately
6.7 million ounces. TGL continues to add reserves at a rate greater than depletion. In 1994, TGL's reserves were increased by 1.9 million ounces. Continuing drilling is taking place to gain more information for mine planningand to increase proven and probable reserves. In mid-March, the Company decided to proceed with a second expansion of TGL's existing heap leaching facilities and has begun evaluating the economic feasibility of various ore processing alternatives.

TGL was awarded a reconnaissance license on a separate area in western Ghana, which TGL's geologists believe is a very promising exploration site.

Additional prospecting/exploration work by the Company is continuing in several other countries, both within and outside Africa. One project was rejected as not economically desirable, but several others appear to have potential, including one where we hold an option on a small active gold mine which recently received an exclusive prospecting order.

Forest Starma, a Russian joint venture in which the Company has a 50% direct interest and a 7.4% indirect interest, is pursuing the development of timber production under a 50-year lease of 33,000 hectares (82,000 acres) with annual cutting rights of 130,000 cubic meters awarded to the venture in the Khabarovsk Territory of Russia. The venture also expects to acquire a lease of additional forest land. Forest Starma is developing a site, including the construction of a jetty, from which its timber production would be exported primarily to the Japanese market. Timber production is planned to commence by the end of the first quarter of 1995 and it is expected that shipments will commence in the second quarter of 1995.

The Company has increased its cost estimate for the Forest Starma venture from the $17.6 million reported in the third quarter of 1994 to $20.6 million, principally as a result of increased reliance on an outside contractor to counteract delays in the delivery of heavy equipment associated with longer than expected manufacturing lead times. $9.3 million of the capital costs would be financed pursuant to a loan commitment already in place.

Our venture in Russia to manufacture and market powdered metals, and related products such as permanent magnets, has been reorganized and additional staff added. We continue to explore methods to expand the outlets for these products.

In summary, the year overall was a very good one for Pioneer, but with a persistent series of unrelated surprises, the net of which was quite positive. One result of such experiences, however, is that the possibility of one or more unpleasant future surprises becomes of more concern. It remains to be seen whether the worst bond market in recent history is another bump in the road for the investing public or a major detour with serious delays in commitments that are important to progress. It remains to be seen whether corporate earnings growth will triumph over the elements pointing to lower stock prices. And we certainly cannot predict the course of interest rates, the dollar and gold prices.

We remain confident of our ability to generate growth in earnings and value for stockholders over the long term. The uncertainties and challenges we see today, when combined with a recognition of some of our prior good fortune, make us quite reluctant to predict that growth will always continue without interim periods of difficulty.


Respectfully submitted,



John F. Cogan, Jr.
President

March 24, 1995

Quarterly Results:

Dollars in Thousands Except Per Share Amounts

                               Total             Net          Earnings
                         Revenues and Sales    Income        Per Share*
1994 by Quarter
March 31                     $  42,558       $ 11,891          $0.47
June 30                         39,816          6,847           0.27
September 30                    45,313          8,280           0.33
December 31                     44,015          6,442           0.25
                              $171,702        $33,460          $1.32
1993 by Quarter
March 31                     $  29,679       $  3,739          $0.15
June 30                         30,903          4,054           0.16
September 30                    32,916          4,790           0.19
December 31                     35,905          5,547           0.22
                             $ 129,403       $ 18,130          $0.72

 * Adjusted for December 1, 1994, and September 1, 1993, 2-for-1 stock splits effected in the form of 100% dividends.


Five Year Summary of Selected Financial Data

Dollars in Thousands Except Per Share Amounts

                                                                       Year Ended December 31,
                                                1994            1993            1992            1991             1990
Results of Operations
Revenues and sales                       $   171,702     $   129,403      $   101,802    $    80,919        $    59,980
Costs and expenses                           118,678          94,038           73,616         57,835             39,952
Unrealized and realized losses (gains)
  on venture capital and marketable
  securities investments, net                    946          (3,468)          (2,657)        (4,359)              (810)
Interest expense                               1,305           2,388            1,427          1,580                218
Minority interest                              2,129           1,409            1,169            487                --
Other, net                                     1,002             584              712             --                --
Income before provision for federal,
  state and foreign
  income taxes                                47,642          34,452           27,535         25,376             20,620
Net provision for federal, state and
  foreign income taxes                        14,182          16,322           12,937         10,938              8,361
Net income                               $    33,460     $    18,130      $    14,598    $    14,438        $    12,259
Earnings per share*                      $      1.32     $      0.72      $      0.59    $      0.58        $      0.50
Cash dividends per share*                $     0.315     $     0.225      $      0.21    $     0.203        $      0.20
Weighted average common and common
  equivalent shares outstanding*          25,354,000      24,976,000       24,824,000     24,766,000         24,504,000
Long-term notes payable                  $     9,101     $    13,306      $    11,972    $    17,070        $    20,312
Total assets                             $   202,509     $   172,295      $   134,705    $   123,817        $   108,880
Stockholders' equity                     $   134,422     $   107,174      $    92,814    $    85,099        $    74,831
Stockholders' equity per share*          $      5.45     $      4.36      $      3.81    $      3.46        $      3.06
Return on average stockholders' equity            28%             18%              16%            18%                17%
Return on revenues                                19%             14%              14%            18%                20%

* Adjusted for December 1, 1994, and September 1, 1993, 2-for-1 stock splits effected in the form of 100% stock dividends.


Assets Under Management at December 31:

Dollars in Millions

                                                   1994         1993        1992        1991         1990
U.S. Registered Mutual Funds                     $  9,925      $ 9,854      $7,330      $6,871        $6,012
Non-U.S. Registered Mutual Funds                      589          388        --          --            --
Total Mutual Funds                                 10,514       10,242       7,330       6,871         6,012
Closed-end and subadvised funds and private
  institutional accounts*                             589          524         261         269           337
Total                                             $11,103      $10,766      $7,591      $7,140        $6,349

* Excludes assets of funds managed by foreign joint ventures.

Sales of Mutual Fund Shares:

Dollars in Millions

                                                        Year Ended December 31,
                                           1994        1993        1992        1991        1990
U.S. Registered Mutual Funds:
Sales*                                    $1,475      $1,076       $723       $ 624        $789
Redemption of shares                         860         714        784         939         657
Net sales (redemptions) of shares         $  615      $  362       $(61)      $(315)       $132
Non-U.S. Registered Mutual Funds:
Sales*                                      $734        $429         --         --          --
Redemption of shares                         584          34         --         --          --
Net sales of shares                         $150        $395         --         --          --

* Includes reinvestment of dividends, but excludes money market funds and funds managed by foreign joint ventures.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

SUMMARY OF OPERATIONS

The Pioneer Group, Inc. (the "Company") reported record earnings per share of $1.32 in 1994, significantly higher than the previous year's record earnings of 72 cents, and more than double 1992's earnings per share of 59 cents. Earnings per share have been adjusted for the 2 for 1 stock splits, effected by the payment of 100% stock dividends on December 9, 1994, and September 1, 1993, respectively.

The Company's financial services businesses earned 63 cents in 1994, 27 cents higher than in 1993, and 31 cents higher than in 1992. Polish mutual fund operations contributed 31 cents per share to 1994's earnings, contrasted with 3 cents in 1993. Such operations lost 7 cents per share in 1992. Earnings from the domestic mutual fund business and venture capital operations have remained relatively stable over the last three years. Domestic mutual fund operations earned 36 cents per share in 1994, 33 cents in 1993 and 36 cents in 1992. Venture capital operations, net of operating expenses, lost 4 cents per share in 1994, broke even in 1993 and earned 3 cents per share in 1992.

Sharply higher earnings per share of 72 cents from gold mining operations in 1994 included a favorable deferred income tax adjustment of 16 cents per share from Teberebie Goldfields Limited ("TGL"), the Company's 90% owned gold mining subsidiary. Net of the deferred income tax adjustment, total gold mining earnings were 14 cents per share higher thanin 1993 and 27 cents higher than in 1992. The Company's various Russian initiatives lost an aggregate of 3 cents per share in 1994, 6 cents in 1993 and 2 cents in 1992.

1994 COMPARED TO 1993
FINANCIAL SERVICES BUSINESSES

REVENUES. The Company's financial services businesses have three principal sources of revenues: fees derived from managing the Pioneer Family of Mutual Funds and institutional accounts, fees from underwriting and distributing mutual fund shares, and fees derived from acting as shareholder services agent.

Revenues from the financial services businesses of $104.1 million in 1994 were $33.9 million higher than the 1993 level, almost exclusively from higher management fees and underwriting commissions. Management fees of $64.3 million in 1994 were 63% higher than in 1993. Nearly one-half of the increase resulted from higher average assets of U.S. registered funds, including funds whose management was acquired from Mutual of Omaha Fund Management Company ("FMC") in December 1993. The remainder of the increase is attributable to assets of the Company's Polish mutual fund which, as is customary with many international funds based outside the U.S., has a higher management fee rate than the Company's U.S. registered funds.

Record year-end assets under management of $11.1 billion at December 31, 1994, reflected an increase of $0.3 billion over 1993. Assets under management at year end included

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

approximately $600 million from the Company's Polish mutual fund. Since year end, assets in the Polish mutual fund have declined by approximately 35%, approaching $385 million at March 17, 1995.

Underwriting commissions of $12.5 million in 1994 were 65% higher than in 1993. Worldwide sales of mutual funds (including reinvested dividends) were a record $2.2 billion in 1994, $0.7 billion higher than in 1993, almost evenly divided between the Company's U.S. registered funds and the Polish mutual fund. Sales of U.S. registered mutual funds of $1.5 billion in 1994, which matched the Company's previous highest level (in 1986), were 37% higher than in 1993. Redemptions increased by 20% in 1994 over 1993. Polish mutual fund sales were $734 million in 1994 versus redemptions of $584 million. In 1993, Polish mutual fund sales were $429 million and redemptions were $34 million.

Shareholder services fees of $19.8 million in 1994 increased by 16% over 1993. The Company was servicing nearly 929,000 shareholder accounts at December 31, 1994, 55,000 higher than year-end 1993 and 164,000 higher than year-end 1992. The 1993 increase of 109,000 accounts over 1992 resulted primarily from the Company's December 1, 1993 acquisition of FMC. Trustee fees and other income of $7.5 million increased by $1.4 million in 1994. Higher interest income accounted for nearly two-thirds of the increase while the remainder resulted principally from higher trustee fees.

COSTS AND EXPENSES. Worldwide costs and expenses of $76.0 million in 1994 increased by $18.2 million (32%) over the 1993 level. Approximately one-third of the increase resulted from higher payroll costs, principally reflecting costs related to: 1) increased staffing in the investment management, marketing and shareholder servicing groups and 2) higher bonus expenses related principally to investment management performance. Approximately one-fourth of the increase reflected higher mutual fund distribution and advertising costs. Nearly one-fifth of the increase resulted equally from a full year's amortization of goodwill in 1994 associated with the Company's acquisition of FMC versus only one month's amortization in 1993 and higher costs related to additional office space.

OTHER INCOME AND EXPENSE. The Company reported no net venture capital investment portfolio gains or losses (excluding operating expenses) in 1994 as contrasted with net gains of $2.0 million in 1993. The Company's results for 1994 reflected net losses of $0.9 million as contrasted with 1993 net gains of $1.5 million in market value from the Company's investments in its own mutual funds during their start-up phases.

TAXES. The Company's effective tax rate for the financial services businesses decreased slightly from 43% in 1993 to 42% in 1994.

GOLD MINING BUSINESS

In 1994, the gold mining business contributed $18.3 million, or 72 cents per share, to the Company's earnings. This included a favorable adjustment to earnings of 16 cents per share as a result of a reduction in the applicable Ghanaian income tax rates for gold mines from 45% to 35% (the same rate for other Ghanaian industries), which reduced TGL's cumulative deferred income taxes accrued prior to January 1, 1994, by $4.4 million. Excluding this adjustment, earnings increased by $3.5 million, or 14 cents per share compared with 1993.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

Revenues increased by 14% to $67.6 million as both gold shipments and the average realized price of gold increased by 7% to 176,400 ounces and $383 per ounce, respectively.

The mine expansion project, which replicated the Company's existing open pit mining, crushing, and heap leaching technology, commenced commercial operations in the third quarter of 1994. Expansion operations produced 32,200 ounces, or 18% of 1994 production.

Total production for 1995 is targeted at 265,000 ounces, an increase of 88,600 ounces over 1994.


The following table compares the cash and total cost per ounce for 1994 with the prior year:

                                          Twelve months ended
                                              December 31,              (Increase)/
                                         1994              1993          Decrease
Cash costs:
    Production costs                    $119              $ 92            ($27)
    Royalties                             11                11              -0-
                                         130               103             (27)
General and administrative                31                28              (3)
       Cash Cost Per Ounce               161               131             (30)
Non Cash:
    Depreciation and amortization         73                79               6
    Other                                  2                 2              -0-
       Cost of Production Per Ounce      236               212             (24)
Interest and other costs                  12                17               5
       Total Cost Per Ounce             $248              $229            ($19)

PRODUCTION COSTS. Production costs represent costs attributable to mining ore and waste and processing the ore through crushing, leaching, and processing facilities. The $27 per ounce increase in production costs was attributable to higher stripping ratios, mining of lower grade ore, and start-up costs relating to the mine expansion. Accordingly, production costs increased by 38%, or $5.7 million, as material hauled essentially doubled from 7.7 million tonnes to 14.2 million tonnes and ore processed increased by 40% to 4.9 million tonnes.

GENERAL AND ADMINISTRATIVE COSTS. These costs consist principally of administrative salaries and related benefits, travel expenses, insurance, utilities, legal costs, employee meals, rents and vehicle expenditures. Cost increases associated with salaries and wages, commercial insurance premiums, customs duties and clearing, and employee meals aggregated approximately $5 per ounce. These increases were attributable to manpower and equipment additions associated with the mine expansion and were offset, in part (approximately $2 per ounce), by the effect of higher production levels over a relatively fixed cost base.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization is calculated using units of production and straight line methods designed to fully depreciate property, plant and equipment over the lesser of their estimated useful lives or ten years. Depreciation and amortization costs decreased by $6 per ounce principally because original mining equipment, which was depreciated rapidly over 400,000 ounces, was fully depreciated by the end of the second quarter of 1994.

INTEREST AND OTHER COSTS. Interest and other costs decreased by $5 per ounce compared with 1993. Since the beginning of 1993, outstanding loan principal balances decreased by $15.3 million resulting in a $3 per ounce decrease in interest expense. Foreign exchange losses

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

decreased by $2 per ounce as foreign currency exposure decreased and the devaluation of the Ghanaian Cedi decreased from 56% in 1993 to 28% in 1994.

Under the laws of the Republic of Ghana, income taxes may be deferred until recovery of capital investment, so TGL had accrued deferred income taxes of $19.8 million for book purposes from the commencement of commercial operations in April, 1991 through December 31, 1993. In the first quarter of 1994, the Republic of Ghana reduced the income tax rate for mining companies from 45% to 35%. As a result, 1994 earnings were enhanced by 16 cents per share, or 90% of a $4.4 million reduction in income taxes deferred through December 31, 1993. The 1994 effective tax rate was 36% as compared to 48% in 1993.

1993 COMPARED TO 1992

FINANCIAL SERVICES BUSINESSES

REVENUES. Revenues from the financial services businesses of $70.3 million in 1993 were $12.2 million higher than the 1992 level, almost exclusively from higher management fees and underwriting commissions. Management fees of $39.5 million in 1993 were 23% higher principally reflecting higher average assets under management. Record year-end assets under management of $10.8 billion at December 31, 1993, reflected an increase of $3.2 billion over 1992. The increase included $1.3 billion of assets from the acquisition of FMC and $400 million from the Company's Polish mutual fund.

Underwriting commissions of $7.6 million more than doubled in 1993 (up 150%). Worldwide sales of mutual funds (including reinvested dividends) were $1.5 billion in 1993, $800 million higher than in 1992, almost evenly divided between the Company's U.S. register ed funds and the Polish mutual fund. Sales of U.S. registered mutual funds of $1.1 billion (the Company's highest level since 1987) were 52% higher than 1992. Redemptions, which have been traditionally lower than industry averages, decreased by 9% in 1993 versus 1992.

Shareholder services fees of $17.1 million in 1993 were slightly higher (2%) than 1992's fees. The Company was servicing nearly 874,000 shareholder accounts at year end. The 1993 increase of 109,000 accounts resulted primarily from the Company's December 1, 1993 acquisition of FMC.

Trustee fees and other income of $6.1 million were virtually unchanged from the prior year's level.

COSTS AND EXPENSES. Costs and expenses of $58.4 million in 1993 increased by $11.0 million (23%) over the 1992 level. Approximately 40% of the increase resulted from higher payroll costs, principally reflecting costs related to:
1) increased staffing in the investment management and marketing groups and
2) higher bonus expenses related principally to the improvement in investment management performance. Another 35% of the increase reflected higher mutual fund advertising and distribution costs. These costs included the costs of printing and mailing of sales literature and commissions paid to the Company's sales personnel. The Company introduced five new funds in 1993, intensified its bank marketing efforts and added six new funds in connection with the acquisition of FMC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

OTHER INCOME AND EXPENSE. The Company reported net venture capital investment portfolio gains (excluding operating expenses) of $2.0 million in 1993 (4 cents per share), as compared to net gains of $2.5 million in 1992 (5 cents per share), a decrease of 1 cent per share. The Company's results for 1993 also included net gains of $1.5 million (4 cents per share) versus net gains of $0.2 million (1 cent per share) in market value from investments in its mutual funds during their start-up phases.

TAXES. The Company adopted the new accounting and disclosure rules specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993. There was no impact to results of operations as the result of the adoption, and therefore the Company elected to adopt this statement without restatement to prior periods. The Company's effective tax rate for the financial services businesses decreased from 45% in 1992 to 43% in 1993. The Company was unable to take tax benefits on its losses on its Polish mutual fund operations in 1992.

GOLD MINING BUSINESS

In 1993, the gold mining business contributed $10.4 million, or 42 cents per share, to the Company's earnings. This represented an increase of $3.4 million, or 13 cents per share compared with 1992.

Revenues increased by 35% to $59.2 million as gold shipments increased by 28% to 164,900 ounces and the average realized gold price increased by over 5% to $359 per ounce.

The following table compares the cash and total cost per ounce for 1993 with the prior year:

                                     Twelve months ended
                                          December 31,           (Increase)/
                                      1993         1992           Decrease
Cash costs:
    Production costs                   $92         $88              $(4)
    Royalties                           11          10               (1)
                                       103          98               (5)
General and administrative              28          31                3
       Cash Cost Per Ounce             131         129               (2)
Non Cash:
    Depreciation and amortization       79          69              (10)
    Other                                2           2               -0-
       Cost of Production Per Ounce    212         200              (12)
Interest and other costs                17          27               10
       Total Cost Per Ounce           $229        $227              $(2)

While the total cost per ounce was about the same in both 1993 and 1992, on a quarterly basis, the gold mining business experienced a $52 increase in total costs per ounce in the fourth quarter of 1993 ($256) compared to the fourth quarter of 1992 ($204). The increase was primarily attributable to higher stripping ratios and lower grade ore and, to a lesser extent, maintenance costs relating to the age of initial mining and processing equipment acquired in 1989 and 1990.

PRODUCTION COSTS. Production costs, as previously defined above, increased by 38%, or $4.2 million, while gold production increased by 31%, contributing to a $4 increase in the cost per ounce. During 1993, the gold mining business experienced increases in variable costs such as leaching reagents, fuel, drilling and blasting costs, crusher wear parts, and mining equipment maintenance and supplies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

GENERAL AND ADMINISTRATIVE COSTS. Since these costs are primarily fixed and unrelated to production levels, the cost per ounce decrease compared with 1992 was largely attributable to higher production levels (approximately $8 per ounce). General and administrative cost increases in salaries, insurance premiums and deductibles, cafeteria services and employee benefits aggregated approximately $5 per ounce.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization costs increased by $7 per ounce compared with the prior year because of a $4.1 million increase in mining equipment additions during 1992 which were depreciated rapidly over 400,000 ounces. The depreciable asset base for other assets during 1992 increased by $3.2 million increasing depreciation costs by $3 per ounce.

INTEREST AND OTHER COSTS. These costs decreased by $10 per ounce compared with 1992 principally because of a $1.1 million, or $9 per ounce decrease in interest expense. In this connection, outstanding loan principal balances were reduced by $22 million while market interest rates dropped precipitously over the twenty-four months ended December 31, 1993.

The effective tax rate for the gold mining business was 48% in 1993 as compared to 49% in 1992.

LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL SERVICES BUSINESSES

IRS regulations require that, in order to serve as trustee, the Company must maintain a net worth of at least 2% of the assets of Individual Retirement Accounts and other qualified retirement plans accounts at year end. At December 31, 1994, the Company served as trustee for $3.5 billion of qualified plan assets and the ratio of net worth to qualified assets was 3.8%, nearly double the required level. The Company's stockholders' equity of $134.4 million at December 31, 1994, would permit it to serve as trustee for up to an additional $3.2 billion of qualified plan assets.

The Company completed the acquisition of FMC on December 1, 1993. The Company may pay to Mutual of Omaha in 1996 up to $3 million of additional consideration if certain asset targets are reached.

For certain of the Pioneer Family of Mutual Funds, the Company introduced a multi-class share structure, commencing April 4, 1994. Under such structure, which was approved by the trustees of such funds, the participating funds offer both the traditional front-end load shares and back-end load shares. On back-end load shares, the investor does not pay any sales charge unless there is a redemption before the expiration of the minimum holding period which ranges from three to six years. However, the Company pays commissions to broker-dealers related to sales and service of the back-end load shares ranging from 2% to 4% of the sales transaction amount. The participating funds pay the Company distribution fees of 0.75%, and service fees of 0.25%, per annum of their respective net assets, subject to annual renewal by the trustees. Sales of back-end load shares were $136 million in 1994 and dealer advances totaled $4.7 million. In 1994, the Company financed this program through working capital and a line of credit with a commercial bank.

GOLD MINING BUSINESS
TGL's cash balances decreased by $0.8 million to $3.5 million during 1994. Cash generated from operating activities aggregated $23.0 million while capital expenditures and loan

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

principal payments were $18.4 million and $5.4 million, respectively. Loan principal payments included prepayment of $0.8 million in debt secured from two third-party sources. TGL continued to generate sufficient operating cash flow to fund all of its scheduled third party debt service payments, short-term cash commitments and capital for the expansion.

Available cash increased by $1.9 million in the fourth quarter of 1994 as escrow requirements were waived by a third party financing source. At the end of 1994, direct investment in TGL aggregated $9.6 million, comprised of $7.7 million of third party debt and $1.9 million of direct equity investment by the Company. Of such third party debt, $2.1 million was guaranteed by the Company. Scheduled third party debt sevice in 1995 is expected to aggregate $3.9 million, all of which is expected to be funded from mining operations revenues.

The Company maintains $51.2 million of "political risk" insurance principally from the Overseas Private Investment Corporation covering 90% of its equity and loan guarantees. In addition, the political risk insurance covers 90% of the Company's proportionate share of cumulative retained earnings. The Company also secured up to $18.1 million in stand-by insurance subject to semiannual coverage elections to cover increases in retained earnings. TGL has purchased put options to limit its exposure to a decline in market prices of gold to $310 per ounce. TGL has also secured business interruption coverage of up to $19.0 million for losses associated with machinery breakdown and property damage and continuing infrastructure and interest costs.

In 1994, TGL received an independent certification of additional gold reserves at its mining concession in Ghana. At December 31, 1994, remaining in-situ proven and probable gold reserves were approximately 6.7 million ounces. TGL is continuing its development drilling program to increase proven and probable reserves and to gain additional information for mine planning.

In the third quarter of 1994, TGL completed construction of a mine expansion expected to increase gold production to approximately 265,000 ounces per annum in 1995. TGL poured the first gold bar from the expansion plant at the end of July and commenced commercial operations in August. By the end of 1994, the new plant produced 32,200 ounces including 900 ounces produced prior to achieving commercial operations which were recorded as a reduction in mine development costs. TGL funded the $23 million expansion both from operations and a $4.9 million loan guaranteed by the Swedish Export Credits Guarantee Board. In mid-March, the Company decided to proceed with a second expansion of TGL's existing heap leaching facilities and has begun evaluating the economic feasibility of various ore processing alternatives. Preliminary capital cost projections for a mine expansion which replicates TGL's existing open pit mining, crushing, and heap leaching technology are estimated at approximately $30.0 million. Gold production is expected to increase by at least 120,000 ounces annually under this alternative. The Company is also examining an in-pit crushing alternative which would further increase gold production at an additional cost of approximately $15.0 million. TGL estimates that the new facility, under either alternative, will commence production in early 1997 and will reach full production by the middle of that year. TGL expects to finance 75% of the expansion externally from third party sources, with the balance financed through TGL's operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

OTHER NATURAL RESOURCE BUSINESS

The Company announced in the second quarter of 1994 that one of its Russian ventures, Forest Starma, in which the Company has a 50% direct interest and a 7.4% indirect interest, is pursuing the development of timber production under a 50-year lease of 33,000 hectares (82,000 acres) with annual cutting rights of 130,000 cubic meters awarded to the venture in the Khabarovsk Territory of Russia. The venture also expects to acquire a lease of additional forest land. Forest Starma is developing a site, including the construction of a jetty, from which its timber production would be exported primarily to the Japanese market. Timber production is planned to commence by the end of the first quarter of 1995 and it is expected that shipments will commence in the second quarter of 1995 and would approximate 95,000 cubic meters and 70,000 cubic meters, respectively, in 1995.

Capital required by this venture is now projected at approximately $20.6 million (net of an assumed Value Added Tax recovery on imports) of which $9.3 million would be financed pursuant to a conditional loan commitment already in place. The loan, which initially would be guaranteed by the Company, would cease to be guaranteed when the project meets certain production and cash flows tests. The Company expects to provide financing of $11.3 million in the form of equity and subordinated debt. Investments by the Company in the venture totaled $18.9 million at February 28, 1995, some of which is considered bridge financing by the Company.

The Company has increased its cost estimate from the $17.6 million reported in the third quarter of 1994 principally as a result of increased reliance on an outside contractor to counteract delays in the delivery of heavy equipment associated with longer than expected manufacturing lead times.

The Company is also in the process of securing political risk insurance. A second venture with similar but not identical ownership is negotiating a lease of another large tract of forest land in the Khabarovsk Territory.

GENERAL

The Company's liquid assets consisting of cash and marketable securities (exclusive of gold mining operations) decreased by $7.0 million in 1994 to $26.1 million, principally from the investments described above.

On February 28, 1995, the Company entered into an agreement with a commercial bank providing for a $30 million unsecured line of credit. Advances under the line bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50%, (b) the London Interbank Offered Rate plus 1.10%, or (c) at a money market rate set by the bank. The line, which expires on February 27, 1996, provides that the Company must pay additional interest to the bank at the rate of 0.25% per annum of the unused portion of the line. At March 10, 1995, the Company had $10 million outstanding under the line. The proceeds from this line were used in part to repay $7.75 million outstanding to another bank under short-term lines which had been operational since September 1994.

THE COMPANY BELIEVES THAT IT IS IN SOUND FINANCIAL CONDITION, THAT IT HAS SUFFICIENT LIQUIDITY TO COVER SHORT-TERM COMMITMENTS AND CONTINGENCIES AND THAT IT HAS ADEQUATE CAPITAL RESOURCES TO PROVIDE FOR LONG-TERM COMMITMENTS AND TO TAKE ADVANTAGE OF INVESTMENT OPPORTUNITIES.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of The Pioneer Group, Inc.:

We have audited the accompanying consolidated balance sheets of The Pioneer Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Pioneer Group, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts,
March 10, 1995

Consolidated Statement of Income

Dollars in Thousands Except Per Share Amounts

                                                                                                  Year Ended December 31,
                                                                                            1994            1993           1992
Revenues and sales:
 Investment management fees                                                             $    64,251      $    39,455   $    32,163
 Underwriting commissions                                                                    12,541            7,609         3,014
 Shareholder services fees                                                                   19,820           17,071        16,749
 Trustee fees and other income                                                                7,506            6,117         6,103
  Revenues from financial services businesses                                               104,118           70,252        58,029
 Gold sales                                                                                  67,584           59,151        43,773
  Total revenues and sales                                                                  171,702          129,403       101,802
Costs and expenses:
 Management, distribution, shareholder service and administrative expenses                   75,995           57,770        46,972
 Gold mining operating costs and expenses                                                    42,683           36,268        26,644
  Total costs and expenses                                                                  118,678           94,038        73,616
Other (income) expense:
 Unrealized and realized losses (gains) on venture capital and marketable securities
   investments, net                                                                             946           (3,468)       (2,657)
 Interest expense                                                                             1,305            2,388         1,427
 Minority interest                                                                            2,129            1,409         1,169
 Other, net                                                                                   1,002              584           712
  Total other (income) expense                                                                5,382              913           651
Income before provision for federal, state and foreign income taxes                          47,642           34,452        27,535
Provision for federal, state and foreign income taxes                                        18,613           16,322        12,937
Cumulative deferred foreign income tax adjustment                                            (4,431)              --            --
Net provision for federal, state and foreign income taxes                                    14,182           16,322        12,937
Net income                                                                              $    33,460      $    18,130   $    14,598
Earnings per share                                                                      $      1.32      $      0.72         $0.59
Weighted average common and common equivalent shares outstanding                         25,354,000       24,976,000    24,824,000

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheet
Dollars in Thousands Except Per Share Amount
                                                                                                                   December 31,

                                                                                                                 1994        1993
Assets
Current assets:
Cash and cash equivalents, at cost which approximates market value                                             $ 23,118  $ 19,242
Restricted cash                                                                                                      --     2,227
Investment in marketable securities, at value                                                                     6,458    15,786
Receivables:
 From securities brokers and dealers for sales of mutual fund shares                                              7,406     8,206
 For gold shipments                                                                                               4,393     1,807
 Other                                                                                                           10,167    10,168
Mining inventory                                                                                                 11,881     5,216
Other current assets                                                                                              4,696     2,896
   Total current assets                                                                                          68,119    65,548
Noncurrent assets:
Mining operations:
 Mining equipment and facilities (net of accumulated depreciation of $29,793 in 1994 and $19,786 in 1993)        44,337    38,223
 Deferred mining development costs (net of accumulated amortization of $9,022 in 1994 and $6,468 in 1993)        11,061    11,341
 Cost in excess of net assets of minority interest acquired (net of accumulated amortization of $1,405 in
   1994 and $1,030 in 1993)                                                                                       2,341     2,715
Cost of acquisition in excess of net assets acquired (net of accumulated amortization of $2,458 in 1994
  and $201 in 1993)                                                                                              22,789    24,576
Long-term venture capital investments, at value (cost $18,181 in 1994 and $17,541 in 1993)                       19,835    19,238
Timber project in development:
 Deferred timber development costs                                                                                6,765       276
 Timber equipment and facilities                                                                                  5,384        --
Furniture, equipment and leasehold improvements (net of accumulated depreciation and
  amortization of $9,724 in 1994 and $8,548 in 1993)                                                              9,837     5,768
Dealer advances (net of accumulated amortization of $346 in 1994)                                                 4,399        --
Other assets (including federal and state deferred income taxes, net)                                             7,642     4,610
   Total noncurrent assets                                                                                      134,390   106,747
                                                                                                               $202,509  $172,295
Liabilities and Stockholders' Equity
Current liabilities:
Payable to funds for shares sold                                                                               $  7,075  $  7,869
Accrued expenses and accounts payable                                                                            13,675    10,487
Accrued employees' compensation                                                                                   1,547     2,475
Accrued income taxes                                                                                                748     2,216
Current portion of notes payable                                                                                 13,597     5,984
   Total current liabilities                                                                                     36,642    29,031
Noncurrent liabilities:
Notes payable, net of current portion                                                                             9,101    13,306
Deferred foreign income taxes                                                                                    17,331    19,838
   Total noncurrent liabilities                                                                                  26,432    33,144
   Total liabilities                                                                                             63,074    62,175
Minority Interest                                                                                                 5,013     2,946
Commitments and Contingencies (Notes 9 and 12)
Stockholders' Equity:
 Common stock, $.10 par value; authorized 33,000,000 shares; issued 24,697,960
   shares in 1994 and 12,348,980 shares in 1993                                                                   2,470     1,235
 Paid-in capital                                                                                                  3,599     3,708
 Retained earnings                                                                                              130,715   105,026
 Treasury stock at cost, 28,772 shares in 1994 and 63,756 shares in 1993                                           (167)     (693)
                                                                                                                136,617   109,276
 Less--Deferred cost of restricted common stock issued                                                           (2,195)   (2,102)
    Total stockholders' equity                                                                                  134,422   107,174
                                                                                                               $202,509  $172,295

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Changes in Stockholders' Equity
Dollars in Thousands Except Per Share Amounts
Deferred
                                                                                                           Deferred
                                                                                                             Cost          Total
                                                      Common Stock                                            of           Stock-
                                              Shares                 Paid-in     Retained     Treasury    Restricted       holders'
                                              Issued      Amount     Capital     Earnings       Stock        Stock         Equity
Balance, December 31, 1991                    6,174,490    $   617    $ 3,095    $  83,162      $  (340)      $(1,435)    $85,099
Add (Deduct):
 Net income                                      --           --         --         14,598         --            --        14,598
 Dividends paid--$0.21 per share                 --           --         --         (5,340)        --            --        (5,340)
 Purchase of treasury stock, 455,000
  shares                                         --           --         --          --          (2,571)         --        (2,571)
 Shares awarded under the 1990
  restricted stock plan, 187,600 shares          --           --          159        --           1,016        (1,170)          5
 Amortization of deferred cost of
  restricted common stock issued                 --           --         --          --            --             737         737
 Additional tax benefits from
  restricted stock                               --           --          266        --            --            --           266
 Forfeitures of shares awarded under
  the 1981 and 1990 restricted stock
  plans (9,140 shares)                           --           --         --          --             (44)           44         --
 Exercise of stock options awarded
  under the 1988 stock option plan
  (4,800 shares)                                 --           --           (5)       --              25          --            20
Balance, December 31, 1992                    6,174,490    $   617    $ 3,515    $  92,420      $(1,914)      $(1,824)    $92,814
Add (Deduct):
 Net income                                      --           --         --         18,130         --            --        18,130
 Dividends paid--$0.225 per share                --           --         --         (5,524)        --            --        (5,524)
 Stock split in the form of a 100%
  stock dividend                              6,174,490        618       (618)       --            --            --           --
 Shares awarded under the 1990
  restricted stock plan, 164,800 shares          --           --          332        --             896        (1,223)          5
 Amortization of deferred cost of
  restricted common stock issued                 --           --         --          --            --             929         929
 Additional tax benefits from
  restricted stock                               --           --          557        --            --            --           557
 Forfeitures of shares awarded under
  the 1981 and 1990 restricted stock
  plans (2,820 shares)                           --           --         --          --             (16)           16         --
 Exercise of stock options awarded
  under the 1988 stock option plan
  (62,800 shares)                                --           --          (78)       --             341          --           263
Balance, December 31, 1993                   12,348,980    $ 1,235    $ 3,708    $ 105,026      $  (693)      $(2,102)   $107,174
Add (Deduct):
 Net income                                      --           --         --         33,460         --            --        33,460
 Dividends paid--$0.315 per share                --           --         --         (7,771)        --            --        (7,771)
 Stock split in the form of a 100%
  stock dividend                             12,348,980      1,235     (1,235)       --            --            --           --
 Shares awarded under the 1990
  restricted stock plan, (101,460
  shares)                                        --           --          736        --             551        (1,282)          5
 Amortization of deferred cost of
  restricted common stock issued                 --           --         --          --            --             991         991
 Additional tax benefits from
  restricted stock                               --           --          429        --            --            --           429
 Forfeitures of shares awarded under
  the 1981 and 1990 restricted stock
  plans (34,720 shares)                          --           --         --          --            (198)          198         --
 Exercise of stock options awarded
  under the 1988 stock option plan
  (32,000 shares)                                --           --          (39)       --             173          --           134
Balance, December 31, 1994                   24,697,960     $2,470     $3,599     $130,715      $  (167)      $(2,195)   $134,422

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Cash Flows
Dollars in Thousands
                                                                                                 Year Ended December 31,
                                                                                            1994          1993           1992
Cash flows from operating activities:
 Net income                                                                                $33,460       $ 18,130       $ 14,598
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                                             17,689         14,904         10,335
  Unrealized and realized losses (gains) on venture capital and marketable securities
   investments, net                                                                            946         (3,468)        (2,657)
  (Equity in earnings of) provision on other investments                                    (1,010)           778            693
  Restricted stock plan expense                                                                991            929            737
  (Prepaid) deferred income taxes                                                           (1,256)         9,625          6,891
  Minority interest                                                                          2,129          1,409          1,169
 Changes in operating assets and liabilities:
  Receivable from securities brokers and dealers for sales of mutual fund shares               800         (5,131)           394
  Receivables for gold shipments                                                            (2,586)           772         (1,245)
  Other receivables                                                                              1         (6,599)           215
  Mining inventory                                                                          (6,665)        (1,971)        (1,095)
  Other current assets                                                                      (1,800)           553           (627)
  Dealer advances                                                                           (4,745)            --             --
  Other assets                                                                                (143)          (558)            --
  Payable to funds for shares sold                                                            (794)         5,114           (402)
  Accrued expenses and accounts payable                                                      3,188          2,551          2,463
  Accrued employees' compensation                                                             (928)           586           (751)
  Accrued income taxes                                                                      (1,038)         1,569           (764)
   Total adjustments                                                                         4,779         21,063         15,356
   Net cash provided by operating activities                                                38,239         39,193         29,954
Cash flows from investing activities:
 Purchase of mining equipment and facilities                                               (16,147)       (25,142)        (8,075)
 Deferred mining development costs, net                                                     (2,274)          (278)          (871)
 Additions to furniture, equipment and leasehold improvements                               (6,195)        (3,228)        (2,549)
 Investments in marketable securities                                                      (14,370)       (42,980)       (21,850)
 Proceeds from sale of marketable securities                                                22,720         37,892         25,175
 Long-term venture capital investments                                                      (4,134)        (5,518)        (4,744)
 Proceeds from sale of venture capital investments                                           3,569          2,356          6,418
 Deferred timber development costs                                                          (6,489)          (276)            --
 Timber equipment and facilities                                                            (5,384)            --             --
 Other investments                                                                          (3,130)        (1,049)        (2,315)
 Cost of acquisition in excess of net assets                                                  (470)       (24,777)            --
   Net cash used in investing activities                                                   (32,304)       (63,000)        (8,811)
Cash flows from financing activities:
 Dividends paid                                                                             (7,771)        (5,524)        (5,340)
 Distributions to limited partners of venture capital subsidiary                               (62)          (119)            --
 Purchase of treasury stock                                                                     --             --         (2,571)
 Exercise of stock options                                                                     134            263             20
 Restricted stock plan award                                                                     5              5              5
 Borrowings                                                                                 10,000             --             --
 Issuance of notes payable                                                                      --         12,205             --
 Repayments of notes payable                                                                (6,592)        (9,398)        (5,333)
 Reclassification of restricted cash                                                         2,227            608            365
   Net cash used in financing activities                                                    (2,059)        (1,960)       (12,854)
Net increase (decrease) in cash and cash equivalents                                         3,876        (25,767)         8,289
Cash and cash equivalents at beginning of year                                              19,242         45,009         36,720
Cash and cash equivalents at end of year                                                   $23,118       $ 19,242       $ 45,009

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
December 31, 1994
Note 1--Organization and Summary of Significant Accounting Policies

Organization:
The Pioneer Group, Inc. and its wholly owned subsidiaries ("the Company") are engaged in the four lines of financial services described below. In addition, the Company is a 90% owner of a gold mining venture and is involved in other investment activities.

Investment Management and Advisory Services Pioneering Management Corporation ("PMC") serves as investment adviser and manager for the 32 Pioneer Family of Mutual Funds (including one closed end fund and seven funds sold in connection with the Company's variable annuity product which was introduced in March 1995) and provides advisory services to institutional and other accounts.

The Company also manages a mutual fund in Poland.

Underwriter
Pioneer Funds Distributor, Inc. ("PFD") serves as the principal underwriter of shares of the Pioneer Family of Mutual Funds, utilizing a large network of independent broker-dealers.

The Company also serves as underwriter for a mutual fund in Poland.

Shareholder Servicing
Pioneering Services Corporation ("PSC") provides services to the Pioneer Family of Mutual Fund shareholders.

Venture Capital Investments
Pioneer Capital Corporation ("PCC") participates primarily in venture capital investments. Pioneer SBIC Corp., a wholly owned subsidiary of PCC, is the general partner (89.5%) of Pioneer Ventures Limited Partnership which participates in venture capital investments under the SBIC program administered by the Small Business Administration.

Gold Mining

The Company, through its wholly owned subsidiary, Pioneer Goldfields Limited, owns 90% of Teberebie Goldfields Limited ("TGL"), a gold mining venture in the Republic of Ghana. The Republic of Ghana owns the remaining 10%.

Other Investments
The Company owns 50% of a financial services business in Poland. In addition, the Company has invested in investment management operations in Taiwan, Russia, India and the Czech Republic, and in several non-financial ventures in Russia, including a joint venture pursuing the development of timber production, in which the Company has a 50% direct interest and a 7.4% indirect interest.

Summary of Significant Accounting Policies:

Principles of Consolidation and Basis of Presentation The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Certain reclassifications have been made to 1993 and 1992 amounts to conform with the 1994 presentation.

Consolidated Statement of Cash Flows Cash and cash equivalents consist primarily of cash on deposit in banks and amounts invested in commercial paper, Pioneer money market mutual funds and U.S. Treasury bills with original maturities of three months or less.

Income taxes paid were approximately $16,440,000, $5,106,000 and $6,814,000 in 1994, 1993 and 1992, respectively. In addition, $1,329,000, $2,306,000 and
$1,362,000 of interest was paid in 1994, 1993 and 1992, respectively.

Recognition of Revenues
Investment management fees are recorded as income during the period in which services are performed. Agreements with certain of the Pioneer Family of Mutual Funds provide for fee reductions, which are based on the excess of annual expenses of each mutual fund over certain limits. Fee reductions are recorded on an accrual basis.

Underwriting commissions earned from the distribution of the Pioneer Family of Mutual Fund shares and the systematic investment plan are recorded as income on the trade (execution) dates.

Shareholder services fees and trustee fees are recorded as income during the period in which services are performed.

The Company records sales of gold at sales value net of refining costs when gold is shipped to a refinery.

The Company has purchased put options to limit its exposure to a decline in market prices of gold to $310 per ounce. Premiums paid are amortized over the term of the contract. Unamortized premiums are included in other assets in the consolidated balance sheet. The put options, which are purchased from a major money center bank, provide market price protection for planned production during 1995.

Furniture, Equipment and Leasehold Improvements Depreciation and amortization are provided for financial reporting purposes on a straight-line basis over the following estimated useful lives: furniture and equipment, 3-5 years, and leasehold improvements, over the term of the lease. In the event of retirement or other disposition of furniture and equipment, the cost of the assets and the related accumulated depreciation and amortization amounts are removed from the accounts and any resulting gains or losses are reflected in earnings.

Mining Inventory
Gold bullion inventory and gold-in-process contained in the processing plant are valued at the lower of cost or market.

Material and supplies are valued at the lower of average cost or replacement cost.

Mining Equipment and Facilities Processing plant and equipment is recorded at cost and is depreciated on a units of production basis which anticipates recovery over ten years or less.

Mining equipment (rolling stock) is recorded at cost and is depreciated on a units of production basis which anticipates recovery over five years or less.

Buildings and housing units are recorded at cost and are depreciated on a straight-line basis over five years.

Leach pads are recorded at cost and are depreciated on a units of production basis.

All other equipment and facilities are recorded at cost and are depreciated over their estimated useful lives on a straight-line basis ranging from three to ten years. Depreciation begins at the time construction is completed and the assets are placed into service.

Deferred Mining Development Costs Deferred mining development costs, which include the cost of site development, capitalized interest and infrastructure costs during the development and construction phases of the project, are recorded at cost and amortized on a units of production basis which anticipates recovery over ten years or less. Costs incurred to develop economically viable ore bodies, to further define mineralization in existing ore bodies, or to secure rights to proven reserves are capitalized as development costs.

Exploration costs associated with the initial identification of ore reserves are expensed. Property and lease acquisition costs incurred in the process of acquiring exploration mineral rights are expensed as incurred.

Mining Reclamation Costs Estimated future reclamation costs are based principally on anticipated environmental and regulatory requirements and are accrued and charged to expense over the expected operating life of the mine on a units of production basis.

Deferred Timber Development Costs Deferred timber development costs principally consist of construction and engineering expenditures incurred in developing the site, the jetty and roads.

Timber Equipment and Facilities Timber equipment and facilities consists of logging machinery and building and housing units.

Cost in Excess of Net Assets Acquired, Net Cost in excess of net assets acquired is amortized on a straight- line basis over five to fifteen years. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of this asset.

Valuation of Venture Capital Investments The Company's long-term venture capital investments are in companies that are primarily engaged in bringing new technology to market. The Company's investments are primarily in the form of unregistered common and preferred stock, warrants and promissory notes. Most securities are valued at fair value, as determined in good faith by management and approved by the Board of Directors, since market quotes are not available. Of the total venture capital portfolio value of $19,835,000 at December 31, 1994, the value of securities for which market quotes are not available was $17,607,000. In determining fair value, investments are initially stated at cost until significant subsequent events require a change in valuation. In determining fair value, management considers the financial condition and operating results of the investee, prices paid in subsequent private offerings of the same or similar securities, the amount that the Company can reasonably expect to realize upon the sale of these securities and any other factors deemed relevant. Securities for which market quotations are available are valued at the closing price as of the valuation date with an appropriate discount, if restricted.

Earnings Per Share
Earnings per share ("EPS") are based on the weighted average number of common and common equivalent shares outstanding. Fully diluted EPS were not materially different from primary EPS.

Stockholders' Equity
In 1994, the Company's Board of Directors approved a two-for-one stock split of the Company's common stock payable in the form of a 100% stock dividend for stockholders of record on December 1, 1994. A total of 12,348,980 shares of common stock were issued in connection with this split. The stated par value of each share was not changed from $0.10. A total of $1,235,000 was reclassified from the Company's additional paid-in capital account to the Company's common stock account.

In 1993, the Company's Board of Directors approved a two- for-one stock split of the Company's common stock payable in the form of a 100% stock dividend for stockholders of record on September 1, 1993. A total of 6,174,490 shares of common stock were issued in connection with the split. The stated par value of each share was not changed from $0.10. A total of $618,000 was reclassified from the Company's additional paid-in capital account to the Company's common stock account.

All share and per share amounts have been restated to retroactively reflect the stock splits.

Foreign Currency Translation

In accordance with Statement of Financial Accounting Standards No. 52,
"Foreign Currency Translation", the "functional currency" for translating the accounts of the Company's operations outside the U.S., is U.S. dollars. In addition, the U.S. dollar is used for the Company owned operations in highly inflationary economies. As a result, all foreign currency gains and losses with these operations are included in the consolidated statement of income. The impact on the consolidated statement of income is immaterial.

Concentration of Risk

The Company performs ongoing evaluations of its subsidiaries and investments and obtains political risk insurance which mitigates its exposure in foreign countries. Presently, the Company has applied for political risk coverage relating to the Company's timber operations.

Note 2--Mining Inventory

Mining inventories consist of the following:
                                                   December 31,
                                                1994        1993
                                             (Dollars in Thousands)
Gold-in-process                               $ 1,125      $  400
Materials and supplies                         10,756       4,816
                                              $11,881      $5,216


Note 3--Mining Equipment                           December 31,
                                                1994        1993
                                             (Dollars in Thousands)
Processing plant and equipment                $22,485     $12,078
Mining equipment (rolling stock)               26,958      11,890
Building and housing units                      3,718       2,729
Leach pads and ponds                           10,026       4,800
Construction in progress                        1,010      20,726
All other equipment                             9,933       5,786
                                               74,130      58,009
 Less: accumulated depreciation               (29,793)    (19,786)
Total mining equipment                        $44,337     $38,223


Note 4--Income Taxes

The Company adopted the accounting and disclosure rules specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993. There was no impact to results of operations as a result of the adoption therefore, the Company elected to adopt this statement without restatement to prior periods.

The following is a summary of the components of income before provision for federal, state and foreign income taxes for financial reporting purposes:

                     1994         1993           1992
                         (Dollars in Thousands)
 Domestic          $ 9,408       $10,426        $13,339
 Foreign            38,234        24,026         14,196
                   $47,642       $34,452        $27,535

The components of the provision for federal, state and foreign income taxes consist of:
                     1994         1993           1992
                        (Dollars in Thousands)
Current:
 Federal           $ 3,076       $ 3,135        $ 4,633
 State               1,246         1,171          1,694
 Foreign            12,228         1,223            133
Deferred:
 Federal                93           533           (445)
 State                  46           165           (136)
 Foreign            (2,507)       10,095          7,058
                   $14,182       $16,322        $12,937


Income taxes, as stated as a percentage of income before provision for federal, state and foreign income taxes, are comprised of the following:

                                    1994        1993       1992
Federal statutory tax rate         34.0%       34.0%      34.0%
Increases (decreases) in tax
   rate resulting from:
 State income tax (net of
   effect on federal income
   tax)                             2.0%        2.6%       3.7%
 Foreign income taxes              (8.0)%       7.4%       6.1%
 Minority interest tax effect       1.5%        1.6%       1.4%
 Unbenefited foreign losses         0.7%        0.9%       1.0%
 Other, net                        (0.4)%       0.9%       0.8%
 Effective tax rate                29.8%       47.4%      47.0%


In 1994, the Republic of Ghana reduced the income tax rate for mining companies from 45% to 35%. As a result, the Company's 1994 earnings were enhanced by 16 cents per share, on 90% of a $4.4 million reduction in income taxes deferred since the commencement of TGL's commercial operations in April, 1991 through December 31, 1993.

The amount and components of the net deferred tax liability recognized in the accompanying consolidated balance sheets are as follows:
                                           1994           1993
                                         (Dollars in Thousands)
Deferred tax assets                       $3,103         $1,423
Deferred tax liabilities                  (2,679)        (1,147)
Deferred foreign tax liabilities          (17,331)        (19,838)
                                         $(16,907)       $(19,562)

The approximate income tax effect of each type of temporary difference is as follows:

                                                 1994            1993
                                                 (Dollars in Thousands)
Accelerated depreciation on mining
  operations                                  $(17,331)        $(19,838)
Deferred development costs                         424              634
Foreign tax credit                                 837               --
Deferred rent                                      387              264
Restricted stock                                   474              187
Nondeductible reserves                             277              173
Dealer advances                                 (1,771)              --
Prepaid insurance                                 (158)            (241)
Venture capital and other investments             (357)            (868)
Other temporary differences, net                   311              127
                                              $(16,907)        $(19,562)

Repatriation of cumulative undistributed foreign earnings is done only when it is advantageous. Applicable federal taxes are provided only on amounts planned to be remitted. Accumulated undistributed foreign earnings upon which no U.S. Federal income taxes have been provided, is approximately $43,334,000 at December 31, 1994.

Note 5--Restricted Stock Plan and Stock Option Plan

The Company has a Restricted Stock Plan ("the 1990 Plan") to provide incentives to certain employees who have contributed and are expected to contribute materially to the success of the Company and its subsidiaries. An aggregate total of 1,200,000 shares of the Company's stock may be awarded to participants under the 1990 Plan at a price of $0.10 per share. The 1990 Plan expires in 1995.


The following table summarizes restricted stock plan activity for the 1990 Plan in 1994.

                                      Shares of Stock
                             Unvested      Vested          Total
Beginning of period          384,440       184,340        568,780
Awards                       101,460            --        101,460
Vesting                      (34,660)       34,660             --
Forfeitures                  (31,976)           --        (31,976)
End of period                419,264       219,000        638,264


The Company awarded 164,800 shares in 1993 and 187,600 shares in 1992 under the 1990 Plan.


The Company's 1981 Restricted Stock Plan ("the 1981 Plan") expired in 1990. The following table summarizes restricted stock plan activity for the 1981 Plan in 1994.

                                        Shares of Stock
                            Unvested      Vested            Total
Beginning of period          33,688      1,474,388        1,508,076
Vesting                     (15,260)        15,260               --
Forfeitures                  (2,744)            --           (2,744)
End of period                15,684      1,489,648        1,505,332

The participant's right to sell the awarded stock, under both Plans, is restricted as to 100% of the shares awarded during the first two years following the award, 60% during the third year and 20% less each year thereafter. The Company may repurchase unvested restricted shares at $0.10 per share upon termination of employment.

Awards under both Plans are compensatory, and, accordingly, the difference between the award price and the market value of the shares under the Plans at the award date, less the applicable tax benefit, is being amortized on a straight-line basis over a five year period.

On January 26, 1995, the Company's Board of Directors adopted, subject to stockholder approval, the 1995 Restricted Stock Plan ("the 1995 Plan"). An aggregate total of 600,000 shares of the Company's common stock may be awarded to participants under the 1995 Plan at a price of $0.10 per share. The terms of the 1995 Plan are substantially the same as those under the 1981 and 1990 Plans.

The Company also has a stock option plan. Under the 1988 Stock Option Plan
("the Option Plan"), options on the Company's stock may be granted to key employees of the Company, and the Company has reserved an aggregate of 2,400,000 shares for issuance under the Option Plan. Both incentive stock options intended to qualify under Section 422A of the Internal Revenue Code of 1986 and non-statutory options not intended to qualify for incentive stock option treatment ("non-statutory options") may be granted under the Option Plan. The Option Plan is administered by the Board of Directors or a committee of disinterested directors designated by the Board ("the Committee"), and unless the Option Plan is terminated earlier, no option may be granted after August 1, 1998. The option price per share is determined by the Board of Directors or the Committee, but (i) in the case of incentive stock options, may not be less than 100% of the fair market value of such shares on the date of option grant, and (ii) in the case of non-statutory options, may not be less than 90% of the fair market value on the date of option grant. Options issuable under the Option Plan become exercisable as determined by the Board of Directors or the Committee not to exceed ten years from the date of grant. Options granted to date vest over five years at an annual rate of 20% on each anniversary date of the date of grant.

The following table summarizes all stock option activity for the three years ended December 31, 1994:

                                        Number of         Exercise
                                         shares       price per share
Outstanding at December 31, 1991        1,135,600      $ 4.188-$ 6.00
Granted                                   440,000      $6.125-$ 7.063
Exercised                                  (4,800)            $ 4.188
Outstanding at December 31, 1992        1,570,800      $4.188-$ 7.063
Granted                                   139,000              $12.00
Terminated                                (12,000)            $ 4.188
Exercised                                 (62,800)            $ 4.188
Outstanding at December 31, 1993        1,635,000      $ 4.188-$12.00
Granted                                   191,500      $15.875-$21.25
Exercised                                 (32,000)            $ 4.188
Outstanding at December 31, 1994        1,794,500      $ 4.188-$21.25

At December 31, 1994, 1,047,800 shares had vested under the Option Plan.

Note 6--Net Capital

As a broker-dealer, the Company is subject to the Securities and Exchange Commission's ("SEC") regulations and operating guidelines which, among other things, require the Company to maintain a specified amount of net capital, as defined, and a ratio of aggregate indebtedness to net capital, as defined, not exceeding 15 to 1. Net capital and the related ratio of aggregate indebtedness to net capital may fluctuate on a daily basis. The Company's net capital, as computed under Rule 15c3-1, was $5,652,825 at December 31, 1994 and $3,149,080 at December 31, 1993, which exceeded required net capital of $611,817 by $5,041,008 at December 31, 1994 and $861,933 by $2,287,147 at December 31,
1993. The ratio of aggregate indebtedness to net capital at December 31, 1994 was 1.62 to 1 and at December 31, 1993 was 4.11 to 1.

The Company is exempt from the reserve requirements of Rule 15c3-3, since its broker-dealer transactions are limited to the purchase, sale and redemption of redeemable securities of registered investment companies. All customer funds are promptly transmitted and all securities received in connection with activities as a broker-dealer are promptly delivered. The Company does not otherwise hold funds or securities for, or owe money or securities to, customers.

Note 7--Benefit Plans

The Company and its subsidiaries have two defined contribution benefit plans for eligible employees: a retirement benefit plan and a savings and investment plan ("the Plans") qualified under Section 401(k) of the Internal Revenue Code. The Company makes contributions to a trustee, on behalf of eligible employees, to fund both the retirement benefit and the savings and investment plans. The Company's expenses under the Plans were $1,562,000 in 1994, $1,566,000 in 1993 and $1,556,000 in 1992.

Both of the Company's qualified Plans described above cover all full-time employees who have met certain age and length of service requirements. Regarding the retirement benefit plan, the Company contributes an amount which would purchase a certain targeted monthly pension benefit at the participant's normal retirement date. In connection with the savings and investment plan, participants can voluntarily contribute up to 8% of their compensation to the plan, and the Company will match this contribution up to 2%.

Note 8--Related Party Transactions

Certain officers and/or directors of the Company and its subsidiaries are officers and/or trustees of the Pioneer Family of Mutual Funds. Investment management fees earned from the mutual funds were approximately $62,206,000 in 1994, $38,194,000 in 1993 and $31,306,000 in 1992. Underwriting commissions earned from the sales of mutual fund shares were approximately $12,541,000 in 1994, $7,609,000 in 1993 and $3,014,000 in 1992. Shareholder services fees earned from the mutual funds were approximately $19,820,000 in 1994, $17,071,000 in 1993 and $16,749,000 in 1992.

Within the Pioneer Family of Mutual Funds, revenues from Pioneer II were approximately $31,237,000 in 1994, $30,489,000 in 1993 and $30,001,000 in 1992,
respectively and revenues from Pioneer Fund were approximately $15,281,000 in 1994, $14,434,000 in 1993 and $13,114,000 in 1992, respectively.

Certain partners of Hale and Dorr, the Company's legal counsel, are officers and/or directors of the Company and its subsidiaries. Amounts paid to Hale and Dorr consist of legal fees of approximately $1,461,000 in 1994, $1,233,000 in 1993 and $883,000 in 1992.

At December 31, 1994 and 1993, the Company had a receivable from an officer for $109,000.

Note 9--Commitments

Rental expense for 1994, 1993 and 1992 amounted to $3,242,000, $2,578,000 and
$2,478,000, respectively. Future minimum payments under the leases amount to $2,937,000 in 1995, $3,051,000 in 1996, $3,129,000 in 1997, $3,220,000 in 1998,
$3,342,000 in 1999 and $8,590,000 thereafter. These future minimum rental payments include estimated annual operating and tax expenses of approximately $1,330,000.

In January 1995, a dividend of $0.10 per share was declared (aggregating approximately $2,500,000) to each shareholder of record on March 1, 1995, payable March 9, 1995.

The Company is contingently liable to the Investment Company Institute Mutual Insurance Company for unanticipated expenses or losses in an amount not to exceed $500,000. Two thirds of this amount is secured by an irrevocable standby letter of credit with a bank.

In September 1993, TGL executed a commitment letter with the Overseas Private Investment Corporation ("OPIC") pursuant to which OPIC will provide loan guarantees for up to $5.0 million. The commitment terminates in December 1995 and carries commitment fees of 0.5% per year on the undisbursed and uncanceled amount of the guarantee commitment.

The Company acts as a passive, non-bank trustee for retirement plan accounts. IRS regulations and operating guidelines allow a passive, non-bank trustee to accept fiduciary accounts only if the trustee's net worth (determined as of the end of the most recent taxable year) exceeds the greater of (1) $100,000 or (2) two percent of the net assets of fiduciary accounts. At December 31, 1994, the Company's net worth of $134.4 million was 3.8% of the net assets of fiduciary accounts. Note 10--Notes Payable

Notes payable of the Company consist of the following:
                                                                                                        December 31,
                                                                                                   1994              1993
                                                                                                   (Dollars in Thousands)
Line of Credit                                                                                       $ 10,000         $    --
Small Business Administration ("SBA") financing, notes payable to a bank, interest payable semi-annually at rates ranging from 6.12% to 9.8%, principal
  due in 1998 through 2003                                                                              4,950           4,950
Note payable to a bank, guaranteed by the Swedish Export Credits Guarantee
  Board, principal payable in semi-annual installments of $812,000 through
  March 31, 1997, interest payable at 5.77%, secured by equipment                                       4,059           4,871
Notes payable to a bank, guaranteed by the Overseas Private Investment
  Corporation ("OPIC"), interest payable quarterly at approximately 0.5% in excess of 91-day T-bill rate set in advance (aggregating 5.41% at
  December 31, 1994), principal payable in semi-annual installments of
  $1,544,000 through June 30, 1995                                                                      1,544           4,633
Note payable to a bank, guaranteed by the Company, principal payable in semi-annual installments of $214,000 through November 30, 1999, no interest
  payable, secured by equipment                                                                         2,145           3,136

                                                                                                        December 31,
                                                                                                   1994              1993
                                                                                                   (Dollars in Thousands)
Notes payable to a bank, denominated in Russian rubles, interest payable monthly at approximately 3% higher than the Russian "prime rate" on the
  first note and no interest payable on the second note                                                    --           1,234
Note payable to a supplier, interest
  payable at 9.75%                                                                                         --             466
                                                                                                     $ 22,698         $19,290
Less: Current portion                                                                                 (13,597)         (5,984)
                                                                                                     $  9,101         $13,306

The Company received approval from a bank in September 1994 for a $10 million line of credit. The Company paid interest under such line at either Prime less 0.5% or LIBOR (30, 90 or 180 days) plus 1.25%. The weighted average interest rate on the line of credit outstanding was 7.6% in 1994.

In December 1991, OPIC certified that all conditions of a Project Completion Agreement had been satisfied pursuant to which the Company would no longer be required to guarantee TGL's loan guaranteed by OPIC. Among the conditions was the establishment of an escrow account covering six months of third-party debt service payments. OPIC waived the condition of the Project Completion Agreement at December 31, 1994, which had previously required that TGL maintain the escrow account balance. The balance of such escrow account was $2.2 million at December 31, 1993.

In connection with non-SBA borrowings, the Company incurs various fees. Guaranty fees include an annual 2.65% fee on the outstanding unpaid principal balance of the notes guaranteed by OPIC. Administration fees include a fee of 0.25% on the outstanding balance of the notes payable to a bank secured by equipment.

Among other covenants of the non-SBA borrowings, the Company must maintain at least a 51% ownership interest in TGL and TGL must maintain certain financial ratios and limit its lease payments to specified levels. In addition, as certain assets of TGL secure these borrowings, TGL may not sell its assets except to replace them. Limits also exist regarding the amount of dividends TGL may pay the Company. These limits are based on certain financial ratios and the net income of TGL. During 1993 and 1992, OPIC agreed to waive its requirement that TGL prepay a certain amount of the OPIC guaranteed loans in connection with the repayment of certain principal and interest owed to the Company.

In 1994, TGL prepaid a note payable to a supplier and a note payable to a bank with a remaining principal balance of approximately $761,000.

Maturities of notes payable at December 31, 1994 for each of the next five years and thereafter are as follows (dollars in thousands):

1995                  $13,597
1996                    2,052
1997                    1,241
1998                    1,629
1999                      429
Thereafter              3,750
                      $22,698

On February 28, 1995 the Company entered into an agreement with a commercial bank providing for a $30 million unsecured line of credit. Advances under the line bear interest at the Company's option at the higher of the bank's base lending rate or the federal funds rate plus 0.50%, the London Interbank Offered Rate plus 1.10% or at a money market rate set by the bank. The Company is required to pay additional interest to the bank at the rate of 0.25% per year of the unused portion of the line. The proceeds from this line were used in part to repay the balance outstanding to another bank under a line of credit which had been operational since September 1994. At March 10, 1995 the Company had $10,000,000 outstanding on the new line. The new line expires February 27, 1996.

Note 11--Major Customers

During the year ended December 31, 1994, gold sales aggregated $67.6 million. During 1994, gold shipments from TGL in Ghana to two unaffiliated European refiners accounted for $43.6 million and $24.0 million, respectively, representing 100% of such total sales.

During the year ended December 31, 1993, gold sales aggregated $59.2 million. During the last three quarters of 1993, gold shipments from TGL in Ghana to two unaffiliated European refiners accounted for $38 million and $6.8 million of total sales, respectively, representing 100% of such total sales. Note

12--Acquisition of Mutual of Omaha Fund Management Company

On December 1, 1993, the Company completed its acquisition of Mutual of Omaha
Fund Management Company ("FMC"). The Company financed the acquisition through working capital. Results of operations are included in the accompanying consolidated statement of income commencing December 1, 1993. This transaction was accounted for under the purchase method. Pro forma unaudited results of operations assuming the acquisition had occurred on January 1, 1993 are as follows (dollars in thousands except per share amounts):

                            1993
Revenues                 $144,935
Net income               $ 19,306
Earnings per share       $      0.77

The Company also agreed to pay up to an additional $3 million in three years if certain conditions, as defined in the purchase agreement, are met.

Note 13--Dealer Advances

During 1994, certain of the Pioneer Family of Mutual Funds introduced a multi-class share structure, whereby the participating funds offer both the traditional front-end load shares and back-end load shares (B-shares). B-shares do not require the investor to pay any sales charge unless there is a redemption before the expiration of the minimum holding period which ranges from three to six years. However, the Company pays upfront sales commissions (dealer advances) to broker-dealers ranging from 2% to 4%. The Company capitalizes and amortizes dealer advances for book purposes over periods which range from three to six years depending on the participating fund. The Company deducts the dealer advances in full for tax purposes in the year such advances are paid. In 1994, the Company paid dealer advances in the amount of $4.7 million.

Note 14--Financial Information by Business Segment

Total revenues and income (loss) before income taxes by business segment, excluding intersegment transactions, were as follows (dollars in thousands):

                                             Mutual Fund     Venture
                              Investment    Underwriting     Capital      Shareholder       Gold
                              Management      and Other    Investments      Services       Mining          Other       Consolidated
Year ended December 31,
  1994:
Revenues and sales               $64,677        $ 18,983      $    574       $19,884       $ 67,584             --       $171,702
Income (loss) before
  income taxes                   $44,465        $(19,363)     $ (1,472)**    $ 3,601       $ 21,713*       $(1,302)***   $ 47,642
Depreciation and
  amortization                   $   870        $  3,721      $     86       $ 1,029       $ 12,961        $    13       $ 18,680
Capital expenditures             $   245        $  3,095      $     11       $ 2,575       $ 16,147        $ 5,653       $ 27,726
Identifiable assets at
  December 31, 1994              $33,924        $ 36,518      $ 25,849       $ 5,817       $ 75,666        $24,735       $202,509
Year ended December 31, 1993:
Revenues and sales               $40,259        $ 12,295      $    546       $17,152       $ 59,151             --       $129,403
Income (loss) before
  income taxes                   $ 27,813       $(15,631)     $     613**    $  3,418      $ 20,184*       $ (1,945)***    $ 34,452
Depreciation and
  amortization                   $    842       $  1,069      $      85      $    775      $ 13,062              --        $ 15,833
Capital expenditures             $    947       $  1,293      $      29      $    959      $ 25,142              --        $ 28,370
Identifiable assets at
  December 31, 1993              $ 42,359       $ 36,398      $  25,755      $  4,157      $ 61,893        $  1,733        $172,295
Year ended December 31, 1992:
Revenues and sales               $ 32,913       $  7,683      $     553      $ 16,880      $ 43,773              --        $101,802
Income (loss) before
  income taxes                   $ 22,600       $(12,234)     $   1,195**    $  2,898      $ 13,788*       $   (712)***    $ 27,535
Depreciation and
  amortization                   $    665       $    581      $      75      $    914      $  8,837              --        $ 11,072
Capital expenditures             $    615       $    918      $      74      $    942      $  8,075              --        $ 10,624
Identifiable assets at
  December 31, 1992              $ 29,023       $ 30,302      $  21,985      $  3,530      $ 49,430        $    435        $134,705

* Net of minority interest, interest expense related to third parties, and interest expense related to the Company of approximately
$2,120, $548 and $0, respectively, for the year ended December 31, 1994, $1,234, $690 and $289, respectively, for the year ended
December 31, 1993 and $863, $1,085 and $1,400, respectively, for the year ended December 31, 1992.

** Net of minority interest and interest expense related to third parties of approximately $9 and $457 for the year ended December
31, 1994, $175 and $337 for the year ended December 31, 1993 and $306 and $342 for the year ended December 31, 1992.

*** Net of interest expense related to third parties and expenses related to the Company of $300 and $977 for the year ended
December 31, 1994, $1,361 and $608 for the year ended December 31, 1993, and $0 and $359 for the year ended December 31, 1992. These expenses were related to the Company's Russian ventures. Information Relating to Shares



The common stock is quoted in the National Association of Securities Dealers automated quotations system under the symbol PIOG. At March 1, 1995, The Pioneer
Group, Inc. had approximately 4,000 shareholders. The price range of the common stock and the dividends paid on shares of The Pioneer Group, Inc. during each quarter of the last two years were as follows:

PRICE RANGE OF COMMON STOCK*
                                                                     1994                    1993
                                                               High        Low         High        Low
January--March                                                $21-5/8     $12-11/16   $ 9         $ 7- 1/16
April--June                                                    21          18-  1/8     9-13/16     7-11/16
July--September                                                24-1/2      18-  1/4     12- 1/4     9-13/16
October--December                                              25-3/8      21-  1/4     13-3/16     11-3/16

* Prices calculated as closing price resulting from the Company's participation in the National Market System.

DIVIDENDS ON COMMON STOCK

                                                                                     Per Share
Record Date                                                  Payable Date            Amount**
March 1, 1993                                                   March 10, 1993       $ .0525
June 1, 1993                                                     June 10, 1993         .0525
September 3, 1993                                           September 15, 1993           .06
December 1, 1993                                             December 10, 1993           .06
March 1, 1994                                                   March 10, 1994           .06
June 1, 1994                                                     June 10, 1994          .075
September 1, 1994                                           September  9, 1994           .08
December 12, 1994                                            December 19, 1994           .10
March 1, 1995                                                   March  9, 1995           .10

** Adjusted for December 1, 1994 and September 1, 1993 2-for-1 stock splits effected in the form of 100% dividends.

THE PIONEER GROUP, INC. AND SUBSIDIARIES
60 State Street, Boston Massachusetts 02109


 Directors and Executive Officers*

Philip L. Carret,          Trustee Emeritus of certain of the Pioneer Family of Mutual Funds; Director of Pioneering
 Director                  Management Corporation; Founder Chairman of Carret & Company.

John F. Cogan, Jr.,        Chairman of the Board, President and Trustee or Director of each of the Pioneer Family of Mutual Funds;
 Chairman of               President and Director of Pioneer Plans Corporation, Pioneer Investments Corporation, Pioneer
 the Board,                International Corporation and Pioneer Metals and Technology, Inc.; Director of Pioneer Capital
 Director and              Corporation, Pioneer Management (Ireland) Limited, Joint-Stock Company Pioneer Investments and
 President                 Pioneering Services Corporation; Chairman of the Board and Director of Pioneering Management
                           Corporation, Pioneer Funds Distributor, Inc., Joint-Stock Company Pioneer Metals International,
                           Joint-Stock Company Forest Starma and Teberebie Goldfields Limited; Chairman, President and of Pioneer
                           Goldfields Limited; Chairman of the Supervisory Board of Pioneer Fonds Marketing GmbH; Member of
                           Supervisory Board of Pioneer First Polish Trust Fund Joint Stock Company S.A.; Chairman and Partner,
                           Hale and Dorr.

Robert L. Butler,          President and Director of Pioneer Funds Distributor, Inc.; Director of Pioneering Management
 Director and Executive    Corporation, Pioneering Services Corporation, Pioneer International Corporation, Pioneer Management
 Vice President            (Ireland) Limited and Pioneer Investments Corporation; Vice Chairman of Supervisory Board of Fonds
 Pioneer                   Marketing GmbH; Member of Supervisory Board of Pioneer First Polish Trust Fund Joint Stock Company S.A.

Maurice Engleman,          President of FAX International, E.T. Software and IMS Processing; Principal, Maurice Engleman Associates.
 Director

Jaskaran S. Teja,          Senior Vice President of Pioneer International Corporation. Director of Joint-Stock Company Forest
 Director                  Starma.

David D. Tripple,          Executive Vice President and Trustee or Director of each of the Pioneer Family of Mutual Funds;
 Director and Executive    President and Director of Pioneering Management Corporation; Director of Pioneer Capital
 Vice President            Corporation, Pioneer Investments Corporation, Pioneer International Corporation, Pioneer SBIC
 Corp.,
                           Pioneer Management (Ireland) Limited, Joint- Stock Company Pioneer Investments and Pioneer Funds
                           Distributor, Inc. Member of Supervisory Board of Pioneer First Polish Trust Fund Joint Stock Company S.A.

John H. Valentine,         Director of Pioneer Capital Corporation; Director of Entrepreneurial Management of Health Policy
 Director                  Institute; Director of Visualization Technology, Inc. and M.D.I. Instruments, Trustee of Hurricane
                           Island/Outward Bound School and Thompson Island Outward Bound Education Center, Chairman of the
                           Board of Boston University Medical Center Hospital.

William H. Keough,         Treasurer of each of the Pioneer Family of Mutual Funds, Treasurer of Pioneering Management
 Senior Vice President,    Corporation, Pioneering Services Corporation, Pioneer Capital Corporation, Pioneer SBIC Corp.,
 Chief Financial Officer   Pioneer Funds Distributor, Inc., Pioneer Investments Corporation, Pioneer International Corporation,
 and Treasurer             Pioneer Metals and Technology, Inc., and Pioneer Goldfields Limited; Director and Treasurer of
                           Pioneer Plans Corporation.

Lucien Girard,             Director and Managing Director of Pioneer Goldfields Limited and Teberebie Goldfields Limited.
 Vice President            Director of Pioneer Metals and Technology, Inc.

John F. Lawlor,            Vice President of Pioneering Management Corporation, Director of Pioneer Goldfields Limited,
 Vice President            Teberebie Goldfields Limited, Pioneer Management (Ireland) Limited, Joint-Stock Company Pioneer
                           Metals International and Joint-Stock Company Forest Starma.

Alicja K. Malecka,         President of Pioneer First Polish Trust Fund Joint Stock Company S.A. and Pioneer Investment Poland Ltd.,
 Vice President            Vice President of Pioneer International Corporation.

Frank M. Polestra,         President and Director of Pioneer Capital Corporation and Pioneer SBIC Corp.
 Vice President

William H. Smith, Jr.,     President and Director of Pioneering Services Corporation, Director and Vice President of Pioneer
 Vice President            International Corporation, Director of Pioneer Management (Ireland) Limited.

Joseph P. Barri,           Secretary of each of the Pioneer Family of Mutual Funds, Pioneering Management Corporation, Pioneer
 Secretary                 Capital Corporation, Pioneer Plans Corporation, Pioneer Funds Distributor, Inc., Pioneering Services
                           Corporation, Pioneer Investments Corporation, Pioneer International Corporation, Pioneer Metals and
                           Technology, Inc., Pioneer Associates, Inc. Partner, Hale and Dorr.

                           General Counsel              Transfer Agent                       Independent Public Accountants
                           Hale and Dorr                State Street Bank and                Arthur Andersen LLP
                           Boston, Massachusetts        Trust Company                        Boston, Massachusetts
                                                        Boston, Massachusetts

* As defined pursuant to Section 16 of the Securities Exchange Act of 1934.