Form 10-K, Exhibit 13
period 1995-12-31
PIONEER GROUP INC
filed 1996-04-01
CIK 733060

                                                                    Exhibit 13


                            The Pioneer Group, Inc.

                               1995 Annual Report

The Company will file an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 1995. A copy of that Report will be available, free of charge to stockholders of the Company, upon request to William H. Keough, Senior Vice President and Chief Financial Officer, 60 State Street, Boston, MA 02109.

The Company

The Pioneer Group, Inc., and its subsidiaries (collectively, the "Company"), are engaged in financial services businesses in both the United States and in many foreign countries and in a number of natural resource development projects in locales as diverse as the Republic of Ghana and the Russian Far East.

In the United States, the Company conducts four lines of financial services businesses: (i) investment manager to the U.S. registered investment companies comprising the Pioneer Family of Mutual Funds, and institutional accounts, (ii) distributor of shares of the Pioneer Family of Mutual Funds, (iii) venture capital investor and manager, and (iv) shareholder servicing agent for the Pioneer Family of Mutual Funds.

The Company's international financial services businesses include investment operations in: (i) Warsaw, Poland, where the Company manages and distributes units of three mutual funds, owns 50% of a unitholder servicing agent and manages an institutional venture capital fund, (ii) Dublin, Ireland, where the Company distributes shares of, manages and services three offshore investment funds, sold primarily in Western Europe, and (iii) Moscow, Russia, where the Company provides financial services, including investment advisory, investment banking and brokerage services, and where the Company owns 51% of the First Voucher Fund, the largest Russian voucher investment fund. In addition, the Company has investment operations in the Czech Republic and has invested in investment management operations in India and Taiwan.

The Company's subsidiary, Pioneer Goldfields Limited ("PGL"), conducts mining and exploration activities in the Republic of Ghana and exploration activities elsewhere in Africa. PGL's principal asset is its ownership of 90% of the outstanding shares of Teberebie Goldfields Limited, which operates a gold mine in the western region of the Republic of Ghana. The Company also participates in several natural resource development ventures in Russia, including a project pursuing the development of timber production in the Russian Far East, in which the Company has a 71% direct interest and a 3% indirect interest.

Wholly and Majority-Owned Subsidiaries

Pioneering Management Corporation, Pioneer Funds Distributor, Inc., Pioneering Services Corporation, Pioneer Capital Corporation, Pioneer SBIC Corp., Pioneer Associates, Inc., Pioneer Fonds Marketing GmbH, Pioneer International Corporation, Pioneer First Polish Trust Fund Joint Stock Company S.A., Pioneer Investment Poland Ltd., Pioneer Management (Ireland) Limited, Pioneer Omega, Inc., Pioneer First Russia, Inc., First Voucher Fund, First Voucher Bank, Pioneer Securities, Pioneer Services, Joint Stock Company Management Company
(KUIF), Joint Stock Company Pioneer Investments, Pioneer Czech Investment Company, A.S., Pioneer Goldfields Holdings, Inc., Pioneer Goldfields Limited, Teberebie Goldfields Limited, Pioneer Forest, Inc., Joint Stock Company Forest Starma, Joint Stock Company Amgun Forest, Joint Stock Company Udinskoye, Joint Stock Company Pioneer Starma Equipment, Pioneer Metals and Technology, Inc., Joint Stock Company Pioneer Metals International, PioGlobal Corporation, Pioneer Real Estate Advisors, Inc., Pioneer Investments Corporation.

Joint Ventures

Financial Services Limited, ITI Pioneer AMC Ltd., Core Pacific Securities Investment Trust Co., Ltd., International Joint Stock Company Starma Holding, and Joint Stock Company Tas-Yurjah Mining Company.

[Photo--John F. Cogan, Jr. seated in chair]

"It was a year of contrasts and, from a financial perspective, markedly different from 1994. Nevertheless, when all is distilled, Pioneer reached several major milestones and firmly set the underpinnings for potential profit growth."

Fellow Stockholders:

In 1995, Pioneer experienced more significant events, not all of them favorable, than we have witnessed in some time. It was a year of contrasts and, from a financial perspective, markedly different from 1994. Nevertheless, when all is distilled, Pioneer reached several major milestones and firmly set the underpinnings for potential profit growth.

Financial Results

In most respects, our biggest disappointments in 1995 came on the financial front. As we indicated in last year's report, in 1994 we experienced the great fortune of two extraordinary and significantly positive events. The combination of the two -- a favorable one-time, deferred income tax adjustment of 16 cents per share from our gold mining operations in Ghana and explosive earnings of 31 cents per share from our Polish operations -- swelled 1994 earnings to $1.32 per share.

In 1995, we did not experience such unexpected blessings. The Polish stock market declined, negatively affecting assets under management and sales, and we experienced a 30 cents per share decrease in 1995 earnings from our Polish investment operations. Also, we took a 12 cents per share negative adjustment for expenses related to the postponed stock offering of Pioneer Goldfields Limited ("PGL"). The end result was that 1995 earnings were 90 cents per share. Importantly, absent these unusual events of 1994 and 1995, earnings would have held steady.

There also were contrasts in other categories of operating earnings. On the plus side, worldwide venture capital operations contributed 6 cents per share to earnings in 1995, and our new investment operations in Russia provided a total of 6 cents per share. This compares well to 1994, when the worldwide venture capital operations lost 8 cents per share. Despite increased expenditures for investment management and other resources, earnings from our domestic mutual fund business were 35 cents per share, versus 36 cents in 1994. Ongoing gold-mining earnings were flat in 1995, once one subtracts the 1994 tax adjustment.

Revenues for 1995 were $198.7 million, up 15.7% from 1994 revenues of $171.7 million.

Financial Services

We witnessed a number of milestones in our investment businesses, especially our younger operations abroad. In 1995, we launched several new products, including:

- - Our first offshore funds, based in Dublin and designed primarily for European markets.

- -  An institutional venture capital fund in Poland.

- -  Our third retail fund in Poland.

- -  A mutual fund operation in the Czech Republic.

- - A fourth fund through our joint venture in India, which has become widely recognized as offering one of India's premier domestic fund families.

The year also brought other new initiatives overseas, including:

- - The acquisition of a 51% interest in the largest Russian voucher fund and 100% of the related management companies.

- - Beginning work on two institutional direct investment funds in Russia and a Polish real property fund.

On the domestic mutual fund front, we introduced:

- -  A new "small-cap" fund in November, our most successful new fund launch ever.

- -  Our first variable annuity product.

Sales of U.S. funds during the year were a record $1.8 billion (including reinvested dividends), an increase of 17% over 1994. Redemptions were $1.1 billion, up 22%. Based on industry estimates available at this writing, it appears that overall industry sales were flat for 1995, so our sales growth was significant.

Excluding foreign joint ventures and venture capital pools, assets under management at year-end 1995 were $13.7 billion, an increase of $2.6 billion over the prior year-end, despite a decrease in Polish fund assets of $0.3 billion.

On the shareholder service side of the business, our Dublin administration and processing facility is running smoothly and is working to further integrate systems with our U.S. and German offices. In the U.S., image processing of documents is progressing and workflow is now freely transferable electronically between our Boston and Omaha facilities. We also successfully tested our disaster recovery sites with simulations held several times during the year.

Natural Resources

Teberebie Goldfields Limited ("TGL"), our 90%-owned gold mining subsidiary in Ghana, reached a number of significant milestones in 1995. TGL contributed more than half of our earnings for the third consecutive year. Other noteworthy events include:

- - Gold shipments reached a record 235,500 ounces, an increase of 34% over 1994.

- - Proven and probable reserves were estimated, based upon independent geological certification, at 9.1 million ounces, up 36% over the last estimate.

- - A second mine expansion plan was approved, with the objective of raising overall gold production to at least 400,000 ounces in 1998.

Even with these achievements, it was a difficult year for TGL in several respects. While the new West plant was constructed and put into production quite smoothly, and at lower-than-expected cost, the lag in output normally associated with a new heap leach operation was exacerbated by higher stripping ratios, and lower-than-anticipated ore grade. More recently, a spate of equipment downtime compounded these difficulties, as did the challenge of hiring and training new operators and supervisors. At this writing, however, new 136-ton trucks and a 18-cubic meter hydraulic shovel are at the site, and good progress is being made in training operators on the new equipment. The effect of these difficulties was, of course, higher per-ounce production costs. Cash costs per ounce in 1995 increased to $198 (compared to $161 in 1994) and total costs increased to $277 (from $248). The average realized price of gold was stable at $383 per ounce.

While not directly related to gold-mining operations, we were disappointed at the postponement of our planned offering of approximately 20% of our stock ownership of PGL, due to unfavorable conditions in the gold and stock markets. It remains to be seen whether we can move forward with such an offering in 1996.

With respect to our timber harvesting joint ventures in Far Eastern Russia, there were several positive developments during the year. Forest Starma, in which the Company currently has a 71% direct interest (increased from 63%) and a 3% indirect interest, commenced shipping timber (acquired in the development phase) in the third quarter. Together with two other Russian timber ventures, we now have long-term leases on about 1.26 million acres, with annual aggregate cutting rights of 760,000 cubic meters. We continue working to improve productivity at the Siziman project of Forest Starma, and we are cautiously optimistic that we can develop these ventures effectively.

Summary and Look Ahead

Pioneer traveled a bumpy road in 1995, but we did make progress. We now have a high number of activities focused on relatively new and quite entrepreneurial ventures. There is, therefore, quite a bit of simultaneous "start-up" pain, but we believe the long-term benefits of our ventures will outweigh near-term stresses. Skeptics abounded when we launched our mutual fund business in Poland. We expected a lag (not the tremendous spurt we saw in 1994) and in some respects we still do. Similar skepticism existed about gold-mining when we began our venture in Ghana. However, we retain our underlying optimism about Poland and our position as the dominant financial services company. We also fully expect that TGL will continue to overcome its lag in production from the new processing plant. In the same vein, we expect to see improved, and in some cases significant, progress in our other new endeavors.

After much effort, we believe the infrastructure of our domestic mutual fund business is much improved. We have taken steps to pare unprofitable funds, seek increases in management fees where appropriate and make the moves necessary to stimulate our growth. Even though more systems and human resources are still required, we think we are close to seeing the kinds of results for which we have been building.

It cannot be expected that every one of our ventures will be a home run. We are confident, however, that the spikes of 1994 and the bumps of 1995 are but interim fluctuations in our pattern of long-time growth in earnings and value for stockholders.

Respectfully submitted,



/s/John F. Cogan, Jr.
- ---------------------
John F. Cogan, Jr
President

March 25, 1996

Pioneer: Building on Innovation in 1995

[Photo of World Globes]

Boston, U.S.
Pioneer Small
Company Fund
becomes most
successful mutual
fund launch in
company history.

[Photo]

Dublin, Ireland

Pioneer's first
offshore funds
launched -- Pioneer
Global Equity Fund,
Pioneer Global Bond
Fund, and Pioneer
DM Cashfonds.

[Photo]

[Photo of World Globes]

Prague, Czech Republic

Pioneer Czech Investment
Company Trust Fund
launched, joining Pioneer
First Polish Trust Fund
as second Pioneer offer
ing in former Eastern
bloc countries.

[Photo]

Tarkwa, Ghana

Annual production of
Teberebie Goldfields
Limited boosted by
34% to 235,500
ounces; proven and
probable reserves
increased by 36% to
9.1 million ounces.

[Photo]

Moscow, Russia

Major presence in
Russian financial
services established,
including majority
ownership of largest
voucher investment
fund, with 2.1 million
Russian shareowners.

[Photo]

Khabarovsk
Territory, Russia

First commercial
shipment of timber
begins; long-term
timber leases
increased by 1,437%
to 1.26 million acres
(510,100 hectares).

[Photo]

Pioneer: 68 Years of Building on Innovation

By definition, a pioneer is an innovator -- one who arrives first on a new frontier. Since 1928, when we started Pioneer Fund, The Pioneer Group, Inc., has opened up a number of frontiers in the investment world.

But what makes Pioneer truly unique is the tradition we have established as both innovators and builders.

As innovators, we identify, launch and nurture promising ventures around the globe. As builders, we manage money to grow the assets of our clients and shareowners. We use a patient, long-term perspective that is supported by in-depth fundamental research and by experience. Over nearly 70 years, these dual skills have helped us develop strength in several complementary areas:

- -   Financial Services
- -   Gold
- -   Timber
- -   Strategic Metals

The Pioneer Group, Inc., has selectively pursued global opportunities in locales as diverse as India, Poland, Russia and the Czech Republic. In each case we have applied our particular experience and skills in search for better long-term returns for our clients and shareowners.

Pioneer provides financial services worldwide through five principal channels:

Products for Individual Investors

[Photo]

Pioneer is committed to helping individual investors build sensible, prudent portfolios to help achieve life's major financial goals. Today Pioneer offers a U.S.-based family of funds, and a family of offshore funds for global investors. These funds invest in carefully selected securities in developed and emerging markets. Our funds meet clearly defined needs with specific, disciplined strategies, and a long-term focus, utilizing independent, fundamental research.

A global network of some 1,600 financial organizations, including broker/dealers, banks, and independent financial planners helps Pioneer distribute shares of our mutual funds to individuals around the world. And we provide transaction processing, fund pricing and record keeping for nearly 4 million clients in established markets such as the United States and Germany, and in emerging markets such as Poland, India and Russia.

Institutional Investment Management

Pioneer's depth of experience as money managers, along with our global perspective, serves the specific needs of institutional investors around the world. For more than 20 years, Pioneer has managed assets on behalf of an institutional clientele that includes corporate and public pension plans, endowments, foundations, insurance companies and religious organizations. These investors value the strength of our research, and our fresh independent insights on uncovering value in the world's capital markets.

The Pioneer investment philosophy and disciplined investment process help provide consistent, attractive returns through different market cycles. These qualities have made Pioneer particularly successful in difficult areas where experience, discipline, and access to information are crucial capabilities -- areas as diverse as small companies and emerging markets. Services offered to institutional investors range from fixed income portfolios to single-country and direct equity investments.

Real Estate Advisory Services

Pioneer's real estate division was established to advise institutional investors and corporations on real estate investments in the United States, Poland, India and Russia. We manage Pioneer Real Estate Shares, a United States mutual fund that invests in securities of real estate investment trusts (REITs), with Boston Financial Securities (BFS), a leading real estate company. Pioneer and BFS also manage the Real Estate Growth Portfolio of the Pioneer Vision variable annuity.

Pioneer's corporate real estate advisory services benefit greatly from our worldwide presence and experience in both the financial and real estate markets. And our knowledge base is strengthened from the kind of insights that only come from maintaining a strong local presence in many regions.

Direct Equity Investing

As experienced money managers and entrepreneurs, Pioneer is adept at evaluating potential private equity investments. And for new ventures, we can provide the kind of guidance and support to management that can often make the difference between success and failure.

In the United States, we focus on small- and mid-size ventures located in Pioneer's New England home region. Globally, Pioneer offers institutions access to private equity and real estate markets in Poland, Russia and India.


[Photo]

Pioneer's skill as institutional investment manager in each of these countries is tied closely to our role in managing ongoing financial service ventures in the same locations. In establishing each of these businesses, Pioneer has developed unique local depth of knowledge that benefits from contacts in government, industry and the investment community.

Emerging Markets Financial Services

Because Pioneer has been distributing its funds in Europe for almost three decades, we have long recognized the universal appeal of mutual funds.

In recent years, global economic changes have laid the groundwork for an expansion in the need for financial services. These changes include the rapid growth of freedom in world capital markets and the increasing popularity of pension funds. Pioneer began providing investment management to domestic retail mutual funds in Poland
(1992), India (1993), and the Czech Republic (1995).

Pioneer believes that the success we have achieved in our international financial ventures reflects, in large part, the skill demonstrated by local Pioneer professionals in adapting our mutual fund philosophy to their respective markets and cultures.

Pioneer's experience as global money managers, and our wide network of contacts, have been instrumental in allowing us to uncover, evaluate and develop high-return natural resource projects. We add value by virtue of technological improvements, cost efficiencies, and the perspective of global management committed to long-term success.

Pioneer currently has three natural resource ventures:

Gold

Over the years, Pioneer has analyzed and invested in a variety of global resource projects on behalf of our clients. That resource enabled us to undertake our first directly owned natural resource project in 1988, Teberebie Goldfields Limited in Tarkwa, Ghana. Based on internal assessments of country risk and the mineral potential in available leaseholds, Pioneer became the first major Western investor in Ghana in more than 20 years. With Pioneer managing the process from beginning to end, Teberebie has become a world class gold mine.

One of the keys to development involved Pioneer's strength as an innovator. We advanced the heap leaching method of gold extraction by applying it to wet terrain -- a move that improved the economics of mining in the mineral-rich region, and helps keep costs among the lowest in the industry.

[Photo]

Since Teberebie began commercial production in 1991, output has grown steadily. In 1995, annual production grew by 34% to 235,000 ounces. In summer 1995, Pioneer decided to expand again, seeking to increase production to at least 400,000 ounces in 1998.

Along with mine expansion, Pioneer has continued exploratory drilling. At year end 1995, Pioneer boosted proven and probable reserves by 36% to 9.1 million ounces.

The financial success of Teberebie only represents part of the equation. Pioneer is equally proud of the commitment we have made to job training, health care, and high environmental standards. We believe that contributing to the welfare of the local community plays an integral role in the long-term success of our ventures.

As a result of our success in Ghana, we are examining a steady stream of projects in Africa through Pioneer Goldfields Limited, our mineral exploration and gold mining company (and 90% owner of Teberebie). Pioneer Goldfields focuses on projects with an attractive blend of manageable risk and high potential return.

Timber

Pioneer Forest, Inc., was established to hold majority interests in three companies in the Russian Far East's Khabarovsk Territory: Forest Starma, Amgun-Forest and Udinskoye, which were formed to develop timber production, primarily for export to Pacific Rim markets, principally Japan.

The first development, Forest Starma's Siziman project, currently has leasehold rights to 82,000 acres (33,000 hectares), and has been awarded 210,000 cubic meters of annual production rights. As of the end of 1995, the three timber companies had long-term leases for about 1.26 million acres (510,100 hectares), with annual aggregate cutting rights of 760,000 cubic meters.

The Siziman project, which has been recognized for its sound ecological design, involved construction by Pioneer of a logging camp, the related infrastructure required for modern timber harvesting, and a port for shipment. The first commercial shipments began in 1995.

[Photo]

Strategic Metals

[Photo]

Since 1991, Pioneer, through our affiliates, has been producing high technology metal alloys and powders, capitalizing on the strength of Russian material science. Pioneer collaborates with Russian metallurgical concerns, providing them with the marketing skills and financing necessary to compete in Western markets.

Pioneer's diverse ventures share a common philosophy: all are undertaken with thorough appreciation and understanding of local markets, culture and custom. All represent a long-term commitment to the local economy. And, our knowledge is leveraged with the skills of expert local partners and staff, who share in the rewards and risks of the business.

As a young organization in the late 1920's, Pioneer Fund dedicated itself to the principles of conservative money management -- principles that continue to guide us as we expand in new directions. Pioneer believes that building on innovation is the surest path to long-term growth.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Summary of Operations

The Pioneer Group, Inc. (the "Company") reported earnings per share of 90 cents in 1995, 42 cents lower than 1994's record earnings of $1.32 per share, but 18 cents higher than 1993 earnings of 72 cents. Earnings in 1995 included a loss of 12 cents per share related to expenses the Company incurred in connection with its postponed effort to sell, in a public global offering, approximately 20% of its shares of Pioneer Goldfields Limited ("PGL"). Earnings per share have been adjusted for the 2-for-1 stock splits, effected by the payment of 100% stock dividends on December 9, 1994, and September 1, 1993, respectively.

[Bar chart]

91--0.58
92--0.59
93--0.72
94--1.32
95--0.90

Earnings Per
Share (Dollars)

[End Bar Chart]

The Company's worldwide financial services businesses earned 48 cents in 1995, 11 cents lower than in 1994, but 12 cents higher than in 1993. Earnings of 6 cents per share from the Company's Russian investment operations acquired in 1995 were more than offset by a 30 cent per share decrease in earnings from the Company's Polish investment operations, which earned 1 cent in 1995. Assets from the Company's Polish mutual funds decreased by 53% in 1995 to $275 million at December 31, 1995. Polish investment operations earned 3 cents per share in 1993. Earnings from the domestic mutual fund business have remained relatively stable over the last three years. Domestic mutual fund operations earned 35 cents per share in 1995, 36 cents in 1994 and 33 cents in 1993. The Company's worldwide venture capital operations, net of operating expenses, earned 6 cents per share in 1995 compared to a loss of 8 cents per share in 1994. Venture capital operations broke even in 1993.


The Company's gold mining operations, which consist of its wholly owned subsidiary, PGL, and PGL's 90% owned subsidiary, Teberebie Goldfields Limited ("TGL"), earned 56 cents per share in 1995, 72 cents in 1994 and 42 cents in 1993. Earnings for 1994 included a favorable one time deferred income tax rate adjustment of 16 cents per share. Net of the deferred income tax adjustment, gold mining earnings in 1995 were unchanged from the 1994 level. The Company's Russian powdered metals operations lost 2 cents in 1995, earned 1 cent in 1994 and lost 6 cents per share in 1993.

Financial Services Businesses

1995 Compared to 1994

Revenues. The Company's worldwide financial services businesses have three principal sources of revenues: fees derived from managing the 30 U.S. registered investment companies in the Pioneer Family of Mutual Funds and institutional accounts, fees from underwriting and distribution of mutual fund shares, and fees derived from acting as shareholder servicing agent. The Company earns similar revenues from its international investment operations in Poland, Russia, Ireland, the Czech Republic, and from its joint ventures in India and Taiwan.

Revenues from the worldwide financial services businesses of $108.5 million in 1995 were $4.4 million higher than the 1994 level, as increased shareholder services fees and revenues from the Company's new Russian investment operations more than offset the significantly lower underwriting commissions resulting from significantly lower sales of the Company's Polish mutual funds in 1995.

Management fees of $64.6 million in 1995 were $0.4 million, or 1%, higher than management fees in 1994. The $7.0 million increase in management fees earned from the U.S. registered mutual funds was more than offset by a $7.8 million decrease in management fees earned from the Company's Polish mutual funds. Record assets under management of $13.7 billion at December 31, 1995, increased by $2.6 billion since the beginning of 1995. The increase was principally attributable to strong stock market performance. During 1995, the Company earned $1.2 million in management fees from its U.S. and Polish venture capital funds.

Underwriting commissions and distribution fees of $8.5 million in 1995 were $4.3 million, or 33%, lower than underwriting commissions and distribution fees in 1994 as a result of significantly lower sales of the Company's Polish mutual funds. Sales of units of the Polish mutual funds were only $21 million while redemptions were $0.4 billion in 1995, compared to sales of $0.7 billion and redemptions of $0.6 billion in 1994. Record U.S. registered mutual fund sales of $1.8 billion in 1995 were 17% higher than sales during 1994, while redemptions of $1.1 billion increased by 22%. The Company had net sales of U.S. registered mutual funds of $0.7 billion in 1995, compared to $0.6 billion in 1994.

Shareholder services fees of $22.5 million in 1995 increased by $2.6 million, or 13%, over 1994, as a result of an increase in the number of shareholder accounts from 929,000 on January 1, 1995 to 982,000 accounts at year end as well as a fee increase effective January 1, 1995.

All other income of $12.9 million in 1995 increased by $5.6 million, or 77%, over 1994, principally from revenues related to interest and dividend income from the Company's new Russian investment management operations.

Costs and Expenses. Costs and expenses of the worldwide financial services businesses increased by $17.1 million, or 22%, over 1994 to $94.0 million in 1995, of which $3.4 million was from the Company's new Russian investment operations accounted for on the consolidation method. Virtually all of the remaining increase of $13.7 million resulted from higher payroll costs in the investment management, marketing and shareholder servicing groups, higher costs related to additional office space, higher costs related to mutual fund distribution (including printing and mailing of sales literature, paying commissions earned by the sales force and mutual fund advertising and public relations) and higher expenses from the amortization of dealer advances.

Other Income and Expense. The Company reported net venture capital investment portfolio gains (excluding operating expenses) of $5.1 million in 1995 compared to no portfolio gains or losses in 1994. All of the 1995 gains were generated from investments in the Company's U.S. venture capital portfolio. The Company's investments in its own mutual funds, principally during their start-up phase, contributed net gains of $0.8 million in 1995 compared to net losses of $1.0 million in 1994. The Company realized gains of $3.5 million in 1995 from investments held by the First Voucher Fund (the "Voucher Fund"), the Russian investment fund in which the Company owns a 51% interest.

The Company incurred $4.9 million of costs in connection with its postponed public global offering of approximately 20% of the shares of PGL.

Taxes. The Company's effective tax rate for the worldwide financial services businesses of 43% for 1995 was essentially unchanged from 1994.

[Bar chart]

91--85,099
92--92,814
93--107,174
94--134,422
95--150,343

Stockholders'
Equity (Thousands
of Dollars)

[End Bar Chart]

1994 Compared to 1993

Revenues. Revenues from the worldwide financial services businesses of $104.1 million in 1994 were $33.9 million, or 48%, higher than the 1993 level, almost exclusively from higher management fees and underwriting commissions. Management fees of $64.3 million in 1994 were 63% higher than in 1993. Nearly one half of the increase resulted from higher average assets of U.S. registered mutual funds, including funds previously managed by Mutual of Omaha Fund Management Company ("FMC"). The Company acquired the management rights to such funds in December 1993. The remainder of the increase was attributable to assets of the Company's Polish mutual fund.

Record year-end assets under management of $11.1 billion at December 31, 1994, reflected an increase of $0.3 billion over 1993. Assets under management at year end included approximately $600 million from the Company's Polish mutual fund.

Underwriting commissions and distribution fees of $12.8 million in 1994 were 68% higher than in 1993. Worldwide sales of mutual funds (including reinvested dividends) were a record $2.2 billion in 1994, $0.7 billion higher than in 1993, almost evenly divided between the Company's U.S. registered mutual funds and the Polish mutual fund. Sales of U.S. registered mutual funds of $1.5 billion in 1994, which matched the Company's previous highest level (in 1986), were 39% higher than in 1993. Redemptions increased by 20% in 1994 over 1993. Polish mutual fund sales were $734 million in 1994 versus redemptions of $584 million. In 1993, Polish mutual fund sales were $429 million and redemptions were $34 million.

Shareholder services fees of $19.8 million in 1994 increased by 16% over 1993. The Company was servicing nearly 929,000 shareholder accounts at December 31, 1994, 55,000 higher than at the end of 1993.

Trustee fees and other income of $7.3 million increased by $1.2 million, or 19%, in 1994. Higher interest income accounted for approximately 75% of the increase while the remainder resulted principally from higher trustee fees.

Costs and Expenses. Worldwide financial services businesses costs and expenses of $76.9 million in 1994 increased by $19.0 million, or 33%, over the 1993 level. Approximately one-third of the increase resulted from higher payroll costs, principally reflecting costs related to increased staffing in the investment management, marketing and shareholder servicing groups and higher bonus expenses related principally to investment management performance. Approximately one-fourth of the increase reflected higher mutual fund distribution and advertising costs. Nearly one-fifth of the increase resulted equally from a full year's amortization of goodwill in 1994 associated with the Company's acquisition of FMC versus only one month's amortization in 1993 and higher costs related to additional office space.

Other Income and Expense. The Company reported no venture capital investment portfolio gains or losses (excluding operating expenses) in 1994 as contrasted with net gains of $2.0 million in 1993. The Company's results for 1994 reflected net losses of $0.9 million as contrasted with 1993 net gains of $1.5 million in market value from the Company's investments in its own mutual funds during their start-up phases.

Taxes. The Company's effective tax rate for the worldwide financial services businesses decreased slightly from 43% in 1993 to 42% in 1994.

Liquidity and Capital Resources

IRS regulations require that, in order to serve as trustee, the Company must maintain a net worth of at least 2% of the assets of Individual Retirement Accounts and other qualified retirement plans accounts at year end. At December 31, 1995, the Company served as trustee for $4.4 billion of qualified plan assets, and the ratio of net worth to qualified assets was 3.4%. The Company's stockholders' equity of $150.3 million at December 31, 1995, would permit it to serve as trustee for up to $7.5 billion of qualified plan assets.

The Company completed the acquisition of FMC on December 1, 1993. If certain asset targets are reached, the Company would be obligated to pay up to $3 million of additional consideration to FMC's former owner in 1996.

The Company does not believe, however, that the asset target levels will be reached and that, as a result, the Company will not be obligated to make any further payments to FMC's former owner.

For certain of the Pioneer Family of Mutual Funds, the Company has introduced a multi-class share structure. Under the multi-class share structure, which was first introduced in April 1994, the participating, or "multi-class," funds offer both traditional front-end load shares (Class A shares) and back-end load shares (Class B and C shares). On back-end load shares, the investor does not pay any sales charge unless there is a redemption before the expiration of the minimum holding period which ranges from three to six years in the case of Class B shares and is one year in the case of Class C shares. The Company, however, pays "up-front" commissions to broker-dealers related to sales and service of the back-end load shares ranging from 2% to 4% of the sales transaction amount on Class B shares and of 1% on Class C shares. The multi-class funds pay the Company distribution fees of 0.75% and service fees of 0.25% per annum of their respective net assets invested in Class B and Class C shares, subject to annual renewal by the trustees of the funds. Class B shares were introduced in April 1994 and Class C shares were introduced in January 1996. Sales of back-end load shares were $426 million in 1995 and $136 million in 1994, and dealer advances totaled $14.9 million in 1995 and $4.7 million in 1994. Dealer advances, net of accumulated amortization, were $17.1 million at December 31, 1995. In 1996, the Company intends to finance this program, in part, through the financing facility described in the section entitled "General."

In April 1995, the Company acquired approximately 51% of the shares of the Voucher Fund, the largest voucher investment fund established in Russia in connection with that country's privatization program. The shares were issued by the Voucher Fund to two newly-formed subsidiaries of Pioneer Omega, Inc. ("Pioneer Omega"), a Delaware corporation in which the Company owns 100% of the outstanding common stock. In addition to acquiring shares in the Voucher Fund, Pioneer Omega, acting through its subsidiary Pioneer First Russia, Inc., acquired a Russian company that holds rights to manage the Voucher Fund's investments. Pioneer Omega paid $2.0 million in cash and issued preferred shares (the "Omega shares") valued at $6 million as consideration for the acquisition of the management company and related rights. The holder of the Omega shares has the right to cause the Company to purchase such shares (the "put option"), and the Company has a corresponding right to purchase such shares from the holder (the "call option"). The put and call options are each exercisable with respect to one-third of the Omega shares on the first, second and third anniversaries of the closing of the transaction. The put and call option exercise price is $2 million per tranche, plus a 5% per annum premium on the option exercise price. The Company will pay a total of $6.6 million for the Omega shares over a three-year period as the put and/or call options are exercised.

Recent Developments

The Company announced in February 1996 that the Boards of the two largest U.S. registered mutual funds it manages have approved management fee increases. The proposed increases are subject to approval by the shareholders of the funds at meetings to be held in April 1996. If such shareholder approvals are not obtained, there would be no revenue impact. A third fund implemented a similar, though not identical, fee increase following shareholder approval in January 1996. If such proposed fee increases are approved, the Company expects that a significant amount of the increased fee revenues in 1996, estimated at $7.5 million on the basis of current assets under management, will be expended to meet increases in costs for its investment advisory personnel and purchases of computer systems to be employed in its investment management business. In addition, the Company will continue to invest in the growth of this increasingly competitive business, including product development and distribution initiatives and enhancements. The potential impact of these fee proposals on the Company's earnings is not possible to predict at this time.

Natural Resource Development Businesses


[Bar chart]

91*--65,400
92 --126,200
93 --164,900
94 --176,400
95 --235,500

Gold Production
(Ounces)
*Commenced April 1

[End Bar Chart]

Gold Mining Business

The results of the gold mining business are substantially attributable to the operations of TGL, the principal operating subsidiary of the Company's wholly owned subsidiary, PGL. The Company's financial statements include an adjustment to TGL's earnings to give effect to the 10% minority interest in TGL held by the Government of Ghana.

TGL earns all of its revenues in U.S. dollars and the majority of its transactions and costs are denominated in U.S. dollars or are based in U.S. dollars. Consequently, Ghanaian inflation has not had a material effect on TGL's operations. TGL has Ghanaian cedi denominated costs which consist primarily of cement, fuel, wages, power and local purchases. While Ghana has experienced significant inflation over the last three years, the cedi has been characterized by continuous devaluation against the dollar.

1995 Compared to 1994

In 1995, the gold mining business contributed $14.0 million, or 56 cents per share, to the Company's earnings compared to $18.3 million, or 72 cents per share, in 1994. Results in 1994 included a favorable adjustment to earnings of 16 cents per share as a result of a reduction in the applicable Ghanaian income tax rates for gold mines from 45% to 35% (the same rate for other Ghanaian industries), which reduced TGL's cumulative deferred income taxes accrued prior to January 1, 1994, by $4.4 million. Excluding this adjustment, 1995 earnings were essentially unchanged from 1994.

Revenues increased by 34% to $90.2 million as gold shipments increased by 34% to 235,500 ounces. The average realized price of gold remained unchanged at $383 per ounce. The revenue increase was offset by higher production costs.

The following table provides production numbers and compares TGL's cash costs and total costs per ounce for 1995 with the prior year.

========================================================================
                                             Twelve months ended
                                         December 31,      (Increase)/
                                       1995           1994      Decrease
                                       ----           ----      --------
Production (ounces)                   235,500       176,400     (59,100)
                                      =======       =======     ========
Cash costs:
    Production costs                     $160          $119        $(41)
    Royalties                              11            11          -0-
    General and administrative             27            31           4
                                      -------       -------     --------
       Cash costs per ounce               198           161         (37)
                                      -------       -------     --------
Non-cash costs:
    Depreciation and amortization          67            73           6
    Other                                   3             2          (1)
                                      -------       -------     --------
       Cost of production per ounce       268           236         (32)
                                      -------       -------     --------
Interest and other costs                    9            12           3
                                      -------       -------     --------
       Total costs per ounce             $277          $248        $(29)
                                      =======       =======     ========
========================================================================

Production Costs. Production costs represent costs attributable to mining ore and waste and processing the ore through crushing and processing facilities. TGL's costs of production are affected by ore grade, gold recovery rates, the waste to ore, or "stripping" ratio, the age of equipment, the weather, availability of labor, haul distances, foreign exchange fluctuations and gold production lag from new operations. In 1995, production costs increased by $41 per ounce to $160 per ounce compared with 1994, principally because of an increase in the stripping ratio, from 1.81:1 to 2.75:1, and a decrease in the ore grade from 1.46 to 1.27 grams per tonne, which was greater than anticipated due to higher than expected mining dilution. In addition, the cost per ounce was adversely affected by the normal time lag in gold processing inherent in developing the new heap leach pads at the West Plant.

Royalties. Under the Ghanaian Minerals and Mining Law, royalties are levied at rates ranging from 3% to 12% of operating revenues as determined by reference to an operating ratio. Such operating ratio represents the percentage that the operating profits, after giving effect to capital allowances and interest expense (as permitted by TGL's Deed of Warranty), bears to gold sales. In 1994 and 1995, the royalty rate payable by TGL remained at 3% of operating revenues, the minimum permitted by law, principally because of a sustained level of capital expenditures, and associated capital allowances, since the inception of the project.

General and Administrative Costs. General and administrative costs consist principally of administrative salaries and related benefits, travel expenses, insurance, utilities, legal costs, employee meals, rents and vehicle expenditures. These costs increased by 17%, primarily as a result of increases in salaries and benefits relating to the 1995 collective bargaining agreement, and in commercial insurance premiums, employee transportation costs, consulting expenses and bank charges. This increase in costs was more than offset by higher production levels, resulting in a net decrease in costs of $4 per ounce in 1995.

Depreciation and Amortization. Depreciation and amortization is calculated using units-of-production and straight-line methods designed to fully depreciate property, plant and equipment over the lesser of their estimated useful lives or ten years. Development cost amortization decreased by $4 per ounce principally because development costs at the West Plant expansion were significantly lower than those at the original East Plant. Development costs at each of the East Plant and the West Plant are amortized over 950,000 ounces of production. As a result, since the West Plant was commissioned in the third quarter of 1994, the weighted average amortization per ounce decreased slightly.

Other. Other costs represent a provision for future reclamation costs and costs related to exploration activities conducted by TGL at the Teberebie concessions and in other parts of Ghana. The increase of $1 per ounce in 1995 compared with 1994 was attributable to an increase in exploration core drilling.

[Bar chart]

91--2.2
92--4.5
93--4.8
94--6.7
95--9.1

In-Situ Proven &
Probable Reserves
(Millions of Ounces)

[End Bar Chart]

Interest and Other Costs. The $3 per ounce decrease in interest expense and other costs in 1995 compared to 1994 was attributable principally to lower interest expense and gold price floor program premiums, offset partially by an increase in foreign exchange losses. Since the beginning of 1994, outstanding loan principal balances decreased by $8.9 million resulting in a $2 per ounce decrease in interest expense. In addition, put option premiums incurred to maintain a gold price floor program of $310 per ounce decreased by approximately $2 per ounce, principally because of higher prevailing market prices when such options were purchased. In 1995, TGL experienced an increase in foreign exchange losses of less than $1 per ounce compared with the prior year.

Income Taxes. The statutory tax rate for mining companies in Ghana in 1995 and 1994 was 35%. The effective tax rates in 1995 and 1994 were essentially unchanged.

1994 Compared to 1993

In 1994, the gold mining business contributed $18.3 million, or 72 cents per share, to the Company's earnings. This included a favorable adjustment to earnings of 16 cents per share as a result of a reduction in the applicable Ghanaian income tax rates for gold mines from 45% to 35% (the same rate for other Ghanaian industries), which reduced TGL's cumulative deferred income taxes accrued prior to January 1, 1994, by $4.4 million. Excluding this adjustment, earnings increased by $3.5 million, or 14 cents per share, compared with 1993.

Revenues increased by 14% to $67.6 million, as both gold shipments and the average realized price of gold increased by 7% to 176,400 ounces and $383 per ounce, respectively, compared with 1993. The increase in revenues was largely offset by increases in cash costs per ounce.

The following table provides production numbers and compares the cash and total cost per ounce for 1994 with the prior year:

========================================================================
                                               Twelve months
                                                    ended
                                           December 31,      (Increase)/
                                        1994         1993     Decrease
                                      --------------------- -----------
Production (ounces)                    176,400      164,900   (11,500)
                                       =======      =======   ========
Cash costs:
    Production costs                      $119          $92      $(27)
    Royalties                               11           11        -0-
    General and administrative              31           28        (3)
                                      --------      -------   --------
       Cash costs per ounce                161          131       (30)
Non-cash:
    Depreciation and amortization           73           79         6
    Other                                    2            2        -0-
                                      --------      -------   --------
       Costs of production per ounce       236          212       (24)
Interest and other costs                    12           17         5
                                      --------      -------   --------
       Total costs per ounce              $248         $229      $(19)
                                      ========      =======   ========
========================================================================

Production Costs. The $27 per ounce increase in production costs during 1994 was attributable to higher stripping ratios, the mining of lower grade ore and start-up costs related to the West Plant mine expansion in 1994. The stripping ratio increased from 1.28:1 to 1.81:1, while the ore grade mined decreased from
1.73 to 1.46 grams per tonne compared with 1993.

Royalties. In 1993 and 1994, the royalty rate payable by TGL represented approximately 3% of revenues, the minimum permitted by law, principally because of a sustained level of capital expenditures and associated capital allowances since the inception of the project.

General and Administrative Costs. General and administrative costs increased by $3 per ounce compared with 1993 as an overall cost increase of $5 per ounce was offset, in part, by a reduction of $2 in the cost per ounce associated with higher production levels. TGL experienced increases in salaries and wages, commercial insurance premiums, customs duties and clearing costs, and employee meals expense. These increases were attributable to manpower and equipment additions associated with the West Plant mine expansion.

Depreciation and Amortization. Depreciation and amortization expense decreased by $6 per ounce compared with 1993, principally because original mining equipment, which was depreciated rapidly over 400,000 ounces, was fully depreciated by the end of the second quarter of 1994.

Interest and Other Costs. Interest and other costs decreased by $5 per ounce compared with 1993. Since the beginning of 1993, outstanding loan principal balances decreased by $15.3 million, resulting in a $3 per ounce decrease in interest expense. In addition, foreign exchange losses decreased by $2 per ounce as foreign currency exposure decreased and the devaluation of the cedi decreased from 56% in 1993 to 28% in 1994.

Income Taxes. Under the laws of the Republic of Ghana, income taxes may be deferred until recovery of capital investment, so TGL had accrued deferred income taxes of $19.8 million for book purposes from the commencement of commercial operations in April 1991 through December 31, 1993. In the first quarter of 1994, the Republic of Ghana reduced the income tax rate for mining companies from 45% to 35%. As a result, 1994 earnings were enhanced by 16 cents per share, or 90% of a $4.4 million reduction in income taxes deferred through December 31, 1993. The 1994 effective tax rate was 36% as compared to 48% in 1993.

Liquidity and Capital Resources

Cash flow. PGL's cash balances decreased by $1.1 million to $2.4 million during 1995. Cash generated from operating activities aggregated $21.9 million while capital expenditures and third-party loan principal payments were $16.6 million and $3.6 million, respectively. Major capital expenditures by TGL during 1995 included $6.5 million for leach pads and ponds, $2.9 million for mining equipment, $2.6 million for equipment related to the Phase III mine expansion (South Plant) and $1.5 million for stand-by power generators. TGL continued to generate sufficient operating cash flow to fund all of its scheduled third-party debt service payments and short-term cash commitments.

Third-Party Debt. At the end of 1995, third-party debt aggregated $4.2 million, including $1.7 million which was guaranteed by the Company. Excluding Phase III expansion financing, scheduled third-party debt service for 1996 is expected to aggregate $2.2 million, all of which is expected to be funded by mining operations revenues.

Risk Management. In the past, TGL purchased put options to secure a minimum selling price for its gold. All outstanding options expire on March 31, 1996, and TGL currently does not intend to renew these options unless the price of gold declines to below $375 per ounce.

The Company maintains $64.8 million of "political risk" insurance principally from the Overseas Private Investment Corporation ("OPIC") covering 90% of its equity and loan guarantees. This insurance also covers 90% of the Company's proportionate share of TGL's cumulative retained earnings. In addition, the Company maintains standby coverage of $2.1 million, which can be activated semiannually, to cover increases in the Company's proportionate share of TGL's cumulative retained earnings. In addition to other commercial insurance policies, TGL has secured business interruption coverage of up to $19.0 million for losses associated with machinery breakdown and property damage and to defray continuing infrastructure and interest costs.

Phase III Mine Expansion. In July 1995, the Board of Directors of TGL approved the Phase III expansion of the TGL mine. Phase III will include a third heap leach operation and the construction of a near-pit gyratory crushing facility which will act as the primary crushing facility for the West Plant and the new South Plant. Phase III will also gradually introduce a new and larger mining fleet, with the objective of mining at an annualized rate of approximately 60 million tonnes of material per year (including approximately 12 million tonnes of ore) and raising overall gold production to at least 400,000 ounces per year when Phase III is completed (expected in 1998). Realization of this objective is subject to the uncertainties inherent in any mining and processing operation. The initial work on the project has commenced. The major crushing equipment has been ordered, and the initial mining equipment, consisting of four Caterpillar ("CAT") 785 trucks and a CAT 5230 hydraulic shovel, has been delivered to the site and good progress is being made in training operators on the new equipment. Total capital investment planned for 1996 is approximately $68 million, including $46 million in expansion capital. Expansion capital represents approximately $32 million for the purchase of crushing and processing facilities and approximately $14 million for the purchase of mining equipment.

Financing Facilities. In September 1995, OPIC executed a commitment letter (which expires May 1, 1996) with TGL and the Company pursuant to which OPIC agreed, subject to the fulfillment of certain conditions, to finance up to $54 million in connection with the Phase III expansion. As of March 11, 1996, TGL and the Company have not executed definitive loan agreements with respect to such OPIC guaranteed financing, and there can be no assurance that such OPIC guaranteed financing will become available or that it will be available on terms acceptable to TGL and the Company. In order to facilitate financing, TGL has obtained credit approval from Caterpillar Financial Services Corporation, a wholly owned subsidiary of Caterpillar Inc. (collectively, "Caterpillar"), pursuant to which Caterpillar has agreed, subject to the fulfillment of certain conditions, to provide a revolving credit facility of up to $21 million to finance the purchase of Caterpillar and other mining equipment. Such revolving facility would be subject to renewal in January 1997. In March 1996, TGL executed a commitment letter to utilize $8.4 million of such facility. There can be no assurance that TGL will be able to obtain the Caterpillar credit facility on terms favorable to TGL or the Company. On March 6, 1996, TGL executed a loan agreement with Enskilda, a division of Skandinaviska Enskilda Banken, pursuant to which Enskilda has agreed to provide a direct loan of Swedish Krona 94.5 million (approximately $13.6 million) to finance the gyratory crusher and related equipment procured from Svedala Crushing and Screening AB. This loan is guaranteed by the Swedish Export Credits Board. As TGL obtains these alternative sources of financing, TGL intends to proportionately reduce the amount of its OPIC guaranteed financing.

Reserves. The following table sets forth the in situ mineable proven and probable reserves of TGL as at December 31, 1995. The cut-off grades used to delineate the reserves are 0.765 grams per tonne for crushed ore and 0.25 grams per tonne for run-of-mine ore at a gold price of $385 per ounce.
=================================================================================================================
                                                    Mineable Reserves
                                                    -----------------
                                                Crushed Ore                              Run-of-Mine Ore
                                                   Grams                                        Grams
                                                    per                                          per
                                     Tonnes       Tonnes         Ounces           Tonnes       Tonnes     Ounces
                                     ------       ------         ------           ------       ------     ------
Total Proven                       149,236,000     1.46        7,039,000        49,859,000      0.54      865,000
Total Probable                      22,740,000     1.41        1,030,000         8,625,000      0.56      154,000
                                   -----------     ----        ---------        ----------      ----    ---------
Total Reserves                     171,976,000     1.46        8,069,000        58,484,000      0.54    1,019,000
                                   ===========     ====        =========        ==========      ====    =========
Total Mineable Reserve Ounces:                                          9,088,000
                                                                        =========
=================================================================================================================

Based on the current technology at the mine, it is estimated that recoverable gold from these open-pit reserves will aggregate approximately 6.7 million ounces.

Recent Developments

As with all heap leach operations, there is a time lag between when ore is placed on a heap, after mining and certain processing costs have been incurred, and when gold from that ore is recovered and revenue realized. Therefore, cash costs tend to rise during periods when significant heap leach pad development occurs, such as after an expansion or any large increase in ore production. During 1995, material continued to be added to new heaps which form part of the Phase II expansion. Mining and certain processing costs were incurred at this stage but, due to the time lag in leaching, recovery rates were well below their theoretical maximum. This effect, coupled with a higher stripping ratio and the mining of lower grade ore, resulted in a 23% increase in the cash costs per ounce. The Company believes that the average cash costs per ounce will be favorably affected by the economies of scale expected from the Phase III expansion. As explained above, however, there will be periods in the future when cash costs per ounce rise, primarily as a result of the production lag inherent in starting new heaps and lifts.

Production in the first quarter of 1996 is expected to decrease below production in the fourth quarter of 1995. In the first half of 1996, production is targeted at approximately 120,000 ounces with second half production targeted at approximately 135,000 ounces as TGL begins to introduce new and larger capacity replacement mining equipment.

TGL's original production target for 1996 was 270,000 ounces of gold, as announced by the Company in early February 1996. After further review of production figures from the late fourth quarter of 1995 and from January 1996, TGL's management recently revised its 1996 production target downward to 255,000 ounces. The lower figure reflects a reduction in anticipated output levels in the early part of 1996, resulting from events occurring in late 1995 and early 1996. These included (a) lower than anticipated equipment availability, which led to a smaller tonnage of ore being mined, crushed and placed on the leach pads, and (b) mining of a higher proportion of ore than previously estimated from the lower-grade southern part of the Teberebie pit. The reduced tonnages placed on the leach pads in late 1995 and the lower grade of ore being leached at present will result in lower gold output in the first quarter of 1996. While the Company believes that its current production target of 255,000 ounces for 1996 is achievable, realization of production targets is subject to the uncertainties inherent in any mining and processing operation.

Timber Business

Liquidity and Capital Resources

The Company's Russian timber venture, Forest Starma, in which the Company has a 71% direct interest (recently increased from 63%) and a 3% indirect interest is pursuing the development of timber production under two long-term leases comprising 88,800 hectares (approximately 219,500 acres) in the aggregate with annual cutting rights of 210,000 cubic meters awarded to the venture in the Khabarovsk Territory of Russia. Forest Starma is in the process of securing additional cutting rights of approximately 90,000 cubic meters per year. Forest Starma has developed a site, including a jetty, from which it exports timber for markets in the Pacific Rim, primarily Japan. Timber harvesting commenced in the first quarter of 1995 and the first shipments of timber (acquired in the development phase), totaling approximately 30,000 cubic meters, occurred in the third and fourth quarters of 1995. The related revenues were used to offset development costs.

Capital required by this venture is now projected at approximately $36.4 million through the end of 1996 including $20.1 million in subordinated debt provided by the Company and $9.3 million financed pursuant to a conditional loan commitment already in place. The $9.3 million loan, which initially would be guaranteed by the Company, would cease to be guaranteed when the project meets certain production and cash flows tests. During 1996, the Company expects to provide additional bridge financing as Forest Starma applies for up to $7.0 million in third-party financing.

Investments by the Company in Forest Starma aggregated $29.4 million (net of an assumed value added tax recovery on imports) at December 31, 1995, $9.3 million of which is considered bridge financing by the Company subject to repayment upon receipt of third party loan proceeds. Forest Starma is expected to reach a production level of approximately 220,000 cubic meters per year by the end of 1996.

The Company has secured OPIC political risk insurance in amount of up to $47 million which would protect 90% of the Company's equity investment and loans and a proportionate share of cumulative retained earnings.

[Bar chart]

91--0.2025
92--0.21
93--0.225
94--0.315
95--0.40

Cash Dividends
Per Share
(Dollars)

[End Bar Chart]

In November 1995, Amgun-Forest and Udinskoye each executed a long-term lease (50 years) relating to timber harvesting. The Amgun-Forest lease covers 264,700 hectares (approximately 654,000 acres) with annual cutting rights of 350,000 cubic meters while the Udinskoye lease covers 156,600 hectares (approximately 387,000 acres) with annual cutting rights of 200,000 cubic meters. Work on the feasibility study for Amgun-Forest has commenced, and the Udinskoye feasibility study will be carried out at a later date. The studies will form the basis for estimating capital requirements for these projects. Preliminary estimates for these two projects are that, prior to securing third-party financing, the Company will provide funding of approximately $1.3 million in 1996.

General

The Company's liquid assets consisting of cash and marketable securities (exclusive of gold mining operations) increased by $7 million in 1995 to $33 million due to the Company's various financing activities in 1995.

On February 28, 1995, the Company entered into an agreement with a commercial bank providing for a $30 million unsecured line of credit. Advances under the line bear interest at the Company's option at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50%,

(b) the London Interbank Offered Rate ("LIBOR") plus 1.10%, or (c) at a money market rate set by the bank. The line, which expires on April 30, 1996, provides that the Company must pay additional interest to the bank at the rate of 0.25% per annum of the unused portion of the line. On May 22, 1995, the Company entered into a second agreement with the commercial bank providing for a $10 million unsecured line of credit with substantially the same terms as the first agreement including applicable interest rates and expiration date. This second line was subsequently increased to $15 million on October 20, 1995, to $30 million on December 20, 1995, and to $40 million on February 27, 1996. At March 11, 1996, the Company had $61.5 million outstanding under the lines.

The Company entered into a commitment letter agreement on February 29, 1996, with the commercial bank for a new senior credit facility in the amount of $115 million. Such commitment is subject to the fulfillment of certain conditions and expires on April 30, 1996. Under the proposed new facility, the Company can borrow up to $35 million under a revolving credit agreement ("RCA") to finance dealer advances relating to sales of back-end load shares of the Company's domestic mutual funds. The RCA is subject to annual renewal by the Company and the commercial bank. In the event the RCA is not renewed, at maturity, it will automatically convert to a five-year term loan. Advances under the RCA bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50% or (b) LIBOR plus 1.25%. In addition, the Company can borrow up to $80 million for general corporate purposes and to refinance existing debt. This loan is payable in full in five years from the first drawdown. Advances under this loan bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50% or (b) LIBOR plus the applicable margin, tied to the Company's financial performance, of either 0.75%, 1.25% or 1.50%, as defined under the commitment letter. The senior credit facility provides that the Company must pay additional interest to the bank at the rate of 0.375% per annum of the unused portion of the facility and an annual arrangement fee of $35,000. The commitment fees are approximately $0.7 million.

Future Operating Results

Certain of the information contained in this Annual Report, including information with respect to the Company's plans and strategies for its worldwide financial services and natural resource development businesses, consists of forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following.

The Company derives a significant portion of its revenues from investment management fees, underwriting and distribution fees and shareholder services fees. Success in the investment management and mutual fund share distribution businesses is substantially dependent on investment performance. Good performance stimulates sales of shares and tends to keep redemptions low. Sales of shares generate higher management fees and distribution fees (which are based on assets of the funds). Good performance also attracts institutional accounts, Conversely, relatively poor performance results in decreased sales and increased redemptions and the loss of institutional accounts, with corresponding decreases in revenues to the Company. Investment performance may also be affected by economic or market conditions which are beyond the control of the Company.

The mutual fund industry is intensely competitive. Many organizations in this industry are attempting to sell and service the same clients and customers, not only with mutual fund investments but with other financial services products.

Some of the Company's competitors have more products and product lines and substantially greater assets under management and financial resources.

As described above, the Company also offers a multi-class share structure. Under such structure, the Company pays a commission on the sale but the investor does not pay any sales charge unless it redeems before the expiration of the minimum holding period, which ranges from three to six years in the case of Class B Shares and which is one year in the case of Class C Shares. The Company's cash flow and results of operations may be adversely affected by vigorous sales of back-end load shares because its recovery of the cost of commissions paid up front to dealers is spread over a period of years. During this period, the Company bears the costs of financing and the risk of market decline.

The businesses of the Company and its financial services subsidiaries are dependent upon their associations with the Pioneer Family of Mutual Funds with which they have contractual relationships. In the event any of the management contracts, underwriting contracts or service agreements were canceled or not renewed pursuant to their terms, the Company may be substantially adversely affected.

The Securities and Exchange Commission has jurisdiction over registered investment companies, registered investment advisers, broker-dealers and transfer agents and, in the event of a violation of applicable rules or regulations by the Company or its subsidiaries, may take action which could have a serious effect on the Company.

Because a significant portion of the Company's revenues and net income are derived from the mining and sale of gold by TGL, the Company's earnings are directly related to the price of gold. Gold prices have historically fluctuated significantly and are affected by numerous factors, including expectations for inflation, the strength of the U.S. dollar, global and regional demand and political and economic conditions. If, as a result of a decline in gold prices, the Company's revenues from gold sales were to fall below cash costs of production, and to remain below its cash costs of production for any substantial period, the Company could determine that it is not economically feasible to TGL to continue commercial production.

While an internationally recognized engineering firm audited and verified TGL's gold reserves in August 1995, and indicated that the reserves are estimated in accordance with good engineering practices using current cost estimates, reserve estimates are necessarily imprecise and depend to some extent on statistical inferences drawn from limited drilling which may, on occasion, prove unreliable. Reserve estimates are based upon a number of assumptions, including the price of gold, cut-off grades and operating costs. Increases in operating costs, reduced recovery rates or market price fluctuations of gold may render all or a portion of such reserves uneconomic to mine.

TGL has recently discovered clay-filled fault zones below and parallel to the lowest ore zone at the Teberebie mine that create areas of slope instability within the pit. This instability may result in failures of sections of the footwall of the mine, especially during the rainy season. TGL has engaged a geo-technical consultant to conduct a study to identify the extent of, and address a solution to, this instability. It is possible that it may be necessary to mine in a manner which results in more footwall waste being removed than presently planned. This may result in an increase in the average stripping ratio. It is not yet possible to determine the impact, if any, of slope instability on operating costs. A significant increase in the average stripping ratio, however, would increase production costs.

To attain projected levels of gold production, TGL must successfully complete its Phase III expansion, and the new crushing facility to be constructed in connection with Phase III, the South Plant, must become operational on time. The Company believes that the construction schedule for Phase III is feasible. There can, however, be no assurance
                                                                             23
that Phase III will in fact be completed or become operational in accordance with TGL's current proposed construction schedule. As a result, future gold production achieved by the Teberebie mine may fail to meet the Company's current projections.

TGL is dependent upon a number of key supplies for its mining operations, including electricity, explosives, diesel fuel, lubricants, tires and sodium cyanide. There can be no assurance that a disruption in the supplies to TGL of these key materials will not occur and adversely affect the Company's operations.

The operations at TGL depend on the ability to recruit, train and retain employees with the requisite skills to operate large-scale mining equipment. Although TGL offers its employees an attractive compensation package, competition for skilled labor is strong among the various mines in Ghana. There can be no assurance that the Company's operations will not be adversely affected by a shortage of skilled laborers or by an increase in the time required to fully train new employees.

The Company has incurred considerable expenses in connection with the Forest Starma timber project located in the Russian Far East. Although the Company has commenced harvesting and has made shipments, Forest Starma is still in the development stage. While the Company continues to believe that the project will achieve commercial feasibility, there can be no assurance that it will do so.

The Company has a significant number of operations and investments located outside of the U.S., including the gold mining operation at TGL and the timber and investment operations in Russia. Foreign operations and investments may be adversely affected by exchange controls, currency fluctuations, taxation, political instability and laws or policies of the particular countries in which the Company may have operations. There is no assurance that permits, authorizations and agreements to implement plans at the Company's projects can be obtained under conditions or within time frames that make such plans economically feasible, that applicable laws or the governing political authorities will not change, or that such changes will not result in the Company's having to incur material additional expenditures. While the Company is currently applying for political risk insurance to cover its Russian investment operations, there can be no assurance that it will be able to obtain such coverage.

The Company believes that it is in sound financial condition, that it has sufficient liquidity from operations and financing facilities to cover short-term commitments and contingencies and that it has adequate capital resources to provide for long-term commitments.

ASSETS UNDER MANAGEMENT AT DECEMBER 31:
Dollars in Millions

                                             1995       1994      1993     1992      1991
                                            -------   -------    ------   ------    ------
U.S. Registered Mutual Funds                $12,701   $ 9,925   $ 9,854   $7,330    $6,871
Non-U.S. Registered Mutual Funds                280       589       388       --        --
                                            -------   -------   -------   ------    ------
Total Registered Mutual Funds                12,981    10,514    10,242    7,330     6,871
Closed-end and subadvised funds and
  private institutional accounts*               764       589       524      261       269
                                            -------   -------   -------   ------    ------
Total                                       $13,745   $11,103   $10,766   $7,591    $7,140
                                            =======   =======   =======   ======    ======

* Excludes assets of funds managed by foreign joint ventures and venture capital pools.


SALES OF MUTUAL FUND SHARES:
Dollars in Millions
                                              Year Ended December 31,
                                     1995     1994     1993     1992    1991
                                    ------   ------   ------    ----    -----
U.S. Registered Mutual Funds:
Sales*                              $1,752   $1,499   $1,076    $723    $ 624
Redemption of shares                 1,050      860      714     784      939
                                    ------   ------   ------    ----    -----
Net sales (redemptions) of shares   $  702   $  639   $  362    $(61)   $(315)
                                    ======   ======   ======    ====    =====

                                              Year Ended December 31,
                                     1995     1994     1993     1992     1991
                                    ------   ------   ------    ----    -----
Non-U.S. Registered Mutual Funds:
Sales*                              $   25     $734     $429      --       --
Redemption of shares                   381      584       34      --       --
                                    ------   ------   ------      --    -----
Net (redemptions) sales of shares   $ (356)    $150     $395      --       --
                                    ======   ======   ======    ====    =====

* Includes reinvestment of dividends, but excludes money market funds and funds managed by foreign joint ventures.

QUARTERLY RESULTS
Dollars in Thousands Except Per Share Amounts
                             Total            Net         Earnings
                      Revenues and Sales    Income     Per Share((1))
                      ------------------    ------     --------------
1995 by Quarter
March 31                   $ 45,679         $ 5,797        $0.23
June 30                      46,553           7,329         0.29
September 30                 51,240           6,273         0.25
December 31                  55,245           3,412         0.13 ((2))
                           --------         -------        -----
                           $198,717         $22,811        $0.90
                           ========         =======        =====
1994 by Quarter
March 31                   $ 42,558         $11,891        $0.47 ((3))
June 30                      39,816           6,847         0.27
September 30                 45,313           8,280         0.33
December 31                  44,015           6,442         0.25
                           --------         -------        -----
                           $171,702         $33,460        $1.32
                           ========         =======        =====
<FN
((1)) Adjusted for December 1, 1994 2-for-1 stock split effected in the form of a 100% stock dividend.

((2)) Includes loss of 12 cents per share associated with expenses incurred by the Company in connection with its postponed effort to sell in a global offering approximately 20% of its shares of Pioneer Goldfields
      Limited.

((3)) Includes a favorable adjustment to earnings of 16 cents per share as a result of a reduction in the applicable Ghanaian income tax rates for gold mines from 45% to 35% (the same rate for other Ghanaian industries), which reduced Teberebie Goldfields Limited's cumulative deferred income taxes accrued prior to January 1, 1994, by $4.4 million.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA:
Dollars in Thousands Except Per Share Amounts

                                                             Year Ended December 31,
                                            1995         1994         1993         1992         1991
                                          --------    ---------    ---------    ---------   -----------
Results of Operations
Revenues and sales                        $198,717     $171,702     $129,403     $101,802     $ 80,919
Costs and expenses                         158,908      119,568       94,142       73,616       57,835
Unrealized and realized (gains)
  losses on venture capital and
  marketable securities investments,
  net                                       (9,345)         946       (3,468)      (2,657)      (4,359)
Interest expense                             1,024        1,305        2,388        1,427        1,580
Minority interest                            3,123        2,129        1,409        1,169          487
Public offering costs                        4,863           --           --           --           --
Other, net                                     735          112          480          712           --
                                        ----------   ----------   ----------   ----------   ----------
Income before provision for federal,
  state and foreign income taxes            39,409       47,642       34,452       27,535       25,376
Net provision for federal, state and
  foreign income taxes                      16,598       14,182       16,322       12,937       10,938
                                        ----------   ----------   ----------   ----------   ----------
Net income                                $ 22,811     $ 33,460     $ 18,130     $ 14,598     $ 14,438
                                        ==========   ==========   ==========   ==========   ==========
Earnings per share*                          $0.90        $1.32        $0.72        $0.59        $0.58
Cash dividends per share*                    $0.40       $0.315       $0.225        $0.21       $0.203
Weighted average common and common
  equivalent shares outstanding*        25,311,000   25,354,000   24,976,000   24,824,000   24,766,000
Long-term notes payable                    $11,048       $9,101      $13,306      $11,972      $17,070
Total assets                              $319,069     $202,085     $172,295     $134,705     $123,817
Stockholders' equity                      $150,343     $134,422     $107,174      $92,814      $85,099
Stockholders' equity per share*              $6.05        $5.45        $4.36        $3.81        $3.46
Return on average stockholders'
  equity                                        16%          28%          18%          16%          18%
Return on revenues                              11%          19%          14%          14%          18%

* Adjusted for December 1, 1994, and September 1, 1993, 2-for-1 stock splits effected in the form of 100% stock dividends.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of The Pioneer Group, Inc.:

   We have audited the accompanying consolidated balance sheets of The Pioneer Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Pioneer Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Boston, Massachusetts,
March 11, 1996

CONSOLIDATED STATEMENTS OF INCOME
Dollars in Thousands Except Per Share Amounts

                                                                                   Year Ended December 31,
                                                                               1995         1994         1993
                                                                            ---------    ---------   ------------
Revenues and sales:
 Investment management fees                                                  $ 64,604     $ 64,251       $ 39,455
 Underwriting commissions and distribution fees                                 8,515       12,768          7,609
 Shareholder services fees                                                     22,447       19,820         17,071
 Trustee fees and other income                                                 12,909        7,279          6,117
                                                                           ----------   ----------   ------------
  Revenues from financial services businesses                                 108,475      104,118         70,252
 Gold sales                                                                    90,242       67,584         59,151
                                                                           ----------   ----------   ------------
  Total revenues and sales                                                    198,717      171,702        129,403
                                                                           ----------   ----------   ------------
Costs and expenses:
 Management, distribution, shareholder service and administrative
  expenses                                                                     94,003       76,885         57,874
 Gold mining operating costs and expenses                                      64,905       42,683         36,268
                                                                           ----------   ----------   ------------
  Total costs and expenses                                                    158,908      119,568         94,142
                                                                           ----------   ----------   ------------
Other (income) expense:
 Unrealized and realized (gains) losses on venture capital and
  marketable securities investments, net                                       (9,345)         946         (3,468)
 Interest expense                                                               1,024        1,305          2,388
 Minority interest                                                              3,123        2,129          1,409
 Public offering costs                                                          4,863           --             --
 Other, net                                                                       735          112            480
                                                                           ----------   ----------   ------------
  Total other (income) expense                                                    400        4,492            809
                                                                           ----------   ----------   ------------
Income before provision for federal, state and foreign income taxes            39,409       47,642         34,452
Provision for federal, state and foreign income taxes                          16,598       18,613         16,322
Cumulative deferred foreign income tax adjustment                                  --       (4,431)            --
                                                                           ----------   ----------   ------------
Net provision for federal, state and foreign income taxes                      16,598       14,182         16,322
                                                                           ----------   ----------   ------------
Net income                                                                   $ 22,811     $ 33,460       $ 18,130
                                                                           ==========   ==========   ============
Earnings per share                                                              $0.90        $1.32          $0.72
                                                                           ==========   ==========   ============
Weighted average common and common equivalent shares outstanding           25,311,000   25,354,000     24,976,000
                                                                           ==========   ==========   ============

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
Dollars in Thousands Except Per Share Amount
                                                                                              December 31,
                                                                                            1995        1994
                                                                                          --------   ---------
Assets
Current assets:
Cash and cash equivalents, at cost which approximates value                               $ 27,809    $ 23,118
Investment in marketable securities, at value                                                7,630       6,458
Receivables:
 From securities brokers and dealers for sales of mutual fund shares                        12,385       7,406
 For gold shipments                                                                          5,410       4,393
 Other                                                                                      14,085      10,167
Mining inventory                                                                            15,605      11,881
Other current assets                                                                         8,295       4,696
                                                                                          --------    --------
   Total current assets                                                                     91,219      68,119
                                                                                          --------    --------
Noncurrent assets:
Mining operations:
 Mining equipment and facilities (net of accumulated depreciation of $42,631 in 1995
  and $29,793 in 1994)                                                                      46,980      44,337
 Deferred mining development costs (net of accumulated amortization of $11,420 in 1995
  and $9,022 in 1994)                                                                        9,622      11,061
Cost of acquisition in excess of net assets acquired (net of accumulated amortization
  of $6,501 in 1995 and $3,863 in 1994)                                                     24,784      25,130
Long-term venture capital investments, at value (cost $38,802 in 1995 and $18,181 in
  1994)                                                                                     44,520      19,835
Long-term investments, at cost                                                              16,934       --
Timber project in development:
 Timber equipment and facilities                                                             8,130       4,485
 Deferred timber development costs                                                          21,140       7,664
Building in progress                                                                        12,239       --
Furniture, equipment and leasehold improvements (net of accumulated depreciation and
  amortization of $10,558 in 1995 and $9,724 in 1994)                                       13,766       9,837
Dealer advances (net of accumulated amortization of $2,563 in 1995 and $346 in 1994)        17,095       4,399
Other noncurrent assets                                                                     12,640       7,218
                                                                                          --------    --------
   Total noncurrent assets                                                                 227,850     133,966
                                                                                          --------    --------
                                                                                          $319,069    $202,085
                                                                                          ========    ========
Liabilities and Stockholders' Equity
Current liabilities:
Payable to funds for shares sold                                                          $ 12,369    $  7,075
Accrued expenses and accounts payable                                                       27,242      13,675
Accrued employees' compensation                                                              1,705       1,547
Accrued income taxes                                                                         1,169         748
Current portion of notes payable                                                            56,053      13,597
                                                                                          --------    --------
   Total current liabilities                                                                98,538      36,642
                                                                                          --------    --------
Noncurrent liabilities:
Notes payable, net of current portion                                                       11,048       9,101
Deferred income taxes, net                                                                  14,503      16,907
                                                                                          --------    --------
   Total noncurrent liabilities                                                             25,551      26,008
                                                                                          --------    --------
   Total liabilities                                                                       124,089      62,650
                                                                                          --------    --------
Minority Interest                                                                           44,637       5,013
                                                                                          --------    --------
Commitments and Contingencies (Note 10)
Stockholders' Equity:
 Common stock, $0.10 par value; authorized 60,000,000 shares; issued 24,833,508
   shares in 1995 and 24,697,960 shares in 1994                                              2,483       2,470
 Paid-in capital                                                                             7,660       3,599
 Retained earnings                                                                         143,603     130,715
 Treasury stock at cost, 0 shares in 1995 and 28,772 shares in 1994                          --           (167)
                                                                                          --------    --------
                                                                                           153,746     136,617
 Less--Deferred cost of restricted common stock issued                                      (3,403)     (2,195)
                                                                                          --------    --------
    Total stockholders' equity                                                             150,343     134,422
                                                                                          --------    --------
                                                                                          $319,069    $202,085
                                                                                          ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Dollars in Thousands Except Per Share Amounts

                                                                                          Deferred
                                             Common Stock                                   Cost        Total
                                     ----------------------------                            of        Stock-
                                      Shares              Paid-in   Retained   Treasury  Restricted    holders'
                                      Issued     Amount   Capital   Earnings     Stock      Stock       Equity
                                    ----------   ------   -------   --------   --------    --------   ---------
Balance, December 31, 1992           6,174,490   $  617   $ 3,515   $ 92,420    $(1,914)   $(1,824)    $ 92,814
                                    ----------   ------   -------   --------   --------    -------     --------
Add (Deduct):
 Net income                                 --       --        --     18,130         --         --       18,130
 Dividends paid--$0.225 per share           --       --        --     (5,524)        --         --       (5,524)
 Stock split in the form of a
  100% stock dividend                6,174,490      618      (618)        --         --         --           --
 Shares awarded under the 1990
  restricted stock plan, 164,800
  shares                                    --       --       332         --        896     (1,223)           5
 Amortization of deferred cost of
  restricted common stock issued            --       --        --         --         --        929          929
 Additional tax benefits from
  stock plans                               --       --       557         --         --         --          557
 Forfeitures of shares awarded
  under the 1981 and 1990
  restricted stock plans (2,820
  shares)                                   --       --        --         --        (16)        16           --
 Exercise of stock options
  awarded under the 1988 stock
  option plan (62,800 shares)               --       --       (78)        --        341         --          263
                                    ----------   ------   -------   --------   --------    -------     --------
Balance, December 31, 1993          12,348,980   $1,235   $ 3,708   $105,026    $  (693)   $(2,102)    $107,174
                                    ----------   ------   -------   --------   --------    -------     --------
Add (Deduct):
 Net income                                 --       --        --     33,460         --         --       33,460
 Dividends paid--$0.315 per share           --       --        --     (7,771)        --         --       (7,771)
 Stock split in the form of a
  100% stock dividend               12,348,980    1,235    (1,235)        --         --         --           --
 Shares awarded under the 1990
  restricted stock plan, (101,460
  shares)                                   --       --       736         --        551     (1,282)           5
 Amortization of deferred cost of
  restricted common stock issued            --       --        --         --         --        991          991
 Additional tax benefits from
  stock plans                               --       --       429         --         --         --          429
 Forfeitures of shares awarded
  under the 1981 and 1990
  restricted stock plans (34,720
  shares)                                   --       --        --         --       (198)       198           --
 Exercise of stock options
  awarded under the 1988 stock
  option plan (32,000 shares)               --       --       (39)        --        173         --          134
                                    ----------   ------   -------   --------   --------    -------     --------
Balance, December 31, 1994          24,697,960   $2,470   $ 3,599   $130,715    $  (167)   $(2,195)    $134,422
                                    ----------   ------   -------   --------   --------    -------     --------
Add (Deduct):
 Net income                                 --       --        --     22,811         --         --       22,811
 Dividends paid--$0.40 per share            --       --        --     (9,923)        --         --       (9,923)
 Shares awarded under the 1990
  and 1995 restricted stock
  plans, (127,337 shares)               94,003        9     2,468         --        220     (2,609)          88
 Shares purchased under the 1995
  employee stock purchase plan
  (18,228 shares)                       16,880        1       398         --         17         --          416
 Amortization of deferred cost of
  restricted common stock issued            --       --        --         --         --      1,329        1,329
 Additional tax benefits from
  stock plans                               --       --     1,049         --         --         --        1,049
 Forfeitures of shares awarded
  under the 1990 restricted stock
  plan (6,245 shares)                       --       --        --         --        (72)        72           --
 Exercise of stock options
  awarded under the 1988 stock
  option plan (25,000 shares)           24,665        3       146         --          2         --          151
                                    ----------   ------   -------   --------   --------    -------     --------
Balance, December 31, 1995          24,833,508   $2,483   $ 7,660   $143,603    $    --    $(3,403)    $150,343
                                    ==========   ======   =======   ========   ========    =======     ========

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Dollars in Thousands

                                                                               Year Ended December 31,
                                                                             1995       1994        1993
                                                                           --------   --------    --------
Cash flows from operating activities:
 Net income                                                                $ 22,811   $ 33,460    $ 18,130
                                                                           --------   --------    --------
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                              23,667     17,689      14,904
  Unrealized and realized (gains) losses on venture capital and
    marketable securities investments, net                                   (9,345)       946      (3,468)
  (Equity in earnings of) provision on other investments                       (438)    (1,010)        778
  Restricted stock plan expense                                               1,329        991         929
  (Prepaid) deferred income taxes                                            (2,404)    (1,256)      9,625
  Minority interest                                                           3,123      2,129       1,409
 Changes in operating assets and liabilities:
  Receivable from securities brokers and dealers for sales of mutual
   fund shares                                                               (4,979)       800      (5,131)
  Receivables for gold shipments                                             (1,017)    (2,586)        772
  Other receivables                                                          (2,547)         1      (6,599)
  Mining inventory                                                           (3,724)    (6,665)     (1,971)
  Other current assets                                                       (2,163)    (1,800)        553
  Other noncurrent assets                                                      (898)      (143)       (558)
  Payable to funds for shares sold                                            5,294       (794)      5,114
  Accrued expenses and accounts payable                                       6,695      3,188       2,551
  Accrued employees' compensation                                               158       (928)        586
  Accrued income taxes                                                        1,470     (1,038)      1,569
                                                                           --------   --------    --------
   Total adjustments                                                         14,221      9,524      21,063
                                                                           --------   --------    --------
   Net cash provided by operating activities                                 37,032     42,984      39,193
                                                                           --------   --------    --------
Cash flows from investing activities:
 Purchase of mining equipment and facilities                                (15,601)   (16,147)    (25,142)
 Deferred mining development costs                                             (959)    (2,274)       (278)
 Additions to furniture, equipment and leasehold improvements                (6,592)    (6,195)     (3,228)
 Building in progress                                                        (7,909)        --          --
 Investments in marketable securities                                        (4,546)   (14,370)    (42,980)
 Proceeds from sale of marketable securities                                  4,124     22,720      37,892
 Long-term venture capital investments                                      (26,564)    (4,134)     (5,518)
 Proceeds from sale of long-term venture capital investments                  6,985      3,569       2,356
 Deferred timber development costs                                          (13,476)    (7,388)       (276)
 Timber equipment and facilities                                             (3,645)    (4,485)         --
 Other investments                                                           (4,086)    (3,130)     (1,049)
 Cost of acquisition in excess of net assets acquired                           (96)      (470)    (24,777)
 Acquisition of Russian investment operations, net of cash acquired           4,180         --          --
 Long-term investments                                                       (7,791)        --          --
 Proceeds from sale of long-term investments                                  8,935         --          --
                                                                           --------   --------    --------
   Net cash used in investing activities                                    (67,041)   (32,304)    (63,000)
                                                                           --------   --------    --------
Cash flows from financing activities:
 Dividends paid                                                              (9,923)    (7,771)     (5,524)
 Distributions to minority interestholder of gold mining subsidiary            (350)        --          --
 Distributions to limited partners of venture capital subsidiary                (11)       (62)       (119)
 Employee stock purchase plan                                                   416         --          --
 Exercise of stock options                                                      151        134         263
 Restricted stock plan award                                                     88          5           5
 Dealer advances                                                            (14,913)    (4,745)         --
 Borrowings                                                                  53,000     10,000          --
 Amounts raised by venture capital investment partnerships                   20,839         --          --
 Issuance of notes payable                                                       --         --      12,205
 Repayments of notes payable                                                (14,597)    (6,592)     (9,398)
 Reclassification of restricted cash                                             --      2,227         608
                                                                           --------   --------    --------
   Net cash provided by (used in) financing activities                       34,700     (6,804)     (1,960)
                                                                           --------   --------    --------
Net increase (decrease) in cash and cash equivalents                          4,691      3,876     (25,767)
Cash and cash equivalents at beginning of year                               23,118     19,242      45,009
                                                                           --------   --------    --------
Cash and cash equivalents at end of year                                   $ 27,809   $ 23,118    $ 19,242
                                                                           ========   ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1995

Note 1--Nature of Operations and Organization

The Pioneer Group, Inc., and its subsidiaries (collectively, the "Company"), are engaged in financial services businesses in the United States and several foreign countries and in a number of natural resource development projects, including a gold mining venture in the Republic of Ghana and three timber ventures in the Russian Far East.

  In the United States, the Company conducts four lines of financial services businesses: (i) Pioneering Management Corporation ("PMC") serves as investment manager to the 30 U.S. registered investment companies in the Pioneer Family of Mutual Funds and several institutional accounts, (ii) Pioneer Funds Distributor, Inc. ("PFD") serves as distributor of shares of the Pioneer Family of Mutual Funds, (iii) Pioneer Capital Corporation ("PCC"), and its subsidiaries, engage in venture capital investing and management activities, and (iv) Pioneering Services Corporation serves as shareholder servicing agent for the Pioneer Family of Mutual Funds.

  The Company's international financial services businesses include investment operations in: (i) Warsaw, Poland, where the Company manages and distributes units of three mutual funds, owns 50% of a unitholder servicing agent and manages an institutional venture capital fund, (ii) Dublin, Ireland, where the Company distributes shares of, manages and services three offshore investment funds, sold primarily in Western Europe, and (iii) Moscow, Russia, where the Company provides financial services, including investment advisory, investment banking and brokerage services, and where the Company owns 51% of the First Voucher Fund, the largest Russian voucher investment fund. In addition, the Company has investment operations in the Czech Republic and has invested in investment management operations in India and Taiwan.

  The Company's wholly owned subsidiary, Pioneer Goldfields Limited ("PGL"), conducts mining and exploration activities in the Republic of Ghana and exploration activities elsewhere in Africa. PGL's principal asset is its ownership of 90% of the outstanding shares of Teberebie Goldfields Limited ("TGL"), which operates a gold mine in the western region of the Republic of Ghana. The Republic of Ghana owns the remaining 10% of TGL. The Company also participates in several natural resource development ventures in Russia, including a project pursuing the development of timber production in the Russian Far East, in which the Company has a 71% direct interest and a 3% indirect interest.

Note 2--Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned and majority-owned subsidiaries and certain partnerships that the Company controls. The Company has consolidated the Pioneer Ventures Limited Partnership II, Pioneer Poland U.S. L.P. and Pioneer Poland U.K. L.P. in which the Company's ownership interest is 12.7%, 8% and 9%, respectively. Control is defined by several factors, including, but not limited to, the fact that the Company is the general partner, the general partner has absolute and unilateral authority to make investment decisions, the limited partners may not remove the general partner and the general partner has absolute and unilateral authority to declare, or not declare, distributions of partnership income to the partners. All material intercompany balances and transactions have been eliminated in consolidation.

  The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. Consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles require the use of management estimates. The most significant estimates with regard to these consolidated financial statements relates to venture capital investments, other investments and mining reclamation costs, as discussed herein.

  Certain reclassifications have been made to 1994 and 1993 amounts to conform with the 1995 presentation.

Consolidated Statements of Cash Flows

Cash and cash equivalents consist primarily of cash on deposit in banks and amounts invested in commercial paper, Pioneer money market mutual funds and U.S. Treasury bills with original maturities of three months or less.

  Income taxes paid were approximately $16,617,000, $16,440,000 and $5,106,000 in 1995, 1994 and 1993, respectively. In addition, $2,587,000, $1,329,000 and
$2,306,000 of interest was paid in 1995, 1994 and 1993, respectively. The amount paid in 1995 includes approximately $1,800,000 of interest that was capitalized related to the development of the Company's building in progress and Russian timber operations.

  The Company purchased 51% of the First Voucher Fund and certain Russian investment operating entities for approximately $20 million. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired                      $ 42,899
Cash paid                                           (14,004)
                                                   --------
Liabilities assumed                                $ 28,895
                                                   ========

Recognition of Revenues

Investment management, shareholder services, trustee and other fees are recorded as income during the period in which services are performed. Agreements with certain of the Pioneer Family of Mutual Funds provide for fee reductions, which are based on the excess of annual expenses of each mutual fund over certain limits. Fee reductions are recorded on an accrual basis.

  Underwriting commissions earned from the distribution of the Pioneer Family of Mutual Fund shares and the systematic investment plan are recorded as income on the trade (execution) dates.

  Distribution fees are earned based on 0.75% of certain Pioneer Family of Mutual Fund net assets.

  The Company records sales of gold at sales value net of refining costs when gold is shipped to a refinery.

  The Company has purchased put options as "insurance" against significant declines in the market price of gold below $310 per ounce. The put options have been purchased in three- to nine-month incre-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

ments from a bank, and the premium paid is amortized monthly. Unamortized premiums are included in other current assets in the accompanying consolidated balance sheets. The put options are in place for planned production in the amount of 23,000 ounces per month up to March 31, 1996. The put options only require an initial cash outlay (the premium amount), which amounted to approximately $150,000, $405,000 and $488,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Put options represent a right and not an obligation. As such, the Company has neither ongoing exposure (other than credit exposure) nor upside potential with respect to the put options. Should the market price of gold decline below $310 per ounce, the Company would continue to ship gold to refineries and exercise the put options, receiving payment for the difference between the market price of gold and $310. These receipts would be included as gold sales in the accompanying consolidated statements of income. As of December 31, 1995, no put options have been exercised. It is the Company's intention not to renew the put options after March 31, 1996 unless the price of gold declines below $375 per ounce.

Public Offering Costs

Public offering costs consists of expenses incurred in connection with the Company's postponed global offering of 20% of the shares of its gold mining subsidiary PGL. The expenses relate primarily to marketing expenses and the fees of professional advisers.

Building in Progress

Building in progress represents the construction of the International Business Centre (IBC) in Russia. The IBC is an office building which will be leased upon completion and is wholly owned by the First Voucher Fund. The Company owns a 51% interest in the First Voucher Fund. At December 31, 1995, included in the building in progress balance is capitalized interest of approximately $0.5 million.

Furniture, Equipment and Leasehold Improvements

Depreciation and amortization are provided for financial reporting purposes on a straight-line basis over the following estimated useful lives: furniture and equipment, 3-5 years, and leasehold improvements, over the term of the lease. In the event of retirement or other disposition of furniture and equipment, the cost of the assets and the related accumulated depreciation and amortization amounts are removed from the accounts, and any resulting gains or losses are reflected in earnings.

Mining Inventory

Gold bullion inventory and gold-in-process contained in the processing plant are valued at the lower of cost or market.

  Material and supplies are valued at the lower of average cost or replacement cost.

Mining Equipment and Facilities

Processing plant and equipment is recorded at cost and is depreciated on a units-of-production basis, which anticipates recovery over ten years or less.

  Mining equipment (rolling stock) is recorded at cost and is depreciated on a units-of-production basis which anticipates recovery over five years or less.

  Buildings and housing units are recorded at cost and are depreciated on a straight-line basis over five years.

  Leach pads are recorded at cost and are depreciated on a units-of-production basis.

  All other equipment and facilities are recorded at cost and are depreciated over their estimated useful lives on a straight-line basis ranging from three to ten years. Depreciation begins at the time construction is completed and the assets are placed into service.

Deferred Mining Development Costs

Deferred mining development costs, which include the cost of site development, capitalized interest and infrastructure costs during the development and construction phases of the project, are recorded at cost and amortized on a units-of-production basis, which anticipates recovery over ten years or less. Costs incurred to develop economically viable ore bodies, to further define mineralization in existing ore bodies, or to secure rights to proven reserves are capitalized as development costs.

  Exploration costs associated with the initial identification of ore reserves are expensed. Property and lease acquisition costs incurred in the process of acquiring exploration mineral rights are expensed as incurred.

Mining Reclamation Costs

Estimated future reclamation costs are based principally on anticipated environmental and regulatory requirements and are accrued and charged to expense over the expected operating life of the mine on a units-of-production basis. The accrual is maintained on an undiscounted basis.

Deferred Timber Development Costs

Deferred timber development costs principally consist of construction and engineering expenditures incurred in developing the site, the jetty and roads, capitalized interest (approximately $1.4 million in 1995), legal and organizational costs.

Timber Equipment and Facilities

Timber equipment and facilities consist of logging machinery and building and housing units.

Cost in Excess of Net Assets Acquired

Cost in excess of net assets acquired is amortized on a straight- line basis over five to fifteen years. The Company assesses the future useful life of these assets whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of this asset.

  In connection with the purchase of the Russian investment operations in 1995 (see Note 13), the Company allocated cost in excess of net assets acquired in the amount of $2,196,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

  Cost in excess of net assets acquired, net, as reflected in the accompanying consolidated balance sheets, consists of the following:

                                      December 31,
                                   1995         1994
                                  --------   ----------
                                 (Dollars in thousands)
Mutual of Omaha Fund
  Management Company             $20,768      $22,789
Russian investment operations      2,050         --
Gold mining operations             1,966        2,341
                                 --------     -------
                                 $24,784      $25,130
                                 ========     =======

Valuation of Long-Term Venture Capital Investments

The Company's long-term venture capital investments consist of the following (in thousands):

Domestic      $30,564
Non-U.S.       13,956
              -------
              $44,520
              =======

  The Company's domestic venture capital investments are in companies that are primarily engaged in bringing new technology to market as well as more mature companies in need of capital for expansion, acquisitions, management buyouts or recapitalizations. The Company's investments are primarily in the form of unregistered common and preferred stock, warrants and promissory notes. Most securities are valued at fair value, as determined in good faith by management and approved by the Board of Directors, when market quotes are not available. Of the total domestic venture capital value at December 31, 1995, the value of securities for which market quotes are not available was $21,824,000. In addition, total domestic venture capital investments included cash that has been restricted for the future purchase of venture capital investments of $2,100,000.

  In addition, non-U.S. venture capital investments are the investments held by certain consolidated partnerships. These venture capital investments are in companies that are domiciled in Poland. Of the total non-U.S. venture capital value at December 31, 1995, the value of securities for which market quotes are not available was $656,000. In addition, total non-U.S. venture capital investments included cash that has been restricted for the future purchase of venture capital investments of $13,300,000.

  In determining fair value, investments are initially stated at cost until significant subsequent events require a change in valuation. The Company considers the financial condition and operating results of the investee, prices paid in subsequent private offerings of the same or similar securities, the amount that the Company can reasonably expect to realize upon the sale of these securities, and any other factors deemed relevant. Securities for which market quotations are available are valued at the closing price as of the valuation date with an appropriate discount, if restricted.

Long-term Investments

Long-term investments consists mainly of Russian investments of the First Voucher Fund. Given the fact that the markets in which these investments are made and traded are not of the breadth and scope of the U.S. or other mature markets, fair values are not readily determinable. Accordingly, the Company values these investments at cost with adjustments for impairment, if needed.

Valuation of Financial Instruments

The Company considers the liquid nature and readily available market quotations when estimating fair value of financial instruments. As stated in the accompanying consolidated balance sheets, carrying values of the Company's financial instruments approximate fair value.

Earnings Per Share

Earnings per share ("EPS") are based on the weighted average number of common and common equivalent shares outstanding. Fully diluted EPS were not materially different from primary EPS.

Stockholders' Equity

In 1994, the Company's Board of Directors approved a two-for-one stock split of the Company's common stock payable in the form of a 100% stock dividend for stockholders of record on December 1, 1994. A total of 12,348,980 shares of common stock were issued in connection with this split. The stated par value of each share was not changed from $0.10. A total of approximately $1,235,000 was reclassified from the Company's additional paid-in capital account to the Company's common stock account.

  In 1993, the Company's Board of Directors approved a two- for-one stock split of the Company's common stock payable in the form of a 100% stock dividend for stockholders of record on September 1, 1993. A total of 6,174,490 shares of common stock were issued in connection with the split. The stated par value of each share was not changed from $0.10. A total of approximately $618,000 was reclassified from the Company's additional paid-in capital account to the Company's common stock account.

  All share and per share amounts have been restated to retroactively reflect the stock splits.

Foreign Currency Translation

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," the "functional currency" for translating the accounts of the Company's operations outside the U.S. is the U.S. dollar. This includes the Company owned operations in highly inflationary economies. As a result, all foreign currency gains and losses of these operations are included in the consolidated statements of income. The impact on the consolidated statements of income is immaterial.

Recent Pronouncement

In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which is to become effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of the carrying amount or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

fair value less cost to sell. The Company anticipates that the application of the new Statement will not have a significant impact on the results of operations or financial condition upon adoption.

Concentration of Risk

The Company performs ongoing evaluations of its subsidiaries and investments and obtains political risk insurance which mitigates its exposure in foreign countries. Presently, the Company is in the process of applying for political risk coverage relating to the Company's Russian investment operations, which includes the First Voucher Fund.

Note 3--Mining Inventory

Mining inventories consist of the following:

                               December 31,
                            1995         1994
                           --------   ----------
                          (Dollars in Thousands)
Gold-in-process           $ 1,485      $ 1,125
Materials and supplies     14,120       10,756
                          -------      -------
                          $15,605      $11,881
                          =======      =======

Note 4--Mining Equipment and Facilities

                                        December 31,
                                     1995         1994
                                   --------     ---------
                                   (Dollars in Thousands)
Mobile mine equipment              $ 31,482     $ 26,958
Crusher                              18,460       17,710
Processing plant and laboratory       4,911        4,775
Leach pads and ponds                 15,726       10,026
Building and civil works             10,595        7,681
Office furniture and equipment        1,731        1,532
Motor vehicles                        1,756        1,466
Construction in progress              3,161        1,010
Other assets                          1,789        2,972
                                   --------     --------
Total cost                           89,611       74,130
Accumulated depreciation            (42,631)     (29,793)
                                   --------     --------
                                   $ 46,980     $ 44,337
                                   ========     ========

Note 5--Income Taxes

The Company adopted the accounting and disclosure rules specified by SFAS No. 109, "Accounting for Income Taxes," as of January 1, 1993. There was no impact to results of operations as a result of the adoption; therefore, the Company elected to adopt this statement without restatement to prior periods.

  The following is a summary of the components of income before provision for federal, state and foreign income taxes for financial reporting purposes:

                           1995      1994       1993
                          ------    ------   --------
                             (Dollars in Thousands)
 Domestic                $10,957   $ 9,408    $10,426
 Foreign                  28,452    38,234     24,026
                         -------   -------    -------
                         $39,409   $47,642    $34,452
                         =======   =======    =======

The components of the provision for federal, state and foreign income taxes consist of:

                           1995      1994      1993
                          ------    ------   -------
                            (Dollars in Thousands)
Current:
 Federal                 $   260   $ 3,076    $ 3,135
 State                        68     1,246      1,171
 Foreign                  18,674    12,228      1,223
Deferred (Prepaid):
 Federal                   4,072        93        533
 State                     1,438        46        165
 Foreign                  (7,914)   (2,507)    10,095
                         -------   -------    -------
                         $16,598   $14,182    $16,322
                         =======   =======    =======

  Income taxes, as stated as a percentage of income before provision for federal, state and foreign income taxes, are comprised of the following:

                               1995     1994     1993
                               ----     ----     ----
Federal statutory tax rate     35.0%    34.0%    34.0%
Increases (decreases) in
  tax rate resulting from:
 State income tax (net of
   effect on federal
   income tax)                  2.5      2.0      2.6
 Foreign income taxes           1.7     (8.0)     7.4
 Minority interest tax
   effect                       2.7      1.5      1.6
 Unbenefited foreign
   losses                       0.7      0.7      0.9
 Other, net                    (0.5)    (0.4)     0.9
                               ----     ----     ----
 Effective tax rate            42.1%    29.8%    47.4%
                               ====     ====     ====

  In 1994, the Republic of Ghana reduced the income tax rate for mining companies from 45% to 35%. As a result, the Company's 1994 earnings were enhanced by 16 cents per share, on 90% of a $4.4 million reduction in income taxes deferred since the commencement of TGL's commercial operations in April, 1991 through December 31, 1993.

  The amount and components of the net deferred tax liability recognized in the accompanying consolidated balance sheets are as follows:

                                           1995        1994
                                         --------   ----------
                                        (Dollars in Thousands)
Deferred tax assets                      $  4,284    $  3,103
Deferred tax liabilities                  (17,292)     (2,679)
Deferred foreign tax liabilities           (1,495)    (17,331)
                                         --------    --------
                                         $(14,503)   $(16,907)
                                         ========    ========

  The approximate income tax effect of each type of temporary difference is as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

                                          1995         1994
                                         --------    --------
                                        (Dollars in Thousands)
Deferred taxes related to foreign
  mining operations                     $ (7,472)    $(17,331)
Deferred development costs                   218          424
Foreign tax credit                           491          837
Deferred rent                                426          387
Restricted stock                             658          474
Nondeductible reserves                       264          277
Dealer advances                           (7,040)      (1,771)
Prepaid insurance                           (109)        (158)
Venture capital and other
  investments                             (2,336)        (357)
Other temporary differences, net             397          311
                                        --------     --------
                                        $(14,503)    $(16,907)
                                        ========     ========


  U.S. Federal income taxes have been provided on all foreign earnings except for the amount considered to be permanently invested outside the U.S. which approximates $26,773,000 at December 31, 1995.

Note 6--Stock Plans

The Company records stock compensation in accordance with APB 25. The Company has a Restricted Stock Plan ("the 1995 Plan") to provide incentives to certain employees who have contributed and are expected to contribute materially to the success of the Company and its subsidiaries. An aggregate total of 600,000 shares of the Company's stock may be awarded to participants under the 1995 Plan at a price to be determined by the Board of Directors, generally $0.10 per share. The 1995 Plan expires in 2000. The Company's 1990 Restricted Stock Plan (the "1990 Plan") expired in January 1995. The Company's 1981 Restricted Stock Plan (the "1981 Plan") expired in January 1990. The 1995 Plan, the 1990 Plan and the 1981 Plan are collectively referred to as the "Plans."

  The following tables summarize restricted stock plan activity for the Plans in 1995.

                                          Unvested Shares
                        ----------------------------------------------------
                        1995 Plan     1990 Plan     1981 Plan        Total
                        ----------    ---------     ---------      ---------
Balance at 12/31/94          --        419,264         15,684        434,948
Awarded                   3,937        123,400             --        127,337
Vested                   (3,337)      (134,450)       (15,684)      (153,471)
Forfeited                    --         (6,245)            --         (6,245)
                         ------       --------      ---------      ---------
Balance at 12/31/95         600        401,969             --        402,569
                         ======       ========      =========      =========

                                            Vested Shares
                         ----------------------------------------------------
                         1995 Plan     1990 Plan     1981 Plan       Total
                         ---------     ---------    ----------     ----------
Balance at 12/31/94           --        219,000      1,489,648      1,708,648
Vested                     3,337        134,450         15,684        153,471
                           -----        -------      --------      ----------
Balance at 12/31/95        3,337        353,450      1,505,332      1,862,119
                           =====        =======      =========     ==========

  The Company awarded 101,460 shares in 1994 and 164,800 shares in 1993 under the 1990 Plan.

  The participant's right to sell the awarded stock under the Plans is generally restricted as to 100% of the shares awarded during the first two years following the award, 60% during the third year and 20% less each year thereafter. The Company may repurchase unvested restricted shares at $0.10 per share upon termination of employment.

  Awards under the Plans are compensatory, and accordingly, the difference between the award price and the market value of the shares under the Plans at the award date, less the applicable tax benefit, is being amortized on a straight-line basis over a five-year period.

  The Company also maintains the 1988 Stock Option Plan ("the Option Plan"), pursuant to which options on the Company's stock may be granted to key employees of the Company. The Company has reserved an aggregate of 2,400,000 shares for issuance under the Option Plan. Both incentive stock options intended to qualify under Section 422A of the Internal Revenue Code of 1986 and non-statutory options not intended to qualify for incentive stock option treatment ("non-statutory options") may be granted under the Option Plan. The Option Plan is administered by the Board of Directors or a committee of disinterested directors designated by the Board ("the Committee"), and unless the Option Plan is terminated earlier, no option may be granted after August 1, 1998. The option price per share is determined by the Board of Directors or the Committee, but (i) in the case of incentive stock options, may not be less than 100% of the fair market value of such shares on the date of option grant, and (ii) in the case of non-statutory options, may not be less than 90% of the fair market value on the date of option grant. Options issuable under the Option Plan become exercisable as determined by the Board of Directors or the Committee not to exceed ten years from the date of grant. Options granted to date vest over five years at an annual rate of 20% on each anniversary date of the date of grant.

  The following table summarizes the Option Plan activity for the three years ended December 31, 1995:

                                        Number of        Exercise
                                          shares     price per share
                                        ---------    ----------------
Outstanding at December 31, 1992        1,570,800     $ 4.188-$ 7.063
Granted                                   139,000              $12.00
Terminated                                (12,000)            $ 4.188
Exercised                                 (62,800)            $ 4.188
                                        ---------     ---------------
Outstanding at December 31, 1993        1,635,000     $  4.188-$12.00
                                        ---------     ---------------
Granted                                   191,500     $ 15.875-$21.25
Exercised                                 (32,000)            $ 4.188
                                        ---------     ---------------
Outstanding at December 31, 1994        1,794,500     $  4.188-$21.25
                                        ---------     ---------------
Granted                                   207,500     $ 26.50-$ 27.50
Exercised                                 (25,000)    $  6.00-$ 6.125
                                        ---------     ---------------
Outstanding at December 31, 1995        1,977,000     $  4.188-$27.50
                                        =========     ===============

  At December 31, 1995, 1,272,900 shares were vested and unexercised under the Option Plan.

  On May 4, 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan"), which qualifies as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code of 1986. An aggregate total of 500,000 shares of common stock have been authorized for issuance under the 1995 Purchase Plan, to be implemented through one or more offerings, each approximately six months in length

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

beginning on the first business day of each January and July. The price at which shares may be purchased during each offering will be the lower of (i) 85% of the closing price of the common stock as reported on the NASDAQ National Market (the "closing price") on the date that the offering commences or (ii) 85% of the closing price of the common stock on the date the offering terminates. In 1995, the Company issued 18,228 shares under the 1995 Purchase Plan.

Note 7--Net Capital

As a broker-dealer, the Company is subject to the Securities and Exchange Commission's ("SEC") regulations and operating guidelines which, among other things, require the Company to maintain a specified amount of net capital, as defined, and a ratio of aggregate indebtedness to net capital, as defined, not exceeding 15 to 1. Net capital and the related ratio of aggregate indebtedness to net capital may fluctuate on a daily basis. The Company's net capital, as computed under Rule 15c3-1, was $3,155,294 at December 31, 1995 and $5,652,825 at December 31, 1994, which exceeded required net capital of $979,036 by $2,176,258 at December 31, 1995 and $611,817 by $5,041,008 at December 31, 1994.
The ratio of aggregate indebtedness to net capital at December 31, 1995 was 4.65 to 1 and at December 31, 1994 was 1.62 to 1.

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

Note 8--Benefit Plans

The Company and its subsidiaries have two defined contribution benefit plans for eligible employees: a retirement benefit plan and a savings and investment plan ("the Benefit Plans") qualified under Section 401 of the Internal Revenue Code. The Company makes contributions to a trustee, on behalf of eligible employees, to fund both the retirement benefit and the savings and investment plans. The Company's expenses under the Benefit Plans were $1,930,000 in 1995, $1,562,000 in 1994 and $1,566,000 in 1993.

  Both of the Company's qualified Benefit Plans described above cover all full-time employees who have met certain age and length-of-service requirements. Regarding the retirement benefit plan, the Company contributes an amount which would purchase a certain targeted monthly pension benefit at the participant's normal retirement date. In connection with the savings and investment plan, participants can voluntarily contribute up to 8% of their compensation to the plan, and the Company will match this contribution up to 2%.

Note 9--Related Party Transactions

Certain officers and/or directors of the Company and its subsidiaries are officers and/or trustees of the Pioneer Family of Mutual Funds and the Company's international mutual funds. Investment management fees earned from the mutual funds were approximately $60,832,000 in 1995, $62,206,000 in 1994 and
$38,194,000 in 1993. Underwriting commissions and distribution fees earned from the sales of mutual fund shares were approximately $8,515,000 in 1995, $12,768,000 in 1994 and $7,609,000 in 1993. Shareholder services fees earned from the mutual funds were approximately $22,447,000 in 1995, $19,820,000 in 1994 and $17,071,000 in 1993.

  Within the Pioneer Family of Mutual Funds, total revenues from Pioneer II were approximately $32,244,000 in 1995, $31,237,000 in 1994 and $30,489,000 in 1993,
and total revenues from Pioneer Fund were approximately $16,431,000 in 1995, $15,281,000 in 1994 and $14,434,000 in 1993.

  Certain partners of Hale and Dorr, the Company's legal counsel, are officers and/or directors of the Company and its subsidiaries. Amounts paid to Hale and Dorr consist of legal fees of approximately $1,587,000 in 1995, $1,461,000 in 1994 and $1,233,000 in 1993.

  Hale and Dorr is a partner in the law firm Brobeck Hale and Dorr International. The Company paid legal fees in the amount of approximately $1,355,000 in 1995 to Brobeck Hale and Dorr International. Legal fees for 1994 and 1993 paid to Hale and Dorr include immaterial legal fees paid to Brobeck Hale and Dorr International.

  At December 31, 1994, the Company had a receivable from an officer for $109,000. This receivable was fully paid in 1995.

Note 10--Commitments

U.S. rental expense for 1995, 1994 and 1993 amounted to approximately $3,007,000, $2,571,000 and $2,378,000, respectively. Future minimum payments under the leases amount to $3,138,000 in 1996, $3,212,000 in 1997, $3,303,000 in
1998, $3,425,000 in 1999, $3,280,000 in 2000 and $5,537,000 thereafter. These future minimum rental payments include estimated annual operating and tax expenses of approximately $1,416,000.

  Rental expense for the Polish Mutual Fund operations amounted to approximately $863,000, $562,000 and $201,000 in 1995, 1994 and 1993, respectively. The lease is open-ended and can be terminated by either the Company or the lessor upon 90 days notice.

  In February 1996, a dividend of $0.10 per share was declared (aggregating approximately $2,500,000) to each shareholder of record on March 1, 1996, paid on March 11, 1996.

  The Company is contingently liable to the Investment Company Institute Mutual Insurance Company for unanticipated expenses or losses in an amount not to exceed $500,000. Two thirds of this amount is secured by an irrevocable standby letter of credit with a bank.

  In September 1995, the Overseas Private Investment Corporation ("OPIC") executed a commitment letter with TGL and the Company pursuant to which OPIC agreed, subject to the fulfillment of certain conditions, to finance up to $54 million in connection with the Phase III expansion. Such commitment expires on May 1, 1996. As of March 11, 1996, TGL and the Company have not

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

executed definitive loan agreements with respect to such OPIC guaranteed financing and there can be no assurance that such OPIC guaranteed financing will become available, or that it will be available on terms acceptable to TGL and the Company. In order to facilitate financing, TGL has obtained credit approval from Caterpillar Financial Services Corporation, a wholly owned subsidiary of Caterpillar Inc. (collectively, "Caterpillar"), pursuant to which Caterpillar has agreed, subject to the fulfillment of certain conditions, to provide a revolving credit facility of up to $21 million to finance the purchase of Caterpillar and other mining equipment. Such revolving facility would be subject to renewal in January 1997. In March 1996, TGL executed a commitment letter to utilize $8.4 million of such facility. There can be no assurance that TGL will be able to obtain the Caterpillar credit facility on terms favorable to TGL or the Company. On March 6, 1996, TGL executed a loan agreement with Enskilda, a division of Skandinaviska Enskilda Banken, pursuant to which Enskilda has agreed to provide a direct loan of Swedish Krona 94.5 million (approximately $13.6 million) to finance the gyratory crusher and related equipment procured from Svedala Crushing and Screening AB. This loan is guaranteed by the Swedish Export Credits Board. As TGL obtains these alternative sources of financing, TGL intends to proportionately reduce the amount of its OPIC guaranteed financing.

  The Company is committed to additional capital contributions of $2.1 million to Pioneer Poland U.S. L.P. and $1.5 million to Pioneer Poland U.K. L.P. These contributions are payable in three annual installments commencing in 1996. At December 31, 1995, the Company was committed to additional capital contributions of $2.5 million to Pioneer Ventures Limited Partnership II, a U.S. venture capital fund.

  The Company acts as a passive, non-bank trustee for retirement plan accounts. IRS regulations and operating guidelines allow a passive, non-bank trustee to accept fiduciary accounts only if the trustee's net worth (determined as of the end of the most recent taxable year) exceeds the greater of (1) $100,000 or (2) two percent of the net assets of fiduciary accounts. At December 31, 1995, the Company's net worth of $150.3 million was 3.4% of the net assets of fiduciary accounts.

Note 11--Notes Payable

Notes payable of the Company consist of the following:

                                                 December 31,
                                              1995         1994
                                             --------   ----------
                                            (Dollars in Thousands)
Lines of Credit                              $52,000     $10,000
Small Business Administration ("SBA")
  financing, notes payable to a bank,
  interest payable semi-annually at
  rates ranging from 6.12% to 9.8%,
  principal due in 1998 through 2003           4,950       4,950
Note payable to a bank, guaranteed by
  the Swedish Export Credits Guarantee
  Board, principal payable in
  semi-annual installments of $812,000
  through March 31, 1997, interest payable
  at 5.77%, secured by equipment               2,436       4,059
Notes payable to a bank, guaranteed by
  OPIC, interest payable quarterly at
  approximately 0.5% in excess of 91-day
  T-bill rate set in advance                      --       1,544
Note payable to a bank, guaranteed by
  the Company, principal payable in
  semi- annual installments of $214,000
  through November 30, 1999, no interest
  payable, secured by equipment                1,715       2,145
Preferred shares financing related to
  the Russian investment operations,
  principal payable in three annual
  installments of $2,000,000 through
  April 1998, interest payable at 5%           6,000          --
                                            --------     -------
                                              67,101      22,698
Less: Current portion                        (56,053)    (13,597)
                                            --------     -------
                                            $ 11,048     $ 9,101
                                            ========     =======

  The Company received approval from a bank in September 1994 for a $10 million line of credit. The Company paid interest under such line at either Prime less 0.5% or LIBOR (30, 90 or 180 days) plus 1.25%. The weighted average interest rate on the line of credit outstanding was 7.6% in 1994.

  On February 28, 1995, the Company entered into an agreement with a commercial bank providing for a $30 million unsecured line of credit. Advances under the line bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50%, (b) LIBOR plus 1.10%, or
(c) at a money market rate set by the bank. The line, which expires on April 30, 1996, provides that the Company must pay additional interest to the bank at the rate of 0.25% per annum of the unused portion of the line. On May 22, 1995, the Company entered into a second agreement with the commercial bank providing for an additional $10 million unsecured line of credit with substantially the same terms as the first agreement, including applicable interest rates and expiration date. This second line was subsequently increased to $15 million on October 20, 1995, to $30 million on December 20, 1995, and to $40 million on February 27, 1996. At March 11, 1996, the Company had $61.5 million outstanding under the lines. The weighted average interest rate on the lines of credit outstanding was 7.1% in 1995.

  The Company entered into a commitment letter agreement on February 29, 1996 with the commercial bank for a new senior credit facility in the amount of $115 million. Such commitment is subject to the fulfillment of certain conditions and expires on April 30, 1996. Under the proposed new facility, the Company can borrow up to $35 million under a revolving credit agreement ("RCA") to finance dealer advances relating to sales of back-end load shares of the Company's domestic mutual funds. See Note 14 below for further discussion on dealer advances. The RCA is subject to annual renewal by the Company and the commercial bank. In the event the RCA is not renewed, at maturity, it will automatically con-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

vert to a five-year term loan. Advances under the RCA bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50% or (b) LIBOR plus 1.25%. In addition, the Company can borrow up to $80 million for general corporate purposes and to refinance existing debt. This loan is payable in full in five years from the first drawdown. Advances under this loan bear interest, at the Company's option, at
(a) the higher of the bank's base lending rate or the federal funds rate plus 0.50% or (b) LIBOR plus the applicable margin, of either 0.75%, 1.25% or 1.50% as defined under the commitment letter. The senior credit facility provides that the Company must pay additional interest to the bank at the rate of 0.375% per annum of the unused portion of the facility and an annual arrangement fee of $35,000. The commitment fees are approximately $0.7 million.

  In 1994, TGL prepaid a note payable to a supplier and a note payable to a bank with a remaining principal balance of approximately $761,000.

  Maturities of notes payable at December 31, 1995 for each of the next five years and thereafter are as follows (dollars in thousands):

1996            $56,053
1997              3,241
1998              3,629
1999                428
2000              1,500
Thereafter        2,250
                -------
                $67,101
                =======

Note 12--Major Customers

During the year ended December 31, 1995, gold sales aggregated $90.2 million. During 1995, gold shipments from TGL in Ghana to two unaffiliated European refiners accounted for $51.0 million and $39.2 million, respectively, representing 100% of such total sales.

  During the year ended December 31, 1994, gold sales aggregated $67.6 million. During 1994, gold shipments from TGL in Ghana to two unaffiliated European refiners accounted for $43.6 million and $24.0 million, respectively, representing 100% of such total sales.

  During the year ended December 31, 1993, gold sales aggregated $59.2 million. During 1993, gold shipments from TGL in Ghana to two unaffiliated European refiners accounted for $52.4 million and $6.8 million, respectively, representing 100% of such total sales.

Note 13--Acquisitions

Russian Investment Operations

On April 11, 1995, the Company completed its acquisition of the First Voucher Fund and related financial entities. The Company financed the acquisition through the use of its lines of credit in the amount of approximately $14 million and the issuance of preferred share financing in the amount of $6 million. Results of operations are included in the accompanying consolidated statements of income commencing April 11, 1995. This transaction was accounted for under the purchase method. Pro forma results of operations have not been presented since the amounts are not material to the consolidated financial statements.

Mutual of Omaha Fund Management Company

On December 1, 1993, the Company completed its acquisition of Mutual of Omaha Fund Management Company ("FMC"). The Company financed the acquisition through working capital. Results of operations are included in the accompanying consolidated statements of income commencing December 1, 1993. This transaction was accounted for under the purchase method. Pro forma unaudited results of operations assuming the acquisition had occurred on January 1, 1993 are as follows (dollars in thousands except per share amounts):

                                 1993
                              ---------
Revenues                       $144,935
Net income                     $ 19,306
Earnings per share             $   0.77


Note 14--Dealer Advances

Certain of the Pioneer Family of Mutual Funds maintain a multi-class share structure, whereby the participating funds offer both the traditional front-end load shares and back-end load shares (B-shares). B-shares do not require the investor to pay any sales charge unless there is a redemption before the expiration of the minimum holding period which ranges from three to six years. However, the Company pays upfront sales commissions (dealer advances) to broker-dealers ranging from 2% to 4%. The participating Funds pay the Company distribution fees of 0.75% and service fees of 0.25%, per annum of their respective net assets, subject to annual renewal by the participating Fund's Board of Trustees. In addition, the Company is paid a contingent deferred sales charge (CDSC) on B-shares redeemed within the minimum holding period. The CDSC is paid based on declining rates ranging from 2% to 4%. The Company capitalizes and amortizes dealer advances for book purposes over periods which range from three to six years depending on the participating Fund. The Company deducts the dealer advances in full for tax purposes in the year such advances are paid. Distribution and service fees received by the Company from participating Funds are recorded in income as earned. CDSC received by the Company from redeeming shareholders reduce unamortized dealer advances directly. In 1995 and 1994, the Company paid dealer advances in the amount of $14.9 million and $4.7 million, respectively. The Company introduced C-shares for certain of the Pioneer Family of Mutual Funds in 1996.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Note 15--Financial Information by Business Segment

  Total revenues and income (loss) before income taxes by business segment, excluding intersegment transactions, were as follows (dollars in thousands):

                                                     Mutual Fund       Venture
                                      Investment    Underwriting       Capital       Shareholder
                                      Management      and Other      Investments      Services      Gold Mining
                                      -----------    -------------    ------------   -----------    ------------
Year ended December 31, 1995:
Revenues and sales                     $66,874        $ 17,261         $ 1,833         $22,507        $90,242
                                       =======        ========         =======      =========      ==========
Income (loss) before income taxes      $42,333(1)     $(24,683)(2)     $ 3,014(3)      $ 1,785        $22,558(4)
                                       =======        ========         =======      =========      ==========
Depreciation and amortization          $ 1,444        $  5,917         $   109         $ 1,782        $15,744
                                       =======        ========         =======      =========      ==========
Capital expenditures                   $ 8,259        $  3,068         $    63         $ 3,111        $15,601
                                       =======        ========         =======      =========      ==========
Identifiable assets at December
  31, 1995                             $73,103        $ 63,772         $56,430         $ 7,819        $81,512
                                       =======        ========         =======      =========      ==========
Year ended December 31, 1994:
Revenues and sales                     $64,677        $ 18,983         $   574         $19,884        $67,584
                                       =======        ========         =======      =========      ==========
Income (loss) before income taxes      $44,465        $(19,363)        $(2,362)(3)     $ 3,601        $21,713(4)
                                       =======        ========         =======      =========      ==========
Depreciation and amortization          $   870        $  3,721         $    86         $ 1,029        $12,961
                                       =======        ========         =======      =========      ==========
Capital expenditures                   $   245        $  3,095         $    11         $ 2,575        $16,147
                                       =======        ========         =======      =========      ==========
Identifiable assets at December
  31, 1994                             $33,456        $ 36,164         $26,408         $ 5,656        $75,666
                                       =======        ========         =======      =========      ==========
Year ended December 31, 1993:
Revenues and sales                     $40,259        $ 12,295         $   546         $17,152        $59,151
                                       =======        ========         =======      =========      ==========
Income (loss) before income taxes      $27,813        $(15,631)        $   509(3)      $ 3,418        $20,184(4)
                                       =======        ========         =======      =========      ==========
Depreciation and amortization          $   842        $  1,069         $    85         $   775        $13,062
                                       =======        ========         =======      =========      ==========
Capital expenditures                   $   947        $  1,293         $    29         $   959        $25,142
                                       =======        ========         =======      =========      ==========
Identifiable assets at December
  31, 1993                             $42,359        $ 36,398         $25,755         $ 4,157        $61,893
                                       =======        ========         =======      =========      ==========


                                        Other     Consolidated
                                       -------    ------------
Year ended December 31, 1995:
Revenues and sales                          --        $198,717
                                       =======        ========
Income (loss) before income taxes      $(5,598)(5)    $ 39,409
                                       =======        ========
Depreciation and amortization               --        $ 24,996
                                       =======        ========
Capital expenditures                   $ 3,645        $ 33,747
                                       =======        ========
Identifiable assets at December
  31, 1995                             $36,433        $319,069
                                       =======        ========
Year ended December 31, 1994:
Revenues and sales                          --        $171,702
                                       =======        ========
Income (loss) before income taxes      $  (412)(5)    $ 47,642
                                       =======        ========
Depreciation and amortization          $    13        $ 18,680
                                       =======        ========
Capital expenditures                   $ 4,754        $ 26,827
                                       =======        ========
Identifiable assets at December
  31, 1994                             $24,735        $202,085
                                       =======        ========
Year ended December 31, 1993:
Revenues and sales                          --        $129,403
                                       =======        ========
Income (loss) before income taxes      $(1,841)(5)    $ 34,452
                                       =======        ========
Depreciation and amortization               --        $ 15,833
                                       =======        ========
Capital expenditures                        --        $ 28,370
                                       =======        ========
Identifiable assets at December
  31, 1993                             $ 1,733        $172,295
                                       =======        ========

(1) Net of minority interest of approximately $1,291 for the year ended December 31, 1995.

(2) Net of minority interest and interest expense related to third parties of approximately $158 and $344, respectively for the year ended December 31, 1995.

(3) Net of minority interest and interest expense related to third parties of approximately ($133) and $402 for the year ended December 31, 1995, $9 and $457 for the year ended December 31, 1994 and $175 and $337 for the year ended December 31, 1993.

(4) Net of minority interest, interest expense related to third parties, and interest expense related to the Company of approximately $1,807, $278 and $0, respectively, for the year ended December 31, 1995, $2,120, $548 and $0, respectively, for the year ended December 31, 1994 and $1,234, $690 and $289, respectively, for the year ended December 31, 1993.

(5) Net of public offering costs of approximately $4,863 in 1995; net of interest expense related to third parties and expenses related to the Company of $300 and $977 for the year ended December 31, 1994 and $1,361 and $608 for the year ended December 31, 1993. These expenses, excluding the public offering costs, were related to the Company's Russian ventures.

INFORMATION RELATING TO SHARES

The Company's common stock is quoted on the NASDAQ National Market under the symbol PIOG. At March 1, 1996, the Company had approximately 4,000 shareholders. The price range of the common stock and the dividends paid to shareholders during each quarter of the last two years were as follows:

PRICE RANGE OF COMMON STOCK*
                                1995                      1994
                         --------------------     ---------------------
                          High        Low         High          Low
                         ---------    -------     -------     ---------
January--March           $21-11/16    $18-1/4     $21-5/8     $12-11/16
April--June               28-3/4       20-7/8      21          18-1/8
July--September           29-1/4       26-7/8      24-1/2      18-1/4
October--December         29-3/8       23-1/4      25-3/8      21-1/4

 * Prices reflect the closing price of the Company's common stock on the NASDAQ National Market.

DIVIDENDS ON COMMON STOCK
                                                 Per Share
Record Date                   Payable Date        Amount**
- -----------------         ------------------     ---------
March 1, 1994                 March 10, 1994        $.06
June 1, 1994                   June 10, 1994         .075
September 1, 1994         September  9, 1994         .08
December 12, 1994          December 19, 1994         .10
March 1, 1995                 March  9, 1995         .10
June 1, 1995                    June 9, 1995         .10
September 1, 1995          September 8, 1995         .10
December 1, 1995            December 8, 1995         .10
March 1, 1996                 March 11, 1996         .10

** Adjusted for December 1, 1994 2-for-1 stock split effected in the form of a 100% dividend.

THE PIONEER GROUP, INC. AND SUBSIDIARIES
60 State Street, Boston Massachusetts 02109

Directors and Executive Officers*
Philip L. Carret,          Trustee Emeritus of certain of the Pioneer Family of Mutual Funds; Founder Chairman Director of Carret
                           & Company.

John F. Cogan, Jr.,        Chairman of the Board, President and Trustee or Director of each of the Pioneer
   Chairman of             Family of Mutual Funds; President and Director of Pioneer Omega, Inc., Pioneer First
   the Board,              Russia, Inc., Pioneer International Corporation and Pioneer Metals and Technology,
   Director and            Inc.; Director of Pioneer Capital Corporation, Pioneer Management (Ireland) Limited,
   President               Joint-Stock Company Pioneer Investments and Pioneering Services Corporation; Chairman
                           of the Board and Director of Pioneering Management Corporation, Pioneer Funds
                           Distributor, Inc., Joint-Stock Company Pioneer Metals International, Joint-Stock
                           Company Forest Starma, Teberebie Goldfields Limited and Pioneer Goldfields Limited;
                           Chairman of the Supervisory Board of Pioneer Fonds Marketing GmbH; Member of the
                           Supervisory Board of Pioneer First Polish Trust Fund Joint Stock Company S.A. and
                           Pioneer Czech Investment Company, A.S.; and Partner, Hale and Dorr.

Robert L. Butler,          President and Director of Pioneer Funds Distributor, Inc.; Director of Pioneering
   Director and            Management Corporation, Pioneering Services Corporation, Pioneer International
  Executive                Corporation and Pioneer Management (Ireland) Limited; Vice Chairman of Supervisory
   Vice President          Board of Pioneer Fonds Marketing GmbH; and Member of Supervisory Board of Pioneer First
                           Polish Trust Fund Joint Stock Company S.A. and Pioneer Czech Investment Company, A.S.

Maurice Engleman,          President of E.T. Software, Professional Equity Corporation and Marketing Two, Inc.; and
   Director                Principal, Engleman & Associates.

Jaskaran S. Teja,          Senior Vice President of Pioneer International Corporation; and Director of Joint-Stock
   Director                Company Forest Starma and Pioneer Goldfields Limited.

David D. Tripple,          Executive Vice President and Trustee or Director of each of the Pioneer Family of
   Director and            Mutual Funds; President and Director of Pioneering Management Corporation; Director
  Executive                of Pioneer Capital Corporation, Pioneer International Corporation, Pioneer Management
   Vice President          (Ireland) Limited, Joint-Stock Company Pioneer Investments and Pioneer Funds
                           Distributor, Inc.; Member of Supervisory Board of Pioneer First Polish Trust Fund
                           Joint Stock Company S.A. and Pioneer Czech Investment Company A.S.; Director and Vice
                           President of Pioneer Omega, Inc.; and Director of Pioneer First Russia, Inc.

John H. Valentine,         Director of Pioneer Capital Corporation; Director of Entrepreneurial Management of
   Director                Health Policy Institute; Director of Visualization Technology, Inc.; Trustee of
                           Hurricane Island/Outward Bound School and Thompson Island Outward Bound Education
                           Center; and Chairman of the Board of Boston University Medical Center Hospital.

William H. Keough,         Treasurer of each of the Pioneer Family of Mutual Funds; and Treasurer of Pioneering
   Senior Vice             Management Corporation, Pioneering Services Corporation, Pioneer Capital Corporation,
  President,               Pioneer Funds Distributor, Inc., Pioneer International Corporation, Pioneer Metals
   Chief Financial         and Technology, Inc., and Pioneer Omega, Inc.
  Officer
   and Treasurer

Timothy T. Frost,          Director and Vice President of Pioneer Omega, Inc. and Pioneer First Russia, Inc.; and
   Vice President          Senior Vice President of Pioneer International Corporation.
Lucien Girard, III         Managing Director and Chief Executive of Pioneer Goldfields Limited; Managing
   Vice President          Director of Teberebie Goldfields Limited; and Director of Pioneer Metals and Technology,
                           Inc.

Stephen G. Kasnet,         President of Pioneer Real Estate Advisors, Inc.
   Vice President

John F. Lawlor,            Vice President of Pioneering Management Corporation; and Director of Pioneer Goldfields
   Vice President          Limited, Teberebie Goldfields Limited, Pioneer Management (Ireland) Limited,
                           Joint-Stock Company Pioneer Metals International and Joint-Stock Company Forest
                           Starma.

Alicja K. Malecka,         President of Pioneer First Polish Trust Fund Joint Stock Company S.A. and Pioneer
   Vice President          Investment Poland Ltd.; Senior Vice President of Pioneer International Corporation; and
                           Member of Supervisory Board of Pioneer Czech Investment Company, A.S.

Frank M. Polestra,         President and Director of Pioneer Capital Corporation and Pioneer SBIC Corp.
   Vice President

William H. Smith, Jr.,     President and Director of Pioneering Services Corporation; Director and Vice
   Vice President          President of Pioneer International Corporation; Director of Pioneer Management
                           (Ireland) Limited; and Member of Supervisory Board of Pioneer Czech Investment
                           Company, A.S.

Joseph P. Barri,           Secretary of each of the Pioneer Family of Mutual Funds and the Company's
   Secretary               subsidiaries; and Partner, Hale and Dorr.

Robert P. Nault,           Assistant Secretary of each of the Pioneer Family of Mutual Funds and the Company's
   General Counsel and     subsidiaries.
   Assistant Secretary
                           Legal Counsel          Transfer Agent                          Independent Public Accountants
                           Hale and Dorr          State Street Bank and Trust Company     Arthur Andersen LLP
                           Boston, Massachusetts  Boston, Massachusetts                   Boston, Massachusetts

* As defined pursuant to Section 16 of the Securities Exchange Act of 1934.

[Pioneer Logo]

The Pioneer Group, Inc.
60 State Street
Boston, Massachusetts  02109

[Recycle Logo]

Printed on Recycled Paper

0396-3215
Pioneer Funds Distributor, Inc.