Form 10-K, Exhibit 13
period 1996-12-31
PIONEER GROUP INC
filed 1997-03-31
CIK 733060

                                                                      Exhibit 13


THE PIONEER GROUP, INC.

[photo of crowsnest]

[photo of hull tallship]

[photo of 4 triangle sails]

A n n u a l   R e p o r t

'96

[photo of John F. Cogan, Jr.]

Pioneer's domestic investment management business had its best year ever, with sales growth that exceeded the U.S. mutual fund industry average for the second year in a row...

In 1996, we certainly faced challenges in our natural resource businesses. However, we remain as convinced as ever of Pioneer's profit potential as a global financial service and natural resource company.

John F. Cogan, Jr.
President


Table of Contents

Chairman's Letter             1

Pioneer at a Glance           2

U.S. Investment Management    4

International
Investment Management         6

Natural Resource Development  8

Financial Snapshot           10

Management's
Discussion & Analysis        12

[photo crossover from previous page of John F. Cogan, Jr.]

Fellow Stockholders:

For Pioneer, 1996 was a year of contrasts. Our domestic investment management business had its best year ever, while our principal natural resource business - our gold mining operations in Ghana - met with a variety of challenges. The net result was that Pioneer earned 74 cents a share, compared to 90 cents in 1995.

Earnings from our domestic investment management business nearly doubled to 68 cents per share from 35 cents in 1995. This is particularly gratifying because Pioneer has devoted significant time and resources to this area, and sales growth exceeded the U.S. mutual fund industry average for the second year in a row. Overall revenues grew 20% to $239.1 million, including a 48% increase in revenues from financial services to $160.8 million.

Several initiatives contributed to the strong earnings of our domestic investment management business:

o The late-1995 launch of Pioneer Small Company Fund proved to be the most successful in the company's history, adding significantly to 1996 revenues.

o We completed the introduction for most Pioneer funds of Class B and C Shares, which comprised 29% of domestic sales.

o We have both broadened fund distribution among broker-dealers, banks, financial planners and insurance companies, and increased the number of dealers.

These developments, along with a U.S. stock market that set record highs, helped increase assets under management by 24% to nearly $17 billion, excluding venture capital pools and foreign joint ventures. On an equally encouraging note, our U.S. venture capital operations posted a gain of 18 cents last year, doubling 1995's profits.

Elsewhere, however, some of our younger emerging markets financial service businesses experienced some growing pains. While assets under management in our Polish operations increased markedly, 1996's financial results do not yet reflect the positive trend, with a loss of 3 cents per share versus a gain of 1 cent in 1995. It's also worth noting that Poland's results are more favorable measured in local currency; the reported loss, in part, reflects weakness in the Polish zloty versus the dollar in 1996.

Our Eastern Europe venture capital operations lost 5 cents in 1996 versus a 3 cent loss in 1995. On a more positive note, our most recently acquired investment operations in Russia earned 5 cents, nearly matching a 6 cent gain in 1995.

Our gold mining subsidiary - Teberebie Goldfields Limited (TGL) - had to contend with many of the adversities that periodically affect natural resource ventures. These adversities included bad weather and equipment maintenance problems. For 1996, TGL earned 10 cents a share, compared to 56 cents in 1995.

Despite these difficulties, we do have considerable basis for optimism. The Phase III mine expansion is on schedule with the first gold pour from the new South Plant expected in April 1997. TGL is also changing its mining method from selective mining to bulk mining, and is developing a new mine plan. While the new mine plan will likely result in a reduction in proven and probable in situ mineable reserves, the change in mining method should increase operating efficiencies and improve ore grade control.

Looking forward, we continue to broaden our horizons. We are pioneering the mutual fund industry in Russia with Pioneer First Fund. Launched in 1996, the Fund is the country's first open-end mutual fund, following similar "firsts" for Pioneer in Poland and India.

In real estate, we are advising corporate and institutional clients in Poland and Russia, leveraging the experience we have gained as entrepreneurs and investment managers in those countries. Similarly, the launch of Pioneer World Equity Fund in late 1996 inaugurates a year-long 1997 campaign to bring Pioneer's global investment management expertise to the attention of the brokerage community and investors.

While the dip in last year's earnings is certainly disappointing, we believe 1996's results validate Pioneer's fundamental diversification strategy: Strength in our domestic investment management business substantially moderated less favorable results from our gold mining operations and emerging markets financial service businesses. In previous years, the situation has been just the reverse. We remain as convinced as ever of Pioneer's profit potential as a global financial service and natural resource company.

I hope you will take a few minutes to review the pages that follow for examples of how our numerous, and varied, commitments have borne fruit.

Sincerely,


/s/John F. Cogan, Jr.


John F. Cogan, Jr.
President
March 25, 1997

                      P I O N E E R  A T  A  G L A N C E

In the 1990's, Pioneer has pursued a twofold strategy of building our core U.S. mutual fund business, while diversifying with a host of international, emerging markets, financial service and natural resource ventures.

The charts show the progress Pioneer has made in building for the future. Earnings growth has naturally reflected the variability typical of some of our young, growing ventures.

At the same time, the profit potential of The Pioneer Group, Inc., can be gauged from the steadily upward trends in sales, revenues, assets under management and stockholders' equity. These trends have helped support Pioneer's policy of prudent, steady increases in cash dividends.

U.S. Mutual Fund Sales

Dollars in Millions

[graph]

1992      $723
1993      $1,076
1994      $1,499
1995      $1,752
1996      $2,602

[end graph]

Assets Under Management

Dollars in millions

[graph]

1992      $7,591
1993      $10,766
1994      $11,103
1995      $13,745
1996      $16,981

[end graph]

Gold production

Ounces

[graph]

1992      126,200
1993      164,900
1994      176,400
1995      235,500
1996      203,100

[end graph]



Stockholders' Equity

Dollars in Thousands

[graph]

1992       $92,814
1993      $107,174
1994      $134,422
1995      $150,343
1996      $162,473

[end graph]

Earnings Per Share

Dollars

[graph]

1992      0.59
1993      0.72
1994      1.32
1995      0.90
1996      0.74

[end graph]



Cash Dividends

Dollars

[graph]

1992      0.21
1993      0.225
1994      0.315
1995      0.40
1996      0.40

[end graph]

[photo of 4 triangle sail]


Pioneer's roots in investment management date back to 1928, when Pioneer Fund was established as the fourth mutual fund in the U.S. Pioneer Fund is still going strong, now as part of a family of 23 mutual funds and eight variable annuity portfolios. By many measures, such as annual sales, 1996 was the most successful year in our history. Last year was also especially memorable with our celebration of the 100th birthday of Pioneer's founder, Philip L. Carret.

                U . S .  I N V E S T M E N T  M A N A G E M E N T



1996 Overview:



Pioneer's U.S. mutual fund sales grew by 50% to $2.6 billion in 1996. Redemptions increased by a smaller amount -- 36% to $1.4 billion -- and remained at about 10% of assets -- a ratio that continues to be below the U.S.
fund industry average.



Pioneer's record sales stemmed, in large part, from three initiatives:



Pioneer Small Company Fund Introduced in late 1995, this Fund had the best reception of any mutual fund last year, with $403 million raised in five months. The Fund's success clearly stems from the attractive long-term performance of Pioneer Capital Growth Fund, and the growing recognition of Pioneer as a premier value money manager.



Broader distribution A major initiative in recent years has been to broaden fund distribution among brokers, banks, financial planners and insurance companies -- particularly those with a national sales base. Through the continued diligence of Pioneer's sales and marketing team, the number of firms selling $1 million or more of Pioneer funds grew by one-third.



Flexible pricing Class B and Class C Shares -- in which sales loads for fund shares are generally deferred over a number of years -- have become important forces in the fund industry. In 1996, Pioneer completed the introduction of these share classes on most funds. Class B and Class C Shares comprised 29% of Pioneer domestic sales last year, up from 24% in 1995.



A number of other initiatives also contributed to last year's strong results, and also helped set the stage for significant future growth:


[photo of double wheel]

Pioneer Real Estate Shares Pioneer believes that commercial real estate, after years of decline, now represents an "emerging" market with great potential. This Fund was "relaunched" to introduce investors to Boston Financial Securities, Inc. (BFS), our new subadviser. BFS and its parent company, Boston Financial Group, supervise more than $5.5 billion worth of properties in 49 states for 37,000 investors. With the relaunch, and a strong market, assets of Pioneer Real Estate Shares nearly quadrupled in 1996.

401(k) Many small- and mid-sized businesses are inadequately served in the rapidly growing $800-billion market for 401(k) plans. To address this, Pioneer introduced a state-of-the-art 401(k) Sales Tool Kit that guides investment representatives from point-of-sale through employee enrollment. The combination of Pioneer's expertise and support, and the investment representative's personal attention, puts Pioneer small company 401(k) plans on a par with those offered by the Fortune 500. Assets held in 401(k) and similar retirement accounts grew by 36% in 1996.



Pioneer Vision Variable Annuity Millions of Americans are looking for tax-advantaged ways to invest for retirement, and Pioneer Vision Variable Annuity is an excellent choice for many of them. In 1996, we introduced enhancements to the product -- now known as Pioneer Vision 2 -- that made it competitive with the industry's best. Assets in Pioneer Vision's eight variable annuity portfolios grew 500%.



Direct Equity Pioneer Capital Corp. (PCC), our venture capital arm, was established in 1980 to provide early-stage, growth, acquisition, and recapitalization financing to leading New England-based companies in a variety of industries, including information, medical technologies, and consumer-oriented services. In 1996, PCC invested $13.8 million in five new companies and previously held firms.



PCC's success can be gauged by the numerous ventures it helped develop that subsequently went public or attracted a merger partner. Such companies include:
Cardiometrics, Inc., a manufacturer of intravascular medical devices for measuring blood flow impairment; Xircom, Inc., a manufacturer of adapters for connecting personal computers to local area networks; and Vivid Technology, Inc., a manufacturer of X-ray security systems.



Pioneer Real Estate Advisors, Inc. In keeping with our view of real estate as an undervalued asset class, this subsidiary was newly formed in 1996. Pioneer Real Estate Advisors is now managing property and advising institutional clients on real estate in the U.S. and abroad.



Pioneer's success is directly related to how well we satisfy the needs of our mutual fund shareowners and their investment representatives. We are proud to have gained recognition in two major surveys:



DALBAR For the last two years, a survey of 3,200 brokers by industry consultant DALBAR ranked Pioneer among the top three of 22 mutual fund companies, based on overall marketing support. In addition, the survey ranked Pioneer #1 in 1996 in eight separate categories, from servicing investors to problem resolution.



American Bankers Association An ABA survey that compared 72 mutual fund companies ranked Pioneer #1 in overall service to bankers, based on 10 categories, from quality of literature to product diversity.

[photo of rigging/flags]

Pioneer has been investing internationally since 1928, when Pioneer Fund included Hungarian and German securities in its portfolio. Our overseas investment management and financial service ventures are natural extensions of this expertise.

In 1968, recognizing the growing worldwide appeal of mutual funds, Pioneer began distributing our U.S. funds in Western Europe. Since then, we have broadened our operations to serve Poland, India, Russia and the Czech Republic. Pioneer initiatives in Poland, India and Russia were the first private, open-end mutual funds in those countries.

      I N T E R N A T I O N A L  I N V E S T M E N T  M A N A G E M E N T

1996 Overview:

As the international community has developed increasingly sophisticated financial needs, Pioneer has steadily increased both our sales distribution channels and the variety of products offered.

In 1996, both trends were evident in the four major regions we currently serve:

Western Europe Last year was the first full year of distribution of offshore funds based in Dublin, Ireland, the site of Pioneer's new international transaction processing facility. The offshore registration process gives Pioneer a platform for eventual wider distribution of these and other funds. The combination of U.S. and offshore funds sold in Western Europe has been an important component of our sales success.

Eastern Europe Among former Eastern bloc nations, none has embraced free markets more rapidly than Poland, where Pioneer offers three domestic funds for individuals and institutions. In recognition of the growing demands of Polish citizens in a reinvigorated economy, the Pioneer fund family was expanded to include a wider range of equity and fixed-income funds, and a cash management program. In addition, we acquired a securities brokerage house. Assets under management in Poland grew 62% in 1996.

Pioneer also offers institutional investors access to emerging Polish companies through a direct equity fund. And, Pioneer Real Estate Advisors--Poland expects to establish, within the next few months, an institutional Polish real estate fund, designed to invest in properties that Pioneer will manage. Last year was also the first full year of our mutual fund operations in the Czech Republic, where Pioneer offers an equity mutual fund for Czech citizens.


[Photo of Ship's Mast]

India Two trends in India command the attention of long-term investors: a burgeoning middle class, and a proven commitment to freeing the economy from government red tape.

To capitalize on these trends, Pioneer, through our joint venture affiliate, expanded our product line in 1996 with new domestic fixed-income funds. These were designed to offer Indian citizens a range of alternatives to complement the equity funds offered there.

With national elections resulting in a new coalition government, last year was a difficult one for the Indian market. Despite market uncertainty during the transition, the new government retains a strong commitment to economic reform. Pioneer believes the long-term fundamentals for India remain positive.

Russia While not without significant risk, Pioneer believes Russia's evolution toward fully functional, open capital markets is firmly set in motion, and we have undertaken several initiatives to participate in that growth.

Pioneer made history in 1996 with Pioneer First Fund, Russia's first open-end mutual fund. This product joins Pioneer's First Voucher Fund (FVF), Russia's largest privatization fund with 2.1 million shareowners. Pioneer, through a subsidiary, is majority owner of FVF, and our Russian investment management company serves as the Fund's adviser.

FVF is a unique business venture in several respects. For example, Pioneer is represented on the boards of about 30 of the 125 companies held by FVF. This role affords Pioneer an invaluable position from which to expand our expertise about the dynamics of the emerging Russian economy. Pioneer believes that there is significant unrealized value in the assets included in FVF's portfolio.

When we acquired our majority interest in FVF in 1995, one of its principal assets was the 220,000 square-foot Meridian office building in Moscow, which was partially complete at that time. At year end, the building was on its way to being fully leased. In 1996, Pioneer Real Estate Advisors established offices in Moscow and St. Petersburg to expand into Russian real estate advisory and management activities.

Pioneer's Russian financial service companies also include a bank and a securities brokerage house. And, as with Poland, Pioneer is raising an offshore institutional fund to make direct equity investments in small- and mid-sized Russian companies.

[photo of hull tall ship]


As global money managers, Pioneer has garnered a wealth of experience, a wide network of contacts, and an eye for ventures with long-term promise. These assets have been instrumental in uncovering natural resource projects that we believe offer the potential for high returns.

As entrepreneurs, we add value to natural resource operations by virtue of technological improvements, cost efficiencies, and a commitment to long-term success.

              N A T U R A L  R E S O U R C E  D E V E L O P M E N T



1996 Overview:

Pioneer's Ghanaian gold mine produced more than 200,000 ounces for the second straight year, and closed in on production of its one-millionth ounce -- a milestone achieved in January 1997. Our timber operation in the Russian Far East, although still in the development phase at year end, completed its first full year of shipments.

Pioneer Goldfields Limited Pioneer Goldfields owns 90% of Teberebie Goldfields Limited (TGL), our gold mine located in Tarkwa, Ghana, and is actively reviewing a range of potential natural resource projects in Africa and elsewhere.

The Phase III mine expansion at TGL is well on its way to completion with the first gold pour expected in April 1997. The expansion, when fully operational, will include a further heap leach operation, a new near-pit gyratory crusher that will serve both the West Plant and the new South Plant, modifications to the West Plan conveyor systems, and a new and larger mining fleet.

The Phase III expansion is expected to provide annual crushing capacity of 12 million tonnes of ore.

In addition to the continued expansion, TGL is developing a new mine plan, utilizing a more sophisticated operating model based on historical production data. This plan implements a change in fundamental mining method from selective mining to bulk mining. We believe that these changes will increase operating efficiencies.

[photo of sexton]

Operating results for last year reflected the impact of excessive rainfall (which reduces gold recovery rates), lower-than-anticipated ore grade, and equipment maintenance problems. As a result, production decreased 14% to 203,100 ounces. Total per ounce production costs increased by $84 to $361, including an increase in cash costs of $70 to $268 per ounce. Average realized gold prices only edged up $2 to $385 per ounce.

Despite last year's challenges, Pioneer recognizes the cyclical nature of mining operations, and believes firmly in the long-term profit potential of a world-class gold mine such as TGL.

Pioneer Forest, Inc. The Russian Far East boasts an abundance of forests, but high quality timber is a scarce commodity in Japan -- less than 1,000 miles down the Pacific shipping lanes. Pioneer Forest was established to hold majority interests in three companies in the Russian Far East's Khabarovsk Territory:
Forest-Starma, Amgun-Forest, and Udinskoye, which were formed to develop timber production, principally for export to Japan.

While all three projects are still in the development phase, Forest-Starma has shipped 163,000 cubic meters of timber since the last half of 1995, including approximately 133,000 cubic meters shipped last year.

The three timber companies, in the aggregate, hold long-term leaseholds to 816,300 hectares (2.0 million acres) and annual cutting rights of 895,000 cubic meters. Feasibility studies are currently being undertaken for both Amgun-Forest and Udinskoye.

Pioneer Metals International High technology metal alloys and powders are one of the strengths of Russian industry. Pioneer Metals International collaborates with Russian metallurgical concerns, providing them with marketing skills and financing necessary to compete in Western markets.



Pioneer believes that our diverse financial service and natural resource ventures are well positioned to benefit from a global economy that is expanding in size and sophistication.
                                                                               9

                       F I N A N C I A L  S N A P S H O T

Assets Under Management at December 31:
Dollars in Millions

                                        1996      1995      1994      1993      1992
                                     -------   -------   -------   -------   -------

U.S. Registered Mutual Funds         $15,704   $12,701   $ 9,925   $ 9,854   $ 7,330
Non-U.S. Registered Mutual Funds         502       280       589       388         -
                                     -------   -------   -------   -------   -------
Total Registered Mutual Funds         16,206    12,981    10,514    10,242     7,330
Closed-end and subadvised funds
  and private institutional accounts*    775       764       589       524       261
                                     -------   -------   -------   -------   -------
Total                                $16,981   $13,745   $11,103   $10,766   $ 7,591
                                     =======   =======   =======   =======   =======


* Excludes assets of funds managed by foreign joint ventures and venture capital pools.


Assets Under Management

Dollars in millions

[graphic]

1992       $7,591
1993      $10,766
1994      $11,103
1995      $13,745
1996      $16,981

[end graphic]


Sales of Mutual Fund Shares:
Dollars in Millions

                                                Year Ended December 31,
                                          1996    1995    1994    1993   1992
                                        ------  ------  ------  ------  -----
U.S. Registered Mutual Funds:

Sales*                                  $2,602  $1,752  $1,499  $1,076  $ 723
Redemption of shares                     1,431   1,050     860     714    784
                                        ------  ------  ------  ------  -----
Net sales (redemptions) of shares       $1,171  $  702  $  639  $  362  $ (61)
                                        ======  ======  ======  ======  =====


                                                   Year Ended December 31,
                                             1996    1995    1994   1993   1992
                                            -----   -----   -----  -----   ----
Non-U.S. Registered Mutual Funds:

Sales*                                      $ 217   $  25   $ 734  $ 429      -
Redemption of shares                           81     381     584     34      -
                                            -----   -----   -----  -----   ----
Net sales (redemptions) of shares           $ 136   $(356)  $ 150  $ 395      -
                                            =====   =====   =====  =====   ====

* Includes reinvestment of dividends, but excludes money market funds and funds managed by foreign joint ventures.


Sales of U.S. Registered Mutual Fund Shares
Dollars in Millions

[graphic]

1992        $723
1993      $1,076
1994      $1,499
1995      $1,752
1996      $2,602

[end graphic]

Quarterly Results:
Dollars in Thousands Except Per Share Amounts

                                     Total          Net      Earnings
                              Revenues and Sales   Income    Per Share
                              ------------------   ------    ---------
1996 by Quarter
March 31                           $  56,475      $  5,114     $ 0.20
June 30                               56,911         3,520       0.14
September 30                          62,500         5,091       0.20
December 31                           63,226         5,112       0.20
                                   ---------      --------     ------
                                   $ 239,112      $ 18,837     $ 0.74
                                   =========      ========     ======

1995 by Quarter
March 31                           $  45,679      $  5,797     $ 0.23
June 30                               46,553         7,329       0.29
September 30                          51,240         6,273       0.25
December 31                           55,245         3,412       0.13*
                                   ---------      --------     ------
                                   $ 198,717      $ 22,811     $ 0.90
                                   =========      ========     ======


* Includes loss of 12 cents per share associated with expenses incurred by the Company in connection with its unsuccessful effort to sell in a global offering approximately 20% of its shares of Pioneer Goldfields Limited.


Gross Revenues and Sales

Dollars in Thousands

[graphic]

1992      $101,802
1993      $129,403
1994      $171,702
1995      $198,717
1996      $239,112

[end graphic]


Five Year Summary of Selected Financial Data:
Dollars in Thousands Except Per Share Amounts

                                                                  Year Ended December 31,
                                              1996            1995          1994         1993           1992
                                          ----------      ----------   ----------    ----------     ----------
 Results of Operations
 Revenues and sales                       $  239,112      $  198,717   $  171,702    $  129,403     $  101,802
 Costs and expenses                          211,962         158,908      119,568        94,142         73,616
 Unrealized and realized (gains) losses
   on venture capital and marketable
   securities investments, net               (12,279)         (9,345)         946        (3,468)        (2,657)
 Interest expense                              3,318           1,024        1,305         2,388          1,427
 Public offering costs                             -           4,863            -             -              -
 Other, net                                    2,446             735          112           480            712
                                          ----------      ----------   ----------    ----------     ----------
 Income before provision for federal,
   state and foreign income
   taxes and minority interest                33,665          42,532       49,771        35,861         28,704
 Net provision for federal, state and
   foreign income taxes                       11,548          16,598       14,182        16,322         12,937
                                          ----------      ----------   ----------    ----------     ----------
 Income before minority interest              22,117          25,934       35,589        19,539         15,767
 Minority interest                             3,280           3,123        2,129         1,409          1,169
                                          ----------      ----------   ----------    ----------     ----------
 Net income                               $   18,837      $   22,811   $   33,460    $   18,130     $   14,598
                                          ==========      ==========   ==========    ==========     ==========
 Earnings per share*                      $     0.74      $     0.90   $     1.32    $     0.72     $     0.59
                                          ----------      ----------   ----------    ----------     ----------
 Cash dividends per share*                $     0.40      $     0.40   $    0.315    $    0.225     $     0.21
                                          ==========      ==========   ==========    ==========     ==========
 Weighted average common and
   common equivalent shares
   outstanding*                           25,460,000      25,311,000   25,354,000    24,976,000     24,824,000
 Long-term notes payable                  $  149,500      $   11,048   $    9,101    $   13,306     $   11,972
 Total assets                             $  493,212      $  319,069   $  202,085    $  172,295     $  134,705
 Stockholders' equity                     $  162,473      $  150,343   $  134,422    $  107,174     $   92,814
 Stockholders' equity per share*          $     6.50      $     6.05   $     5.45    $     4.36     $     3.81
 Return on average stockholders' equity          12%             16%          28%           18%            16%
 Return on revenues                               8%             11%          19%           14%            14%


* Adjusted for December 1, 1994, and September 1, 1993, 2-for-1 stock splits effected in the form of 100% stock dividends.


Cash Dividends Per Share

Dollars

[graphic]

1992      0.21
1993      0.225
1994      0.315
1995      0.40
1996      0.40

[end graphic]

   M A N A G E M E N T ' S  D I S C U S S I O N  A N D  A N A L Y S I S  O F
F I N A N C I A L  C O N D I T I O N  &  R E S U L T S  O F  O P E R A T I O N S


Summary of Operations

The Pioneer Group, Inc. (the "Company") earned 74 cents per share in 1996, 16 cents lower than 1995's earnings of 90 cents and 58 cents lower than 1994's record earnings of $1.32 per share. Earnings per share have been adjusted for the 2-for-1 stock split, effected by the payment of a 100% stock dividend in December 1994.

The Company's worldwide financial services businesses earned 72 cents in 1996, 24 cents, or 50%, higher than in 1995 and 13 cents, or 22%, higher than in 1994. Earnings from domestic mutual fund operations nearly doubled as they increased from 35 cents in 1995 to 68 cents in 1996. Domestic mutual fund operations earned 36 cents in 1994. Earnings from the Company's U.S. venture capital operations, net of operating expenses, doubled in 1996 to 18 cents. These operations lost 4 cents in 1994. The Company's Eastern European venture capital operations lost 5 cents in 1996, 3 cents in 1995 and 4 cents in 1994. The Company's Russian investment operations, which were acquired in 1995, earned 5 cents per share in 1996 and 6 cents in 1995. The Company's Polish investment operations lost 3 cents in 1996 compared to earnings of 1 cent in 1995 and 31 cents in 1994. The loss in 1996 was primarily attributable to the new Polish brokerage operations which were acquired in March 1996 and foreign currency exchange losses. Assets under management in the Polish mutual funds, which had peaked to nearly $1 billion in 1994, recovered in 1996 to nearly $450 million, after finishing 1995 at $275 million. The Company incurred costs and expenses of 11 cents per share in 1996 associated with the development of its mutual fund operations in the Czech Republic.

The Company's gold mining operations, which consist of its wholly owned subsidiary, Pioneer Goldfields Limited ("PGL"), and PGL's 90% owned subsidiary, Teberebie Goldfields Limited ("TGL"), earned 10 cents per share in 1996, 56 cents in 1995, and 72 cents in 1994. Earnings for 1994 included a favorable one-time deferred income tax rate adjustment of 16 cents per share. Net of the deferred income tax adjustment, gold mining earnings in 1995 were unchanged from the 1994 level.

Earnings in 1995 included a loss of 12 cents per share related to expenses the Company incurred in connection with its unsuccessful effort to sell, in a global offering, approximately 20% of its shares of PGL. The Company's Russian natural resource operations, including powdered metals and timber, lost 4 cents in 1996 and 2 cents in 1995. These operations earned 1 cent in 1994.

Financial Services Businesses

1996 Compared to 1995

Revenues. The Company's worldwide financial services businesses have three principal sources of revenues: fees derived from managing the 31 U. S. registered investment companies in the Pioneer Family of Mutual Funds and institutional accounts, fees from underwriting and distribution of mutual fund shares, and fees derived from acting as shareholder servicing agent. The Company earns similar revenues from its international investment operations in Poland, Russia, Ireland, the Czech Republic, and from its joint venture in India. The Company also earns securities and interest income from Pioneer Bank in Russia. The Company has a 57.7% interest in Pioneer Bank.

Revenues from the worldwide financial services businesses of $160.8 million in 1996 were $52.4 million, or 48%, higher than revenues earned in 1995 as a result of increases in all revenue categories as discussed below.

Management fees of $87.8 million in 1996 were $23.2 million, or 36%, higher than management fees in 1995. Virtually all of the increase resulted from higher management fees earned from the Company's U.S. registered mutual funds. The increase in management fees earned from the U.S. registered mutual funds resulted from an increase in


Earnings per share

Dollars

[graphic]

1992      0.59
1993      0.72
1994      1.32
1995      0.90
1996      0.74
assets and a management fee rate increase for the Company's two largest mutual funds. The shareholders of the Company's two largest U.S. registered mutual funds approved management fee rate increases effective May 1, 1996. As a result, the Company earned an additional $5.9 million of management fees.

Record assets under management of just under $17 billion at December 31, 1996, increased by $3.2 billion over the 1995 year-end level. The increase in assets under management was principally attributable to a higher stock market and strong U.S. registered mutual fund net sales. Assets under management increased to nearly $18 billion at March 14, 1997.

Underwriting commissions and distribution fees of $16.6 million were $8.1 million, or almost double comparable commissions and fees earned in 1995. Underwriting commissions earned from sales of U.S. registered mutual funds increased by $1.2 million as a result of the significant increase in the sales of such funds. U.S. registered mutual fund sales of $2.6 billion in 1996 were 50% higher than sales in 1995, while redemptions of $1.4 billion increased by 36%. In 1996, the Company had net sales of $1.2 billion compared to $0.7 billion in 1995. Sales of the Company's three Polish mutual funds were $169 million in 1996 versus $21 million in 1995. As a result of the increase in Polish mutual fund sales, underwriting commissions increased by $1.6 million. Distribution fees increased by $5.2 million as a result of the increase in average assets under management of the Company's back-end load funds.

Shareholder services fees of $25.3 million in 1996 increased by $2.9 million, or 13%, over 1995, as a result of an increase in the number of shareholder accounts and a cost-of-living fee increase for certain U.S. registered mutual funds effective January 1, 1996.

Trustee fees and all other income of $16 million in 1996 increased by $3.1 million, principally from interest and dividend income from the Company's Russian investment operations.

The Company reported securities and interest income from Pioneer Bank in Russia of approximately $15 million in 1996 as a result of the acquisition and subsequent sale of Russian government securities and interest income from loans.

Costs and Expenses. Costs and expenses of the worldwide financial services businesses of $133.3 million increased by $39.3 million, or 42%, over 1995's level. Approximately one-half of the increase in expenses resulted from: (i) $12.4 million in expenses related to the Company's Russian investment operations, (ii) $3.2 million of costs associated with the Company's Czech Republic operations, and (iii) $4.1 million related to expenses associated with the amortization of dealer advances resulting from substantial increases in sales of back-end load mutual fund shares. The amortization expenses were more than offset by the $5.2 million increase in distribution fees. The other half of the increased expenses resulted from higher payroll costs, higher costs related to additional office space and higher costs related to mutual fund distribution (including printing and mailing of sales literature, paying commissions earned by the sales force, mutual fund advertising, and public relations). The Company also had interest expense on deposits and short-term debt of $6.1 million in 1996 related to Pioneer Bank in Russia.

Other Income and Expense. The Company reported net venture capital investment portfolio gains of $10.7 million (excluding operating expenses) in 1996 compared to net gains of $5.1 million in 1995, from investments in the Company's U.S. venture capital portfolio. The Company's investments in its own mutual funds, principally during their startup phase, had net gains of $0.7 million in 1996 and $0.8 million in 1995. Additionally, the Company reported net gains of $0.9 million in 1996 and $3.5 million in 1995, from investments held by the First Voucher Fund (the "Voucher Fund"), the Russian voucher investment fund in which the Company owns a 51% interest. The Company's

     M A N A G E M E N T ' S  D I S C U S S I O N  ( C O N T I N U E D )


U.S. venture capital and affiliated mutual fund investments are marked-to-market and thus the Company's results reflect both realized and unrealized gains and losses. In contrast, due to the developing nature of the Russian securities markets, the Company only reports the Voucher Fund's realized gains and losses. The Company believes, however, that there is significant unrealized value in the assets included in the Voucher Fund's portfolio. There can be no assurance that the Company will be able to realize these values. For a description of the risks associated with investments in foreign countries, including Russia, see "Future Operating Results" below.

Interest expense of $3.3 million in 1996 increased by $2.3 million resulting from increased borrowings by the Company under its credit facility which is discussed below.

Other expenses, net, of $2.4 million in 1996 increased by $1.7 million, principally as the result of expenses incurred by the Company with respect to its various Russian natural resource businesses.

The Company incurred $4.9 million of costs in 1995 in connection with the unsuccessful PGL global offering.

Taxes. The Company's effective tax rate for the worldwide financial services businesses was 35% in 1996 compared to 43% in 1995. The effective rate decreased as a result of the increase in tax-exempt securities and interest income associated with the Company's Russian investment operations.

1995 Compared to 1994

Revenues. Revenues from the worldwide financial services businesses of $108.5 million in 1995 were $4.4 million, or 4%, higher than the 1994 level, as increased shareholder services fees and revenues from the Company's new Russian investment operations more than offset the significantly lower underwriting commissions resulting from lower sales of the Company's Polish mutual funds in 1995.

Management fees of $64.6 million in 1995 were $0.4 million, or 1%, higher than management fees in 1994. The $7 million increase in management fees earned from the U.S. registered mutual funds was more than offset by a $7.8 million decrease in management fees earned from the Company's Polish mutual funds. During 1995, the Company earned $1.2 million in management fees from its U.S. and Polish venture capital funds. Assets under management of $13.7 billion at December 31, 1995, increased by $2.6 billion since the beginning of 1995. The increase was principally attributable to strong stock market performance.

Underwriting commissions and distribution fees of $8.5 million in 1995 were $4.3 million, or 33%, lower than underwriting commissions and distribution fees in 1994 as a result of significantly lower sales of the Company's Polish mutual funds. Sales of units of the Polish mutual funds were only $21 million while redemptions were $400 million in 1995, compared to sales of $700 million and redemptions of $600 million in 1994. Record U.S. registered mutual fund sales of $1.8 billion in 1995 were 17% higher than sales during 1994, while redemptions of $1.1 billion increased by 22%. The Company had net sales of U.S. registered mutual funds of $0.7 billion in 1995, compared to $0.6 billion in 1994.

Shareholder services fees of $22.5 million in 1995 increased by $2.6 million, or 13%, over 1994, as a result of an increase in the number of shareholder accounts as well as a fee increase effective January 1, 1995.

All other income of $12.9 million in 1995 increased by $5.6 million, or 77%, over 1994, principally from revenues related to interest and dividend income from the Company's new Russian investment operations.

Costs and Expenses. Costs and expenses of the worldwide financial services businesses increased by $17.1 million, or 22%, over 1994 to $94 million in 1995, of which $3.4 million was from the Company's new Russian investment operations accounted for on the consolidation method. Virtually all of the remaining increase of $13.7 million resulted from higher payroll costs in the investment management, marketing and shareholder servicing groups, higher costs related to additional office space, higher costs related to mutual fund distribution and higher expenses from the amortization of dealer advances.

Other Income and Expense. The Company reported net venture capital investment portfolio gains (excluding operating expenses) of $5.1 million in 1995 compared to no portfolio gains or losses in 1994. All of the 1995 gains were generated from investments in the Company's U.S. venture capital portfolio. The Company's investments in its own mutual funds contributed net gains of $0.8 million in 1995 compared to net losses of $1 million in 1994. The Company realized gains of $3.5 million in 1995 from investments held by the Voucher Fund.

The Company incurred $4.9 million of costs in 1995 in connection with the unsuccessful PGL global offering.

Taxes. The Company's effective tax rate for the worldwide financial services businesses of 43% for 1995 was essentially unchanged from 1994.

Liquidity and Capital Resources

IRS regulations require that, in order to serve as trustee, the Company must maintain a net worth of at least 2% of the assets of Individual Retirement Accounts and other qualified retirement plan accounts at yearend. At December 31, 1996, the Company served as trustee for $5.2 billion of qualified plan assets and the ratio of net worth to qualified assets was 3.1%. The Company's stockholders' equity of $162.5 million at December 31, 1996, would permit it to serve as trustee for up to $8.1 billion of qualified plan assets.

The Company has established a multi-class share structure for the Pioneer Family of Mutual Funds. Under this arrangement, the multi-class funds offer both traditional front-end load shares (Class A shares) and back-end load shares (Class B and C shares). On back-end load shares, the investor does not pay any sales charge unless there is a redemption before the expiration of the minimum holding period (which ranges from three to six years in the case of Class B shares and is one year in the case of Class C shares), in which case the shareholder would pay a contingent deferred sales charge ("CDSC"). The Company, however, pays "up-front" commissions to broker-dealers ("Dealer Advances") related to sales and service of the back-end load shares ranging from 2% to 4% of the sales transaction amount on Class B shares and of 1% on Class C shares. The multi-class funds pay the Company distribution fees of 0.75%, and service fees of 0.25%, per annum of their respective net assets invested in Class B and Class C shares, subject to annual renewal by the trustees of the funds. Class B shares were introduced in April 1994 and Class C shares were introduced in January 1996. Sales of back-end load shares were $763 million in 1996 versus $426 million in 1995 and Dealer Advances totaled $23.9 million in 1996 versus $14.9 million in 1995. Dealer Advances (which are amortized to operations over the life of the CDSC period), were $34.3 million at December 31, 1996. The Company intends to continue to finance this program, in part, through the credit facility described in the section entitled "General."

In April 1995, the Company acquired approximately 51% of the shares of the Voucher Fund, the largest voucher investment fund established in Russia in connection with that country's privatization program. The shares were issued by the Voucher Fund to two newly-formed subsidiaries of Pioneer Omega, Inc. ("Pioneer Omega"), a subsidiary of the Company. In addition to acquiring shares in the Voucher Fund, Pioneer Omega,

     M A N A G E M E N T ' S  D I S C U S S I O N  ( C O N T I N U E D )


acting through its subsidiary, Pioneer First Russia, Inc. ("PFR"), acquired a Russian company that holds the right to manage the Voucher Fund's investments. Pioneer Omega paid $2 million in cash and issued preferred shares (the "Omega shares") valued at $6 million as consideration for the acquisition of the management company and related rights. The holder of the Omega shares has the right to cause the Company to purchase such shares (the "put option") and the Company has a corresponding right to purchase such shares from the holder (the "call option"). The put and call options are each exercisable with respect to one-third of the Omega shares on the first, second and third anniversaries of the closing of the transaction. The put and call option exercise price is $2 million per tranche, plus a 5% per annum premium on the option exercise price. The Company will pay a total of $6.6 million for the Omega shares over a three-year period as the put and/or call options are exercised. In April 1996, the Company exercised its option and purchased the first tranche of Omega shares for $2.1 million.

The Company's Russian investment operations are consolidated under PFR. In September 1996, PFR executed agreements with the International Finance Corporation ("IFC"), a member of the World Bank Group, pursuant to which IFC agreed to invest $4 million in PFR to acquire an 18.4% equity interest. This transaction was completed in January 1997.

The Company, through Pioneer Omega, has secured Overseas Private Investment Corporation ("OPIC") "political risk" insurance covering the Voucher Fund and PFR's subsidiaries subject to annual elections up to a ceiling amount of $68 million which would protect 90% of the Company's equity investment and a proportionate share of cumulative retained earnings.

Natural Resource Development Businesses

Gold Mining Business

The results of the gold mining business are substantially attributable to the operations of TGL, the principal operating subsidiary of PGL. The Company's financial statements include an adjustment to TGL's earnings to give effect to the 10% minority interest in TGL held by the Government of Ghana.

TGL earns all of its revenues in U.S. dollars and the majority of its transactions and costs are denominated in U.S. dollars or are based in U.S. dollars. Consequently, Ghanaian inflation has not had a material effect on TGL's operations. Ghanaian cedi denominated costs such as cement, fuel, wages, power and local purchases are affected, in dollar terms, when currency devaluation does not offset changes in the relative inflation rates in the U.S. and Ghana. Since Ghana has experienced significant inflation over the last three years, the cedi has devalued continuously against the dollar.

1996 Compared to 1995

In 1996, the gold mining business contributed $2.6 million, or 10 cents per share, to the Company's earnings compared with $14 million, or 56 cents per share, in 1995.

TGL's gold shipments decreased by 32,400 to 203,100 ounces resulting in a decrease in revenues of approximately $12 million to $78.3 million. The average realized price of gold increased by $2 to $385 per ounce.

During 1996, TGL experienced several negative factors which caused actual production to be substantially below forecasted production, including: (i) abnormally heavy rainfall resulting in excessive dilution in the gold production process, (ii) equipment availability problems resulting primarily from breakdowns and maintenance problems with the older equipment, and (iii) difficulty in hiring and training experienced supervisors for mining operations. The excessive dilution resulted in a decrease in the gold recovery rate from 78% to 69%. In addition, the amount of ore TGL processed decreased by 0.5 million tonnes and TGL experienced a decrease in the ore grade from 1.28 to 1.26 grams per tonne. An 11,400 ounce increase in run-of-mine production partially offset these production declines.

Gold Production

Ounces

[graphic]

1992      126,200
1993      164,900
1994      176,400
1995      235,500
1996      203,100

[end graphic]

Table 1


                            Twelve months ended December 31,   Increase/
                                      1996        1995        (Decrease)
                                   -------     -------         -------
 Production (ounces)               203,100     235,500         (32,400)
                                   =======     =======         =======
 Cash costs:
   Production costs                   $220        $160             $60
   Royalties                            12          11               1
   General and administrative           36          27               9
                                      ----        ----             ---
    Cash costs per ounce               268         198              70
                                      ----        ----             ---
 Non-cash costs:
   Depreciation and amortization        81          67              14
   Other                                 2           3              (1)
                                      ----        ----             ---
    Cost of production per ounce       351         268              83
                                      ----        ----             ---
 Interest and other costs               10           9               1
                                      ----        ----             ---
    Total costs per ounce             $361        $277             $84
                                      ====        ====             ===


Table 2


                          Twelve Months ended December 31,
                          --------------------------------
                                   1996      1995
                                  -----     -----
 Tonnes mined (in thousands):
 Waste                           21,068    14,174
 Run-of-mine                      6,209     5,223
                                  -----     -----
 Tonnes Waste and Run-of-Mine    27,227    19,397

 Ore                              7,036     7,061
                                  -----     -----
 Total Tonnes Mined              34,313    26,458
 Stripping Ratio
   ((waste + run-of-mine)/ore)   3.88:1    2.75:1
 Ore Processed                    6,540     7,068
 Process Grade (grams/tonne)       1.26      1.28

Table 1 provides production results and compares TGL's cash costs and total costs per ounce for 1996 with the prior year.

Production Costs. Production costs represent costs attributable to mining ore and waste and processing the ore through crushing and processing facilities. TGL's costs of production are influenced by ore grade, gold recovery rates, the waste to ore or "stripping" ratio, the age of equipment, weather conditions, availability and cost of labor, haul distances, foreign exchange fluctuations and the inherent lag in gold production from heap leaching operations. In 1996, production costs increased by $60 per ounce to $220 per ounce compared with 1995, principally because of a 14% decrease in gold production and the anticipated increase in the stripping ratio from 2.75:1 to 3.88:1. The relatively high level of fixed costs tends to result in an increase in the cost per ounce when gold production declines. In addition, TGL experienced unexpected increases in equipment maintenance costs and higher labor costs associated with TGL's collective bargaining agreement with the Ghana Mineworkers' Union ("GMU").

A comparison of key production statistics for the twelve months ended December 31, 1996 and 1995 is shown in Table 2.

Royalties. Under the Ghanaian Minerals and Mining Law, royalties are levied at rates ranging from 3% to 12% of operating revenues as determined by reference to an operating ratio. The operating ratio represents the percentage that the operating profits bear to gold sales, after giving effect to capital allowances and interest expense (as permitted by TGL's Deed of Warranty). In 1996 and 1995, the royalty rate payable by TGL remained at 3% of operating revenues, the minimum permitted by law, principally because of a sustained level of capital expenditures and associated capital allowances since the inception of the project.

General and Administrative Costs. General and administrative costs consist principally of administrative salaries and related benefits, travel expenses, insurance, utilities, legal costs, employee meals, rents and vehicle expenditures. Since these costs are primarily fixed and unrelated to production levels, the increase in the cost per ounce was attributable, in part, to the decrease in gold production. In addition, costs increased by approximately $4 per ounce because of higher labor and benefits costs associated with TGL's collective bargaining agreement with the GMU, and increases in commercial insurance premiums, employee meals, and employee transportation costs.

Depreciation and Amortization. Depreciation and amortization is calculated using units-of-production and straight-line methods designed to fully depreciate property, plant, and equipment over the lesser of their estimated useful lives or ten years. In 1996, these costs increased by $14 per ounce principally because of mining equipment additions and higher capitalized rebuild expenditures which increased depreciation expense by approximately $6 per ounce and $2 per ounce, respectively. In addition, increases in run-of-mine leach pad depreciation associated with the commissioning of the West Plant run-of-mine leach pad in 1996 and increases in leach pad and pond depreciation aggregated approximately $4 per ounce.

     M A N A G E M E N T ' S  D I S C U S S I O N  ( C O N T I N U E D )


Table 3


                              Twelve months ended December 31,   Increase/
                                      1995          1994         (Decrease)
                                    -------        -------       ----------

 Production (ounces)                235,500        176,400         59,100
                                    =======        =======         ======
 Cash costs:
   Production costs                    $160           $119            $41
   Royalties                             11             11             --
   General and
    administrative costs                 27             31             (4)
                                       ----           ----            ---
      Cash costs per ounce              198            161             37
                                       ----           ----            ---
 Non-cash costs:
   Depreciation and amortization         67             73             (6)
   Other                                  3              2              1
                                       ----           ----            ---
     Cost of production per ounce       268            236             32
                                       ----           ----            ---
 Interest and other costs                 9             12             (3)
                                       ----           ----            ---
     Total costs per ounce             $277           $248            $29
                                       ====           ====            ===


Table 4


                                    Twelve Months ended December 31,
                                            1995      1994
                                           ------    ------
 Tonnes mined (in thousands):
 Waste                                     14,174     7,233
 Run-of-mine                                5,223     1,903
                                           ------    ------
 Tonnes Waste and Run-of-Mine              19,397     9,136

 Ore                                        7,061     5,035
                                           ------    ------
 Total Tonnes Mined                        26,458    14,171
 Stripping Ratio
   ((waste + run-of-mine)/ore)             2.75:1    1.81:1

 Ore Processed                              7,068     4,876
 Process Grade (grams/tonne)                 1.28      1.46


Other. Other costs represent a provision for future reclamation costs and costs related to exploration activities conducted by TGL at the Teberebie concession and in other parts of Ghana. The decrease of $1 per ounce in 1996 compared with 1995 was attributable to a decrease in exploration core drilling.

Interest and Other Costs. Interest and other costs include interest expense, foreign exchange gains and losses, political risk insurance premiums, and goodwill amortization. The $1 per ounce increase in interest and other costs in 1996 compared with 1995 was attributable to lower production levels and an increase in political risk insurance premiums.

Income Taxes. The statutory tax rate for mining companies in Ghana in 1996 and 1995 was 35%. The effective tax rates in 1996 and 1995 were 32% and 35%, respectively.

1995 Compared to 1994

In 1995, the gold mining business contributed $14 million, or 56 cents per share, to the Company's earnings compared with $18.3 million, or 72 cents per share, in 1994. Results in 1994 included a favorable adjustment to earnings of 16 cents per share as a result of a reduction in the applicable Ghanaian income tax rates for gold mines from 45% to 35% (the same rate for other Ghanaian industries), which reduced TGL's cumulative deferred income taxes accrued prior to January 1, 1994, by $4.4 million. Excluding this adjustment, 1995 earnings were essentially unchanged from 1994.

Revenues increased by 34% to $90.2 million as gold shipments increased by 34% to 235,500 ounces. The average realized price of gold remained unchanged at $383 per ounce. The revenue increase was offset by higher production costs.

Table 3 provides production results and compares TGL's cash costs and total costs per ounce for 1995 with the prior year.

Production Costs. In 1995, production costs increased by $41 per ounce to $160 per ounce compared with 1994, principally because of the expected increase in the stripping ratio, from 1.81:1 to 2.75:1, and a decrease in the ore grade from
1.46 to 1.28 grams per tonne, which was greater than anticipated due to higher than expected mining dilution. In addition, the cost per ounce was adversely affected by the normal time lag in gold processing inherent in developing the new heap leach pads at the West Plant.

A comparison of key production statistics for the twelve months ended December 31, 1995 and 1994 is shown in Table 4.

Royalties. In 1995 and 1994, royalties were payable at approximately 3% of revenues, the minimum permitted by law, principally because of a sustained level of capital expenditures and associated capital allowances since inception of the project.

General and Administrative Costs. General and administrative costs increased by 17%, primarily as a result of increases in salaries and benefits relating to the GMU collective bargaining agreement, commercial insurance premiums, employee transportation costs, consulting expenses and bank charges. This increase in costs was more than offset by higher production levels, resulting in a net decrease in costs of $4 per ounce in 1995.

Depreciation and Amortization. Development cost amortization decreased by $4 per ounce principally because development costs at the West Plant expansion were significantly lower than the original East Plant. Development costs at each of the East Plant and West Plant are amortized over 950,000 ounces of production. As a result, since the West Plant was commissioned in the third quarter of 1994, the weighted average amortization per ounce decreased slightly.

Other. Other costs increased by $1 per ounce in 1995 compared with 1994 because of an increase in exploration core drilling.

Interest and Other Costs. The $3 per ounce decrease in interest and other costs in 1995 compared with 1994 was attributable principally to lower interest expense and gold price floor program premiums, offset partially by an increase in foreign exchange losses. Since the beginning of 1994, outstanding loan principal balances decreased by $8.9 million resulting in a $2 per ounce decrease in interest expense. In addition, put option premiums incurred to maintain a gold price floor program of $310 per ounce decreased by approximately $2 per ounce, principally because of higher prevailing market prices when such options were purchased. In 1995, TGL experienced an increase in foreign exchange losses of less than $1 per ounce compared with the prior year.

Income Taxes. The statutory rate for mining companies in Ghana in 1995 and 1994 was 35%. Exclusive of the $4.4 million adjustment of cumulative deferred income taxes accrued prior to 1994, the effective tax rates in 1995 and 1994 were 35% and 33%, respectively.

Liquidity and Capital Resources

Cash Flow. PGL's cash balances decreased by $1.3 million to $1 million during 1996. Sixty percent, or $0.6 million, of TGL's cash balances remain in escrow and are unavailable to pay short-term obligations. Cash generated from operating activities aggregated $25.5 million while capital expenditures and net financing proceeds were $78.2 million and $51.4 million, respectively. Major capital expenditures during 1996 included $29.7 million for crushing, electrical, and other processing equipment associated with the Phase III mine expansion, expansion and replacement mining equipment aggregating $30.5 million, capitalized interest of $1.6 million and financing costs of $2.8 million, and recurring processing equipment costs at the original East and West Plant of $7.8 million. Exclusive of expansion capital expenditures financed by third-party loans, TGL continued to generate sufficient operating cash flow to fund all of its third-party debt service payments.

Third-Party Debt. At the end of 1996, TGL's third-party debt aggregated $54.4 million, including $19 million from OPIC for which the Company is subject to limited recourse (described under "Financing Facilities" below) and $1.3 million from other sources which is guaranteed by the Company. Scheduled third-party debt service for 1997 is expected to aggregate $10.3 million, all of which is expected to be funded by mining operations revenues.

Phase III Mine Expansion. In July 1995, the Board of Directors of TGL approved the Phase III expansion of the Teberebie mine. Phase III will include a further heap leach operation and the construction of a near-pit gyratory crushing facility which will act as the primary crushing facility for both the existing West Plant and the new South Plant. The Phase III expansion is expected to provide annual crushing capacity of 12 million tonnes of ore. Construction work on the project has been substantially completed and the first gold pour at the South Plant is

     M A N A G E M E N T ' S  D I S C U S S I O N  ( C O N T I N U E D )


targeted for April 1997. Modifications to the West Plant conveyor systems are expected to be completed in late March 1997. Ten CAT 785 trucks and three CAT 5230 hydraulic shovels have been delivered to the site and good progress has been made in training operators on the new equipment. The cost of the expansion is expected to aggregate approximately $57 million, including 1996 and 1995 expenditures of $48.1 million and $2.6 million, respectively. Expansion capital expenditures in 1997 are estimated at approximately $6 million, of which $4.1 million had been expended through February of 1997. Expansion capital expenditures in 1996 consisted of approximately $29.7 million for the purchase and installation of crushing and processing facilities, approximately $14 million for incremental mining equipment, and $4.4 million for capitalized interest and third-party financing fees.

Financing Facilities. At inception, financing requirements for the Phase III mine expansion were estimated at $54 million. During 1996, third-party financings of approximately $54.2 million were secured, of which $53.6 million was drawn down, and $52.2 million remained outstanding at December 31, 1996.

In March 1996, TGL executed a loan agreement with Enskilda, a division of Skandinaviska Enskilda Banken, pursuant to which Enskilda agreed to provide a direct loan of SEK 94.5 million (approximately $14.2 million), bearing interest at a fixed rate of 6.42%, to finance the gyratory crusher and related equipment procured from Svedala Crushing and Screening AB. The loan is guaranteed by the Swedish Export Credits Board. As of December 31, 1996, TGL had drawn down SEK
93.8 million (or approximately $14.1 million). In April 1996, TGL obtained credit approval from CAT Financial Services Corporation, a wholly owned subsidiary of Caterpillar Inc. (collectively, "Caterpillar"), pursuant to which Caterpillar agreed to provide a revolving credit facility of up to $21 million to finance the purchase of Caterpillar and other mining equipment. The revolving credit facility was subject to annual renewal in January 1997 and currently is under review. In the event the credit facility is not renewed at maturity, outstanding loan balances will continue to be repaid over a five year term. At December 31, 1996, Caterpillar had issued disbursements, at TGL's request, for $20.5 million of such facility, bearing interest at fixed rates ranging from 7.85% to 8.25%, of which $1.4 million had been repaid. On October 25, 1996, TGL and the Company executed definitive loan agreements with OPIC pursuant to which OPIC agreed to provide financing of up to $19 million with respect to the Phase III expansion. Disbursement under this facility occurred in early November 1996. The underlying note is payable in twelve equal semiannual installments from March 15, 1998, through September 15, 2003, and bears a fixed interest rate of 6.37%. In addition, a spread of 2.65% on outstanding borrowings is payable to OPIC. As a condition to the financing, the Company was required to execute a Project Completion Agreement pursuant to which the Company would advance funds, as necessary (to the extent of dividends received during the construction stage of the Phase III expansion), to permit TGL to fulfill all of its financial obligations, including cost overruns related to project development. Under the Project Completion Agreement, the Company is also obligated to advance the lesser of $9 million or any deficit with respect to a defined cash flow ratio in the event of a payment default. The foregoing obligations of the Company continue to exist until such time as TGL satisfies a production test and certain financial and project development benchmarks. In addition, the Company has guaranteed that to the extent that the percentage of gold proceeds that TGL must convert to Ghanaian cedis increases above a certain threshold, and, as a result of regulatory or other government restrictions, TGL is unable to convert such proceeds to dollars to satisfy its debt service obligations to OPIC, the Company shall guarantee up to $10 million of such obligations. The Company secured insurance for this potential obligation in the beginning of 1997.

In addition to third-party financing facilities, the Company provided $9.1 million in bridge financing to TGL during the first nine months of 1996, all of which has been repaid to the Company.

Risk Management. In the fourth quarter of 1996, the Company purchased put options to cover 1997 estimated production. The price of gold decreased significantly during the first quarter of 1997 reaching the price level of slightly below $340 per ounce. Should the market price of gold decline below $340 per ounce, TGL would continue to ship gold to refineries and exercise the put options, receiving payment for the difference between the market price of gold and approximately $340 per ounce.

The Company maintains $65.9 million of "political risk" insurance, principally from OPIC, covering 90% of its equity and loan guarantees. The insurance also covers 90% of the Company's proportionate share of TGL's cumulative retained earnings. This insurance is presently limited to a ceiling of $64.4 million; however, the Company intends to apply to increase the ceiling in 1997. There can be no assurance that such OPIC insurance will become available in 1997. The Company has also secured $9 million in foreign exchange exposure insurance from another source to hedge its 90% owned exposure to a limited recourse provision contained in the OPIC Phase III expansion financing (discussed in more detail above). In addition to other commercial insurance policies, TGL has secured business interruption coverage of up to $19 million for losses associated with machinery breakdown and property damage and to defray continuing infrastructure and interest costs.

Recent Developments

TGL is changing its mining method from selective mining to bulk mining. TGL believes that this change will increase operating efficiencies and improve ore control. TGL is currently developing a new mine plan using a more sophisticated mine model and historical production data. The new mine plan will: (i) incorporate a new, modified pit design, (ii) facilitate the change in mining method, and (iii) address the previously disclosed slope instability problem. Until the new mine plan is complete, TGL cannot quantify the effect that the new mine plan will have on the calculation of previously reported proven and probable in situ mineable reserves of 9.1 million ounces. TGL anticipates, however, that proven and probable in situ mineable reserves will be reduced.

TGL produced its one millionth ounce of gold in January 1997, and estimates production of approximately 300,000 ounces in 1997. The 1997 production estimate assumes the successful implementation of TGL's Phase III mine expansion, including the start-up of the new gyratory crusher and South Plant, and the timely completion of scheduled modifications to the West Plant. There can be no assurance that events beyond the control of TGL will not negatively affect the current timetable.

Timber Business

Liquidity and Capital Resources

The Company's Russian venture, Forest-Starma, in which the Company has a 76% direct interest and a 2.1% indirect interest, is pursuing the development of timber production under a long-term lease comprising 129,900 hectares in the aggregate with annual cutting rights of 245,000 cubic meters awarded to the venture in the Khabarovsk Territory of Russia. The Company is in the process of confirming with governmental authorities that it has been granted additional annual cutting rights of approximately 450,000 cubic meters and additional hectarage. Forest-Starma has developed a site, including a jetty, from which it exports timber for markets in the Pacific Rim, primarily Japan.

Timber harvesting commenced in the first quarter of 1995 and the first shipments of timber totaling approximately 30,000 cubic meters occurred in the third and fourth quarters of 1995. In 1996, Forest-Starma shipped approximately 133,000 cubic meters of timber, acquired in the development phase. Since the project was still in the development phase, the related revenues were used to offset capitalized development costs. During the first quarter of 1997, the Company commenced commercial production of timber and amortization of deferred development costs.

     M A N A G E M E N T ' S  D I S C U S S I O N  ( C O N T I N U E D )


Capital required by this venture is now projected at approximately $49 million through the end of 1997, including $41.5 million in subordinated debt and accrued interest provided by the Company and $7.4 million in third-party outstanding financing. Forest-Starma completed a $9.3 million project financing, guaranteed by OPIC, in early July 1996, of which $8.7 million was outstanding at December 31, 1996. The underlying note is payable in fourteen equal semiannual installments through December 15, 2003, and bears interest at a fixed rate of 7.20%. In addition, a guarantee fee of 2.75% on outstanding borrowings is payable to OPIC prior to project completion, increasing to 5.125% after project completion when the Company ceases to be an obligor in the transaction. As a condition to OPIC's guarantee, the Company was required to execute a Project Completion Agreement pursuant to which the Company would advance funds to Forest-Starma, as necessary, to permit Forest-Starma to fulfill all of its financial obligations, including cost overruns related to project development, until such time as Forest-Starma satisfies a production test and certain financial and project development benchmarks. By the end of 1997, $1.9 million of principal will be paid on this third-party financing, leaving an outstanding balance of $7.4 million. During the second half of 1996, Forest-Starma applied for $6.5 million in additional OPIC guaranteed financing for an expansion planned in 1997. These funds will offset, in part, the subordinated debt provided by the Company for the 1997 expansion.

Direct investments by the Company in Forest-Starma aggregated $27.1 million at December 31, 1996. Forest-Starma is expected to produce in excess of 300,000 cubic meters of timber in 1997.

In connection with its investment in Forest-Starma, the Company has secured OPIC political risk insurance in an amount of up to $47 million which would protect 90% of the Company's equity investment and loans and a proportionate share of cumulative retained earnings.

In 1995, Amgun-Forest and Udinskoye, the Company's other Russian timber ventures, each executed a long-term lease (50 years) relating to timber harvesting. The Amgun-Forest lease covers 485,400 hectares (approximately 1,200,000 acres) with annual cutting rights of 350,000 cubic meters while the Udinskoye lease covers 201,000 hectares (approximately 497,000 acres) with annual cutting rights of 300,000 cubic meters. The Company has a 75.6% direct interest and 1.3% indirect interest in Amgun-Forest and a 62% direct interest and 4.2% indirect interest in Udinskoye. The feasibility study on Amgun-Forest is being reviewed, and the Udinskoye feasibility study is in the early stages of development. The studies will form the basis for estimating capital requirements for these projects. Preliminary estimates for these two projects are that, prior to securing third-party financing, the Company will provide funding of approximately $1 million in 1997.

General

The Company's liquid assets consisting of cash and marketable securities (exclusive of gold mining operations) increased by $24.3 million in 1996 to $57.4 million principally from increased cash and investments in certain Russian government securities by Pioneer Bank.

The Company entered into an agreement in June 1996 with a syndicate of commercial banks for a senior credit facility (the "Credit Facility") in the amount of $115 million. Under the Credit Facility, the Company may borrow up to $35 million (the "B-share Revolver") to finance dealer advances relating to sales of back-end load shares of the Company's domestic mutual funds. The B-share Revolver is subject to annual renewal by the Company and the commercial banks. In the event the B-share Revolver is not renewed at maturity, it will automatically convert into a five-year term loan. Advances under the B-share Revolver bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50% or
(b) LIBOR plus 1.25%. The Credit Facility also provides that the Company may borrow up to $80 million for general corporate purposes (the "Corporate Revolver"). The Corporate Revolver is payable in full on June 11, 2001. Advances under the Corporate Revolver bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50% or
(b) LIBOR plus the applicable margin, tied to the Company's financial performance, of either 1.25%, 1.50%, or 1.75% in the first year of the agreement and 0.75%, 1.25%, 1.50% or 1.75% for the remaining term as defined under the agreement. The Credit Facility provides that the Company must pay additional interest at the rate of 0.375% per annum of the unused portion of the facility and an annual arrangement fee of $35,000. The commitment fees were approximately $0.7 million. At March 14, 1997, the Company had borrowed $34 million under the B-share Revolver and $56 million under the Corporate Revolver.

The Credit Facility contains restrictions that limit, among other things, encumbrances on the assets of the Company's domestic mutual fund subsidiaries and certain mergers and sales of assets. Additionally, the Credit Facility requires that the Company meet certain financial covenants including covenants that require the Company to maintain certain minimum ratios with respect to debt to cash flow and interest payments to cash flow and a minimum tangible net worth, all as defined in the Credit Facility. As of December 31, 1996, the Company was in compliance with all applicable covenants.

Under the Credit Facility, the Company is required to maintain interest rate protection agreements covering at least 60% of the outstanding indebtedness under the B-share Revolver. As of December 31, 1996, the Company had entered into five five-year interest rate swap agreements with a member of the Company's banking syndicate which has effectively fixed the interest rate on notional amounts totaling $90 million. Under these agreements, the Company will pay the bank a weighted average fixed rate of 6.79%, plus the applicable margin (1.25%), on the notional principal. The bank will pay the Company interest on the notional principal at the current variable rate stated under the B-share Revolver. The fair value of these swap agreements was approximately $1.9 million at December 31, 1996, which amount represents the estimated amount the Company would be obligated to pay to terminate the agreements.

In order to accommodate projected mutual fund sales, the Company is currently negotiating to increase the B-share Revolver by $25 million. There can be no assurance that the Company will be successful in increasing the borrowing availability under the B-share Revolver.

In December 1996, the Company's wholly owned subsidiary, Pioneer Real Estate Advisors, Inc. ("PREA"), entered into an agreement with a bank providing for a $2.6 million line of credit to finance property development activities in Russia. Advances under the line bear interest at the rate of LIBOR (3 months) plus 6%. The credit facility, which expires on January 5, 1999, provides for an arrangement fee of 0.25% of the total commitment and an annual commitment fee of 0.50% of the unused portion of the facility. At March 14, 1997, PREA had borrowed $1.5 million under the facility.

Future Operating Results

Certain of the information contained in this Annual Report, including information with respect to the Company's plans and strategies for its worldwide financial services and natural resource development businesses, consists of forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "projects," "estimates" and similar

     M A N A G E M E N T ' S  D I S C U S S I O N  ( C O N T I N U E D )


expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following:

The Company derives a significant portion of its revenues from investment management fees, underwriting and distribution fees and shareholder services fees. Success in the investment management and mutual fund share distribution businesses is substantially dependent on investment performance. Good performance stimulates sales of shares and tends to keep redemptions low. Sales of shares generate higher management fees and distribution fees (which are based on assets of the funds). Good performance also attracts institutional accounts. Conversely, relatively poor performance results in decreased sales and increased redemptions and the loss of institutional accounts, with corresponding decreases in revenues to the Company. Investment performance may also be affected by economic or market conditions which are beyond the control of the Company. In addition, three of the Company's mutual funds (including the two largest funds) have management fees which are adjusted based upon the funds' performance relative to the performance of an established index. As a result, management fee revenues may be subject to unexpected volatility.

The mutual fund industry is intensely competitive. Many organizations in this industry are attempting to sell and service the same clients and customers, not only with mutual fund investments but with other financial services products. Some of the Company's competitors have more products and product lines and substantially greater assets under management and financial resources.

As described above, the Company offers a multi-class share structure on its domestic mutual funds. Under such structure, the Company pays to dealers a commission on the sale of back-end load shares but the investor does not pay any sales charge unless it redeems before the expiration of the minimum holding period, which ranges from three to six years in the case of Class B Shares and which is one year in the case of Class C Shares. The Company's cash flow and results of operations may be adversely affected by vigorous sales of back-end load shares because its recovery of the cost of commissions paid up front to dealers is spread over a period of years. During this period, the Company bears the costs of financing and the risk of market decline.

The businesses of the Company and its domestic financial services subsidiaries are primarily dependent upon their associations with the Pioneer Family of Mutual Funds with which they have contractual relationships. In the event any of the management contracts, underwriting contracts or service agreements were canceled or not renewed pursuant to the terms thereof, the Company may be substantially adversely affected.

The Securities and Exchange Commission has jurisdiction over registered investment companies, registered investment advisers, broker-dealers and transfer agents and, in the event of a violation of applicable rules or regulations by the Company or its subsidiaries, may take action which could have a serious negative effect on the Company and its financial performance.

Because a significant portion of the Company's revenues and net income are derived from the mining and sale of gold by TGL, the Company's earnings are directly related to gold production, the cost of such production, and the price of gold. TGL's gold production is dependent upon a number of factors that could cause actual gold production to differ materially from projections, including obtaining and maintaining necessary equipment, accessing key supplies, and hiring and training supervisory personnel and skilled workers. Gold production is also affected by the time lag inherent in heap leaching technology, subject to weather conditions and dependent on the continued political stability in the Republic of Ghana. Gold prices have historically fluctuated significantly and are affected by numerous factors, including expectations for inflation, the strength of the U.S. dollar, global and regional demand, central bank gold supplies and political and economic conditions. If, as a result of a decline in gold prices, TGL's revenues from gold sales were to fall below cash costs of production, and to remain below cash costs of production for any substantial period, the Company could determine that it is not economically feasible for TGL to continue commercial production.

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

The Company has incurred considerable expenses in connection with the Forest-Starma timber project located in the Russian Far East. Forest-Starma has commenced harvesting and has made shipments of timber. The commercial feasibility of Forest-Starma is dependent upon a number of factors which are not within the control of the Company including the price of timber, the weather, political stability in Russia and the strength of the Japanese economy, the primary market for Forest-Starma's timber. While the Company continues to believe that the project will achieve commercial feasibility, there can be no assurance that it will do so. The Company commenced commercial production of timber at Forest-Starma during the first quarter of 1997.

The Company has a significant number of operations and investments located outside of the U. S., including the gold mining operation at TGL and the timber and investment operations in Russia. Foreign operations and investments may be adversely affected by exchange controls, currency fluctuations, taxation, political instability and laws or policies of the particular countries in which the Company may have operations. There is no assurance that permits, authorizations and agreements to implement plans at the Company's projects can be obtained under conditions or within time frames that make such plans economically feasible, that applicable laws or the governing political authorities will not change or that such changes will not result in the Company having to incur material additional expenditures.

The Company believes that it is in sound financial condition, that it has sufficient liquidity from operations and financing facilities to cover short-term commitments and contingencies and that it has adequate capital resources to provide for long-term commitments.

[photo of texture]

  R E P O R T  O F  I N D E P E N D E N T  P U B L I C  A C C O U N T A N T S


To the Stockholders and Board of Directors of The Pioneer Group, Inc.:

We have audited the accompanying consolidated balance sheets of The Pioneer Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Pioneer Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                    ARTHUR ANDERSEN LLP

Boston, Massachusetts,
February 21, 1997

Consolidated Statements of Income

Dollars in Thousands Except Per Share Amounts

                                                                       Year Ended December 31,
                                                                1996            1995             1994
                                                             ----------      ----------       ----------
Revenues and sales:
 Investment management fees                                     $87,843        $ 64,604         $ 64,251
 Underwriting commissions and distribution fees                  16,636           8,515           12,768
 Shareholder services fees                                       25,340          22,447           19,820
 Securities and interest income--banking activities              14,966              --               --
 Trustee fees and other income                                   16,048          12,909            7,279
                                                             ----------      ----------       ----------
  Revenues from financial services businesses                   160,833         108,475          104,118
 Gold sales                                                      78,279          90,242           67,584
                                                             ----------      ----------       ----------
  Total revenues and sales                                      239,112         198,717          171,702
                                                             ----------      ----------       ----------
Costs and expenses:
 Management, distribution, shareholder service and
  administrative expenses                                       133,331          94,003           76,885
 Interest expense--banking activities                             6,068              --               --
 Gold mining operating costs and expenses                        72,563          64,905           42,683
                                                             ----------      ----------       ----------
  Total costs and expenses                                      211,962         158,908          119,568
                                                             ----------      ----------       ----------
Other (income) expense:
 Unrealized and realized (gains) losses on venture
  capital and marketable securities
   investments, net                                             (12,279)         (9,345)             946
 Interest expense                                                 3,318           1,024            1,305
 Public offering costs                                               --           4,863               --
 Other, net                                                       2,446             735              112
                                                             ----------      ----------       ----------
  Total other (income) expense                                   (6,515)         (2,723)           2,363
                                                             ----------      ----------       ----------
Income before provision for federal, state and foreign
  income taxes and minority interest                             33,665          42,532           49,771
Provision for federal, state and foreign income taxes            11,548          16,598           18,613
Cumulative deferred foreign income tax adjustment                    --              --           (4,431)
                                                             ----------      ----------       ----------
Net provision for federal, state and foreign income taxes        11,548          16,598           14,182
                                                             ----------      ----------       ----------
Income before minority interest                                  22,117          25,934           35,589
                                                             ----------      ----------       ----------
Minority interest                                                 3,280           3,123            2,129
                                                             ----------      ----------       ----------
Net income                                                      $18,837        $ 22,811         $ 33,460
                                                             ==========      ==========       ==========
Earnings per share                                                $0.74           $0.90            $1.32
                                                             ==========      ==========       ==========
Weighted average common and common equivalent shares
  outstanding                                                25,460,000      25,311,000       25,354,000
                                                             ==========      ==========       ==========

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheets

Dollars in Thousands Except Per Share Amount

                                                                                     December 31,
                                                                                1996             1995
                                                                              --------         --------
Assets
Current assets:
Cash and cash equivalents, at cost which approximates fair value              $ 30,813         $ 27,809
Restricted cash                                                                  1,664               --
Investment in marketable securities, at fair value                              27,542            7,630
Receivables:
 From securities brokers and dealers for sales of mutual fund shares             9,010           12,385
 From Pioneer Family of Mutual Funds                                            13,978            4,754
 For securities sold                                                             2,600               --
 For gold shipments                                                              2,686            5,410
 Other                                                                          14,912            9,331
Mining inventory                                                                23,502           15,605
Other current assets                                                            12,607            8,295
                                                                              --------         --------
   Total current assets                                                        139,314           91,219
                                                                              --------         --------
Noncurrent assets:
Mining operations:
 Mining equipment and facilities (net of accumulated depreciation of
  $56,143 in 1996 and $42,631 in 1995)                                         107,807           46,980
 Deferred mining development costs (net of accumulated amortization of
  $13,455 in 1996 and $11,420 in 1995)                                          10,675            9,622
Cost of acquisition in excess of net assets acquired (net of accumulated
  amortization of $9,268 in 1996 and $6,501 in 1995)                            22,945           24,784
Long-term venture capital investments, at fair value (cost $46,651 in 1996
  and $38,802 in 1995)                                                          59,872           44,520
Long-term investments, at cost                                                  15,996           16,934
Timber project in development:
 Timber equipment and facilities                                                11,852           11,486
 Deferred timber development costs                                              25,713           16,297
 Timber inventory                                                                1,406            1,487
Building in progress                                                            22,340           12,239
Furniture, equipment and leasehold improvements (net of accumulated
  depreciation and amortization of $13,293 in 1996 and $10,558 in 1995)         14,368           13,766
Loans to bank customers                                                          6,632               --
Dealer advances (net of accumulated amortization of $8,613 in 1996 and
  $2,563 in 1995)                                                               34,293           17,095
Other noncurrent assets                                                         19,999           12,640
                                                                              --------         --------
   Total noncurrent assets                                                     353,898          227,850
                                                                              --------         --------
                                                                              $493,212         $319,069
                                                                              ========         ========
Liabilities and Stockholders' Equity
Current liabilities:
Payable to funds for shares sold                                              $  8,996         $ 12,369
Accounts payable                                                                25,633            9,534
Accrued expenses                                                                24,751           19,413
Customer deposits                                                               15,328               --
Payable for securities purchased                                                 2,040               --
Short-term borrowings--banking activities                                        5,573               --
Accrued income taxes                                                             1,690            1,169
Current portion of notes payable                                                10,002           56,053
                                                                              --------         --------
   Total current liabilities                                                    94,013           98,538
                                                                              --------         --------
Noncurrent liabilities:
Notes payable, net of current portion                                          149,500           11,048
Deferred income taxes, net                                                      25,569           14,503
                                                                              --------         --------
   Total noncurrent liabilities                                                175,069           25,551
                                                                              --------         --------
   Total liabilities                                                           269,082          124,089
                                                                              --------         --------
Minority Interest                                                               61,657           44,637
                                                                              --------         --------
Commitments and Contingencies (Note 10)
Stockholders' Equity:
 Common stock, $0.10 par value; authorized 60,000,000 shares; issued
  25,013,763 in 1996 and 24,833,508 shares in 1995                               2,501            2,483
 Paid-in capital                                                                11,450            7,660
 Retained earnings                                                             152,457          143,603
 Treasury stock at cost, 910 shares in 1996 and 0 shares in 1995                   (16)              --
                                                                              --------         --------
                                                                               166,392          153,746
 Less--Deferred cost of restricted common stock issued                          (3,919)          (3,403)
                                                                              --------         --------
    Total stockholders' equity                                                 162,473          150,343
                                                                              --------         --------
                                                                              $493,212         $319,069
                                                                              ========         ========

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity

Dollars in Thousands Except Per Share Amounts

                                                                                         Deferred
                                              Common Stock                                 Cost     Total
                                      ------------------------------                        of      Stock-
                                       Shares              Paid-in   Retained  Treasury Restricted holders'
                                       Issued    Amount    Capital   Earnings   Stock      Stock    Equity
                                       ------    ------    -------   --------   -----      -----    ------
Balance, December 31, 1993           12,348,980  $1,235    $ 3,708   $105,026   $(693)    $(2,102) $107,174
                                     ----------  ------    -------   --------   -----     -------  --------
Add (Deduct):
 Net income                                  --      --         --     33,460      --          --    33,460
 Dividends paid--$0.315 per share            --      --         --     (7,771)     --          --    (7,771)
 Stock split in the form of a 100%
  stock dividend                     12,348,980   1,235     (1,235)        --      --          --        --
 Shares awarded under the 1990
  restricted stock plan, (101,460
  shares)                                    --      --        736         --     551      (1,282)        5
 Amortization of deferred cost of
  restricted common stock issued             --      --         --         --      --         991       991
 Additional tax benefits from stock
  plans                                      --      --        429         --      --          --       429
 Forfeitures of shares awarded under
  the 1981 and 1990 restricted stock
  plans (34,720 shares)                      --      --         --         --    (198)        198        --
 Exercise of stock options awarded
  under the 1988 stock option plan
  (32,000 shares)                            --      --        (39)        --     173          --       134
                                     ----------  ------    -------   --------   -----     -------  --------
Balance, December 31, 1994           24,697,960  $2,470    $ 3,599   $130,715   $(167)    $(2,195) $134,422
                                     ----------  ------    -------   --------   -----     -------  --------
Add (Deduct):
 Net income                                  --      --         --     22,811      --          --    22,811
 Dividends paid--$0.40 per share             --      --         --     (9,923)     --          --    (9,923)
 Shares awarded under the 1990 and
  1995 restricted stock plans,
  (127,337 shares)                       94,003       9      2,468         --     220      (2,609)       88
 Shares purchased under the 1995
  employee stock purchase plan
  (18,228 shares)                        16,880       1        398         --      17          --       416
 Amortization of deferred cost of
  restricted common stock issued             --      --         --         --      --       1,329     1,329
 Additional tax benefits from stock
  plans                                      --      --      1,049         --      --          --     1,049
 Forfeitures of shares awarded under
  the 1990 restricted stock plan
  (6,245 shares)                             --      --         --         --     (72)         72        --
 Exercise of stock options awarded
  under the 1988 stock option plan
  (25,000 shares)                        24,665       3        146         --       2          --       151
                                     ----------  ------    -------   --------   -----     -------  --------
Balance, December 31, 1995           24,833,508  $2,483    $ 7,660   $143,603   $  --     $(3,403) $150,343
                                     ----------  ------    -------   --------   -----     -------  --------
Add (Deduct)
 Net income                                  --      --         --     18,837      --          --    18,837
 Dividends paid--$0.40 per share             --      --         --     (9,983)     --          --    (9,983)
 Shares awarded under the 1995
  restricted stock plan (78,137
  shares)                                74,667       8      2,041         --      66      (1,951)      164
 Shares purchased under the 1995
  employee stock purchase plan
  (33,433 shares)                        17,368       2        351         --     365          --       718
 Amortization of deferred cost of
  restricted common stock issued             --      --         --         --      --       1,221     1,221
 Additional tax benefits from stock
  plans                                      --      --        664         --      --          --       664
 Forfeiture of shares awarded under
  the 1990 and 1995 restricted stock
  plans (12,225 shares)                      --      --         --         --    (214)        214        --
 Shares issued and returned to
  treasury                               10,070      --        273         --    (273)         --        --
 Exercise of stock options awarded
  under the 1988 stock option plan
  (80,000 shares)                        78,150       8        461         --      40          --       509
                                     ----------  ------    -------   --------   -----     -------  --------
Balance, December 31, 1996           25,013,763  $2,501    $11,450   $152,457   $ (16)    $(3,919) $162,473
                                     ==========  ======    =======   ========   =====     =======  ========

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

Dollars in Thousands

                                                                       Year Ended December 31,
                                                                1996            1995             1994
                                                             ---------        --------         --------
Cash flows from operating activities:
 Net income                                                  $  18,837        $ 22,811         $ 33,460
                                                             ---------        --------         --------
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization                                29,952          23,667           17,689
   Unrealized and realized (gains) losses on venture
    capital and marketable securities investments, net         (12,279)         (9,345)             946
   (Equity in earnings of) provision on other investments          107            (438)          (1,010)
   Restricted stock plan expense                                 1,221           1,329              991
   (Prepaid) deferred income taxes                              11,066          (2,404)          (1,256)
   Minority interest                                             3,280           3,123            2,129
 Changes in operating assets and liabilities:
   Investments in marketable securities, net                   (19,216)           (422)           8,350
   Receivable from securities brokers and dealers for
    sales of mutual fund shares                                  3,375          (4,979)             800
   Receivables for securities sold                              (2,600)             --               --
   Receivables for gold shipments                                2,724          (1,017)          (2,586)
   Receivables from Pioneer Family of Mutual Funds and
    other                                                      (14,805)         (2,547)               1
   Mining inventory                                             (7,897)         (3,724)          (6,665)
   Other current assets                                         (4,626)         (2,163)          (1,800)
   Other noncurrent assets                                      (5,642)           (898)            (143)
   Payable to funds for shares sold                             (3,373)          5,294             (794)
   Accrued expenses and accounts payable                        21,437           6,853            2,260
   Payable for securities purchased                              2,040              --               --
   Accrued income taxes                                          1,185           1,470           (1,038)
                                                             ---------        --------         --------
    Total adjustments                                            5,949          13,799           17,874
                                                             ---------        --------         --------
    Net cash provided by operating activities                   24,786          36,610           51,334
                                                             ---------        --------         --------
Cash flows from investing activities:
 Purchase of mining equipment and facilities                   (74,789)        (15,601)         (16,147)
 Deferred mining development costs                              (3,088)           (959)          (2,274)
 Additions to furniture, equipment and leasehold
  improvements                                                  (5,309)         (6,592)          (6,195)
 Building in progress                                          (10,101)         (7,909)              --
 Long-term venture capital investments                         (14,256)        (26,564)          (4,134)
 Proceeds from sale of long-term venture capital
  investments                                                    9,576           6,985            3,569
 Loans to bank customers                                        (6,632)             --               --
 Deferred timber development costs                              (9,532)         (8,633)          (7,388)
 Timber equipment and facilities                                  (366)         (7,001)          (4,485)
 Timber inventory                                                   81          (1,487)              --
 Other investments                                              (1,824)         (4,086)          (3,130)
 Cost of acquisition in excess of net assets acquired             (928)            (96)            (470)
 Acquisition of Russian investment operations, net of
  cash acquired                                                     --           4,180               --
 Long-term investments                                          (5,353)         (7,791)              --
 Proceeds from sale of long-term investments                     7,200           8,935               --
                                                             ---------        --------         --------
   Net cash used in investing activities                      (115,321)        (66,619)         (40,654)
                                                             ---------        --------         --------
Cash flows from financing activities:
 Dividends paid                                                 (9,983)         (9,923)          (7,771)
 Distributions to minority interestholders subsidiary             (354)           (350)              --
 Distributions to limited partners of venture capital
  subsidiary                                                       (23)            (11)             (62)
 Additional minority interest capital raised by foreign
  subsidiaries                                                   6,269              --               --
 Employee stock purchase plan                                      718             416               --
 Exercise of stock options                                         509             151              134
 Restricted stock plan award                                       164              88                5
 Dealer advances                                               (23,247)        (14,913)          (4,745)
 Customer deposits                                              15,328              --               --
 Short-term borrowings--banking activities                       5,573              --               --
 Borrowings                                                    174,460          53,000           10,000
 Amounts raised by venture capital investment
  partnerships                                                   7,848          20,839               --
 Repayments of notes payable                                   (82,059)        (14,597)          (6,592)
 Reclassification of restricted cash                            (1,664)             --            2,227
                                                             ---------        --------         --------
   Net cash provided by (used in) financing activities          93,539          34,700           (6,804)
                                                             ---------        --------         --------
Net increase in cash and cash equivalents                        3,004           4,691            3,876
Cash and cash equivalents at beginning of year                  27,809          23,118           19,242
                                                             ---------        --------         --------
Cash and cash equivalents at end of year                     $  30,813        $ 27,809         $ 23,118
                                                             =========        ========         ========

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
December 31, 1996

Note 1--Nature of Operations and Organization

The Pioneer Group, Inc., and its subsidiaries (collectively, the "Company"), are engaged in financial services businesses in the United States and several foreign countries and in a number of natural resource development projects, including a gold mining venture in the Republic of Ghana and three timber ventures in the Russian Far East.

   In the United States, the Company conducts four lines of financial services businesses: (i) Pioneering Management Corporation ("PMC") serves as investment manager to the 31 U.S. registered investment companies in the Pioneer Family of Mutual Funds and several institutional accounts, (ii) Pioneer Funds Distributor, Inc. ("PFD") serves as distributor of shares of the Pioneer Family of Mutual Funds, (iii) Pioneer Capital Corporation ("PCC"), and its subsidiaries, engage in venture capital investing and management activities, and (iv) Pioneering Services Corporation serves as shareholder servicing agent for the Pioneer Family of Mutual Funds.

   The Company's international financial services businesses include investment operations in: (i) Warsaw, Poland, where the Company manages and distributes units of three mutual funds, owns 50% of a unitholder servicing agent, manages an institutional venture capital fund and owns a majority interest in a brokerage operation, (ii) Dublin, Ireland, where the Company distributes shares of, manages and services three offshore investment funds, sold primarily in Western Europe, and (iii) Moscow, Russia, where the Company provides financial services, including banking, investment advisory, investment banking and brokerage and transfer agency services, distributes shares of, manages, and services, Pioneer First, one of the first open-end mutual funds available to Russian citizens, and where the Company owns 51% of the First Voucher Fund, the largest Russian voucher investment fund. In addition, the Company has investment operations in the Czech Republic and has invested in investment management operations in India and Taiwan.

   The Company's Russian investment operations are consolidated under Pioneer First Russia ("PFR"). In 1996, PFR entered into a subscription agreement with the International Finance Commission ("IFC") for the sale of up to $4 million of its common stock. Simultaneously, the Company also entered into a put and call agreement for this common stock. The put allows the holder of the shares to put them to PFR for the greater of the IFC shares net asset value, as defined in the agreement, or twelve times PFR's average earnings, as defined in the agreement, during the period from four years to eight years from the date of the initial closing. The call feature allows the Company to call the shares for the same amount, beginning eight years and ending ten years from the date of the initial closing.

   In 1996, the IFC advanced $2 million to PFR, pursuant to the subscription agreement. The balance of the commitment was received by PFR in 1997, and is reflected in other accounts receivable. The entire commitment is included in minority interest liability. Adjustments will be made to the carrying amount of this liability to reflect the IFC's interest under the put and call agreement.

   The Company's wholly owned subsidiary, Pioneer Goldfields Limited ("PGL"), conducts mining and exploration activities in the Republic of Ghana and exploration activities elsewhere in Africa. PGL's principal asset is its ownership of 90% of the outstanding shares of Teberebie Goldfields Limited ("TGL"), which operates a gold mine in the western region of the Republic of Ghana. The Republic of Ghana owns the remaining 10% of TGL. The Company also participates in several natural resource development ventures in Russia, including a project pursuing the development of timber production in the Russian Far East, in which the Company has a 76% direct interest and a 2.1% indirect interest.

Note 2--Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned and majority-owned subsidiaries and certain partnerships that the Company controls. The Company has consolidated the Pioneer Ventures Limited Partnership II, Pioneer Poland U.S. L.P. and Pioneer Poland U.K. L.P. in which the Company's ownership interest is 14.0%, 7.2% and 9.2%, respectively. Control is defined by several factors, including, but not limited to, the fact that the Company is the general partner, the general partner has absolute and unilateral authority to make investment decisions, the limited partners may not remove the general partner and the general partner has absolute and unilateral authority to declare, or not declare, distributions of partnership income to the partners. All material intercompany balances and transactions have been eliminated in consolidation.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates with regard to these consolidated financial statements relates to the valuation of venture capital investments, other investments and mining reclamation costs, as discussed herein.

   Certain reclassifications have been made to 1995 and 1994 amounts to conform with the 1996 presentation.

Consolidated Statements of Cash Flows

Cash and cash equivalents consist primarily of cash on deposit in banks and amounts invested in commercial paper, Pioneer money market mutual funds and U.S. Treasury bills with original maturities of three months or less.

   Restricted cash consists of cash on deposit in banks, use of which is restricted by certain loan covenants.

   Income taxes paid were approximately $1,149,000, $16,617,000 and $16,440,000 in 1996, 1995 and 1994, respectively. In addition, $7,263,000, $2,587,000 and
$1,329,000 of interest was paid in 1996, 1995 and 1994, respectively. The amounts paid in 1996 and 1995 include approximately $4,800,000 and $1,800,000, respectively, of interest that was capitalized related to the development of the Company's building in progress, Russian timber operations and the mining Phase III expansion operations.

Notes to Consolidated Financial Statements
(Continued)


   The Company purchased 51% of the First Voucher Fund and certain Russian investment operating entities in 1995 for approximately $20 million. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired     $ 42,899
Cash paid                          (14,004)
                                  --------
Liabilities assumed               $ 28,895
                                  ========

Marketable Securities, at Fair Value

Included in marketable securities, at fair value, are principally investments in certain Russian Government securities, including GKO and OFZ bonds. These securities are held for trading purposes, and accordingly all realized and unrealized gains and losses are included in the accompanying consolidated statements of income under the caption Securities and interest income from banking activities. Additionally, the Company's investments in the Pioneer Family of Mutual Funds are included in this amount.

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

   Securities and interest income from banking activities is related to the Bank's securities dealing and lending activities. The Bank is a principal dealer of certain Russian Government securities including GKO and OFZ bonds, and also conducts a modest amount of commercial lending. Securities and interest income includes interest earned on the bonds while they are held, net realized gains on the sale of the bonds to third parties, net unrealized gains associated with marking the portfolio to market at the end of the period, and interest income on loans. Interest expense on the Bank's customer deposits and short term borrowings is recorded on the accrual basis.

   The Company records sales of gold at sales value net of refining costs when gold is shipped to a refinery.

   The Company has purchased put options as "insurance" against significant declines in the market price of gold below $340 per ounce. Prior to 1996, the Company purchased put options to protect against declines in the market price of gold below $310 per ounce. The put options have been purchased from a bank, and the premium paid is amortized monthly. Unamortized premiums are included in other current assets in the accompanying consolidated balance sheets. The put options are in place for estimated monthly planned production aggregating 300,000 ounces in 1997. The put options only require an initial cash outlay (the premium amount), which amounted to approximately $255,000, $150,000 and $405,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Put options represent a right and not an obligation. As such, the Company has neither ongoing exposure (other than credit exposure) nor upside potential with respect to the put options. Should the market price of gold decline below $340 per ounce, the Company would continue to ship gold to refineries and exercise the put options, receiving payment for the difference between the market price of gold and $340. These receipts would be included as gold sales in the accompanying consolidated statements of income. As of December 31, 1996, no put options have been exercised.

Public Offering Costs

Public offering costs consists of expenses incurred in connection with the Company's unsuccessful effort to sell, in a global offering, approximately 20% of the shares of its gold mining subsidiary PGL. The expenses relate primarily to marketing expenses and the fees of professional advisers.

Building in Progress

Building in progress represents the construction of the Meridian Commercial Tower in Russia. The Meridian Commercial Tower is an office building which will be leased upon completion and is wholly owned by the First Voucher Fund. The Company owns a 51% interest in the First Voucher Fund. At December 31, 1996 and 1995, included in the building in progress balance is capitalized interest of approximately $1.4 and $0.5 million, respectively.

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

   Mining equipment (rolling stock) is recorded at cost and is depreciated on a units-of-production basis which anticipates recovery over seven years or less.

   Buildings and housing units are recorded at cost and are depreciated on a straight-line basis over ten years.

Notes to Consolidated Financial Statements
(Continued)


   Leach pads are recorded at cost and are depreciated on a units-of-production basis.

   All other equipment and facilities are recorded at cost and are depreciated over their estimated useful lives on a straight-line basis ranging from three to ten years. Depreciation begins at the time construction is completed and the assets are placed into service.

Deferred Mining Development Costs

Deferred mining development costs, which include the cost of site development, capitalized interest (approximately $1.6 million in 1996) and infrastructure costs during the development and construction phases of the project, are recorded at cost and amortized on a units-of-production basis, which anticipates recovery over ten years or less. Costs incurred to develop economically viable ore bodies, to further define mineralization in existing ore bodies, or to secure rights to proven reserves are capitalized as development costs.

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

Deferred Timber Development Costs

Deferred timber development costs principally consist of construction and engineering expenditures and infrastructure costs incurred in developing the site, the roads, capitalized interest (approximately $3.7 million and $1.4 million at December 31, 1996 and 1995, respectively), legal, timber rights and organizational costs. In the first quarter of 1997, the Company commenced commercial production of timber and amortization of these development costs.

Timber Equipment and Facilities

Timber equipment and facilities consist of logging machinery and building and housing units.

Cost in Excess of Net Assets Acquired

Cost in excess of net assets acquired is amortized on a straight-line basis over five to fifteen years.

   In connection with the purchase of the Russian investment operations in 1995 (see Note 13), the Company allocated cost in excess of net assets acquired in the amount of $2,858,000.

   Cost in excess of net assets acquired, net, as reflected in the accompanying consolidated balance sheets, consists of the following:

                                         December 31,
                                      1996          1995
                                      ----          ----
                                    (Dollars in thousands)
Mutual of Omaha Fund
  Management Company                 $18,649       $20,768
Russian investment operations          2,458         2,050
Gold mining operations                 1,592         1,966
Polish brokerage operations              246            --
                                     -------       -------
                                     $22,945       $24,784
                                     =======       =======

Valuation of Long-Term Venture Capital Investments

The Company's long-term venture capital investments consist of the following (in thousands):

                  December 31,
                1996       1995
                ----       ----
Domestic       $47,354    $30,564
Non-U.S.        12,518     13,956
               -------    -------
               $59,872    $44,520
               =======    =======

      The Company's domestic venture capital investments are in companies that are primarily engaged in bringing new technology to market as well as more mature companies in need of capital for expansion, acquisitions, management buyouts or recapitalizations. The Company's investments are primarily in the form of unregistered common and preferred stock, warrants and promissory notes. Most securities are valued at fair value, as determined in good faith by management and approved by the Board of Directors, when market quotes are not available. Of the total domestic venture capital value at December 31, 1996, the value of securities for which market quotes are not available was $36,105,000. In addition, total domestic venture capital investments included cash that has been restricted for the future purchase of venture capital investments of $2,583,000.

   In addition, non-U.S. venture capital investments are the investments held by certain consolidated partnerships. These venture capital investments are in companies that are domiciled in Poland. Of the total non-U.S. venture capital value at December 31, 1996, the value of securities for which market quotes are not available was $10,926,000. In addition, total non-U.S. venture capital investments included cash that has been restricted for the future purchase of venture capital investments of $1,592,000.

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

Notes to Consolidated Financial Statements
(Continued)


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

   All share and per share amounts have been restated to retroactively reflect the stock split.

Foreign Currency Translation

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," the "functional currency" for translating the accounts of the Company's operations outside the U.S. is the U.S. dollar. This includes the Company owned operations in highly inflationary economies. As a result, all foreign currency gains and losses of these operations are included in the consolidated statements of income. The impact on the consolidated statements of income was a loss of approximately $1.3 million in 1996. The impact in the previous two years was immaterial.

Long-Lived Assets

On January 1, 1996, the Company adopted Financial Accounting Standards Board ("FASB") SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically reviews its long-lived assets which it continues to hold and use for potential impairment. Those long-lived assets held and used in connection with the Company's natural resource operations are reassessed whenever there is a significant change in the market price of the goods produced, and continuously during capital intensive periods of expansion. Additionally, the building in progress is reassessed for potential impairment when there are significant changes in market rental rates or market values of comparable buildings. The Company assesses the future useful life of these assets whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of this asset. There was no impact upon the adoption of SFAS 121.

Concentration of Risk

The Company performs ongoing evaluations of its subsidiaries and investments and obtains political risk insurance which mitigates its exposure in foreign countries.

Note 3--Mining Inventory

Mining inventories consist of the following:

                                  December 31,
                               1996          1995
                               ----          ----
                             (Dollars in Thousands)

Gold-in-process              $ 1,658       $ 1,485
Materials and supplies        21,844        14,120
                             -------       -------
                             $23,502       $15,605
                             =======       =======

Note 4--Mining Equipment and Facilities

                                         December 31,
                                       1996        1995
                                     --------    --------
                                    (Dollars in Thousands)

Mobile mine equipment                $ 62,177    $ 31,482
Crusher                                22,550      18,460
Processing plant and laboratory         5,040       4,911
Leach pads and ponds                   19,318      15,726
Building and civil works               10,813      10,595
Office furniture and equipment          1,798       1,731
Motor vehicles                          2,307       1,756
Construction in progress               37,937       3,161
Other assets                            2,010       1,789
                                     --------    --------
Total cost                            163,950      89,611
Accumulated depreciation              (56,143)    (42,631)
                                     --------    --------
                                     $107,807    $ 46,980
                                     ========    ========

Note 5--Income Taxes

The following is a summary of the components of income before provision for federal, state and foreign income taxes and minority interest for financial reporting purposes:

                 1996       1995      1994
               ---------- ---------- ---------
                   (Dollars in Thousands)

 Domestic       $26,484    $10,824   $ 9,417
 Foreign          7,181     31,708    40,354
               ---------- ---------- ---------
                $33,665    $42,532   $49,771
               ========== ========== =========

The components of the provision for federal, state and foreign income taxes consist of:

                         1996       1995      1994
                      ---------- ---------- ----------
                           (Dollars in Thousands)

Current:
 Federal               $ 1,197    $   260    $ 3,076
 State                     376         68      1,246
 Foreign                (1,091)    18,674     12,228
Deferred (Prepaid):
 Federal                 6,326      4,072         93
 State                   2,531      1,438         46
 Foreign                 2,209     (7,914)    (2,507)
                      ---------- ---------- ----------
                       $11,548    $16,598    $14,182
                      ========== ========== ==========

Notes to Consolidated Financial Statements
(Continued)


   Income taxes, as stated as a percentage of income before provision for federal, state and foreign income taxes, are comprised of the following:

                                 1996     1995     1994
                                -------- -------- ---------

Federal statutory tax rate       35.0%    35.0%    34.0%
Increases (decreases) in tax
  rate resulting from:
 State income tax (net of
   effect on federal income
   tax)                           5.6      2.3      2.1
 Foreign income taxes            (3.6)     2.5     (7.2)
 Tax exempt income               (4.2)      --       --
 Other, net                       1.5     (0.8)    (0.4)
                                -------- -------- ---------
 Effective tax rate              34.3%    39.0%    28.5%
                                ======== ======== =========

   In 1994, the Republic of Ghana reduced the income tax rate for mining companies from 45% to 35%. As a result, the Company's 1994 earnings were enhanced by 16 cents per share, on 90% of a $4.4 million reduction in income taxes deferred since the commencement of TGL's commercial operations in April, 1991 through December 31, 1993.

   The approximate income tax effect of each type of temporary difference is as follows:

                                             1996         1995
                                          ------------ -----------
                                          (Dollars in Thousands)

Deferred taxes related to foreign mining
  operations                               $ (9,628)    $ (7,472)
Deferred development costs                       --          218
Foreign tax credit                               --          491
Deferred rent                                   464          426
Restricted stock                                848          658
Reserves                                      1,669          264
Dealer advances                             (14,244)      (7,040)
Prepaid insurance                              (104)        (109)
Venture capital and other investments        (5,206)      (2,336)
Other temporary differences, net                632          397
                                          ------------ -----------
                                           $(25,569)    $(14,503)
                                          ============ ===========

   U.S. Federal income taxes have been provided on all foreign earnings except for the amount considered to be permanently invested outside the U.S. which approximates $40,061,000 at December 31, 1996.

Note 6--Stock Plans

The Company has a Restricted Stock Plan ("the 1995 Plan") to provide incentives to certain employees who have contributed and are expected to contribute materially to the success of the Company and its subsidiaries. An aggregate total of 600,000 shares of the Company's stock may be awarded to participants under the 1995 Plan at a price to be determined by the Board of Directors, generally $0.10 per share. The 1995 Plan expires in 2005. The Company's 1990 Restricted Stock Plan (the "1990 Plan") expired in January 1995. The 1995 Plan and the 1990 Plan are collectively referred to as the "Plans."

   The following tables summarize restricted stock plan activity for the Plans in 1996.

                                  Unvested Shares
                        --------------------------------------
                         1995 Plan   1990 Plan      Total
                        ------------ ------------ ------------

Balance at 12/31/95          600       401,969      402,569
Awarded                   78,137            --       78,137
Vested                    (6,752)     (132,208)    (138,960)
Forfeited                 (2,305)       (9,920)     (12,225)
                        ------------ ------------ ------------
Balance at 12/31/96       69,680       259,841      329,521
                        ============ ============ ============


                                  Vested Shares
                        ------------------------------------
                         1995 Plan   1990 Plan     Total
                        ------------ ------------ ----------

Balance at 12/31/95        3,337      353,450     356,787
Vested                     6,752      132,208     138,960
                        ------------ ------------ ----------
Balance at 12/31/96       10,089      485,658     495,747
                        ============ ============ ==========

   The Company awarded 3,937 shares in 1995 under the 1995 Plan. The Company awarded 123,400 shares in 1995 and 101,460 shares in 1994 under the 1990 Plan.

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

   The Company also maintains the 1988 Stock Option Plan ("the Option Plan"), pursuant to which options on the Company's stock may be granted to key employees of the Company. The Company has reserved an aggregate of 2,400,000 shares for issuance under the Option Plan. Both incentive stock options intended to qualify under Section 422A of the Internal Revenue Code of 1986 and non-statutory options not intended to qualify for incentive stock option treatment ("non-statutory options") may be granted under the Option Plan. The Option Plan is administered by the Board of Directors or a committee of disinterested directors designated by the Board ("the Committee"), and unless the Option Plan is terminated earlier, no option may be granted after August 1, 1998. The option price per share is determined by the Board of Directors or the Committee, but
(i) in the case of incentive stock options, may not be less than 100% of the fair market value of such shares on the date of option grant, and (ii) in the case of non-statutory options, may not be less than 90% of the fair market value on the date of option grant. Options issuable under the Option Plan become exercisable as determined by the Board of Directors or the Committee over a period not to exceed ten years from the date of grant. Options granted to date vest over five years at an annual rate of 20% on each anniversary date of the date of grant.

   On May 4, 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan"), which qualifies as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code of 1986. An aggregate total of 500,000 shares of common stock have been authorized for

Notes to Consolidated Financial Statements
(Continued)


issuance under the 1995 Purchase Plan, to be implemented through one or more offerings, each approximately six months in length beginning on the first business day of each January and July. The price at which shares may be purchased during each offering will be the lower of (i) 85% of the closing price of the common stock as reported on the NASDAQ National Market (the "closing price") on the date that the offering commences or (ii) 85% of the closing price of the common stock on the date the offering terminates. In 1996 and 1995, the Company issued 33,433 shares and 18,228 shares under the 1995 Purchase Plan, respectively.

   The Company records stock compensation in accordance with APB 25. Had the compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123 (Accounting for Stock-Based Compensation), the Company's net income and earnings per share would have been the following pro forma amounts:

                                   1996      1995
                                ---------- ----------

Net income:     As reported      $18,837    $22,811
                Pro forma        $18,369    $22,718

Primary EPS:    As reported      $  0.74    $  0.90
                Pro forma        $  0.72    $  0.90

   The weighted-average grant-date fair value of options granted during 1996 and 1995 was approximately $3,086,000 and $2,528,000, respectively.

   For purposes of the pro forma disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                    1996        1995
                                ------------ -----------

Volatility                            34%         36%
Risk-Free interest rate              6.6%        5.6%
Dividend yield                      1.71%       1.71%
Expected life of options          9 years     9 years

   The fair value of the "look-back" option feature of the 1995 Purchase Plan is valued as the sum of its two separate components. The first component is 15% of the value of a share of unvested common stock, and the second component is 85% of the fair value of an option to purchase a share of common stock at the market price on the date of grant. The following assumptions were used for "look-back" option grants made under the 1995 Purchase Plan:

                                    1996          1995
                                ------------- ------------

Volatility                            18%           28%
Risk-Free interest rate              5.8%          5.6%
Dividend yield                      1.71%         1.71%
Expected life of options         6 months      6 months

   Because the Statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

   The following table summarizes the Option Plan activity for the three years ended December 31, 1996.

                                                 Weighted Average
                                     Number of    Exercise price
                                       shares       per share
                                    -----------------------------

Outstanding at December 31, 1993     1,635,000        $ 5.76
Granted                                191,500        $20.38
Exercised                              (32,000)       $4.188
                                    -----------------------------
Outstanding at December 31, 1994     1,794,500        $ 7.35
Granted                                207,500        $27.48
Exercised                              (25,000)       $ 6.03
                                    -----------------------------
Outstanding at December 31, 1995     1,977,000        $ 9.30
Granted                                281,000        $24.85
Exercised                              (80,000)       $ 6.34
                                    -----------------------------
Outstanding at December 31, 1996     2,178,000        $11.58
Exercisable at year end              1,482,500        $ 6.96


   1,482,500 of the 2,178,000 options outstanding at December 31, 1996 have exercise prices between $4.1875 and $27.50, with a weighted average exercise price of $6.96 and a weighted average remaining contractual life of 4.6 years. All of these options are exercisable. The remaining 695,500 options have exercise prices between $6.125 and $28.625, with a weighted average exercise price of $21.42 and a weighted average remaining contractual life of 8.7 years.

Note 7--Net Capital

As a broker-dealer, the Company is subject to the Securities and Exchange Commission's ("SEC") regulations and operating guidelines which, among other things, require the Company to maintain a specified amount of net capital, as defined, and a ratio of aggregate indebtedness to net capital, as defined, not exceeding 15 to 1. Net capital and the related ratio of aggregate indebtedness to net capital may fluctuate on a daily basis. The Company's net capital, as computed under Rule 15c3-1, was $3,793,302 at December 31, 1996 and $3,155,294 at December 31, 1995, which exceeded required net capital of $830,909 by $2,962,393 at December 31, 1996 and $979,036 by $2,176,258 at December 31, 1995.
The ratio of aggregate indebtedness to net capital at December 31, 1996 was 3.29 to 1 and at December 31, 1995 was 4.65 to 1.

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

Note 8--Benefit Plans

The Company and its subsidiaries have two defined contribution benefit plans for eligible employees: a retirement benefit plan and a savings and investment plan ("the Benefit Plans") qualified under Section 401 of the Internal Revenue Code. The Company makes contributions to a trustee, on behalf of eligible employees, to fund both the retirement benefit and the savings and investment plans. The Company's expenses under the Benefit Plans were approximately $2,531,000 in 1996, $1,930,000 in 1995 and $1,562,000 in 1994.

Notes to Consolidated Financial Statements
(Continued)


   Both of the Company's qualified Benefit Plans described above cover all full-time employees who have met certain age and length-of-service requirements. Regarding the retirement benefit plan, the Company contributes an amount which would purchase a certain targeted monthly pension benefit at the participant's normal retirement date. In connection with the savings and investment plan, participants can voluntarily contribute up to 10% of their compensation to the plan, and the Company will match this contribution up to 2%.

Note 9--Related Party Transactions

Certain officers and/or directors of the Company and its subsidiaries are officers and/or trustees of the Pioneer Family of Mutual Funds and the Company's international mutual funds. Investment management fees earned from the mutual funds were approximately $84,178,000 in 1996, $60,832,000 in 1995 and
$62,206,000 in 1994. Underwriting commissions and distribution fees earned from the sales of mutual fund shares were approximately $16,636,000 in 1996, $8,515,000 in 1995 and $12,768,000 in 1994. Shareholder services fees earned from the mutual funds were approximately $25,340,000 in 1996, $22,447,000 in 1995 and $19,820,000 in 1994.

   Within the Pioneer Family of Mutual Funds, total revenues from Pioneer II were approximately $39,102,000 in 1996, $32,244,000 in 1995 and $31,237,000 in
1994.

   Certain partners of Hale and Dorr, the Company's legal counsel, are officers and/or directors of the Company and its subsidiaries. Amounts paid to Hale and Dorr consist of legal fees of approximately $1,189,000 in 1996, $1,587,000 in 1995 and $1,461,000 in 1994.

   Hale and Dorr is a partner in the law firm Brobeck Hale and Dorr International. The Company paid legal fees in the amount of approximately $188,000 in 1996 and $1,355,000 in 1995 to Brobeck Hale and Dorr International. Legal fees for 1994 paid to Hale and Dorr include immaterial legal fees paid to Brobeck Hale and Dorr International.

   At December 31, 1994, the Company had a receivable from an officer for $109,000. This receivable was fully paid in 1995.

Note 10--Commitments

U.S. rental expense for 1996, 1995 and 1994 amounted to approximately $2,977,000, $3,007,000 and $2,571,000, respectively. Future minimum payments under the leases amount to $3,495,000 in 1997, $3,591,000 in 1998, $3,516,000 in
1999, $3,371,000 in 2000, $3,448,000 in 2001 and $2,185,000 thereafter. These future minimum rental payments include estimated annual operating and tax expenses of approximately $1,527,000.

   Rental expense for the Polish Mutual Fund operations amounted to approximately $963,000, $863,000 and $562,000 in 1996, 1995 and 1994,
respectively. The lease is open-ended and can be terminated by either the Company or the lessor upon 90 days notice.

   In February 1997, a dividend of $0.10 per share was declared (aggregating approximately $2,500,000) to each shareholder of record on March 10, 1997, paid on March 17, 1997.

   The Company is contingently liable to the Investment Company Institute Mutual Insurance Company for unanticipated expenses or losses in an amount not to exceed $500,000. Two thirds of this amount is secured by an irrevocable standby letter of credit with a bank.

   The Company guaranteed a custody bank account in Poland in the amount of $600,000, in order to enable its broker-dealer subsidiary in Poland, to fulfill certain regulatory requirements.

   The Company is committed to additional capital contributions of $1.8 million to Pioneer Poland U.S. L.P. and $1.8 million to Pioneer Poland U.K. L.P. These contributions are due upon call by Management as prior contributions become 80% invested. At December 31, 1996, the Company was committed to additional capital contributions of $1.9 million to Pioneer Ventures Limited Partnership II, a U.S. venture capital fund.

   The Company acts as a passive, non-bank trustee for retirement plan accounts. IRS regulations and operating guidelines allow a passive, non-bank trustee to accept fiduciary accounts only if the trustee's net worth (determined as of the end of the most recent taxable year) exceeds the greater of (1) $100,000 or (2) two percent of the net assets of fiduciary accounts. At December 31, 1996, the Company's net worth of $162.5 million was 3.1% of the net assets of fiduciary accounts.

Note 11--Notes Payable

Notes payable of the Company consist of the following:

                                                    December 31,
                                                   1996     1995
                                                   ----     ----
                                              (Dollars in Thousands)

Revolving Credit Agreement                       $87,500         --

Lines of Credit                                       --    $52,000

Preferred shares financing related to the
  Russian investment operations, principal
  payable in three annual installments of
  $2,000,000 through 1998, interest payable
  at 5%                                            4,000      6,000

Small Business Administration ("SBA")
  financing, notes payable to a bank,
  interest payable semi-annually at rates
  ranging from 6.12% to 9.8%, principal due
  in 1998 through 2003                             4,950      4,950

Note payable to a bank, guaranteed by the
  Swedish Exports Credits Guarantee Board,
  principal payable on March 31, 1997,
  interest payable at 5.77%, secured by
  equipment                                          812      2,436

Notes payable to a bank, guaranteed by the
  Company, principal payable in semi-annual
  installments, of $214,000 through November
  30, 1999, no interest payable, secured by
  equipment                                        1,286      1,715

Note payable to a bank, guaranteed by the
  Swedish Exports Credits Guarantee Board,
  principal payable in ten semi-annual
  installments of $1,415,000 beginning no
  later than July 31, 1997, interest payable
  at 6.42% secured by equipment                   14,147         --

Notes to Consolidated Financial Statements
(Continued)


                                                      December 31,
                                                      1996    1995
                                                      ----    ----
                                                (Dollars in Thousands)

Note payable to a supplier, principal payable
  in quarterly installments of $336,000
  through April 15, 2001, interest payable at
  7.85%, secured by equipment                      6,042          --
Note payable to a supplier, principal and
  interest payable in quarterly installments
  of $102,000 through April 15, 2001, interest
  payable at 7.85%, secured by equipment           1,535          --
Note payable to a supplier, principal payable
  in quarterly installments of $285,000
  through May 30, 2001, interest payable at
  8.00%, secured by equipment                      5,128          --
Note payable to a supplier, principal payable
  in quarterly installments of $338,000
  through September 15, 2001, interest payable
  at 8.25% secured by equipment                    6,422          --
Note payable to a bank, guaranteed by OPIC,
  principal payable in twelve equal
  semi-annual installments of $1,583,000
  commencing March 15, 1998, interest payable
  at a fixed rate of 6.37%                        19,000          --
Project financing, guaranteed by OPIC, payable
  in fourteen equal semiannual installments of
  $620,000 through December 15, 2003, bearing
  interest at a fixed rate of 7.20%                8,680          --
                                               ----------- -----------
                                                 159,502      67,101
Less: Current portion                            (10,002)    (56,053)
                                               ----------- -----------
                                                $149,500    $ 11,048
                                               =========== ===========

   In June 1996, the Company entered into an agreement with a syndicate of commercial banks for a senior credit facility (the "Credit Facility") in the amount of $115 million. Under the Credit Facility, the Company may borrow up to $35 million (the "B-share Revolver") to finance dealer advances relating to sales of back-end load shares of the Company's domestic mutual funds. See Note 14 below for further discussion on dealer advances. The B-share Revolver is subject to annual renewal by the Company and the commercial banks. In the event the B-share Revolver is not renewed at maturity it will automatically convert into a five-year term loan. Advances under the B-share Revolver bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50% or (b) LIBOR plus 1.25%. The Credit Facility also provides that the Company may borrow up to $80 million for general corporate purposes (the "Corporate Revolver"). The Corporate Revolver is payable in full on June 11, 2001. Advances under the Corporate Revolver bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50% or (b) LIBOR plus the applicable margin tied to the Company's financial performance, of 1.25%, 1.50% or 1.75% in the first year of the agreement and 0.75%, 1.25%, 1.50% or 1.75% for the remaining term as defined under the agreement. The Credit Facility provides that the Company must pay additional interest at the rate of 0.375% per annum of the unused portion of the facility and an annual arrangement fee of $35,000. The commitment fees were approximately $0.7 million. At December 31, 1996, the Company had borrowed $54.5 million under the Corporate Revolver and $33 million under the B-share Revolver. The Company used the proceeds from the borrowings under the new credit facility to repay in full amounts previously borrowed under the lines of credit with a commercial bank. For the years ended December 31, 1996 and 1995, the weighted average interest rate on the borrowings under the Credit Facility and lines of credit outstanding was 7.3% and 7.1%, respectively.

   The Credit Facility contains restrictions that limit, among other things, encumbrances on the assets of the Company's domestic mutual fund subsidiaries and certain mergers and sales of assets. Additionally, the Credit Facility requires that the Company meet certain financial covenants including covenants that require the Company to maintain certain minimum ratios with respect to debt to cash flow and interest payments to cash flow and a minimum tangible net worth, all as defined in the Credit Facility. As of December 31, 1996, the Company was in compliance with all applicable covenants of the Credit Facility.

   Under the Credit Facility, the Company is required to maintain interest rate protection agreements covering at least 60% of the outstanding indebtedness under the B-share Revolver. As of December 31, 1996, the Company entered into five five-year interest rate swap agreements with a member of the Company's banking group which has effectively fixed the interest rate on notional amounts totaling $90 million. Under these agreements, the Company will pay the bank a weighted average fixed rate of 6.79%, plus the applicable margin (1.25%), on the notional principal. The bank will pay the Company interest on the notional principal at the current variable rate stated under the B-share Revolver. The Company has incurred approximately $499,000 of interest expense on these swap agreements at December 31, 1996. The fair value of these agreements was $1,930,000, at December 31, 1996, which amount represents the estimated amount the Company would be obligated to pay to terminate the agreements.

   In order to accommodate projected mutual fund sales, the Company is currently negotiating to increase the B-share Revolver by $25 million.

   In March 1996, TGL executed a loan agreement with Enskilda, a division of Skandinaviska Enskilda Banken, pursuant to which Enskilda agreed to provide a direct loan of SEK 94.5 million (approximately $14.2 million) bearing interest at a fixed rate of 6.42% to finance the gyratory crusher and related equipment procured from Svedala Crushing and Screening AB. This loan is guaranteed by the Swedish Export Credits Board. As of December 31, 1996, TGL has drawn down SEK
93.8 million (or approximately $14.1 million).

   In April 1996, TGL obtained credit approval from Caterpillar Financial Services Corporation, a wholly owned subsidiary of Caterpillar Inc. (collectively, "Caterpillar"), pursuant to which Caterpillar agreed, subject to the fulfillment of certain conditions, to provide a revolving credit facility of up to $21 million to finance the purchase

Notes to Consolidated Financial Statements
(Continued)


of Caterpillar and other mining equipment. The revolving credit facility was subject to annual renewal in January of 1997 and is currently under review. In the event the credit facility is not renewed at maturity, outstanding loan balances will continue to be repaid over a five year term. At December 31, 1996, Caterpillar had issued net disbursements, at TGL's request, for $19.1 million of such facility bearing interest at fixed rates ranging from 7.85% to 8.25%.

   On October 25, 1996, TGL and the Company executed definitive loan agreements with OPIC pursuant to which OPIC agreed, subject to the fulfillment of certain conditions, to guarantee financing up to $19 million with respect to the Phase III expansion. Disbursement under this facility occurred in early November 1996. The underlying note is payable in twelve equal semiannual installments from March 15, 1998 through September 15, 2003 and bears a fixed interest rate of 6.37%. In addition, a spread of 2.65% on outstanding borrowings is payable to OPIC. As a condition to such OPIC financing, the Company was required to execute a Project Completion Agreement pursuant to which the Company would advance funds, as necessary and to the extent of dividends received during the construction stage of the Phase III Expansion, to permit TGL to fulfill all of its financial obligations, including cost overruns related to project development. Under the Project Completion Agreement, the Company is also obligated to advance the lesser of $9.0 million and any deficit with respect to a defined cash flow ratio in the event of a payment default. The foregoing obligations of the Company continue to exist until such time as TGL satisfies a production test and certain financial and project development benchmarks. In addition, the Company has guaranteed that to the extent that the percentage of gold proceeds that TGL must retain in Ghana increases above a certain threshold, and, as a result of regulatory or other government restrictions, TGL is unable to convert such proceeds to satisfy its debt service obligations to OPIC, the Company shall guarantee up to $10.0 million of such obligations. The Company insured this obligation in January 1997. In addition to third party financing facilities, the Company provided $9.1 million in bridge financing to TGL during the first nine months of 1996, all of which has been repaid to the Company.

   Forest-Starma completed a $9.3 million project financing, guaranteed by OPIC, in early July 1996, of which $8.7 million was outstanding at December 31, 1996. The underlying note is payable in fourteen equal semiannual installments through December 15, 2003, and bears interest at a fixed rate of 7.20%. In addition, a guarantee fee of 2.75% on outstanding borrowings is payable to OPIC prior to project completion, increasing to 5.125% after project completion when the Company ceases to be an obligor in the transaction. As a condition to OPIC's guarantee, the Company was required to execute a Project Completion Agreement pursuant to which the Company would advance funds to Forest-Starma, as necessary, to permit Forest-Starma to fulfill all of its financial obligations, including cost overruns related to project development, until such time as Forest-Starma satisfies a production test and certain financial and project development benchmarks. By the end of 1997, $1.9 million of principal will be paid on this third party financing leaving a $7.4 million outstanding balance.

   During the second half of 1996, Forest-Starma applied for $6.5 million in additional OPIC guaranteed financing for an expansion planned in 1997.

   On December 19, 1996, Pioneer Real Estate Advisors ("PREA") entered into an agreement with a bank providing for a $2.6 million line of credit to finance property development activities in Russia. Advances under the line bear interest at the 3 month LIBOR rate plus 6%. The line, which expires on January 5, 1999, provides for an arrangement fee of 0.25% of the total commitment and a commitment fee of 0.50% of the unused portion of the line. The first drawdown on the line of credit occurred in March 1997, in the amount of $1.5 million.

   Maturities of notes payable at December 31, 1996 for each of the next five years and thereafter are as follows (dollars in thousands):

1997            $ 10,002
1998              14,876
1999              11,845
2000              12,945
2001              98,106
Thereafter        11,728
                --------
                $159,502
                ========

Note 12--Major Customers

During the year ended December 31, 1996, gold sales aggregated $78.3 million. During 1996, gold shipments from TGL in Ghana to two unaffiliated European refiners accounted for $41.2 million and $37.1 million, respectively, representing 100% of such total sales.

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

Note 14--Dealer Advances

Certain of the Pioneer Family of Mutual Funds maintain a multi-class share structure, whereby the participating funds offer both the

Notes to Consolidated Financial Statements
(Continued)


traditional front-end load shares (Class A) and back-end load shares (Class B and Class C shares). Back-end load shares do not require the investor to pay any sales charge unless there is a redemption before the expiration of the minimum holding period which ranges from three to six years in the case of Class B shares and is one year in the case of Class C shares. However, the Company pays upfront sales commissions (dealer advances) to broker-dealers ranging from 2% to 4% of the sales transaction amount on Class B shares and 1% on Class C shares. The participating Funds pay the Company distribution fees of 0.75% and service fees of 0.25%, per annum of their net assets invested in Class B and Class C shares, subject to annual renewal by the participating Fund's Board of Trustees. In addition, the Company is paid a contingent deferred sales charge (CDSC) on B and C shares redeemed within the minimum holding period. The CDSC is paid based on declining rates ranging from 2% to 4% on the purchases of Class B shares and 1% for Class C shares.

   The Company capitalizes and amortizes Class B dealer advances for financial statement purposes over periods which range from three to six years depending on the participating Fund. The Company capitalizes and amortizes Class C share dealer advances for financial statement purposes over a twelve month period. The Company deducts the dealer advances in full for tax purposes in the year such advances are paid. Distribution and service fees received by the Company from participating Funds are recorded in income as earned. CDSC received by the Company from redeeming shareholders reduce unamortized dealer advances directly. In 1996, 1995 and 1994, the Company paid B-share dealer advances in the amount of $23.2 million, $14.9 million and $4.7 million, respectively.

Note 15--Financial Information by Business Segment

Total revenues and income (loss) before income taxes and minority interest by business segment, excluding intersegment transactions, were as follows (dollars in thousands):

                                                 Mutual Fund                   Venture
                                  Investment    Underwriting                   Capital
                                  Management      and Other      Banking     Investments
                                  ----------      ---------      -------     -----------
Year ended December 31, 1996:
  Revenues and sales                $91,710       $ 25,767       $14,966       $ 2,582
                                    =======       ========       =======       =======
  Income (loss) before income
    taxes and minority interest     $58,066       $(40,186)(1)   $ 5,564(2)    $ 5,895(3)
                                    =======       ========       =======       =======
  Depreciation and amortization     $ 1,600       $ 10,638       $    76       $   124
                                    =======       ========       =======       =======
  Capital expenditures              $11,016       $  2,604       $   271       $    38
                                    =======       ========       =======       =======
  Identifiable assets at December
    31, 1996                        $93,415       $ 86,333       $33,930       $74,050
                                    =======       ========       =======       =======
Year ended December 31, 1995:
  Revenues and sales                $66,874       $ 17,261            --       $ 1,833
                                    =======       ========       =======       =======
  Income (loss) before income
    taxes and minority interest     $43,624       $(24,525)(1)        --       $ 2,881(3)
                                    =======       ========       =======       =======
  Depreciation and amortization     $ 1,444       $  5,917            --       $   109
                                    =======       ========       =======       =======
  Capital expenditures              $ 8,259       $  3,068            --       $    63
                                    =======       ========       =======       =======
  Identifiable assets at December
    31, 1995                        $73,103       $ 63,772            --       $56,430
                                    =======       ========       =======       =======
Year ended December 31, 1994:
  Revenues and sales                $64,677       $ 18,983            --       $   574
                                    =======       ========       =======       =======
  Income (loss) before income
    taxes and minority interest     $44,465       $(19,363)           --       $(2,353)(3)
                                    =======       ========       =======       =======
  Depreciation and amortization     $   870       $  3,721            --       $    86
                                    =======       ========       =======       =======
  Capital expenditures              $   245       $  3,095            --       $    11
                                    =======       ========       =======       =======
  Identifiable assets at December
    31, 1994                        $33,456       $ 36,164            --       $26,408
                                    =======       ========       =======       =======

                                  Shareholder
                                   Services      Gold Mining      Other      Consolidated
                                   --------      -----------      -----      ------------
Year ended December 31, 1996:
  Revenues and sales                $25,808       $ 78,279            --       $239,112
                                    =======       ========       =======       ========
  Income (loss) before income
    taxes and minority interest     $ 2,034       $  4,738(4)    $(2,446)(5)   $ 33,665
                                    =======       ========       =======       ========
  Depreciation and amortization     $ 2,248       $ 16,371       $   116       $ 31,173
                                    =======       ========       =======       ========
  Capital expenditures              $ 1,481       $ 74,789       $   366       $ 90,565
                                    =======       ========       =======       ========
  Identifiable assets at December
    31, 1996                        $ 7,700       $148,318       $49,466       $493,212
                                    =======       ========       =======       ========
Year ended December 31, 1995:
  Revenues and sales                $22,507       $ 90,242            --       $198,717
                                    =======       ========       =======       ========
  Income (loss) before income
    taxes and minority interest     $ 1,785       $ 24,365(4)    $(5,598)(5)   $ 42,532
                                    =======       ========       =======       ========
  Depreciation and amortization     $ 1,782       $ 15,744            --       $ 24,996
                                    =======       ========       =======       ========
  Capital expenditures              $ 3,111       $ 15,601       $ 7,001       $ 37,103
                                    =======       ========       =======       ========
  Identifiable assets at December
    31, 1995                        $ 7,819       $ 81,512       $36,433       $319,069
                                    =======       ========       =======       ========
Year ended December 31, 1994:
  Revenues and sales                $19,884       $ 67,584            --       $171,702
                                    =======       ========       =======       ========
  Income (loss) before income
    taxes and minority interest     $ 3,601       $ 23,833(4)    $  (412)(5)   $ 49,771
                                    =======       ========       =======       ========
  Depreciation and amortization     $ 1,029       $ 12,961       $    13       $ 18,680
                                    =======       ========       =======       ========
  Capital expenditures              $ 2,575       $ 16,147       $ 4,754       $ 26,827
                                    =======       ========       =======       ========
  Identifiable assets at December
    31, 1994                        $ 5,656       $ 75,666       $24,735       $202,085
                                    =======       ========       =======       ========

(1) Net of interest expense of approximately $2,778 for the year ended December 31, 1996 and $344 for the year ended December 31, 1995.
(2) Net of interest expense of approximately $6,068 for the year ended December 31, 1996.
(3) Net of interest expense of approximately $403, $402 and $457 for the years ended December 31, 1996, 1995 and 1994, respectively.
(4) Net of interest expense of approximately $137, $278 and $548 for the years ended December 31, 1996, 1995 and 1994, respectively.
(5) Net of expense related to the Company of $1,477 in 1996. Net of public offering costs of approximately $4,863 in 1995; net of interest expense related to third parties and expenses related to the Company of $300 and $977 for the year ended December 31, 1994. These expenses, excluding the public offering costs, were related to the Company's Russian ventures.

Notes to Consolidated Financial Statements
(Continued)


The following table details for the mutual fund underwriting and other business segment and investment management business segment total revenues and income
(loss) before income taxes and minority interest by geographical region, excluding intersegment transactions (dollars in thousands):

Investment Management         Eastern Europe & Russia                 United States
---------------------         -----------------------                 -------------
Year ended                 12/31/96   12/31/95    12/31/94    12/31/96    12/31/95    12/31/94
----------                 --------   --------    --------    --------    --------    --------
  Revenues and sales       $12,038     $10,458     $14,886     $79,672    $56,416     $49,791
                           =======     =======     =======     =======    =======     =======
  Income (loss) before
    income taxes and
    minority interest      $ 5,718     $ 9,666     $13,680     $52,348    $33,958     $30,785
                           =======     =======     =======     =======    =======     =======
  Depreciation and
    amortization           $   456     $   218        --       $ 1,144    $ 1,226     $   870
                           =======     =======     =======     =======    =======     =======
  Capital expenditures     $10,201     $ 7,909        --       $   815    $   350     $   245
                           =======     =======     =======     =======    =======     =======
  Identifiable assets at
    year end               $44,169     $39,730        --       $49,246    $33,373     $33,456
                           =======     =======     =======     =======    =======     =======

Investment Management              Consolidated
---------------------              ------------
Year ended                 12/31/96   12/31/95    12/31/94
----------                 --------   --------    --------
  Revenues and sales       $91,710     $66,874     $64,677
                           =======     =======     =======
  Income (loss) before
    income taxes and
    minority interest      $58,066     $43,624     $44,465
                           =======     =======     =======
  Depreciation and
    amortization           $ 1,600     $ 1,444     $   870
                           =======     =======     =======
  Capital expenditures     $11,016     $ 8,259     $   245
                           =======     =======     =======
  Identifiable assets at
    year end               $93,415     $73,103     $33,456
                           =======     =======     =======


Mutual Fund Underwriting and Other     Eastern Europe & Russia                  United States
----------------------------------     -----------------------                  -------------
Year ended                            12/31/96  12/31/95  12/31/94   12/31/96      12/31/95     12/31/94
----------                            --------  --------  --------   --------      --------     --------
  Revenues and sales                  $  4,735   $ 3,953  $ 8,320    $ 21,032      $ 13,308     $ 10,663
                                      ========   =======  =======    ========      ========     ========
  Income (loss) before income taxes
    and minority interest             $(12,370)  $(4,050) $  (204)   $(27,816)(1)  $(20,475)(1) $(19,159)
                                      ========   =======  =======    ========      ========     ========
  Depreciation and amortization       $    629   $   268  $   358    $ 10,009      $  5,649     $  3,363
                                      ========   =======  =======    ========      ========     ========
  Capital expenditures                $    931   $   546  $ 1,262    $  1,673      $  2,522     $  1,833
                                      ========   =======  =======    ========      ========     ========
  Identifiable assets at year end     $ 48,345   $ 5,432  $12,785    $ 37,988      $ 58,340     $ 23,379
                                      ========   =======  =======    ========      ========     ========


Mutual Fund Underwriting and Other                Consolidated
----------------------------------                ------------
Year ended                             12/31/96      12/31/95      12/31/94
----------                             --------      --------      --------
  Revenues and sales                   $ 25,767      $ 17,261      $ 18,983
                                       ========      ========      ========
  Income (loss) before income taxes
    and minority interest              $(40,186)(1)  $(24,525)(1)  $(19,363)
                                       ========      ========      ========
  Depreciation and amortization        $ 10,638      $  5,917      $  3,721
                                       ========      ========      ========
  Capital expenditures                 $  2,604      $  3,068      $  3,095
                                       ========      ========      ========
  Identifiable assets at year end      $ 86,333      $ 63,772      $ 36,164
                                       ========      ========      ========

(1) Net of interest expense of approximately $2,778 for the year ended December 31, 1996 and $344 for the year ended December 31, 1995

Information Relating to Shares

The Company's common stock is quoted on the NASDAQ National Market under the symbol PIOG. At March 1, 1997, the Company had approximately 4,800 shareholders. The price range of the common stock and the dividends paid to shareholders during each quarter of the last two years were as follows:

Price Range of Common Stock*

                             1996                    1995
                      ------------------   -------------------
                       High         Low        High      Low
                       ----         ---        ----      ---
January--March        $30-1/2   $ 26-3/8   $21-11/16   $18-1/4
April--June            28-3/4     26-1/4    28-3/4      20-7/8
July--September        27         25-3/4    29-1/4      26-7/8
October--December      26-3/4     21-3/4    29-3/8      23-1/4

 * Prices reflect the closing price of the Company's common stock on the NASDAQ National Market.

Dividends on Common Stock

                                          Per Share
Record Date              Payable Date       Amount
-----------              ------------       ------
March 1, 1995               March 9, 1995  $ .10
June 1, 1995                 June 9, 1995    .10
September 1, 1995       September 8, 1995    .10
December 1, 1995         December 8, 1995    .10
March 1, 1996              March 11, 1996    .10
June 3, 1996                June 12, 1996    .10
September 3, 1996      September 10, 1996    .10
December 2, 1996        December 10, 1996    .10
March 10, 1997             March 17, 1997    .10

THE PIONEER GROUP, INC AND SUBSIDIARIES

Directors and Executive Officers*


Philip L. Carret, Director Emeritus
Trustee Emeritus of certain of the Pioneer Family of Mutual Funds; Founder Chairman of Carret & Company.

John F. Cogan, Jr., Chairman of the Board, Director and President Chairman of the Board, President and Trustee of each of the Pioneer Family of Mutual Funds; President and Director of Pioneer Omega, Inc., Pioneer First Russia, Inc., Pioneer International Corporation and Pioneer Metals and Technology, Inc.; Director of Pioneer Real Estate Advisors, Inc., Pioneer Capital Corporation, Pioneer Management (Ireland) Limited, "Pioneer Investments," Pioneering Services Corporation and Pioneer Forest, Inc.; Chairman of the Board and Director of Pioneering Management Corporation, Pioneer Funds Distributor, Inc., Closed Joint Stock Company "Pioneer Metals International," Closed Joint-Stock Company "Forest-Starma," Teberebie Goldfields Limited and Pioneer Goldfields Limited; Chairman of the Supervisory Board of Pioneer Fonds Marketing GmbH, Pioneer First Polish Trust Fund Joint Stock Company S.A. and Pioneer Czech Investment Company, A.S.; and Partner, Hale and Dorr LLP.

Robert L. Butler, Director and Executive Vice President President and Director of Pioneer Funds Distributor, Inc.; Director of Pioneering Management Corporation, Pioneering Services Corporation, Pioneer Real Estate Advisors, Inc., Pioneer International Corporation and Pioneer Management (Ireland) Limited; Vice Chairman of the Supervisory Board of Pioneer Fonds Marketing GmbH; and Member of the Supervisory Board of Pioneer First Polish Trust Fund Joint Stock Company S.A. and Pioneer Czech Investment Company, A.S.

Maurice Engleman, Director President of E.T. Software, Professional Equity Corporation and Marketing Two, Inc.; and Principal, Engleman & Associates.

Alan J. Strassman, Director Partner and Chairman of the Board of Martingale Asset Management; President of the Board of Trustees of the Museum of Fine Arts, Boston and a member of the Board of WGBH (public television and radio)

Jaskaran S. Teja, Director Senior Vice President of Pioneer International Corporation; and Director of "Pioneer Investments," Pioneer Goldfields Limited and Closed Joint Stock Company "Pioneer Metals International."

David D. Tripple, Director and Executive Vice President Executive Vice President and Trustee of each of the Pioneer Family of Mutual Funds; President and Director of Pioneering Management Corporation; Director of Pioneer Capital Corporation, Pioneer Real Estate Advisors, Inc., Pioneer International Corporation, Pioneer Management (Ireland) Limited, "Pioneer Investments," Pioneer Funds Distributor, Inc., and Pioneer First Russia, Inc.; Member of Supervisory Board of Pioneer First Polish Trust Fund Joint Stock Company S.A. and Pioneer Czech Investment Company A.S.; and Director and Vice President of Pioneer Omega, Inc.

John H. Valentine, Director Director of Pioneer Capital Corporation; Director of Entrepreneurial Management of Health Policy Institute; Director of Visualization Technology, Inc.; Overseer of Hurricane Island/Outward Bound School and Trustee of Thompson Island Outward Bound Education Center; and Vice-Chairman of the Board of Boston Medical Center.

William H. Keough, Senior Vice President, Chief Financial Officer and Treasurer Treasurer of each of the Pioneer Family of Mutual Funds; and Treasurer of Pioneering Management Corporation, Pioneering Services Corporation, Pioneer Real Estate Advisors, Inc., Pioneer Capital Corporation, Pioneer SBIC Corp., Pioneer Funds Distributor, Inc., Pioneer International Corporation, Pioneer Metals and Technology, Inc., Pioneer First Russia, Inc. and Pioneer Omega, Inc.

Timothy T. Frost, Vice President Director and Vice President of Pioneer Omega, Inc. and Pioneer First Russia, Inc.; Director of "Pioneer Investments;" Senior Vice President of Pioneer International Corporation; and Vice President of Pioneer Real Estate Advisors, Inc.

Lucien Girard, III, Vice President Managing Director and Chief Executive of Pioneer Goldfields Limited; Managing Director of Teberebie Goldfields Limited; and Director of Pioneer Metals and Technology, Inc.

Stephen G. Kasnet, Vice President President and Director of Pioneer Real Estate Advisors, Inc.; Trustee and Vice President of Pioneer Real Estate Shares; and President of Pioneer Real Estate Advisors Poland, s.p. Z.O.O.

John F. Lawlor, Vice President Vice President of Pioneering Management Corporation; Director of Pioneer Goldfields Limited, Teberebie Goldfields Limited, Pioneer Management (Ireland) Limited, Closed Joint Stock Company "Pioneer Metals International" Pioneer Forest, Inc. and Closed Joint-Stock Company "Forest-Starma;" and Vice President and Director of Pioneer Metals and Technology, Inc.

Alicja K. Malecka, Vice President   President of Pioneer First Polish Trust
Fund Joint Stock Company S.A. and Pioneer Investment Poland Ltd.; Senior Vice President of Pioneer International Corporation; Member of Supervisory Board of Pioneer Czech Investment Company, A.S.; Director of "Pioneer Investments" and Pioneer Polski Dom Maklerski S.A.; and Vice President of Pioneer Real Estate Advisors, Inc.

Frank M. Polestra, Vice President President and Director of Pioneer Capital Corporation and Pioneer SBIC Corp.

William H. Smith, Jr., Vice President President and Director of Pioneering Services Corporation; Director and Vice President of Pioneer International Corporation; Director of Pioneer Management (Ireland) Limited; and Member of Supervisory Board of Pioneer Czech Investment Company, A.S.

Joseph P. Barri, Secretary Secretary of each of the Pioneer Family of Mutual Funds and the Company's subsidiaries; and Partner, Hale and Dorr LLP.

Robert P. Nault, General Counsel and Assistant Secretary Assistant Secretary of each of the Pioneer Family of Mutual Funds and the Company's subsidiaries.

*     As defined pursuant to Section 16 of the Securities Exchange Act of 1934.

44        60 State Street, Boston, Massachusetts 02109

                              T H E  C O M P A N Y




Legal Counsel
Hale and Dorr LLP
Boston, Massachusetts

Transfer Agent
State Street Bank and Trust Company
Boston, Massachusetts

Independent Public Accountants
Arthur Andersen LLP
Boston, Massachusetts

The Company has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 1996. A copy of that Report is available, free of charge, to stockholders of the Company, upon request to William H. Keough, Senior Vice President and Chief Financial Officer, 60 State Street, Boston, MA 02109.

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

The Company's international financial services businesses include investment operations in: (i) Warsaw, Poland, where the Company manages and distributes units of three mutual funds, owns 50% of a unitholder servicing agent, manages an institutional venture capital fund and owns a majority interest in a brokerage operation, (ii) Dublin, Ireland, where the Company distributes shares of, manages and services three offshore investment funds, sold primarily in Western Europe, and (iii) Moscow, Russia, where the Company provides financial services, including investment advisory, investment banking, brokerage and transfer agency services, distributes shares of, manages, and services, Pioneer First, one of the first open-end mutual funds available to Russian citizens, and owns 51% of the First Voucher Fund, the largest Russian voucher investment fund. In addition, the Company has investment operations in the Czech Republic and has invested in investment management operations in India and Taiwan.

The Company's subsidiary, Pioneer Goldfields Limited (PGL), conducts mining and exploration activities in the Republic of Ghana and exploration activities elsewhere in Africa. PGL's principal asset is its ownership of 90% of the outstanding shares of Teberebie Goldfields Limited, which operates a gold mine in the western region of the Republic of Ghana. The Company also participates in several natural resource development ventures in Russia, including a project pursuing the development of timber productions in the Russian Far East, in which the Company has a 76% direct interest and a 2.1% indirect interest.

Wholly and Majority Owned Subsidiaries

Pioneering Management Corporation, Pioneer Funds Distributor, Inc., Pioneering Services Corporation, Pioneer Capital Corporation, Pioneer SBIC Corp., Pioneer Associates, Inc., Pioneer Fonds Marketing GmbH, Pioneer International Corporation, Pioneer First Polish Trust Fund Joint Stock Company S.A., Pioneer Polski Dom Maklerski, S.A. Pioneer Investment Poland Ltd., Pioneer Management (Ireland) Limited, Pioneer Omega, Inc., Pioneer First Russia, Inc., "First Voucher Fund," "Pioneer Bank" (Joint Stock Company), Closed Joint Stock Company "Pioneer Securities," UKS Securities Limited, Closed Joint Stock Company "Pioneer Services," Closed Joint Stock Company "Management Company (KUIF)," "Pioneer Investments," Pioneer Czech Investment Company, A.S., Pioneer Goldfields Holdings, Inc., Pioneer Goldfields Limited, Teberebie Goldfields Limited, Pioneer Forest, Inc., Closed Joint-Stock Company "Forest-Starma," Closed Joint-Stock Company "Amgun-Forest," Closed Joint-Stock Company "Udinskoye," Closed Joint-Stock Company "Pioneer Starma Equipment," Pioneer Metals and Technology, Inc., Closed Joint-Stock Company "Pioneer Metals International," PIOGlobal Corporation, Pioneer Real Estate Advisors, Inc., Pioneer Investments Corporation, PIOGlobal Insurance Company Ltd., Pioneer Explorer, Inc., Pioneer Real Estate Advisors, sp Z.O.O.

Joint Ventures

Financial Services Limited, ITI Pioneer AMC Ltd., Core Pacific Securities Investment Trust Co., Ltd., International Joint-Stock Company "Starma Holding," Closed Joint-Stock Company "Tas-Yurjah Mining Company."

[PIONEER LOGO] The Pioneer Group, Inc.
               60 State Street                                        0397-3971
               Boston, MA 02109                     (C) The Pioneer Group, Inc.