Form 10-K, Exhibit 13
period 1997-12-31
PIONEER GROUP INC
filed 1998-03-31
CIK 733060

                                                                      Exhibit 13

[back cover]

[Pioneer Logo]
The Pioneer Group, Inc.
60 State Street                                                        0398-4750
Boston, MA  02109                                    (C) The Pioneer Group, Inc.


[front cover]

[Photo: ship lantern]

[Photo: elaborate globe]

[Photo: compass]


THE PIONEER GROUP, INC.
'97
ANNUAL REPORT

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

The Company's international financial services businesses include investment operations in: (i) Warsaw, Poland, where the Company manages and distributes units of four mutual funds, owns 50% of a unitholder servicing agent, manages an institutional venture capital fund and owns a majority interest in a brokerage operation, (ii) Dublin, Ireland, where the Company distributes shares of, manages and services six offshore investment funds, sold primarily in Western Europe, and (iii) Moscow, Russia, where the Company provides financial services, including investment advisory, investment banking, brokerage and transfer agency services, distributes shares of, manages, and services, Pioneer First, one of the first open-end mutual funds available to Russian citizens, and owns 51% of the First Voucher Fund, the largest Russian voucher investment fund. In addition, the Company has investment operations in the Czech Republic and has invested in investment management operations in India and Taiwan.

The Company's subsidiary, Pioneer Goldfields Limited (PGL), conducts mining and exploration activities in the Republic of Ghana and exploration activities elsewhere in Africa. PGL's principal asset is its ownership of 90% of the outstanding shares of Teberebie Goldfields Limited, which operates a gold mine in the western region of the Republic of Ghana.

The Company's subsidiary, Pioneer Forest, Inc. (Pioneer Forest), conducts timber harvesting and timber development activities in the Russian Far East. Pioneer Forest's principal asset is its ownership of 95% of the outstanding shares of Closed Joint-Stock Company "Forest-Starma," which harvests timber in the Russian Far East and which commenced commercial production on January 1, 1997.

Wholly and Majority Owned Subsidiaries

Pioneering Management Corporation, Pioneer Funds Distributor, Inc., Pioneering Services Corporation, Pioneer Capital Corporation, Pioneer SBIC Corp., Pioneer Associates, Inc., Pioneer Fonds Marketing GmbH, Pioneer International Corporation, Pioneer First Polish Investment Fund Joint Stock Company S.A., Pioneer Polski Dom Maklerski, S.A. Pioneer Investment Poland Ltd., Pioneer Management (Ireland) Limited, Pioneer Omega, Inc., Pioneer First Russia, Inc., "First Voucher Fund," "Pioneer Bank" (Joint Stock Company), Closed Joint Stock Company "Pioneer Securities," UKS Securities Limited, Closed Joint Stock Company "Pioneer Services," Closed Joint Stock Company "Pioneer First," "Pioneer Investments," Pioneer Czech Investment Company, A.S., Pioneer Goldfields Holdings, Inc., Pioneer Goldfields Limited, Teberebie Goldfields Limited, Pioneer Forest, Inc., Closed Joint-Stock Company "Forest-Starma," Closed Joint-Stock Company "Amgun-Forest," Closed Joint-Stock Company "Udinskoye," Closed Joint-Stock Company "Pioneer Starma Equipment," Pioneer Metals and Technology, Inc., Closed Joint-Stock Company "Pioneer Metals International," PIOGlobal Corporation, Pioneer Real Estate Advisors, Inc., Pioneer Investments Corporation, PIOGlobal Insurance Company Ltd., Pioneer Explorer, Inc., Pioneer Real Estate Advisors, sp Z.O.O.

Joint Ventures

Financial Services Limited, Kothari Pioneer AMC Ltd., Core Pacific Securities Investment Trust Co., Ltd., International Joint-Stock Company "Starma Holding," Closed Joint-Stock Company "Tas-Yurjah Mining Company."

Legal Counsel
Hale and Dorr LLP
Boston, Massachusetts

Transfer Agent
State Street Bank and Trust Company
Boston, Massachusetts

Independent Public Accountants
Arthur Andersen LLP
Boston, Massachusetts

The Company has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 1997. A copy of that Report is available, free of charge, to stockholders of the Company, upon request to William H. Keough, Senior Vice President and Chief Financial Officer, 60 State Street, Boston, MA 02109.

[Photo: compass]

Pioneer's commitment to expanding and improving our financial services businesses, both in the U.S. and abroad, served us well in 1997: It was the second-most profitable year ever, despite disappointing results from our natural resource businesses.

New ventures are important, but the further development of our core investment management business must continue apace -- both are crucial if we are to succeed in the next century.

John F. Cogan, Jr.
President


 Table of Contents

 Chairman's Letter               2

 Pioneer at a Glance             4

 U.S. Investment Management      6

 International Investment
 Management                      8

 Natural Resource Development   10

 Financial Snapshot             12

 Management's
 Discussion & Analysis          14

[photo: John F. Cogan, Jr.]

FELLOW STOCKHOLDERS:

The major earnings trends reported in our 1996 annual report continued through 1997, as our U.S. investment management business again nearly doubled its earnings while declining earnings from our natural resource operations turned into losses. Reflected in our results is the positive contribution of our more mature businesses, such as the U.S. mutual fund and venture capital businesses, both of which required significant investments in prior years, contrasted with the struggles experienced by our more recent ventures in emerging markets overseas.

The favorable trends carried far more weight than the difficulties, however, resulting in earnings of $1.14 per share, compared to 74 cents per share in 1996.

Overall revenues grew 43% to $342.8 million, including a 50% gain from financial services revenues to $241.5 million.

1997 Overview

Here are the main components of Pioneer's earnings picture in 1997:

Earnings from the domestic investment management business were $1.25 per share, compared to 68 cents in 1996. These earnings stemmed principally from a 24% increase in assets under management to $21 billion as of December 31, 1997. Asset growth was buoyed by another strong year on Wall Street and a 10% increase in sales of U.S. mutual funds. Assets continued to grow in early 1998 and were over $23 billion at this writing.

Our U.S. venture capital unit, Pioneer Capital Corp. (PCC), earned 25 cents per share, up from 18 cents in 1996. Pioneer's other venture capital operations in Central and Eastern Europe lost 5 cents per share. Unlike PCC, which has been enjoying profits from maturing investments, these are relatively new operations whose start-up and infrastructure costs weigh more heavily on results.

Our financial services operations in Russia and Central Europe, for the most part, showed favorable trends. Russian financial services earned 21 cents per share, compared to 5 cents in 1996, principally from our brokerage operations there. In Poland, financial services posted profits of 4 cents per share, compared to a loss of 3 cents per share in 1996. Operations in the

Czech Republic lost 5 cents per share, improving significantly from an 11 cents loss in 1996. Lastly, our relatively young real estate management arm, which operates in Warsaw, St. Petersburg, and Moscow, lost 7 cents per share, compared to a loss of 1 cent in 1996.

Gold mining lost 11 cents per share in 1997, compared to earnings of 10 cents in 1996. Gold mining operations at Teberebie Goldfields Ltd. ("TGL") were break-even (versus earnings of 13 cents in 1996), as the 1997 losses represented exploration costs. In 1997 the prior mine expansion began to produce results: production was boosted by 29% to 263,000 ounces, cash production costs per ounce were cut by more than 13%, to $230 per ounce, and revenues increased by 14% to $89.5 million. Unfortunately, increased production could not make up for the impact of materially lower gold prices.

One of 1997's biggest disappointments came from Forest-Starma, our timber operation in the Russian Far East. This operation, which completed its first full year of commercial production, was hindered by economic weakness in Japan, our primary market. Severely depressed timber prices in Japan, combined with lower-than-anticipated productivity, led to a loss for Forest-Starma of 26 cents per share, compared to a loss of 2 cents in 1996.

A Look Ahead

Our focus in 1998 will be to maintain the momentum of our investment management businesses, continue to improve the results from our emerging markets financial services operations and do all we can to return the natural resource operations to profitability.

New projects will be focused primarily on leveraging resources and opportunities related to existing operations. For example, this year we expect to move forward with plans developed in 1997 for increased institutional activity in Central and Eastern Europe, including venture capital and real estate funds.

Closer to home, in 1998 we are devoting significant efforts to building our presence in the institutional marketplace, and to "re-launching" Pioneer Fund, which celebrates its 70th birthday this year, having achieved exceptional performance over the last several years. We also expect to introduce our offshore fund family to new markets.

New ventures are important, but the further development of our core investment management business must continue apace -- both are crucial if we are to succeed in the next century. We are optimistic that the combination of established and emerging businesses we have developed will produce continued growth in stockholder value. The pages that follow describe in more detail the results of various business segments.

Sincerely,
/s/ John F. Cogan, Jr.
John F. Cogan, Jr.
President
March 25, 1998

PIONEER AT A GLANCE


The profit potential of The Pioneer Group, Inc., can be gauged by any number of measures. We are pleased to report steadily upward trends in sales, revenues, assets under management and stockholders' equity.

The charts also show significant resumption of earnings growth in 1997. It's worth noting that the sharp earnings peak of 1994 was due, in part, to a one-time tax gain of 16 cents a share.

------------------------------[BAR CHARTS]--------------------------------------

                             U.S. Mutual Fund Sales
                             Dollars in Millions

                             1993      $1,076
                             1994      $1,499
                             1995      $1,752
                             1996      $2,602
                             1997      $2,866


                             Assets Under Management
                             Dollars in Millions

                             1993      $10,766
                             1994      $11,103
                             1995      $13,745
                             1996      $16,981
                             1997      $21,041

------------------------------[BAR CHARTS]--------------------------------------

                             Gold Production
                             Ounces

                             1993      164,900
                             1994      176,400
                             1995      235,500
                             1996      203,100
                             1997      263,000


                             Earnings Per Share
                             Dollars

                             1993      0.72
                             1994      1.32
                             1995      0.90
                             1996      0.74
                             1997      1.14


                             Stockholders' Equity
                             Dollars in Thousands

                             1993      $107,174
                             1994      $134,422
                             1995      $150,343
                             1996      $162,473
                             1997      $183,687



                             Cash Dividends
                             Dollars

                             1993      0.225
                             1994      0.315
                             1995      0.40
                             1996      0.40
                             1997      0.40

--------------------------------------------------------------------------------

[Photo: ship lantern]

Pioneer's core U.S. operations involve managing more than $21 billion for more than a million investors through 24 mutual funds, 10 variable annuity portfolios, and institutional accounts.

Mutual fund sales grew by 10% to a record $2.9 billion, while redemptions edged up 2 percentage points to 12% of assets, substantially below the industry average of about 15%.

U.S. INVESTMENT MANAGEMENT

1997 Overview:

In 1997, Pioneer began or built upon several initiatives that contributed to the year's record mutual fund sales levels and strong profitability. These initiatives include:

Investment Management Depth. For 70 years, proprietary fundamental research has been a Pioneer hallmark. In 1997, we continued to add depth and expertise to our investment staff, bringing our global total to more than 75 professionals.

As Pioneer has grown, we have also reconfigured the professional staff to ensure that maximum resources are brought to bear on every portfolio we manage. Our investment professionals perform in teams, composed of analysts and portfolio managers, which support the manager of each portfolio. We currently have four teams covering the U.S. equity markets -- core value, aggressive value, core growth and a specialized funds group -- along with international equity and global fixed income teams.

An excellent example of the team approach is Pioneer Micro-Cap Fund, which joined Pioneer's line-up of "aggressive value" funds in 1997. Micro- and small-capitalization stocks represent the most research-intensive sector of the U.S. capital markets. Pioneer Micro-Cap Fund and Pioneer Small Company Fund are backed by a dedicated team of analysts and portfolio managers experienced at working with smaller companies. Both funds contribute to Pioneer's stature as a premier value manager.

Technology. The intelligent use of technology is critical to all of our investment operations, from analysis, to decision-making, to implementation. In 1997, we made considerable progress in introducing technology across the investment landscape.

We are developing a state of the art internal management system to deliver global information rapidly to our professional teams and to provide advanced tools for stock analysis and portfolio management. We are installing an electronic trading system that will link portfolio managers, traders and fund accountants to help us lower costs, eliminate errors and trade more effectively.


Pioneer's investments in staffing and technological resources contributed to excellent performance in 1997 of five Pioneer funds, which finished within the top 20% of their fund categories.

Institutional Investment Management. Pension fund assets in the U.S. total in excess of $6 trillion, with another $7 trillion in assets outside this country. In 1997, we sharpened our focus on this growing, worldwide market with the formation of Pioneer Global Institutional Advisors (PGIA).

Pioneer's investment resources are dedicated to serving a range of institutional investors, including pension funds, municipalities, endowments and corporations. PGIA is expanding Pioneer's sales force, coordinating investment management responsibilities, and identifying areas of opportunity within the institutional marketplace. We believe that Pioneer's strengths as an investment manager -- our reputation for integrity, consistent style, value orientation, and team approach -- are in great demand in this marketplace.

Venture Capital. Pioneer Capital Corp., our venture capital arm, has successfully built a portfolio of New England-based companies, several of which have recently had initial public offerings. In 1997, PCC invested $15 million in its portfolio of companies.

[Photo: ship's charts]

Mutual Fund Distribution. A major initiative in recent years has been to broaden mutual fund distribution among brokers, banks, financial planners and insurance companies -- particularly those with a national distribution base. In 1997, for the fourth year in a row, sales among national brokers and banks increased, as did the number of dealers selling $1 million or more. One benefit of our wider sales base was that our record mutual fund sales in 1997 were much more evenly distributed than in previous years.

Retirement plans. Pioneer offers a range of retirement services, including 401(k), SIMPLE, and age-weighted profit sharing plans, principally to small- and mid-size companies. Pioneer provides our corporate clients the highest levels of expertise and support. Assets held in 401(k) and similar retirement accounts grew by 25% in 1997.

Pioneer Vision Variable Annuity. Pioneer Vision offers individuals more than a tax-advantaged way to invest for retirement -- it allows them to do so through 10 investment portfolios that are patterned after Pioneer funds with which they may already be comfortable. In 1997, two new investment portfolios were added. Assets in Pioneer Vision's portfolios more than doubled in 1997.

Roth IRA. Created by Congress in August 1997, Roth IRAs offer another attractive way to save for retirement on a tax-advantaged basis. After enactment, Pioneer moved quickly to present the merits of Roth, Traditional, and Education IRAs to our investment professional clients. Roth IRAs proved to be extremely popular, and they will remain a significant focus for Pioneer in 1998.

Pioneer's international financial services continue to play a growing role in the success of our business. In 1997, we increased both the volume of business conducted internationally and variety of products and services offered at both the retail and institutional level.

[Photo: elaborate globe]

INTERNATIONAL INVESTMENT MANAGEMENT

1997 Overview:

Institutional Investment Management. Pioneer's global institutional offerings include a direct equity fund in Russia and a real estate fund in Poland. In 1998, we will continue our focus on new opportunities in Central and Eastern Europe.

Pioneer Real Estate Advisors (PREA) was formed in 1996 to manage properties and real estate investment portfolios for institutional and corporate clients worldwide. In addition to Pioneer's home office in Boston, PREA currently has offices in Moscow, St. Petersburg and Warsaw. Pioneer's Meridian office building in Moscow, discussed in more detail below, is an example of the kinds of properties PREA will develop and manage.

Western Europe. Pioneer introduced three new offshore funds in 1997, bringing to six the number of Dublin-based funds. Dublin is the site of Pioneer's international processing facility that began operations in 1995. Our offshore funds provide excellent examples of how we seek to leverage our investment management expertise on a global scale. Along with these offshore products, Western Europe remains an important sales channel for our U.S.-registered mutual funds.

Central Europe. Pioneer established the first mutual fund in Poland in 1992, and we have steadily increased our presence as Poland's capital markets have grown and matured, offering financial services for individuals, institutions and corporations. In 1997, we expanded our offerings to include a wider range of equity and fixed-income funds, and a cash management program. Pioneer also manages a local mutual fund in the Czech Republic.

Russia. Pioneer made history in 1996 with Pioneer First Fund, Russia's first open-end mutual fund, which invests principally in government bonds. We began work on another mutual fund in 1997, focusing on blue-chip Russian companies.

This product joins Pioneer's First Voucher Fund (FVF), Russia's largest privatization fund with 2.1 million shareowners. Pioneer, through a subsidiary, is majority owner of FVF, and our Russian investment management company serves as FVF's adviser.

FVF is a unique business venture in several respects. For example, Pioneer is represented on the boards of about 30 of the 125 companies held by FVF. This role affords Pioneer an invaluable position from which to expand our expertise about the dynamics of the emerging capitalist Russian economy.

Pioneer believes that there is significant unrealized value in the assets included in FVF's portfolio, based on available market quotations. Although FVF's assets are carried on our books at cost, we believe that as of the end of 1997, our stake was worth approximately four times the price we purchased it for in 1995.

Through FVF, Pioneer also acquired the Meridian office building in Moscow, a 220,000 square-foot structure that was partially complete when purchased in 1995. At the end of 1997, the building was completed and approaching fully leased status, with a roster of tenants that include Lucent, Halliburton, and Mary Kay Cosmetics.

Pioneer's Russian financial services companies also include a bank and a securities brokerage house. Securities trading proved to be very active and profitable in 1997, buoyed by strong increases in the Russian market throughout most of the year.

Pioneer's Ghanaian gold mine produced 263,000 ounces in 1997, and achieved a significant milestone with production of its one-millionth ounce -- a threshold achieved in January 1997. Our timber operation in the Russian Far East completed its first full year of commercial operations, with shipment of 194,000 cubic meters of timber.

[Photo: ship bell]

NATURAL RESOURCE DEVELOPMENT

1997 Overview:

Pioneer Goldfields Limited. Pioneer Goldfields Limited (PGL) owns 90% of Teberebie Goldfields Limited (TGL), our gold mine located in Tarkwa, Ghana, and is carrying out exploration in West Africa and Russia.

The TGL Phase III mine expansion reached operating capacity, with the first gold pour in April 1997. The expansion included a further heap leach operation, a new near-pit gyratory crusher that serves both the West Plant and the new South Plant, modifications to the West Plant conveyer systems, and a new and larger mining fleet.

We are pleased to report that the Phase III mine expansion, along with increases in operating efficiency, helped boost production by 29% to 263,000 ounces. Cash production costs per ounce were cut by more than 14% to $230 per ounce and revenues were increased by 14% to $89.5 million. As a result, TGL broke even (compared to a 13 cent gain in 1996) despite last year's major decline in gold prices. TGL's increases in production were partially offset by a 12% decrease in average realized gold prices to $340 per ounce.

Overall, gold mining lost 11 cents a share in 1997, compared to a gain of 10 cents in 1996. Although TGL broke even in 1997, gold mining had losses due to exploration costs in West Africa and Russia.

[Photo: old flying goggles]

In 1997, TGL began implementing a new mine plan, utilizing a more sophisticated operating model based on historical production data. This plan implements a change in fundamental mining method from selective mining to bulk mining. As a result of the new mine plan, combined with lower gold prices, and the normal reduction for gold produced in the last two years, TGL's proven and probable reserve estimates have been reduced to 6.1 million ounces. Please refer to the detailed explanation in the Management's Discussion and Analysis section of this report.

Pioneer recognizes the variable nature of gold prices, and believes firmly in the long-term profit potential of a world-class gold mine like TGL.

Pioneer Forest, Inc. Pioneer Forest was established to hold majority interests in three companies in the Russian Far East's Khabarovsk Territory:
Forest-Starma, Amgun-Forest, and Udinskoye, which were formed to develop timber production. Forest-Starma, in its first full year of commercial production, shipped FOB Siziman 194,000 cubic meters of timber, at an average realized price of $61 per cubic meter. Results for Forest-Starma were disappointing for two reasons: economic weakness in Japan, our principal market for timber, which led to very weak log prices, particularly in the fourth quarter of 1997, and lower-than-anticipated productivity.

The three timber companies, in the aggregate, hold long-term leaseholds to 926,400 hectares (2.3 million acres) and annual cutting rights of 1,011,000 cubic meters. Feasibility studies are underway for both Amgun-Forest and Udinskoye, which are still in their development stage. For a number of reasons, but principally due to current depressed market prices for the larch species of timber that predominates these two concessions, we are not likely to commence full-scale development of them in the near term.

Increasing productivity is Pioneer's key goal for Forest-Starma in 1998. We are optimistic about the long-term potential of this operation.

Pioneer Metals International. High technology metal alloys and powders are one of the strengths of Russian industry. Pioneer Metals International collaborates with Russian metallurgical concerns, providing them with marketing skills and financing necessary to compete in Western markets.

Pioneer continues to look for the opportunities served by a growing global economy, building on a diverse array of financial services and natural resource ventures.

FINANCIAL SNAPSHOT

-----------------------------[BAR CHART]----------------------------------------

                         Assets Under Management
                         Dollars in millions

                         1993        $10,766
                         1994        $11,103
                         1995        $13,745
                         1996        $16,981
                         1997        $21,041

--------------------------------------------------------------------------------

Assets Under Management at December 31:
Dollars in Millions

                                                 1997     1996     1995     1994     1993
                                               -------  -------  -------  -------  -------
 U.S. Registered Mutual Funds ..............   $19,635  $15,704  $12,701  $ 9,925  $ 9,854
 Non-U.S. Registered Mutual Funds ..........       715      502      280      589      388
                                               -------  -------  -------  -------  -------
 Total Registered Mutual Funds .............    20,350   16,206   12,981   10,514   10,242
  Closed-end and subadvised funds
         and private institutional accounts*       691      775      764      589      524
                                               -------  -------  -------  -------  -------
 Total .....................................   $21,041  $16,981  $13,745  $11,103  $10,766
                                               =======  =======  =======  =======  =======

* Excludes assets of funds managed by foreign joint ventures and venture capital pools.

Sales of Mutual Fund Shares:
Dollars in Millions

                                                           Year Ended December 31,
                                               1997     1996     1995     1994     1993
                                              ------   ------   ------   ------   ------
U.S. Registered Mutual Funds:

Sales* .....................................   $2,866   $2,602   $1,752   $1,499   $1,076
Redemption of shares .......................    2,106    1,431    1,050      860      714
                                               ------   ------   ------   ------   ------
Net sales of shares .......................    $  760   $1,171   $  702   $  639   $  362
                                               ======   ======   ======   ======   ======

                                                           Year Ended December 31,
                                               1997     1996     1995     1994     1993
                                              ------   ------   ------   ------   ------
Non-U.S. Registered Mutual Funds:

Sales* .....................................   $  410   $  217   $   25   $  734   $  429
Redemption of shares .......................      147       81      381      584       34
                                               ------   ------   ------   ------   ------
 Net sales (redemptions) of shares .........   $  263   $  136   $ (356)  $  150   $  395
                                               ======   ======   ======   ======   ======

* Includes reinvestment of dividends, but excludes money market funds and funds managed by foreign joint ventures.

-----------------------------[BAR CHART]----------------------------------------

                         Sales of U.S. Registered
                         Mutual Fund Shares
                         Dollars in Millions

                         1993        $1,076
                         1994        $1,499
                         1995        $1,752
                         1996        $2,602
                         1997        $2,866

--------------------------------------------------------------------------------

-----------------------------[BAR CHART]----------------------------------------

                         Gross Revenues and Sales
                         Dollars in Thousands

                         1993        $129,403
                         1994        $171,702
                         1995        $198,717
                         1996        $239,112
                         1997        $342,840

--------------------------------------------------------------------------------

Quarterly Results:

Dollars in Thousands Except Per Share Amounts
                            Total
                          and Sales       Net     Earnings
                          Revenues      Income    Per Share
 1997 by Quarter
  March 31 ............   $ 70,111      $ 7,309      $0.29
  June 30 .............     80,030        4,975       0.19
  September 30 ........     98,820        9,522       0.37
  December 31 .........     93,879        7,360       0.29
                          --------      -------      -----
                          $342,840      $29,166      $1.14
                          ========      =======      =====
 1996 by Quarter
  March 31 ............   $ 56,475      $ 5,114      $0.20
  June 30 .............     56,911        3,520       0.14
  September 30 ........     62,500        5,091       0.20
  December 31 .........     63,226        5,112       0.20
                          --------      -------      -----
                          $239,112      $18,837      $0.74
                          ========      =======      =====


---------------------------[BAR CHART]------------------------------------------

                         Cash Dividends Per Share

                         1993        $0.225
                         1994        $0.315
                         1995        $0.40
                         1996        $0.40
                         1997        $0.40

--------------------------------------------------------------------------------

Five Year Summary of Selected Financial Data:
Dollars in Thousands Except Per Share Amounts

                                                                        Year Ended December 31,
                                                   1997           1996           1995           1994          1993
                                               ----------     ----------     ----------     ----------    ----------
Results of Operations
 Revenues and sales ........................   $  342,840     $  239,112     $  198,717     $  171,702    $  129,403
 Costs and expenses ........................      296,489        212,692        158,908        119,568        94,142
 Unrealized and realized (gains) losses
   on venture capital and marketable
   securities investments, net .............      (27,460)       (12,279)        (9,345)           946        (3,468)
 Interest expense ..........................       11,395          3,318          1,024          1,305         2,388
 Public offering costs .....................           --             --          4,863             --            --
 Other, net ................................          606          1,716            735            112           480
                                               ----------     ----------     ----------     ----------    ----------
 Income before provision for federal,
   state and foreign income
   taxes and minority interest .............       61,810         33,665         42,532         49,771        35,861
 Net provision for federal, state and
    foreign income taxes ...................       27,547         11,548         16,598         14,182        16,322
                                               ----------     ----------     ----------     ----------    ----------
 Income before minority interest ...........       34,263         22,117         25,934         35,589        19,539
 Minority interest .........................        5,097          3,280          3,123          2,129         1,409
                                               ----------     ----------     ----------     ----------    ----------
 Net income ................................   $   29,166     $   18,837     $   22,811     $   33,460    $   18,130
                                               ==========     ==========     ==========     ==========    ==========
 Diluted earnings per share* ...............   $     1.14     $     0.74     $     0.90     $     1.32    $     0.72
                                               ==========     ==========     ==========     ==========    ==========
 Cash dividends per share* .................   $     0.40     $     0.40     $     0.40     $    0.315    $    0.225
                                               ==========     ==========     ==========     ==========    ==========
 Diluted shares outstanding* ...............   25,630,000     25,460,000     25,311,000     25,354,000    24,976,000
 Long-term notes payable ...................   $  168,424     $  149,500     $   11,048     $    9,101    $   13,306
 Total assets ..............................   $  603,793     $  490,712     $  319,069     $  202,085    $  172,295
 Stockholders' equity ......................   $  183,687     $  162,473     $  150,343     $  134,422    $  107,174
 Stockholders' equity per share* ...........   $     7.28     $     6.50     $     6.05     $     5.45    $     4.36
 Return on average stockholders' equity ....           17%            12%            16%            28%           18%
 Return on revenues ........................            9%             8%            11%            19%           14%

* Adjusted for December 1, 1994, and September 1, 1993, 2-for-1 stock splits effected in the form of 100% stock dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION & RESULTS OF OPERATIONS


-----------------------------[BAR CHART]----------------------------------------

                         Earnings Per Share
                         Dollars

                         1993          0.72
                         1994          1.32
                         1995          0.90
                         1996          0.74
                         1997          1.14

--------------------------------------------------------------------------------


Overview

The consolidated financial statements of The Pioneer Group, Inc. (the "Company") include the Company's worldwide financial services businesses and natural resource development businesses. Management's Discussion and Analysis of Financial Condition and Results of Operations is presented in three sections:
Results of Operations, Liquidity and Capital Resources-General, and Future Operating Results.

Results of Operations

Consolidated Operations

The Company achieved record revenues and its second highest earnings in 1997. The year's performance reflected significant gains from the Company's worldwide financial services operations, which more than offset losses suffered in its natural resources operations.

Revenues rose to $342.8 million in 1997, up 43% over 1996 and 73% over 1995. This growth resulted from increases in both the domestic investment management business and the Russian financial services operations together with timber revenues, which were included in the Company's results for the first time in 1997 as the timber project went into commercial production.

Net income in 1997 was $29.2 million. Earnings per share of $1.14 in 1997 increased by 40 cents over 1996 and by 24 cents over 1995. The earnings in both 1997 and 1996 reflected significantly higher earnings from worldwide financial services operations. In both years, the higher worldwide financial services earnings were partially offset by declining earnings and/or losses in the Company's natural resources operations: (i) gold mining operations earned 56 cents per share in 1995, 10 cents in 1996 and lost 11 cents in 1997; and (ii) Russian timber operations incurred significant losses in 1997.

Table 1 details earnings per share by business segment for 1997 versus 1996 and for 1996 versus 1995.

Worldwide Financial Services Businesses
1997 Compared to 1996

The Company's worldwide financial services businesses have three principal sources of revenues: fees from managing the 34 U. S. registered investment companies (mutual funds) in the Pioneer Family of Mutual Funds and institutional accounts, fees from underwriting and distributing mutual fund shares, and fees from acting as mutual fund shareholder servicing agent. The Company earns similar revenues from its international investment operations in Poland, Russia, Ireland, and the Czech Republic, and from its joint venture in India. The Company also earns revenues from its Russian and Polish brokerage operations and from Pioneer Bank in Russia, in which the Company had a 57.7% interest at December 31, 1997.

Table 1 - Total Year Earnings Per Share

Business Segment                        1997    1996    1995      1997 vs 1996    1996 vs 1995
                                        ----    ----    ----      ------------    ------------
                                                                   Inc./(Dec.)     Inc./(Dec.)
                                                                   -----------     -----------
Domestic investment management .......  $1.25   $0.68   $0.35        $0.57           $0.33
Venture capital:
  U.S. ...............................   0.25    0.18    0.09         0.07            0.09
  Central and Eastern Europe .........  (0.05)  (0.05)  (0.03)         --            (0.02)
Financial services:
  Russia .............................   0.21    0.05    0.06         0.16           (0.01)
  Poland .............................   0.04   (0.03)   0.01         0.07           (0.04)
  Czech Republic .....................  (0.05)  (0.11)    --          0.06           (0.11)
Real estate services .................  (0.07)  (0.01)    --         (0.06)          (0.01)
                                        -----   -----   -----        -----          ------
  Worldwide financial services .......   1.58    0.71    0.48         0.87            0.23
                                        -----   -----   -----        -----          ------
Gold mining ..........................  (0.11)   0.10    0.56        (0.21)          (0.46)
Russian timber .......................  (0.26)  (0.02)    --         (0.24)          (0.02)
Miscellaneous-other ..................  (0.07)  (0.05)  (0.14)       (0.02)           0.09
                                        -----   -----   -----        -----          ------
  Total ..............................  $1.14   $0.74   $0.90        $0.40          $(0.16)
                                        =====   =====   =====        =====          ======

In 1997, the Company's worldwide financial services businesses had revenues of $241.5 million, $80.7 million, or 50%, higher than revenues of $160.8 million in 1996. Net income of $40.5 million in 1997, or $1.58 per share, was more than double 1996 net income and earnings per share of $18.0 million and 71 cents, respectively.

Worldwide assets under management were $21.0 billion at December 31, 1997, compared to $17.0 billion at December 31, 1996. The increase in assets under management was principally attributable to a higher U.S. stock market. Assets under management have further increased to approximately $23.2 billion at March 15, 1998.

Table 2 details revenues and net income in 1997 and 1996 for the various segments of the Company's worldwide financial services businesses.


Table 2 - Revenues and Net Income
(Dollars in Millions)

Business Segment                              Revenues            Net income
                                              --------            ----------
                                          1997       1996        1997     1996
                                         ------     ------      -----    -----
 Domestic investment management .......  $168.5     $126.4      $32.1    $17.4
 Venture capital:
   U.S ................................     1.8        2.0        6.3      4.5
   Central and Eastern Europe .........     0.5        0.6       (1.4)    (1.4)
 Financial services:
   Russia .............................    54.5       21.1        5.3      1.3
   Poland .............................    14.5       10.4        1.3     (0.7)
   Czech Republic .....................     1.0        0.2       (1.2)    (2.9)
 Real estate services .................     0.5        0.1       (1.9)    (0.2)
 Other ................................     0.2        --         --       --
                                         ------     ------      -----    -----
Total worldwide financial services ....  $241.5     $160.8      $40.5    $18.0
                                         ======     ======      =====    =====


Domestic Investment Management

Revenues from the Company's domestic investment management business of $168.5 million in 1997 increased by $42.1 million. Net income nearly doubled in 1997 versus 1996, increasing by $14.7 million, or 57 cents per share, to $32.1 million, or $1.25 per share.

Management fee revenues of $110.9 million increased by $31.4 million, principally reflecting higher assets under management resulting from strong U.S. stock market performance. For 1997, distribution fees and underwriting commissions of $20.8 million were $6.0 million, or 40%, higher than comparable fees and commissions earned in 1996. A significant majority of the increase related to distribution fees which increased by $5.3 million as a result of the increase in average assets under management of mutual funds which offer back-end load shares. In 1997, the Company had U.S. registered mutual fund sales (including reinvested dividends) of $2.9 billion (up 10%), and net sales of $0.8 billion compared to net sales of $1.2 billion in 1996.

Shareholder services fee revenues of $27.3 million in 1997 increased by $2.0 million, as a result of an increase in the number of shareholder accounts. Trustee fee revenues increased by $0.5 million to $4.3 million in 1997, as a result of an increase in the number of qualified plan shareholder accounts.

Costs and expenses increased by $20.0 million in 1997 to $116.3 million. Nearly half of the increase in expenses, or $9.9 million, resulted from higher payroll costs, part of which related to the Company's efforts to strengthen its investment management staff. An additional 15% of the increase in expenses, or $3.1 million, resulted from higher expenses associated with the amortization of dealer advances resulting from sales of back-end load mutual fund shares. These amortization expenses were more than offset by the increase in distribution fees of $5.3 million. Another 5% of the increase in expenses, or $1.1 million, resulted from higher office space costs.

The domestic investment management business segment includes net gains from the Company's investments in its own mutual funds, principally during start-up, which were $0.5 million in 1997 versus $0.2 million in 1996.

Venture Capital

Net income from the Company's U.S. venture capital operations increased by $1.8 million, or 7 cents per share, to $6.3 million, or 25 cents per share, in 1997 versus 1996, resulting from significant gains recorded from two of the Company's portfolio companies, one of which conducted a public offering in late 1996 and one in late 1997. The Company had net venture capital investment portfolio gains (excluding operating expenses) of $16.3 million in 1997 compared to net gains of $11.4 million in 1996. The Company's Central and Eastern Europe venture capital operations lost $1.4 million, or 5 cents per share, in each of 1997 and 1996, principally associated with development costs of the Company's venture capital funds.

Russian Financial Services

Revenues from the Company's Russian financial services operations of $54.5 million in 1997 increased by $33.4 million. These operations reported net income of $5.3 million, or 21 cents per share, in 1997, principally from brokerage operations. In 1996, the Company earned $1.3 million, or 5 cents per share, in the same segment, primarily from banking activities.

In 1997, the Company's Russian brokerage activities had revenues of $34.2 million, principally derived from trading activities, compared to $1.6 million in 1996. Over the course of the year, the Company benefited from the record volume experienced in the Russian stock market. Costs and expenses associated with the Russian brokerage business were $19.1 million in 1997, compared to $1.3 million in 1996. Approximately two-thirds of the increased expenses, or $11.2 million, represented commissions paid to traders.

The Company reported revenues from Pioneer Bank of approximately $12.3 million in 1997, compared to nearly $15.0 million in 1996. These revenues are derived from (i) interest earned on Russian government and corporate debt securities,
(ii) realized and unrealized gains and losses on debt and equity securities and
(iii) interest income from loans. Decreases in revenues principally reflect the impact of less favorable interest rates which affect the realized and unrealized gains earned on the Russian government securities. In the second quarter of 1997, Pioneer Bank did not renew its license with the Russian Central Bank to deal in these government securities. Interest expenses of $7.7 million in 1997 increased by $1.6 million.

The Company reported net realized gains of $9.5 million in 1997 and $0.9 million in 1996, respectively, from investments sold by the First Voucher Fund (the "Voucher Fund"), the Russian voucher investment fund in which the Company has a 51% interest.

Polish Financial Services

Revenues from the Company's Polish financial services operations of $14.5 million in 1997 increased by $4.1 million. These operations had net income of $1.3 million, or 4 cents per share, in 1997, compared to losses of $0.7 million, or 3 cents, in 1996.

Management fee revenues increased by $2.5 million to $10.0 million, as a result of higher average assets under management. Losses from the brokerage business increased as a result of a $1.3 million increase in expenses offset partially by a $1.0 million increase in revenues.

At December 31, 1997, assets under management in the Company's four Polish mutual funds were $446 million, virtually unchanged from the December 31, 1996 level. Although Polish mutual fund sales increased from $169 million in 1996 to $203 million in 1997, net sales were $74 million in 1997 compared to $90 million in 1996.

Czech Republic Financial Services

The Company's Czech Republic financial services operations reported losses of $1.2 million, or 5 cents per share, in 1997, compared to losses of $2.9 million, or 11 cents per share, in 1996. Revenues from management fees and underwriting commissions increased by $0.8 million in 1997 and costs and expenses decreased by $1.0 million. The Company incurred significant start-up costs in 1996 associated with this operation. The Czech Republic mutual fund had $43 million of assets under management at December 31, 1997, an increase of $36 million over the 1996 year-end level. The Company believes that this operation will reach break-even status in the second half of 1998.

Real Estate Services

The Company's real estate services operations reported losses of $1.9 million, or 7 cents per share, in 1997, compared to losses of $0.2 million or 1 cent in 1996. Most of the losses were attributable to costs associated with the development of the Company's Polish and Russian real estate investment, and property and facilities management operations.

Taxes

The Company's effective tax rate for 1997 for the worldwide financial services businesses was 40% compared to 34% in 1996. The 1996 results included significant tax exempt income associated with Pioneer Bank in Russia.

1996 Compared to 1995

In 1996, the Company's worldwide financial services businesses had revenues of $160.8 million, $52.3 million, or 48%, higher than revenues of $108.5 million in 1995. Net income was $18 million in 1996, or 71 cents per share, compared to $12.2 million, or 48 cents in 1995.

Worldwide assets under management of just under $17.0 billion at December 31, 1996, increased by $3.2 billion over the 1995 year-end level. The increase in assets under management was principally attributable to a higher stock market and strong U.S. mutual fund net sales.

Table 3 details revenues and net income in 1996 and 1995 for the various segments of the Company's worldwide financial services businesses.

Table 3 - Revenues and Net Income
(Dollars in Millions)

Business Segment                               Revenues          Net income
                                               --------          ----------
                                           1996      1995       1996     1995
                                          ------    ------     -----    -----
Domestic investment management            $126.4     $92.2     $17.4     $8.9
Venture capital:
  U.S                                        2.0       1.0       4.5      2.3
  Central and Eastern Europe                 0.6       0.8      (1.4)    (0.6)
Financial services:
  Russia                                    21.1       5.8       1.3      1.4
  Poland                                    10.4       8.7      (0.7)     0.2
  Czech Republic                             0.2       --       (2.9)     --
Real estate services                         0.1       --       (0.2)     --
                                          ------    ------     -----    -----
Total worldwide financial services        $160.8    $108.5     $18.0    $12.2
                                          ======    ======     =====    =====

Domestic Investment Management

Revenues from the Company's domestic investment management business of $126.4 million in 1996 increased by $34.2 million. Net income nearly doubled in 1996 versus 1995, increasing by $8.5 million, or 33 cents per share, to $17.4 million, or 68 cents.

Management fee revenues increased by $23.1 million to $79.5 million. The increase in management fees earned from the U.S. registered mutual funds resulted from an increase in assets under management and a management fee rate increase for the Company's two largest mutual funds. The shareholders of the Company's two largest U.S. registered mutual funds approved management fee rate increases effective May 1, 1996. As a result, the Company earned an additional $5.9 million of management fees.

For 1996, distribution fees and underwriting commissions of $14.8 million were $6.4 million, or 76%, higher than comparable fees and commissions earned in 1995. Distribution fees increased by $5.2 million as a result of the increase in average assets under management of the Company's mutual funds which offer back-end load shares. In 1996, the Company had U.S. registered mutual fund sales (including reinvested dividends) of $2.6 billion (up 50%), and net sales of $1.2 billion compared to net sales of $0.7 billion in 1995.

Shareholder services fee revenues of $25.3 million in 1996 increased by $2.9 million, as a result of an increase in the number of shareholder accounts and a cost-of-living service fee increase for certain U.S. registered mutual funds effective January 1, 1996. Trustee fee revenues increased by $0.2 million to $3.9 million in 1996, as a result of an increase in the number of qualified plan shareholder accounts.

Costs and expenses increased by $19.1 million in 1996 to $96.3 million. Approximately 30% of the increase in expenses, or $5.9 million, resulted from higher payroll costs. In addition, approximately 10% of the increase in expenses, or $2.4 million, resulted from higher costs related to mutual fund distribution (including printing and mailing of sales literature, paying commissions earned by the sales force, mutual fund advertising, and public relations). Approximately 20%, or $4.1 million, of the increase resulted from higher expenses associated with the amortization of dealer advances resulting from sales of back-end load mutual fund shares. These amortization expenses were more than offset by the increase in distribution fees of $5.2 million. Another approximately 5% of the increase in expenses, or $0.9 million, resulted from higher office space costs.

Net gains from the Company's investments in its own mutual funds, were $0.2 million in 1996 versus $0.7 million in 1995.

Venture Capital

Net income from the Company's U.S. venture capital operations increased by $2.2 million, or 9 cents per share, to $4.5 million, or 18 cents per share, in 1996 versus 1995. The Company reported net venture capital investment portfolio gains of $11.4 million (excluding operating expenses) in 1996 compared to net gains of $5.1 million in 1995.

The Company's Central and Eastern Europe venture capital operations lost $1.4 million, or 5 cents per share, in 1996, and $0.6 million, or 2 cents, in 1995, principally associated with infrastructure development costs of the Company's venture capital funds.

Russian Financial Services

Revenues from the Company's Russian financial services operations of $21.1 million in 1996 increased by $15.3 million. These operations reported net income of $1.3 million, or 5 cents per share, in 1996, principally from its banking activities. In 1995, the Company earned $1.4 million, or 6 cents per share.

The Company reported revenues from Pioneer Bank of approximately $15.0 million in 1996 as a result of the acquisition and subsequent sale of Russian government securities and interest income from loans. Revenues from Pioneer Bank in 1995 were $2.4 million and were included in other income. The Company also had interest expense on deposits and short-term debt of $6.1 million in 1996 related to Pioneer Bank.

The Company reported net realized gains of $0.9 million in 1996 and $3.5 million in 1995 from investments sold by the Voucher Fund.

Polish Financial Services

Revenues from the Company's Polish financial services operations of $10.4 million in 1996 increased by $1.7 million. These operations had losses of $0.7 million, or 3 cents per share, in 1996, compared to net income of $0.2 million or 1 cent in 1995.

Sales of the Company's Polish mutual funds were $169 million in 1996 versus $21 million in 1995. As a result of the increase in Polish mutual fund sales, underwriting commissions increased by $1.6 million.

Czech Republic Financial Services

The Company's Czech Republic financial services operations, which commenced commercial operations in January 1996, reported losses of $2.9 million, or 11 cents per share, in 1996, principally from start-up costs.

Taxes

The Company's effective tax rate for 1996 for the worldwide financial services businesses was 34% compared to 43% in 1995. The 1996 results included significant tax exempt income associated with Pioneer Bank in Russia.

-----------------------------[BAR CHART]----------------------------------------

                         Stockholders' Equity
                         Dollars in Thousands

                         1993           $107,174
                         1994           $134,422
                         1995           $150,343
                         1996           $162,473
                         1997           $183,687

--------------------------------------------------------------------------------

Liquidity and Capital Resources

IRS regulations require that, in order to serve as trustee, the Company must maintain a net worth of at least 2% of the assets of Individual Retirement Accounts and other qualified retirement plan accounts at year end. At December 31, 1997, the Company served as trustee for $6.3 billion of qualified plan assets and the ratio of net worth to qualified assets was 2.9%. The Company's stockholders' equity of $183.7 million at December 31, 1997, would permit it to serve as trustee for up to $9.2 billion of qualified plan assets.

The Company has established a multi-class share structure for the Pioneer Family of Mutual Funds. Under this arrangement, the funds offer both traditional front-end load shares (Class A shares) and back-end load shares (Class B and C shares). On back-end load shares, the investor does not pay any sales charge unless there is a redemption before the expiration of the minimum holding period (which ranges from three to six years in the case of Class B shares and is one year in the case of Class C shares), in which case the shareholder would pay a contingent deferred sales charge ("CDSC"). The Company, however, pays "up-front" commissions to broker-dealers ("Dealer Advances") related to sales and service of the back-end load shares ranging from 2% to 4% of the sales transaction amount on Class B shares and of 1% on Class C shares. The funds pay the Company distribution fees of 0.75%, and service fees of 0.25%, per annum of their respective net assets invested in Class B and Class C shares, subject to annual renewal by the trustees of the funds. Class B shares were introduced in April 1994 and Class C shares were introduced in January 1996. Sales of back-end load shares were $699 million in 1997 versus $763 million in 1996. Dealer Advances totaled $17.2 million in 1997 versus $23.9 million in 1996. Dealer Advances related to Class B shares (which are amortized to operations over the life of the CDSC period) were $41.9 million at December 31, 1997. The Company intends to continue to finance this program, in part, through the credit facilities described in the section entitled "Liquidity and Capital Resources - General."

In April 1995, the Company acquired approximately 51% of the shares of Voucher Fund, the largest voucher investment fund established in Russia in connection with that country's privatization program. The shares were issued by the Voucher Fund to two newly-formed subsidiaries of Pioneer Omega, Inc. ("Pioneer Omega"), a subsidiary of the Company. In addition to acquiring shares in the Voucher Fund, Pioneer Omega, acting through a subsidiary, Pioneer First Russia, Inc. ("PFR"), acquired a Russian company that holds the right to manage the Voucher Fund's investments. Pioneer Omega paid $2 million in cash and issued preferred shares (the "Omega shares") valued at $6 million as consideration for the acquisition of the management company and related rights. The holder of the Omega shares has the right to cause the Company to purchase such shares (the "put option") and the Company has a corresponding right to purchase such shares from the holder (the "call option"). The put and call options are each exercisable with respect to one-third of the Omega shares on the first, second and third anniversaries of the closing of the transaction. The put and call option exercise price is $2 million per tranche, plus a 5% per annum premium on the option exercise price. The Company will pay a total of $6.6 million for the Omega shares over a three-year period as the put and/or call options are exercised. The Company has exercised its options and purchased the first two tranches of Omega shares for $4.3 million and intends to exercise the final option in April 1998.

The Company, through Pioneer Omega, has secured Overseas Private Investment Corporation ("OPIC") "political risk" insurance covering the Voucher Fund and PFR's subsidiaries subject to annual elections up to a ceiling amount of $75 million which would protect 90% of the Company's equity investment and a proportionate share of cumulative retained earnings.

Recent Developments

The Company believes that there is significant unrealized value in the assets included in the Voucher Fund's securities portfolio. In accordance with Generally Accepted Accounting Principles (FAS 115 -- Accounting for Certain Investments in Debt and Equity Securities), the securities in the Voucher Fund reflect the cost rather than "fair value" until such time as the breadth and scope of the Russian securities markets develop to certain quantifiable levels. The Company believes that these markets are rapidly approaching this point, at which time the "fair value" of securities held by the Voucher Fund would be reflected in the Company's financial statements.

The Voucher Fund's assets consist of cash and cash equivalents, securities (both liquid and illiquid), real estate holdings and other miscellaneous assets. The cost of the securities portion of the portfolio on the Company's balance sheet at December 31, 1997, was approximately $16 million. At January 29, 1998, the value of these securities (based on market quotations if available) was approximately $67 million, which represents an increase of approximately $51 million. The Company's pre-tax interest in this increase, at 51%, would be approximately $26 million. The cost of the cash and cash equivalents, real estate and miscellaneous assets of the Voucher Fund on the Company's balance sheet at December 31, 1997, was approximately $2 million, $24 million and $3 million, respectively.

Currently, the Company recognizes realized gains or losses on its income statement only when Voucher Fund securities are sold. Once the Russian securities market develops to the requisite level, unrealized gains and losses (such as the $51 million described above) would be reflected in long-term investments in the Company's balance sheet with a corresponding after-tax increase or decrease in stockholders' equity for the Company's 51% interest with the remainder recorded as minority interest. The Company will continue to recognize realized gains and losses in income upon the sale of such securities.


The Russian securities markets are significantly smaller and less liquid than the securities markets in the United States. Liquidity and volumes fluctuate significantly and are strongly influenced by global market trends. In 1997, the number of issues actively traded on the Russian Trading System increased substantially until the end of October when, after the Asian crisis, meaningful trading was confined to four to five blue chip stocks. The market in 1998 has been volatile. The relative lack of liquidity may result in the Voucher Fund selling a portfolio security at a price that does not reflect its underlying value. Accordingly, fair values are not necessarily indicative of the amount that could be realized in a short period of time on large volumes of transactions. In addition, the securities investments in the Voucher Fund may be negatively affected by adverse economic, political and social developments in Russia including changes in government and government policies, taxation, currency instability, interest rates and inflation levels and developments in law and regulations affecting securities issuers and their shareholders and securities markets. As a result of the foregoing, there can be no assurance that the Company will be able to realize the values described above.

Natural Resource Development Businesses

-----------------------------[BAR CHART]----------------------------------------

                         Gold production
                         Ounces

                         1993           164,900
                         1994           176,400
                         1995           235,500
                         1996           203,100
                         1997           263,000

--------------------------------------------------------------------------------


                              Gold Mining Business

The results of the gold mining business are substantially attributable to the operations of Teberebie Goldfields Limited ("TGL"), the principal operating subsidiary of the Company's wholly owned subsidiary, Pioneer Goldfields Limited ("PGL"). The Company's reported earnings give effect to the 10% minority interest in TGL held by the Government of Ghana. Gold mining results are also affected by PGL's exploration activity in Africa and by the exploration activities in the Russian Far East of Closed Joint-Stock Company, "Tas-Yurjah Mining Company" ("Tas-Yurjah"), the Company's majority owned (52.5%) Russian subsidiary. Exploration costs are charged to operations as incurred.

Financial Results

In 1997, the gold mining segment lost $2.9 million, or 11 cents per share, a decrease of 21 cents compared with 1996 earnings of 10 cents. In 1995, the gold mining business earned 56 cents per share. The effective tax rates for the segment in 1997, 1996 and 1995 were a 15% benefit, a 32% provision and a 35% provision, respectively.

Table 4 details the earnings per share for the gold mining segment for 1997 versus 1996 and for 1996 versus 1995.

TGL earns all of its revenues in U. S. dollars and the majority of its transactions and costs are denominated in U. S. dollars or are based in U. S. dollars. Consequently, Ghanaian inflation has not had a material effect on TGL's operations. Ghanaian cedi denominated costs such as fuel, wages, power and local purchases are affected, in dollar terms, when currency devaluation does not offset changes in the relative inflation rates in the U.S. and Ghana. Since Ghana has experienced significant inflation over the last three years, the cedi has devalued continuously against the dollar.

Table 4

                                   Twelve months ended December 31
                                   -------------------------------
                                                   1997 vs 1996   1996 vs 1995
                            1997    1996    1995    Incr./(Decr.)  Incr./(Decr.)
                            ----    ----    ----    -------------  -------------
African Operations (TGL).   $--    $0.13   $0.57       $(0.13)        $(0.44)
African Exploration .....  (0.04)  (0.03)  (0.01)       (0.01)         (0.02)
                           -----    ----    ----        -----          -----
PGL Total ...............  (0.04)   0.10    0.56        (0.14)         (0.46)
                           -----    ----    ----        -----          -----
Russian Exploration .....  (0.07)    --      --         (0.07)           --
                           -----    ----    ----        -----          -----
    Total ............... $(0.11)  $0.10   $0.56       $(0.21)        $(0.46)

TGL - 1997 Compared to 1996

Gold Sales. Revenues increased by $11 million to $89.5 million as gold shipments increased by 59,900, or 29%, to 263,000 ounces. The average realized price of gold decreased by $45 to $340 per ounce. In 1997, the average realized price of gold includes proceeds of $4.0 million, or $15 per ounce, from the sale of floor program options.

During 1997, TGL experienced several negative factors which caused production to fall short of the forecasted level. The most significant was the delay in commissioning the Phase III expansion and achieving design throughputs at the new South and modified West crushing plants. These delays added to the time lag inherent in bringing new heaps into full production. Other contributing items include a shortage of diesel fuel early in the year and heavy rains in June. Issues which adversely affected TGL's 1996 production are described in detail below in the section entitled "TGL -- 1996 compared to 1995."

Table 5 provides production results and compares TGL's cash cost and total cost per ounce for 1997 with the prior year.

Table 5

                                   Twelve months ended
                                   -------------------
                                       December 31
                                       -----------
                                     1997          1996     Increase/(Decrease)
                                     ----          ----     -------------------
Production (ounces) ............... 263,000       203,100         59,900
                                    =======       =======         ======
Cash costs:
  Production costs ................    $189          $218           ($29)
  Royalties .......................      10            12             (2)
  General and administrative ......      31            36             (5)
                                    -------       -------         ------
     Cash costs per ounce .........     230           266            (36)
                                    -------       -------         ------
Non-cash costs:
   Depreciation and amortization         87            81              6
   Other ..........................       5             4              1
                                    -------       -------         ------
     Cost of production per ounce       322           351            (29)
                                    -------       -------         ------
Interest and other costs ..........      15            10              5
                                    -------       -------         ------
     Total costs per ounce ........    $337          $361           ($24)
                                    =======       =======         ======

Production Costs. Production costs represent costs attributable to mining ore and waste and processing the ore through crushing and processing facilities. TGL's costs of production are affected by ore grade, gold recovery rates, the waste to ore ("stripping") ratio, the age and availability of equipment, weather conditions, availability and cost of labor, haul distances, foreign exchange fluctuations and the inherent lag in gold production from heap leaching operations. In 1997, production costs decreased by $29 to $189 per ounce compared with 1996, principally because of the economies of scale realized upon completion of the Phase III mine expansion, coupled with the decision to decrease the stripping ratio to ensure a sufficient ore feed to the crushing plants. The introduction of bulk zone mining and the elimination of run-of-mine dump leaching also contributed to a reduction in the stripping ratio and the elimination of run-of-mine processing costs. In response to lower gold prices, significant emphasis was placed on mining in the South pit where ore grades are marginally higher. This emphasis favorably affected costs on a unit-of-production basis. During 1997, TGL also experienced a decrease in the cost per tonne hauled because of lower explosives costs.

A comparison of key production statistics for the twelve months ended December 31, 1997 and 1996 is shown on Table 6.

Table 6                                                Twelve months ended
                                                       -------------------
                                                           December 31
                                                           -----------
                                                       1997           1996
                                                       ----           ----
Tonnes mined (in thousands):
Waste .............................................   27,824         21,068
Run-of-mine .......................................      610          6,209
                                                      ------         ------
  Tonnes Waste and Run-of-Mine ....................   28,434         27,277
Ore ...............................................    9,096          7,036
                                                      ------         ------
  Total Tonnes Mined ..............................   37,530         34,313
                                                      ======         ======
Stripping Ratio
((waste+run-of-mine)/ore) .........................   3.13:1         3.88:1
Ore Processed .....................................    9,072          6,540
Process Grade (grams/tonne) .......................     1.29           1.26
                                                      ======         ======

Royalties. Under the Ghanaian Minerals and Mining Law, royalties are levied at rates ranging from 3% to 12% of operating revenues as determined by reference to an operating ratio. Such operating ratio represents the percentage that the operating profits, after giving effect to capital allowances and interest expense (as permitted by TGL's Deed of Warranty), bears to gold sales. In 1997 and 1996, the royalty rate payable by TGL remained at 3% of operating revenues, the minimum permitted by law, principally because of a sustained level of capital expenditures, and associated capital allowances, since the inception of the project.

General and Administrative Costs. General and administrative costs consist principally of administrative salaries and related benefits, travel expenses, insurance, utilities, legal costs, employee meals, rents and vehicle expenditures. Since these costs are primarily fixed and unrelated to production levels, the decrease in the cost per ounce was attributable principally to a 29% increase in gold production. Actual 1997 costs, however, increased by approximately $3 per ounce because of higher benefits costs associated with TGL's collective bargaining agreement with the Ghana Mineworkers' Union ("GMU"), consulting costs, and personnel-driven infrastructure costs associated with the Phase III mine expansion, such as employee meals, personal safety supplies, and local transportation costs.

Depreciation and Amortization.

Depreciation and amortization is calculated using units-of-production and straight-line methods designed to fully depreciate property, plant, and equipment over the lesser of their estimated useful lives or ten years. In 1997, these costs increased by $6 per ounce prin-cipally because of mining and crushing equipment additions associated with the Phase III mine expansion. Increases were also experienced in run-of-mine leach pad depreciation and capitalized rebuilds, however, such increases were largely offset by lower development cost amortization.

Other. Other costs represent a provision for future reclamation costs and supplies inventory obsolescence and costs related to exploration activities conducted by TGL at the Teberebie concession and elsewhere in Ghana. The increase of $1 per ounce in 1997 compared with 1996 was attributable to an increase in exploration costs.

Interest and Other Costs. Interest and other costs include interest expense, foreign exchange gains and losses, political risk insurance premiums, floor program option sales which are unrelated to shipments, and goodwill amortization. The $5 per ounce increase in interest and other costs in 1997 compared with 1996 was attributable to interest expense associated with the Phase III expansion ($10 per ounce). These increases were offset partially by a decrease associated with relatively fixed costs such as political risk insurance premiums and goodwill amortization ($3 per ounce), and proceeds from floor program sales and foreign exchange gains ($2 per ounce).

Income Taxes. The statutory tax rate for mining companies in Ghana in 1997 and 1996 was 35%.

TGL - 1996 Compared to 1995

Gold Sales. TGL's gold shipments decreased by 32,400 to 203,100 ounces resulting in a decrease in revenues of approximately $12 million to $78.3 million. The average realized price of gold increased by $2 to $385 per ounce.

During 1996, TGL experienced several negative factors which caused actual production to be substantially below forecasted production, including: (i) abnormally heavy rainfall resulting in excessive dilution in the gold production process, (ii) equipment availability problems resulting primarily from breakdowns and maintenance problems with the older equipment, and (iii) difficulty in hiring and training experienced supervisors for mining operations. The excessive dilution contributed to a decrease in the gold recovery rate from 78% to 69%. In addition, the amount of ore TGL processed decreased by 0.5 million tonnes and TGL experienced a decrease in the ore grade from 1.28 to 1.26 grams per tonne. An 11,400 ounce increase in run-of-mine production partially offset these production declines.

Table 7 provides production results and compares TGL's cash cost and total cost per ounce for 1996 with the prior year.

Table 7
                                      Twelve months ended
                                      -------------------
                                          December 31
                                          -----------
                                       1996        1995      Increase/(Decrease)
                                       ----        ----      -------------------
Production (ounces) ...............   203,100     235,500          (32,400)
                                      =======     =======          ========
Cash costs:
     Production costs .............      $218        $160              $58
     Royalties ....................        12          11                1
     General and administrative ...        36          27                9
                                      -------     -------          --------
       Cash costs per ounce .......       266         198               68
                                      -------     -------          --------
Non-cash costs:
     Depreciation and amortization         81          67               14
     Other ........................         4           3                1
                                      -------     -------          --------
       Cost of production per ounce       351         268               83
                                      -------     -------          --------
Interest and other costs ..........        10           9                1
                                      -------     -------          --------
       Total costs per ounce ......      $361        $277              $84
                                      =======     =======          ========

Production Costs. In 1996, production costs increased by $58 per ounce to $218 per ounce compared with 1995, principally because of a 14% decrease in gold production and the anticipated increase in the stripping ratio from 2.75:1 to 3.88:1. The relatively high level of fixed costs tends to result in an increase in the cost per ounce when gold production declines. TGL also experienced unexpected increases in equipment maintenance costs and labor costs associated with TGL's collective bargaining agreement with the GMU.

A comparison of key production statistics for the twelve months ended December 31, 1996 and 1995 is shown in Table 8.

Table 8                                             Twelve months ended
                                                    -------------------
                                                       December 31
                                                       -----------
                                                     1996         1995
                                                     ----         ----
Tonnes mined (in thousands):
Waste ...........................................   21,068       14,174
Run-of-mine .....................................    6,209        5,223
                                                    ------       ------
   Tonnes Waste and Run-of-Mine .................   27,277       19,397
Ore .............................................    7,036        7,061
                                                    ------       ------
   Total Tonnes Mined ...........................   34,313       26,458
                                                    ======       ======
Stripping Ratio
((waste+run-of-mine)/ore) .......................   3.88:1       2.75:1

Ore Processed ...................................    6,540        7,068
Processed Grade (grams/tonne) ...................     1.26         1.28

Royalties. In 1996 and 1995, the royalty rate payable by TGL remained at 3% of revenues, the minimum permitted by law, principally because of a sustained level of capital expenditures, and associated capital allowances, since the inception of the project.

General and Administrative Costs. Since these costs are primarily fixed and unrelated to production levels, the increase in the cost per ounce was attributable, in part, to a 14% decrease in gold production. In addition, costs increased by approximately $4 per ounce because of higher labor and benefits costs associated with TGL's collective bargaining agreement with the GMU and increases in commercial insurance premiums, employee meals, and employee transportation costs.

Depreciation and Amortization. Depreciation and amortization increased by $14 per ounce principally because of mining equipment additions and higher capitalized rebuild expenditures which increased depreciation expense by approximately $6 per ounce and $2 per ounce, respectively. In addition, increases in run-of-mine leach pad depreciation associated with the start-up of the West Plant run-of-mine pad in 1996 and leach pad and pond depreciation aggregated approximately $4 per ounce.

Other. Other costs increased by $1 per ounce in 1996 compared with 1995 principally because of the establishment of an inventory obsolescence provision.

Interest and Other Costs. The $1 per ounce increase in interest and other costs in 1996 compared with 1995 was attributable to lower production levels and an increase in political risk insurance premiums.

Income Taxes. The statutory tax rate for mining companies in Ghana in 1996 and 1995 was 35%.

Exploration Activities

Since the end of 1993, in addition to continuing to develop the Teberebie mine, PGL has increased its exploration activities in the Republic of Ghana and other African countries. These activities are currently conducted by TGL in Ghana and by PGL or its local subsidiary in countries outside of Ghana. In 1997, PGL incurred exploration costs of approximately $1.9 million, approximately $1.8 million of which related to exploration activities outside of Ghana.

In 1994, the Company entered into a joint venture, Tas-Yurjah, to explore potential gold mining properties in the Khabarovsk Territory of Russia. In 1995, Tas-Yurjah secured a license to conduct exploration activities over a 240 square kilometer area (the "licensed area"). During 1997, Tas-Yurjah conducted exploration drilling and geochemical and geological surveys to further examine anomalies located in the licensed area. In 1997, the Company expended approximately $1.7 million for exploration work related to Tas-Yurjah.

Liquidity and Capital Resources

Cash Flow. The cash balances of the gold mining segment increased by $6.6 million to $7.6 million during 1997. Thirty-two percent, or $2.4 million, of TGL's cash balances remain in escrow and are unavailable to pay short-term obligations. Cash generated from operating activities aggregated $20.6 million while capital expenditures and loan principal payments were $20.8 million and $6.7 million, respectively. Major capital expenditures during the year included $8.3 million for processing equipment and pad and pond development, including $3.6 million for crushing, electrical, and other processing equipment expenditures associated with the Phase III mine expansion; $7.4 million for mining equipment; capitalized rebuilds of $1.7 million and capitalized interest and financing costs associated with the Phase III mine expansion of $1.6 million. During 1997, TGL secured approximately $5.8 million in third-party financing for the purchase of replacement mining equipment. In addition, the Company provided financing of approximately $7.7 million, comprised of $4.2 million to satisfy TGL's short-term liquidity needs and $3.5 million to fund the exploration activities of PGL and Tas-Yurjah.

Third-Party Debt. At the end of 1997, third-party debt aggregated $53.5 million, including $19 million from OPIC for which the Company is subject to limited recourse (described in the "Financing Facilities" section of this report) and $0.9 million from other sources which is guaranteed by the Company. Scheduled third-party debt service for 1998 is expected to aggregate $15.4 million.

Phase III Mine Expansion. In July 1995, the Board of Directors of TGL approved the Phase III expansion of the Teberebie mine. Phase III included a further heap leach operation and a near-pit gyratory crushing facility which acts as the primary crushing facility for both the existing West Plant and the new South Plant. The Phase III expansion is expected to increase annual crushing capacity to 12 million tonnes of ore. Construction work on the project has been completed and the first gold bar at the South Plant was poured in April 1997. The cost of the expansion aggregated approximately $56 million, including 1997, 1996, and 1995 capital expenditures of $5.4 million, $48.1 million, and $2.6 million, respectively.

Financing Facilities. At inception, financing requirements for the Phase III mine expansion were estimated at $54 million. By December 31, 1996, third-party financing of approximately $54.2 million had been secured, of which $53.6 million was drawn down, and $46.9 million remained outstanding at December 31, 1997. In December 1997, TGL secured $5.8 million of additional financing for replacement mining equipment.

Skandinaviska Enskilda Banken/Swedish Export Credits Board. In March 1996, TGL executed a loan agreement with Enskilda, a division of Skandinaviska Enskilda Banken, pursuant to which Enskilda agreed to provide a direct loan of SEK 94.5 million (approximately $14.2 million) bearing interest at a fixed rate of 6.42% to finance the gyratory crusher and related equipment procured from Svedala Crushing and Screening AB. The loan is guaranteed by the Swedish Export Credits Board. As of December 31, 1997, $12.7 million of this facility remained outstanding.

In connection with the purchase of TGL's Phase I crusher plant, a loan of $0.9 million, secured in 1989, remained outstanding at December 31, 1997, bearing an interest rate of 0%, which is guaranteed by the Company.

Caterpillar Financial Services Corporation. In April 1996, TGL obtained credit approval from Caterpillar Financial Services Corporation ("Caterpillar"), pursuant to which Caterpillar agreed to provide a revolving credit facility of up to $21 million, subsequently increased to $23 million in September 1997, to finance the purchase of replacement mining equipment. The revolving credit facility is subject to renewal in May 1998. In the event that the credit facility is not renewed, 85% of the outstanding loan balances (approximately $20 million) will continue to be repaid over a five year term, while the remainder will be repaid over a three year term. At December 31, 1997, Caterpillar had issued disbursements, at TGL's request, for $26.3 million of such facility, bearing interest at fixed rates ranging from 7.85% to 8.30%, of which $5.4 million had been repaid.

Overseas Private Investment Corporation. In October 1996, TGL and the Company executed definitive loan agreements with OPIC pursuant to which OPIC agreed to provide financing of up to $19 million with respect to the Phase III expansion. Disbursements under this facility occurred in November 1996. The underlying note is payable in twelve equal semiannual installments from March 15, 1998 through September 15, 2003, and bears a fixed interest rate of 6.37% In addition, a spread of 2.65% on outstanding borrowings is payable to OPIC. As a condition to the financing, the Company was required to execute a Project Completion Agreement pursuant to which the Company would advance funds, as necessary (to the extent of dividends received during the construction stage of the Phase III expansion), to permit TGL to fulfill all of its financial obligations, including cost overruns related to project development. Under the Project Completion Agreement, the Company is also obligated to advance the lesser of $9 million and any deficit with respect to a defined cash flow ratio in the event of a payment default. The foregoing obligations of the Company continue to exist until such time as TGL satisfies a production test and certain financial and project development benchmarks. In addition, the Company has agreed that if the percentage of gold proceeds that TGL must convert to Ghanaian Cedis increases above a certain threshold and, as a result of regulatory and other restrictions, TGL is unable to convert such proceeds to satisfy its debt service obligations to OPIC, it shall cover up to $10 million of such obligations. The Company has secured insurance for 90% of this obligation.

Subordinated Debt. In addition to third-party financing facilities, the Company provided $4.2 million in bridge financing to TGL during 1997 to satisfy its short-term liquidity needs.

Risk Management. In the fourth quarter of 1996, TGL purchased a series of put options which secured a minimum selling price of $340 per ounce to cover 1997 estimated production. When the market price of gold declined below $340 per ounce between February and December 1997, the Company continued to ship gold to refineries and sold the put options, receiving payment for the difference between the market price of gold and approximately $340 per ounce. In May 1997, TGL purchased additional options at an exercise price of $320 per ounce to cover estimated production for the first four months of 1998.

The Company maintains $65.5 million of "political risk" insurance principally from OPIC covering 90% of its equity and loan guarantees. The insurance also covers 90% of the Company's proportionate share of TGL's cumulative retained earnings. The OPIC equity and retained earnings coverage is presently limited to a ceiling of $63.1 million; however, the Company will apply to increase the ceiling in 1998. There can be no assurance that such OPIC insurance will become available in 1998. The Company has also secured $9 million of foreign exchange exposure insurance from another source to hedge 90% of its exposure to a limited recourse provision contained in the OPIC Phase III expansion financing (discussed in more detail above). In addition to other commercial insurance policies, TGL has secured business interruption coverage of up to $19 million for losses associated with machinery breakdown and property damage and to defray continuing infrastructure and interest costs.

Recent Developments

Reserves

Table 9 sets forth the proven and probable gold reserves of TGL as of December 31, 1997 which have been audited by an independent mining consultant. The design cut-off grade used to delineate the reserves is 0.58 grams per tonne of ore at a gold price of $340 per ounce.

Table 9
                                   Proven and Probable Reserves($340/oz)
                                   -------------------------------------

                             Tonnes, ore    Grade, g/t    Contained Gold, Ounces
                             -----------    ----------    ----------------------
Total Reserves               159,180,000       1.19            6,090,000

TGL's last reported proven and probable reserve estimate was 9.1 million ounces as of December 31, 1995. Approximately 1.7 million ounces of the decrease is attributable primarily to the use in the mine model of a lower gold price ($340 per ounce versus $385 per ounce) and the normal reduction for gold production during 1996 and 1997. The balance of the difference is attributable to allowances for previously reported slope instability issues, haul road refinements and physical mine design parameters, and miscellaneous refinements associated with the transition to more comprehensive mine modeling software. Based on current mining methods (bulk mining and heap leaching), it is estimated that recoverable gold from these open pit reserves will aggregate approximately 4.9 million ounces.

In early 1998, the Republic of Ghana experienced power shortages which adversely affected TGL's ability to crush and process ore. Presently, certain processes at the mine are supported by back-up power generation equipment. TGL is in the process of leasing additional equipment to support all of its power generation requirements. The use of such equipment will increase the power costs per tonne processed.

TGL estimates 1998 gold production at approximately 340,000 ounces. The estimate has been decreased by 20,000 ounces from TGL's previously reported target of 360,000 ounces reflecting lower than expected crushing equipment availability in the first quarter of 1998. TGL's gold production is dependent upon a number of factors that could cause actual gold production to differ materially from projections, including obtaining and maintaining necessary equipment, accessing key supplies, including electrical power and fuel, and hiring and training supervisory personnel and skilled workers. Gold production is also affected by the time lag inherent in heap leaching technology, subject to changing weather conditions, dependent on the continued political stability in the Republic of Ghana and subject to the additional risk factors detailed below in the section entitled "Future Operating Results."

                                Timber Business

The Company's Russian venture, Closed Joint-Stock Company "Forest-Starma", in which Pioneer Forest, Inc. (a wholly owned subsidiary of the Company) has a 95% direct interest is pursuing the development of timber production under a long-term lease comprising 240,000 hectares (approximately 593,000 acres) in the aggregate with annual cutting rights of 361,000 cubic meters awarded to the venture in the Khabarovsk Territory of Russia. Forest-Starma is in the process of finalizing lease agreements for additional leasehold rights that will give Forest-Starma total cutting rights of approximately 555,000 cubic meters over a territory of 390,100 hectares (approximately 964,000 acres). Forest-Starma has developed a modern logging camp, including a harbor facility, from which it exports timber for markets in the Pacific Rim, primarily Japan. Forest-Starma is expected to produce approximately 360,000 cubic meters of timber in 1998.

In the first quarter of 1995, Forest-Starma commenced the harvesting of timber which was acquired in the development phase. Forest-Starma's first shipments of timber, totaling approximately 30,000 cubic meters, occurred in the second half of that year. In 1996, Forest-Starma shipped approximately 133,000 cubic meters of timber. Since Forest-Starma remained in the development stage through the end of 1996, timber proceeds aggregating $10.1 million were used to offset capitalized interest and development costs.

1997 Compared to 1996

Forest-Starma recorded losses of $6.6 million, or 26 cents per share, on revenues of $11.9 million in 1997. This represents a decline of $6.1 million, or 24 cents per share, compared to 1996 losses of 2 cents per share. The losses were attributable to lower than expected timber prices in the Japanese market and lower than expected operating productivity and shipments. In January 1997, Forest-Starma commenced commercial operations, producing approximately 257,000 cubic meters of timber during the year. Timber shipments for the twelve months ended December 31, 1997 aggregated 194,000 cubic meters.

Forest-Starma values its inventory at the lower of cost or market using the full absorption accounting method. Accordingly, costs of goods sold of $13.2 million in 1997 included all operating costs such as payroll, fuel, spare parts, site related general and administrative expenses, amortization, depreciation and other taxes. During 1997, the average realized selling price was $61 per cubic meter, roughly equivalent to the average production cost of $60 per cubic meter. Average realized timber prices dropped steadily throughout most of 1997; however, as a result of a significant price decline at the end of 1997, finished goods inventory was restated to market value at $50 per cubic meter. Inventory market adjustments throughout 1997 aggregated approximately $1 million and were recorded in cost of goods sold. Approximately 73,000 cubic meters of timber remained in inventory at the end of 1997.

Marketing, sales and related expenses of approximately $0.6 million in 1997 were attributable largely to sales commissions. Other expenses of $4.7 million for the twelve months ended December 31, 1997 included interest, management fees, foreign exchange losses and bad debt expense. The statutory tax rate in Russia is 35%.

Liquidity and Capital Resources

Project Financing. Capital required by this venture is now projected at approximately $59.9 million through the end of 1998. At December 31, 1997, project financing aggregated $54.3 million including $38.2 million in subordinated debt and accrued interest provided by the Company, $8.7 million in unpaid liabilities to the Company for ongoing operating expenses and $7.4 million in outstanding third party financing. The Company expects to convert approximately $15 million of subordinated debt to equity in 1998. Forest-Starma completed a $9.3 million project financing with OPIC in July 1996, of which $7.4 million remained outstanding at December 31, 1997. The underlying note is payable in thirteen remaining semiannual installments through December 15, 2003, and bears interest at a fixed rate of 7.20%. In addition, a spread of 2.75% on outstanding borrowings is payable to OPIC prior to project completion, increasing to 5.125% after project completion when the Company ceases to be an obligor in the transaction. As a condition to the OPIC financing, the Company was required to execute a Project Completion Agreement pursuant to which the Company would advance funds to Forest-Starma, as necessary, to permit Forest-Starma to fulfill all of its financial obligations, including cost overruns related to project development, until such time as Forest-Starma satisfies a production test and certain financial and project development benchmarks. Scheduled third-party debt service for 1998 is expected to aggregate $2 million.

Direct Investment and Risk Management. Direct investment in Forest-Starma by the Company aggregated $38.3 million at December 31, 1997. In connection with its investment in Forest-Starma, the Company has secured OPIC political risk insurance in an amount of up to $47 million which would protect 90% of the Company's equity investment and loans and a proportionate share of cumulative retained earnings. In addition, the Company has secured OPIC business income loss insurance of up to $5 million for Forest-Starma.

Other Ventures. In 1995, Closed Joint-Stock Company "Amgun-Forest" and Closed Joint-Stock Company "Udinskoye," the Company's other Russian timber ventures, each executed a long-term lease (50 years) relating to timber harvesting. The Amgun-Forest lease covers 485,400 hectares (approximately 1,200,000 acres) with annual cutting rights of 350,000 cubic meters while the Udinskoye lease covers 201,000 hectares (approximately 497,000 acres) with annual cutting rights of 300,000 cubic meters. Pioneer Forest, Inc. has an 80.6% direct interest and 7.1% indirect interest in Amgun-Forest and a 72% direct interest and 4.2% indirect interest in Udinskoye. The feasibility study on Amgun-Forest is being reviewed, and the Udinskoye feasibility study is in the early stages of development. The studies will form the basis for estimating capital requirements for these projects. Depending upon factors such as capital availability, management resources, market demand and the stabilization of larch prices, the predominant timber species in both concessions, the Company may elect to develop these projects in the future. Since inception, the Company provided funding and services to these projects aggregating $3.8 million, including $1 million in 1997.

Miscellaneous -- Other Operations

The Company reported losses of 7 cents per share as "other" in 1997, principally from $2.1 million of unallocated interest expense, or 5 cents, and $0.5 million, or 2 cents, of losses from its Russian powdered metals business. Other losses were 5 cents per share in 1996, half of which resulted from losses from the Russian powdered metals business. Other losses were 14 cents per share in 1995, and included a loss of 12 cents per share related to expenses the Company incurred in connection with its unsuccessful effort to sell, in a global offering, approximately 20% of its shares of PGL.

Liquidity and Capital Resources -- General

The Company's liquid assets consisting of cash and marketable securities (exclusive of gold mining and timber operations) increased by $38.5 million in 1997 to $95.9 million principally from increased cash and investments held by the Russian investment operations.

The Company entered into an agreement in June 1996 with a syndicate of commercial banks for a senior credit facility (the "Credit Facility"). Under the Credit Facility, the Company may borrow up to $60 million (the "B-share Revolver") to finance Dealer Advances relating to sales of back-end load shares of the Company's domestic mutual funds. The B-share Revolver is subject to annual renewal by the Company and the commercial banks. In the event the B-share Revolver is not renewed at maturity, it will automatically convert into a five-year term loan. Advances under the B-share Revolver bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50% or (b) LIBOR plus 1.25%. The Credit Facility also provides that the Company may borrow up to $80 million for general corporate purposes (the "Corporate Revolver"). The Corporate Revolver is payable in full on June 11, 2001. Advances under the Corporate Revolver bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50% or (b) LIBOR plus the applicable margin, tied to the Company's financial performance, of either 0.75%, 1.25%, 1.50% or 1.75%. The Credit Facility provides that the Company must pay additional interest at the rate of 0.375% per annum of the unused portion of the facility and an annual arrangement fee of $35,000. At December 31, 1997, the Company had borrowed $41 million under the B-share Revolver and $55 million under the Corporate Revolver.

The Credit Facility contains restrictions that limit, among other things, encumbrances on the assets of the Company's domestic mutual fund subsidiaries and certain mergers and sales of assets. Additionally, the Credit Facility requires that the Company meet certain financial covenants including covenants that require the Company to maintain certain minimum ratios with respect to debt to cash flow and interest payments to cash flow and a minimum tangible net worth, all as defined in the Credit Facility. As of December 31, 1997, the Company was in compliance with all applicable covenants.

Under the Credit Facility, the Company is required to maintain interest rate protection agreements covering at least 60% of the outstanding indebtedness under the B-share Revolver. As of December 31, 1997, the Company had entered into six five-year interest rate swap agreements with a member of the Company's banking syndicate which has effectively fixed the interest rate on notional amounts totaling $100 million. Under these agreements, the Company will pay the bank a weighted average fixed rate of 6.76%, plus the applicable margin (ranging from 0.75% to 1.75%), on the notional principal. The bank will pay the Company interest on the notional principal at the current variable rate stated under the B-share Revolver. The fair value of these swap agreements was approximately $2.6 million at December 31, 1997, which amount represents the estimated amount the Company would be obligated to pay to terminate the agreements.

In August 1997, the Company entered into an agreement (the "Note Agreement") with a commercial lender pursuant to which the Company issued to the lender Senior Notes in the aggregate principal amount of $20 million. The Senior Notes, which bear interest at the rate of 7.95% per annum, have a maturity of seven years. The restrictions and financial covenants under the Note Agreement are substantially similar to the restrictions and financial covenants in the Credit Facility. The Company used the proceeds of this financing to reduce the amount outstanding under the Corporate Revolver.

Future Operating Results

Certain of the information contained in this Annual Report, including information with respect to the Company's plans and strategies for its worldwide financial services and natural resource development businesses, consists of forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "projects," "estimates" and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following:

The Company is presently in the process of evaluating its information technology infrastructure for Year 2000 compliance at all of its worldwide operations. The Company does not anticipate that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations. The Company does not expect any material disruption in its operations as a result of any failure by the Company to be Year 2000 compliant. The Company is currently evaluating the Year 2000 compliance of its vendors and financial institutions with which it conducts business to ensure that the Company's continued operations will not be adversely affected. There can be no assurance that the Company's Year 2000 compliance efforts will be successful or that cost estimates will not change as the evaluation process continues.

The Company derives a significant portion of its revenues from investment management fees, underwriting and distribution fees and shareholder services fees. Success in the investment management and mutual fund share distribution businesses is substantially dependent on investment performance. Good performance stimulates sales of shares and tends to keep redemptions low. Sales of shares result in increased assets under management, which, in turn, generate higher management fees and distribution fees. Good performance also attracts institutional accounts. Conversely, relatively poor performance results in decreased sales and increased redemptions and the loss of institutional accounts, with corresponding decreases in revenues to the Company. Investment performance may also be affected by economic or market conditions which are beyond the control of the Company. In addition, three of the Company's mutual funds (including the two largest funds) have management fees which are adjusted based upon the funds' performance relative to the performance of an established index. As a result, management fee revenues may be subject to unexpected volatility.

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

The businesses of the Company and its domestic financial services subsidiaries are primarily dependent upon their associations with the Pioneer Family of Mutual Funds with which they have contractual relationships. In the event any of the management contracts, underwriting contracts or service agreements was canceled or not renewed pursuant to the terms thereof, the Company may be substantially adversely affected.

The Securities and Exchange Commission has jurisdiction over registered investment companies, registered investment advisers, broker-dealers and transfer agents and, in the event of a violation of applicable rules or regulations by the Company or its subsidiaries, may take action which could have a serious negative effect on the Company and its financial performance.

Because a significant portion of the Company's revenues are derived from the mining and sale of gold by TGL, the Company's earnings are directly related to gold production, the cost of such production, and the price of gold. TGL's gold production is dependent upon a number of factors that could cause actual gold production to differ materially from projections, including obtaining and maintaining necessary equipment, accessing key supplies, and hiring and training supervisory personnel and skilled workers. Gold production is also affected by the time lag inherent in heap leaching technology, subject to weather conditions and dependent on the continued political stability in the Republic of Ghana. Gold prices have historically fluctuated significantly and are affected by numerous factors, including expectations for inflation, the strength of the U.S. dollar, global and regional demand, central bank gold supplies and political and economic conditions. If, as a result of a decline in gold prices, TGL's revenues from gold sales were to fall below cash costs of production, and to remain below cash costs of production for any substantial period, the Company could determine that it is not economically feasible for TGL to continue commercial production.

TGL is dependent upon a number of key supplies for its mining operations, including cement, diesel fuel, electricity, explosives, lubricants, tires and sodium cyanide. There can be no assurance that a disruption in the supplies to TGL of these key materials will not occur and adversely affect the Company's operations.

The operations at TGL depend on its ability to recruit, train and retain employees with the requisite skills to operate large-scale mining equipment. Although TGL offers its employees an attractive compensation package, competition for skilled labor is strong among the various mines in Ghana. There can be no assurance that the Company's operations will not be adversely affected by a shortage of skilled laborers or by an increase in the time required to fully train new employees.

During 1997, the Company derived significant revenues and net income from its Russian financial services operations. Given the volatility of the Russian financial markets, and the effect such volatility may have on the Company's Russian businesses, there can be no assurance that these sources of revenue and net income will continue or that they will continue at current levels.

The Company has incurred considerable expenses in connection with the Forest-Starma timber project located in the Russian Far East. Forest-Starma has commenced harvesting and has made shipments of timber. The commercial feasibility of Forest-Starma is, however, dependent upon a number of factors which are not within the control of the Company including the price of timber, the weather, political stability in Russia and the strength of the Japanese economy, the primary market for Forest-Starma's timber. While the Company continues to believe that the project will achieve commercial feasibility, there can be no assurance that it will do so.

The Company has a significant number of operations and investments located outside of the U. S., including the gold mining operation at TGL and the timber and investment management operations in Russia. Foreign operations and investments may be adversely affected by exchange controls, currency fluctuations, taxation, political instability and laws or policies of the particular countries in which the Company may have operations. There is no assurance that permits, authorizations and agreements to implement plans at the Company's projects can be obtained under conditions or within time frames that make such plans economically feasible, that applicable laws or the governing political authorities will not change or that such changes will not result in the Company's having to incur material additional expenditures.

The Company believes that it is in sound financial condition, that it has sufficient liquidity from operations and financing facilities to cover short-term commitments and contingencies and that it has adequate capital resources to provide for long-term commitments.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of The Pioneer Group, Inc.:

We have audited the accompanying consolidated balance sheets of The Pioneer Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Pioneer Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                           ARTHUR ANDERSEN LLP


Boston, Massachusetts,
February 3, 1998

Consolidated Statements of Income

Dollars in Thousands Except Per Share Amounts

                                                                     Year Ended December 31,
                                                              1997           1996           1995
                                                         ------------    ------------    ------------
 Revenues and sales:
  Investment management fees .........................       $121,372         $87,843         $64,604
  Underwriting commissions and distribution fees .....         23,322          16,636           8,515
  Shareholder services fees ..........................         28,002          25,340          22,447
  Revenues from brokerage activities .................         35,570           2,232              --
  Revenues from banking activities ...................         12,324          14,966              --
  Trustee fees and other income ......................         20,884          13,816          12,909
                                                         ------------    ------------    ------------
   Revenues from financial services businesses .......        241,474         160,833         108,475
  Gold sales .........................................         89,487          78,279          90,242
  Timber sales .......................................         11,879              --              --
                                                         ------------    ------------    ------------
   Total revenues and sales ..........................        342,840         239,112         198,717
                                                         ------------    ------------    ------------
 Costs and expenses:
  Management, distribution, shareholder service
    and administrative expenses ......................        184,419         133,331          94,003
  Interest expense--banking activities ...............          7,676           6,068              --
  Gold mining operating costs and expenses ...........         88,915          72,563          64,905
  Timber operating costs and expenses ................         15,479             730              --
                                                         ------------    ------------    ------------
   Total costs and expenses ..........................        296,489         212,692         158,908
                                                         ------------    ------------    ------------
 Other (income) expense:
  Unrealized and realized gains on venture capital and
   marketable securities investments, net ............        (27,460)        (12,279)         (9,345)
  Interest expense ...................................         11,395           3,318           1,024
  Public offering costs ..............................             --              --           4,863
  Other, net .........................................            606           1,716             735
                                                         ------------    ------------    ------------
   Total other (income) expense ......................        (15,459)         (7,245)         (2,723)
                                                         ------------    ------------    ------------
 Income before provision for federal, state and
   foreign income taxes and minority interest ........         61,810          33,665          42,532
 Provision for federal, state and foreign income taxes         27,547          11,548          16,598
                                                         ------------    ------------    ------------
 Income before minority interest .....................         34,263          22,117          25,934
                                                         ------------    ------------    ------------
 Minority interest ...................................          5,097           3,280           3,123
                                                         ------------    ------------    ------------
 Net income ..........................................        $29,166         $18,837         $22,811
                                                         ============    ============    ============
 Basic earnings per share ............................          $1.17           $0.77           $0.93
                                                         ============    ============    ============
 Diluted earnings per share ..........................          $1.14           $0.74           $0.90
                                                         ============    ============    ============
 Basic shares outstanding ............................     24,873,000      24,620,000      24,407,000
                                                         ============    ============    ============
 Diluted shares outstanding ..........................     25,630,000      25,460,000      25,311,000
                                                         ============    ============    ============


                   The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheets

Dollars in Thousands Except Per Share Amount

                                                                                                    December 31,
                                                                                                 1997           1996
                                                                                             ------------   ------------
Assets
Current assets:
Cash and cash equivalents, at cost which approximates fair value .........................     $ 58,802       $ 30,813
Restricted cash ..........................................................................        8,431          1,664
Investment in marketable securities, at fair value .......................................       38,341         27,542
Receivables:
 From securities brokers and dealers for sales of mutual fund shares .....................       11,752          9,010
 From Pioneer Family of Mutual Funds .....................................................       17,428         13,978
 For securities sold .....................................................................       11,466          2,600
 For gold shipments ......................................................................        3,451          2,686
 Other ...................................................................................       12,695         14,912
Mining inventory .........................................................................       22,032         23,502
Timber inventory .........................................................................        5,897          1,406
Other current assets .....................................................................       11,957         12,607
                                                                                               --------       --------
   Total current assets ..................................................................      202,252        140,720
                                                                                               --------       --------
Noncurrent assets:
Mining operations:
 Mining equipment and facilities (net of accumulated depreciation
  of $76,060 in 1997 and $56,143 in 1996) ................................................       99,164        107,807
 Deferred mining development costs (net of accumulated amortization
  of $16,177 in 1997 and $13,455 in 1996) ................................................       17,521         10,675
Cost of acquisitions in excess of net assets acquired (net of accumulated
  amortization of $12,083 in 1997 and $9,268 in 1996) ....................................       20,216         22,945
Long-term venture capital investments, at fair value (cost $71,754 in 1997
  and $46,651 in 1996) ...................................................................       95,382         59,872
Long-term investments, at cost ...........................................................       15,671         15,996
Timber operations:
 Timber equipment and facilities (net of accumulated depreciation of $1,260 in 1997) .....       17,898         13,952
 Deferred timber development costs (net of accumulated amortization of $1,611 in 1997) ...       21,264         22,897
Building (net of accumulated depreciation of $598 in 1997) ...............................       25,087         22,777
Furniture, equipment and leasehold improvements (net of accumulated depreciation and
 amortization of $8,565 in 1997 and $13,293 in 1996) .....................................       17,030         13,931
Loans to bank customers ..................................................................        9,152          6,632
Dealer advances (net of accumulated amortization of $17,366 in 1997 and $8,613 in 1996) ..       41,871         34,293
Other noncurrent assets ..................................................................       21,285         18,215
                                                                                               --------       --------
   Total noncurrent assets ...............................................................      401,541        349,992
                                                                                               --------       --------
                                                                                               $603,793       $490,712
                                                                                               ========       ========
Liabilities and Stockholders' Equity
Current liabilities:
Payable to funds for shares sold .........................................................     $ 11,766       $  8,996
Accounts payable .........................................................................       18,724         25,633
Accrued expenses .........................................................................       29,760         22,251
Customer deposits ........................................................................       23,584         15,328
Brokerage liabilities ....................................................................       14,702          2,040
Short-term borrowings--banking activities ................................................       12,083          5,573
Accrued income taxes .....................................................................        7,641          1,690
Current portion of notes payable .........................................................       17,411         10,002
                                                                                               --------       --------
   Total current liabilities .............................................................      135,671         91,513
                                                                                               --------       --------
Noncurrent liabilities:
Notes payable, net of current portion ....................................................      168,424        149,500
Deferred income taxes, net ...............................................................       29,334         25,569
                                                                                               --------       --------
   Total noncurrent liabilities ..........................................................      197,758        175,069
                                                                                               --------       --------
   Total liabilities .....................................................................      333,429        266,582
                                                                                               --------       --------
Minority Interest ........................................................................       86,677         61,657
                                                                                               --------       --------
Commitments and Contingencies (Note 10)
Stockholders' Equity:
 Common stock, $0.10 par value; authorized 60,000,000 shares;
  issued 25,219,567 shares in 1997 and 25,013,763 in 1996 ................................        2,522          2,501
 Paid-in capital .........................................................................       15,912         11,450
 Retained earnings .......................................................................      171,558        152,457
 Treasury stock at cost, 2,670 shares in 1997 and 910 shares in 1996 .....................          (65)           (16)
 Cumulative translation adjustment .......................................................       (1,277)            --
                                                                                               --------       --------
                                                                                                188,650        166,392
 Less--Deferred cost of restricted common stock issued ...................................       (4,963)        (3,919)
                                                                                               --------       --------
    Total stockholders' equity ...........................................................      183,687        162,473
                                                                                               --------       --------
                                                                                               $603,793       $490,712
                                                                                               ========       ========

                  The accompanying notes are an integral part
                  of these consolidated financial statements.                 35

Consolidated Statements of Changes in Stockholders' Equity

Dollars in Thousands Except Per Share Amounts


                                                                              Common Stock
                                                                     -------------------------------
                                                                        Shares              Paid-in    Retained
                                                                        Issued     Amount   Capital    Earnings
                                                                     ------------ -------- --------- ------------
Balance, December 31, 1994 .........................................  24,697,960   $2,470   $ 3,599   $ 130,715
                                                                      ----------   ------   -------   ---------
Add (Deduct):
 Net income ........................................................          --       --        --      22,811
 Dividends paid--$0.40 per share ...................................          --       --        --      (9,923)
 Shares awarded under the 1990 and 1995 restricted stock plans,
  (127,337 shares) .................................................      94,003        9     2,468          --
 Shares purchased under the 1995 employee stock purchase plan
  (18,228 shares) ..................................................      16,880        1       398          --
 Amortization of deferred cost of restricted common stock issued ...          --       --        --          --
 Additional tax benefits from stock plans ..........................          --       --     1,049          --
 Forfeitures of shares awarded under the 1990 restricted stock
  plan (6,245 shares) ..............................................          --       --        --          --
 Exercise of stock options awarded under the 1988 stock option
  plan (25,000 shares) .............................................      24,665        3       146          --
                                                                      ----------   ------   -------   ---------
Balance, December 31, 1995 .........................................  24,833,508   $2,483   $ 7,660   $ 143,603
                                                                      ----------   ------   -------   ---------
Add (Deduct)
 Net income ........................................................          --       --        --      18,837
 Dividends paid--$0.40 per share ...................................          --       --        --      (9,983)
 Shares awarded under the 1995 restricted stock plan (78,137
  shares) ..........................................................      74,667        8     2,041          --
 Shares purchased under the 1995 employee stock purchase plan
  (33,433 shares) ..................................................      17,368        2       351          --
 Amortization of deferred cost of restricted common stock issued ...          --       --        --          --
 Additional tax benefits from stock plans ..........................          --       --       664          --
 Forfeiture of shares awarded under the 1990 and 1995 restricted
  stock plans (12,225 shares) ......................................          --       --        --          --
 Shares issued and returned to treasury ............................      10,070       --       273          --
 Exercise of stock options awarded under the 1988 stock option
  plan (80,000 shares) .............................................      78,150        8       461          --
                                                                      ----------   ------   -------   ---------
Balance, December 31, 1996 .........................................  25,013,763   $2,501   $11,450   $ 152,457
                                                                      ----------   ------   -------   ---------
Add (Deduct)
 Net income ........................................................          --       --        --      29,166
 Dividends paid--$0.40 per share ...................................          --       --        --     (10,065)
 Shares awarded under restricted stock plans (162,207 shares) ......     156,945       16     3,679          --
 Shares purchased under the 1995 employee stock purchase plan
  (34,527 shares) ..................................................      17,682        2       330          --
 Amortization of deferred cost of restricted common stock issued ...          --       --        --          --
 Additional tax benefits from stock plans ..........................          --       --       306          --
 Forfeiture of shares awarded under restricted stock plans (38,690
  shares) ..........................................................          --       --        --          --
 Exercise of stock options awarded under the 1988 stock option
  plan (46,000 shares) .............................................      31,177        3       147          --
 Cumulative translation adjustment .................................          --       --        --          --
                                                                      ----------   ------   -------   ---------
Balance, December 31, 1997 .........................................  25,219,567   $2,522   $15,912   $ 171,558
                                                                      ==========   ======   =======   =========


                                                                                                Deferred
                                                                                                  Cost        Total
                                                                                  Cumulative       of         Stock-
                                                                      Treasury   Translation   Restricted    holders'
                                                                        Stock     Adjustment      Stock       Equity
                                                                     ---------- ------------- ------------ -----------
Balance, December 31, 1994 .........................................   $ (167)    $     --      $ (2,195)   $ 134,422
                                                                       ------     --------      --------    ---------
Add (Deduct):
 Net income ........................................................       --           --            --       22,811
 Dividends paid--$0.40 per share ...................................       --           --            --       (9,923)
 Shares awarded under the 1990 and 1995 restricted stock plans,
  (127,337 shares) .................................................      220           --        (2,609)          88
 Shares purchased under the 1995 employee stock purchase plan
  (18,228 shares) ..................................................       17           --            --          416
 Amortization of deferred cost of restricted common stock issued ...       --           --         1,329        1,329
 Additional tax benefits from stock plans ..........................       --           --            --        1,049
 Forfeitures of shares awarded under the 1990 restricted stock
  plan (6,245 shares) ..............................................      (72)          --            72           --
 Exercise of stock options awarded under the 1988 stock option
  plan (25,000 shares) .............................................        2           --            --          151
                                                                       ------     --------      --------    ---------
Balance, December 31, 1995 .........................................   $   --     $     --      $ (3,403)   $ 150,343
                                                                       ------     --------      --------    ---------
Add (Deduct)
 Net income ........................................................       --           --            --       18,837
 Dividends paid--$0.40 per share ...................................       --           --            --       (9,983)
 Shares awarded under the 1995 restricted stock plan (78,137
  shares) ..........................................................       66           --        (1,951)         164
 Shares purchased under the 1995 employee stock purchase plan
  (33,433 shares) ..................................................      365           --            --          718
 Amortization of deferred cost of restricted common stock issued ...       --           --         1,221        1,221
 Additional tax benefits from stock plans ..........................       --           --            --          664
 Forfeiture of shares awarded under the 1990 and 1995 restricted
  stock plans (12,225 shares) ......................................     (214)          --           214           --
 Shares issued and returned to treasury ............................     (273)          --            --           --
 Exercise of stock options awarded under the 1988 stock option
  plan (80,000 shares) .............................................       40           --            --          509
                                                                       ------     --------      --------    ---------
Balance, December 31, 1996 .........................................   $  (16)    $     --      $ (3,919)   $ 162,473
                                                                       ------     --------      --------    ---------
Add (Deduct)
 Net income ........................................................       --           --            --       29,166
 Dividends paid--$0.40 per share ...................................       --           --            --      (10,065)
 Shares awarded under restricted stock plans (162,207 shares) ......      103           --        (3,673)         125
 Shares purchased under the 1995 employee stock purchase plan
  (34,527 shares) ..................................................      350           --            --          682
 Amortization of deferred cost of restricted common stock issued ...       --           --         1,821        1,821
 Additional tax benefits from stock plans ..........................       --           --            --          306
 Forfeiture of shares awarded under restricted stock plans
  (38,690 shares) ..................................................     (808)          --           808           --
 Exercise of stock options awarded under the 1988 stock option
  plan (46,000 shares) .............................................      306           --            --          456
 Cumulative translation adjustment .................................       --       (1,277)           --       (1,277)
                                                                       ------     --------      --------    ---------
Balance, December 31, 1997 .........................................   $  (65)    $ (1,277)     $ (4,963)   $ 183,687
                                                                       ======     ========      ========    =========


36 The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

Dollars in Thousands

                                                                                                  Year Ended December 31,
                                                                                               1997         1996         1995
                                                                                           ------------ ------------ ------------
Cash flows from operating activities:
 Net income ..............................................................................  $  29,166    $   18,837   $  22,811
                                                                                            ---------    ----------   ---------
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization ..........................................................     45,090        29,952      23,667
  Unrealized and realized gains on venture capital and marketable securities
  investments, net .......................................................................    (27,460)      (12,279)     (9,345)
  (Equity in earnings of) provision on other investments .................................      2,710           107        (438)
  Restricted stock plan expense ..........................................................      1,821         1,221       1,329
  (Prepaid) deferred income taxes ........................................................      3,765        11,066      (2,404)
  Minority interest ......................................................................      5,097         3,280       3,123
 Changes in operating assets and liabilities:
  Investments in marketable securities, net ..............................................    (10,266)      (19,216)       (422)
  Receivable from securities brokers and dealers for sales of mutual fund shares .........     (2,742)        3,375      (4,979)
  Receivables for securities sold ........................................................     (8,866)       (2,600)         --
  Receivables for gold shipments .........................................................       (765)        2,724      (1,017)
  Receivables from Pioneer Family of Mutual Funds and other ..............................     (1,514)      (14,805)     (2,547)
  Mining inventory .......................................................................      1,470        (7,897)     (3,724)
  Timber inventory .......................................................................     (4,491)           81      (1,487)
  Other current assets ...................................................................       (110)       (4,626)     (2,163)
  Other noncurrent assets ................................................................       (895)       (3,858)       (898)
  Payable to funds for shares sold .......................................................      2,770        (3,373)      5,294
  Accrued expenses and accounts payable ..................................................        600        18,937       6,853
  Brokerage liabilities ..................................................................     13,232         2,040          --
  Accrued income taxes ...................................................................      6,257         1,185       1,470
                                                                                            ---------    ----------   ---------
   Total adjustments .....................................................................     25,703         5,314      12,312
                                                                                            ---------    ----------   ---------
   Net cash provided by operating activities .............................................     54,869        24,151      35,123
                                                                                            ---------    ----------   ---------
Cash flows from investing activities:
 Purchase of mining equipment and facilities .............................................    (11,520)      (74,789)    (15,601)
 Deferred mining development costs .......................................................     (9,568)       (3,088)       (959)
 Additions to furniture, equipment and leasehold improvements ............................     (9,053)       (5,309)     (6,592)
 Building ................................................................................     (2,865)      (10,101)     (7,909)
 Long-term venture capital investments ...................................................    (26,945)      (14,256)    (26,564)
 Proceeds from sale of long-term venture capital investments .............................      6,688         9,576       6,985
 Loans to bank customers .................................................................     (2,520)       (6,632)         --
 Deferred timber development costs .......................................................       (354)       (6,716)     (8,633)
 Timber equipment and facilities .........................................................     (5,206)       (2,466)     (7,001)
 Other investments .......................................................................     (5,871)       (1,824)     (4,086)
 Proceeds from sales of other investments ................................................      1,732            --          --
 Cost of acquisition in excess of net assets acquired ....................................        (87)         (928)        (96)
 Acquisition of Russian investment operations, net of cash acquired ......................         --            --       4,180
 Long-term investments ...................................................................     (4,026)       (5,353)     (7,791)
 Proceeds from sale of long-term investments .............................................     13,884         7,200       8,935
                                                                                            ---------    ----------   ---------
   Net cash used in investing activities .................................................    (55,711)     (114,686)    (65,132)
                                                                                            ---------    ----------   ---------
Cash flows from financing activities:
 Dividends paid ..........................................................................    (10,065)       (9,983)     (9,923)
 Distributions to minority interestholders subsidiary ....................................         --          (354)       (350)
 Distributions to limited partners of venture capital subsidiary .........................        (94)          (23)        (11)
 Amounts raised by venture capital investment partnerships ...............................     21,024         7,848      20,839
 Additional minority interest capital raised by foreign subsidiaries .....................         --         6,269          --
 Employee stock purchase plan ............................................................        682           718         416
 Exercise of stock options ...............................................................        456           509         151
 Restricted stock plan award .............................................................        125           164          88
 Dealer advances .........................................................................    (16,331)      (23,247)    (14,913)
 Customer deposits .......................................................................      7,686        15,328          --
 Short-term borrowings--banking activities ...............................................      6,510         5,573          --
 Revolving credit agreement borrowings, net ..............................................      8,500        35,500      42,000
 Borrowings of notes payable .............................................................     28,420        62,960          --
 Repayments of notes payable .............................................................    (10,587)       (6,059)     (3,597)
 Reclassification of restricted cash .....................................................     (6,767)       (1,664)         --
                                                                                            ---------    ----------   ---------
   Net cash provided by financing activities .............................................     29,559        93,539      34,700
                                                                                            ---------    ----------   ---------
Effect of foreign currency exchange rate changes on cash and cash equivalents ............       (728)           --          --
Net increase in cash and cash equivalents ................................................     27,989         3,004       4,691
Cash and cash equivalents at beginning of year ...........................................     30,813        27,809      23,118
                                                                                            ---------    ----------   ---------
Cash and cash equivalents at end of year .................................................  $  58,802    $   30,813   $  27,809
                                                                                            =========    ==========   =========

                  The accompanying notes are an integral part
                   of these consolidated financial statements.                37

Notes to Consolidated Financial Statements

December 31, 1997

Note 1-- Nature of Operations and Organization

The Pioneer Group, Inc., and its subsidiaries (collectively, the "Company"), are engaged in financial services businesses in the United States and several foreign countries and in a number of natural resource development projects, including a gold mining venture in the Republic of Ghana and three timber ventures in the Russian Far East.

      In the United States, the Company conducts four lines of financial services businesses: (i) Pioneering Management Corporation ("PMC") serves as investment manager to the 34 U.S. registered investment companies in the Pioneer Family of Mutual Funds and several institutional accounts, (ii) Pioneer Funds Distributor, Inc. ("PFD") serves as distributor of shares of the Pioneer Family of Mutual Funds, (iii) Pioneer Capital Corporation ("PCC"), and its subsidiaries, engage in venture capital investing and management activities, and (iv) Pioneering Services Corporation serves as shareholder servicing agent for the Pioneer Family of Mutual Funds.

      The Company's international financial services businesses include investment operations in: (i) Warsaw, Poland, where the Company manages and distributes units of four mutual funds, owns 50% of a unitholder servicing agent, manages an institutional venture capital fund and owns a majority interest in a brokerage operation, (ii) Dublin, Ireland, where the Company distributes shares of, manages and services six offshore investment funds, sold primarily in Western Europe, and (iii) Moscow, Russia, where the Company provides financial services, including banking, investment advisory, investment banking and brokerage and transfer agency services, distributes shares of, manages, and services, Pioneer First, one of the first open-end mutual funds available to Russian citizens, and where the Company owns 51% of the First Voucher Fund, the largest Russian voucher investment fund. In addition, the Company has investment operations in the Czech Republic and has invested in investment management operations in India and Taiwan.

      The Company's Russian investment operations are consolidated under Pioneer First Russia, Inc. ("PFR"). In 1996, PFR entered into a subscription agreement with the International Finance Corporation ("IFC") for the sale of up to $4 million of its common stock. Simultaneously, the Company also entered into a put and call agreement for this common stock. The put allows the holder of the shares to put them to PFR for the greater of the IFC shares net asset value, as defined in the agreement, or twelve times PFR's average earnings, as defined in the agreement, during the period from four years to eight years from the date of the initial closing. The call feature allows the Company to call the shares for the same amount, beginning eight years and ending ten years from the date of the initial closing.

      In 1996, the IFC advanced $2 million to PFR, pursuant to the subscription agreement. The balance of the commitment was received by PFR in 1997. The entire commitment is included in minority interest liability. Adjustments are made to the carrying amount of this liability to reflect the IFC's interest under the put and call agreement.

      The Company's wholly owned subsidiary, Pioneer Goldfields Limited ("PGL"), conducts mining and exploration activities in the Republic of Ghana and exploration activities elsewhere in Africa. PGL's principal asset is its ownership of 90% of the outstanding shares of Teberebie Goldfields Limited ("TGL"), which operates a gold mine in the western region of the Republic of Ghana. The Republic of Ghana owns the remaining 10% of TGL. In addition, the Company's majority-owned subsidiary Closed Joint-Stock Company "Tas-Yurjah Mining Company" conducts mining exploration activities in the Russian Far East.

      The Company's wholly owned subsidiary, Pioneer Forest, Inc. ("Pioneer Forest"), conducts timber harvesting and timber development activities in the Russian Far East. Pioneer Forest's principal asset is its ownership of 95% of the outstanding shares of Closed Joint-Stock Company "Forest-Starma", which harvests timber in the Russian Far East and which commenced commercial production on January 1, 1997.

Note 2-- Summary of Significant Accounting Policies

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

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates with regard to these consolidated financial statements relates to the valuation of venture capital investments, other investments and the estimated future cash flows of the Company's natural resource operations, as discussed herein.

      Certain reclassifications have been made to 1996 and 1995 amounts to conform with the 1997 presentation.

Consolidated Statements of Cash Flows

Cash and cash equivalents consist primarily of cash on deposit in banks and amounts invested in commercial paper, Pioneer money market mutual funds and U.S. Treasury bills with original maturities of three months or less.

      Restricted cash consists of cash on deposit in banks, use of which is restricted by certain loan covenants, cash reserved for the exclusive benefit of brokerage customers and cash on deposit with the Central Bank of Russia.

      Income taxes paid were approximately $18,719,000, $1,149,000 and $16,617,000 in 1997, 1996 and 1995,

Notes to Consolidated Financial Statements

(Continued)

respectively. In addition, $13,146,000, $7,263,000 and $2,587,000 of interest was paid in 1997, 1996 and 1995, respectively. The amounts paid in 1997, 1996 and 1995 include approximately $1,353,000, $4,800,000 and $1,800,000, respectively, of interest that was capitalized related to the development of the Company's building, Russian timber operations and the mining Phase III expansion operations.

      The Company purchased 51% of the First Voucher Fund and certain Russian investment operating entities in 1995 for approximately $20 million. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired ..........   $42,899
Cash paid ..............................   (14,004)
                                           -------
Liabilities assumed ....................   $28,895

                                           =======

Marketable Securities, at Fair Value

Included in marketable securities, at fair value, are principally investments in certain Russian government securities, including GKO and OFZ bonds, and certain equity and debt securities of companies based in Russia. The Russian securities, except for those securities issued by the Russian government, are carried at cost, adjusted for impairment losses. In accordance with the Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities", these securities are carried at cost, adjusted for impairment losses, rather than fair value until such time as the breadth and scope of the Russian securities markets develop to certain quantifiable levels. These securities are held for trading purposes, and accordingly all realized and unrealized gains and losses are included in the accompanying consolidated statements of income under income from banking and income from brokerage activities. Additionally, the Company's investments in the Pioneer Family of Mutual Funds are included in this amount.

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

      Revenues from brokerage activities are derived from net realized and unrealized gains and losses from securities trading activities. The Company's principal brokerage activities relate to the purchase and sale of Russian securities, including Russian government debt securities and the equity and debt securities of companies based in Russia.

      Revenues from banking activities are related to the Bank's securities trading and lending activities. The Bank trades in certain Russian government securities including GKO and OFZ bonds as well as Russian equity and debt securities, and also conducts a modest amount of commercial lending. Income includes interest earned on the bonds while they are held, net realized gains and losses on the sale of the bonds and equity securities to third parties, net unrealized gains and losses associated with marking the portfolio to market at the end of the period, and interest income on loans. Interest expense on the Bank's customer deposits and short-term borrowings is recorded on the accrual basis.

      The Company records sales of gold at sales value net of refining costs when gold is shipped to a refinery.

      The Company has purchased put options as "insurance" against significant declines in the market price of gold below $320 per ounce. The put options have been purchased from a bank, and the premium paid is amortized monthly. Unamortized premiums are included in other current assets in the accompanying consolidated balance sheets. The put options are in place for estimated monthly planned production aggregating 120,000 ounces through the four months ending April 30, 1998. No put options have been purchased to cover production after April 30, 1998. The put options only require an initial cash outlay (the premium amount), which amounted to approximately $252,000, $255,000 and $150,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Put options represent a right and not an obligation. As such, the Company has neither ongoing exposure (other than credit exposure) nor upside potential with respect to the put options. When the market price of gold declines below $320 per ounce, the Company continues to ship gold to refineries and exercises the put options, receiving payment for the difference between the market price of gold and $320. These receipts are included as gold sales in the accompanying consolidated statements of income. During 1997, put option proceeds of approximately $4 million were received.

      The Company records timber sales when timber is shipped.

Public Offering Costs

Public offering costs consists of expenses incurred in connection with the Company's unsuccessful effort to sell, in a global offering, approximately 20% of the shares of its gold mining subsidiary PGL. The expenses relate primarily to marketing expenses and the fees of professional advisers.

Building

The building represents the Meridian Commercial Tower in Russia. The Meridian Commercial Tower is an office building which is wholly owned by the First Voucher Fund. The Company owns a 51% interest in the First Voucher Fund.

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

Notes to Consolidated Financial Statements

(Continued)

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

Deferred Timber Development Costs

Deferred timber development costs principally consist of construction and engineering expenditures and infrastructure costs incurred in developing the site, the roads, capitalized interest, legal, timber rights and organizational costs. In the first quarter of 1997, the Company commenced commercial production of timber and amortization of these development costs. These costs are amortized on a units-of-production basis which anticipates recovery principally over ten years.

Timber Equipment and Facilities

Timber equipment and facilities consist of logging machinery and building and housing units. These costs are principally depreciated on a units-of-production basis which anticipates recovery over five to twenty years.

Cost in Excess of Net Assets Acquired

Cost in excess of net assets acquired is amortized on a straight-line basis over five to fifteen years.

      In connection with the purchase of the Russian investment operations in 1995 (see Note 14), the Company allocated cost in excess of net assets acquired in the amount of $2,858,000.

      Cost in excess of net assets acquired, net, as reflected in the accompanying consolidated balance sheets, consists of the following:

                                               December 31,
                                             1997         1996
                                           -------      -------
                                          (Dollars in thousands)
Mutual of Omaha Fund
  Management Company ..................   $16,530      $18,649
Russian investment operations .........     2,163        2,458
Gold mining operations ................     1,217        1,592
Polish brokerage operations ...........       306          246
                                          -------      -------
                                          $20,216      $22,945
                                          =======      =======

Valuation of Long-Term Venture Capital Investments

The Company's long-term venture capital investments consist of the following (in thousands):

                          December 31,
                       1997         1996
                     -------      -------
Domestic .........   $68,937      $47,354
Non-U.S. .........    26,445       12,518
                     -------      -------
                     $95,382      $59,872
                     =======      =======

      The Company's domestic venture capital investments are in companies that are primarily engaged in bringing new technology to market as well as more mature companies in need of capital for expansion, acquisitions, management buyouts or recapitalizations. At the time the investments are made, the Company's investments are primarily in the form of unregistered common and preferred stock, warrants and promissory notes. Most securities are valued at fair value, as determined in good faith by management and approved by the Board of Directors, when market quotes are not available. Of the total domestic venture capital value at December 31, 1997, the value of securities for which market quotes are not available was $43,629,000. In addition, total domestic venture capital investments included cash that has been restricted for the future purchase of venture capital investments of $3,654,000.

      In addition, non-U.S. venture capital investments are the investments held by certain consolidated partnerships. These venture capital investments are in companies that are domiciled in Poland. Of the total non-U.S. venture capital value at December 31, 1997, the value of securities for which market quotes are not available was $15,689,000. In addition, total non-U.S. venture capital investments included cash that has been restricted for the future purchase of venture capital investments of $10,756,000.

      In determining fair value, investments are initially stated at cost until significant subsequent events require a change in

Notes to Consolidated Financial Statements

(Continued)

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

Long-term Investments

Long-term investments consists mainly of Russian investments of the First Voucher Fund. These securities are classified as available for sale.

      The Company believes that there is a significant unrealized value in the assets included in the Voucher Fund's securities portfolio. In accordance with SFAS 115, the securities in the Voucher Fund reflect the cost rather than "fair value" until such time as the breadth and scope of the Russian securities markets develop to certain quantifiable levels. The Company believes that these markets are approaching this point, at which time the "fair value" of securities held by the Voucher Fund would be reflected in the Company's financial statements.

      The Voucher Fund's assets consist of cash and cash equivalents, securities (both liquid and illiquid), real estate holdings and other miscellaneous assets. The cost of the securities portion of the portfolio on the Company's balance sheet at December 31, 1997, was approximately $16 million. As of January 29, 1998, the value of these securities (based on market quotations if available) was approximately $67 million, which represents an increase of approximately $51 million, since the date of the acquisition. The Company's pre-tax interest in this increase, at 51%, would be approximately $26 million. The cost of the cash and cash equivalents, real estate and miscellaneous assets of the Voucher Fund on the Company's balance sheet at December 31, 1997, was approximately $2 million, $24 million and $3 million, respectively.

      Currently, the Company recognizes realized gains and losses in its income statement only when Voucher Fund securities are sold. Once the Russian securities market develops to the requisite level, unrealized gains and losses (such as the $51 million described above) would be reflected in long-term investments in the Company's balance sheet with a corresponding after-tax increase or decrease in stockholder's equity for the Company's 51% interest with the remainder recorded as minority interest. The Company will continue to recognize realized gains and losses in income upon the sale of such securities.

      The Russian securities markets are significantly smaller and less liquid than the securities markets in the United States. The relative lack of liquidity may result in the Voucher Fund selling a portfolio security at a price that does not reflect its underlying value. Accordingly, fair values are not necessarily indicative of the amount that could be realized in a short period of time on large volumes of transactions. In addition, the securities investments in the Voucher Fund may be negatively affected by adverse economic, political and social developments in Russia including changes in government and government policies, taxation, currency instability, interest rates and inflation levels and developments in law and regulations affecting securities issuers and their shareholders and securities markets. As a result of the foregoing, there can be no assurance that the Company will be able to realize the values described above.

Valuation of Financial Instruments

The Company considers the liquid nature and readily available market quotations when estimating fair value of financial instruments. As stated in the accompanying consolidated balance sheets, the carrying values of the Company's financial instruments approximate fair value, except for the long-term investments of the Voucher Fund, as discussed above.

Earnings Per Share

In March 1997, the Financial Accounting Standards Board issued SFAS 128, "Earnings Per Share." It is effective for fiscal years ending after December 15, 1997. SFAS 128 requires the replacement of earnings per share ("EPS") with basic EPS. Basic EPS is computed by dividing reported earnings available to stockholders by weighted average shares outstanding not including contingently issuable shares. No dilution for potentially dilutive securities is included. Fully diluted EPS, called diluted EPS under SFAS 128, is still required. Amounts for 1996 and 1995 have been restated to conform to this presentation. The computations for basic earnings per share and diluted earnings per share are as follows:

                                                           Earnings
                                 Net Income     Shares     Per Share
                                ------------   --------   ----------
For the year ended 12/31/97       (Dollars and shares in thousands
-----------------------------        except per share amounts)
Basic earnings per share
  calculation ...............   $29,166        24,873     $ 1.17
                                                          ======
Options .....................        --           692
Restricted stock ............        --            65
                                -------        ------
Diluted earnings per share
  calculation ...............   $29,166        25,630     $ 1.14
                                =======        ======     ======
For the year ended 12/31/96
------------------------------
Basic earnings per share
  calculation ...............   $18,837        24,620     $ 0.77
                                                          ======
Options .....................        --           745
Restricted stock ............        --            95
                                -------        ------
Diluted earnings per share
  calculation ...............   $18,837        25,460     $ 0.74
                                =======        ======     ======
For the year ended 12/31/95
------------------------------
Basic earnings per share
  calculation ...............   $22,811        24,407     $ 0.93
                                                          ======
Options .....................        --           750
Restricted stock ............        --           154
                                -------        ------
Diluted earnings per share
  calculation ...............   $22,811        25,311     $ 0.90
                                =======        ======     ======

Foreign Currency Translation

In accordance with SFAS 52, "Foreign Currency Translation", the functional currency of the Company's natural resource operations is

Notes to Consolidated Financial Statements

(Continued)

the U.S. dollar, as the revenues, costs of capital equipment and financing costs are principally denominated in U.S. dollars. The functional currency of the Company's financial services operations is generally the currency of the country in which those operations are conducted. However, some of those operations are conducted in countries having highly inflationary economies and as a result the functional currency is currently the U.S. dollar. For those entities, the gains and losses which result from remeasuring into the U.S. dollar for reporting purposes are included in the accompanying consolidated statements of income. The net foreign currency losses were $1.7 million in 1997 and $1.3 million in 1996. The net foreign currency amount in 1995 was immaterial. For those entities for which the functional currency is the local currency, the gains and losses which result from translating into the U.S. dollar for reporting purposes are included in the accompanying consolidated balance sheets' stockholders' equity section as a cumulative translation adjustment.

Long-Lived Assets

The Company periodically reviews its long-lived assets which it continues to hold and use for potential impairment. Those long-lived assets held and used in connection with the Company's natural resource operations are reassessed whenever there is a significant change in the market price of the goods produced, and continuously during capital intensive periods of expansion. Additionally, the building is reassessed for potential impairment when there are significant changes in market rental rates or market values of comparable buildings. The Company assesses the future useful life of these assets whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of these assets.

      During 1997, the Company experienced declines in the market prices of both gold and timber. At this time it is the Company's intention to continue to hold and use the long-lived assets used in the production of both gold and timber. An impairment analysis was performed consistent with the Company's intentions with no impairment identified.

Concentration of Risk

The Company performs ongoing evaluations of its subsidiaries and investments and obtains political risk insurance which mitigates its exposure in foreign countries.

Note 3-- Mining Inventory

Mining inventories consist of the following:

                                       December 31,
                                     1997        1996
                                   -------     -------
                                  (Dollars in Thousands)
Gold-in-process ................   $ 1,998     $ 1,658
Materials and supplies .........    20,034      21,844
                                   -------     -------
                                   $22,032     $23,502
                                   =======     =======

Note 4-- Mining Equipment and Facilities

                                                   December 31,
                                              1997           1996
                                            -------        --------
                                             (Dollars in Thousands)
Mobile mine equipment ...................   $70,163        $ 62,177
Crusher .................................    38,252          22,550
Processing plant and laboratory .........    18,500           5,040
Leach pads and ponds ....................    26,685          19,318
Building and civil works ................    13,987          10,813
Office furniture and equipment ..........     2,089           1,798
Motor vehicles ..........................     3,201           2,307
Construction in progress ................        69          37,937
Other assets ............................     2,278           2,010
                                            -------        --------
Total cost ..............................   175,224         163,950
Accumulated depreciation ................   (76,060)        (56,143)
                                            -------        --------
                                            $99,164        $107,807
                                            =======        ========

Note 5-- Income Taxes

The following is a summary of the components of income before provision for federal, state and foreign income taxes and minority interest for financial reporting purposes:

                       1997         1996         1995
                      -------      -------      -------
                           (Dollars in Thousands)
 Domestic .........   $51,394      $26,484      $10,824
 Foreign ..........    10,416        7,181       31,708
                      -------      -------      -------
                      $61,810      $33,665      $42,532
                      =======      =======      =======

The components of the provision for federal, state and foreign income taxes consist of:

                           1997         1996          1995
                         --------     -------       -------
                               (Dollars in Thousands)
Current:
 Federal ..........     $13,328       $ 1,197       $   260
 State ............       2,188           376            68
 Foreign ..........       8,266        (1,091)       18,674
Deferred (Prepaid):
 Federal ..........       4,536         6,326         4,072
 State ............          (2)        2,531         1,438
 Foreign ..........        (769)        2,209        (7,914)
                        --------      -------       -------
                        $27,547       $11,548       $16,598
                        ========      =======       =======

      Income taxes, as stated as a percentage of income before provision for federal, state and foreign income taxes, are comprised of the following:

                                           1997         1996         1995
                                        ----------   ----------   ----------
Federal statutory tax rate ..........       35.0%        35.0%        35.0%
Increases (decreases) in tax
  rate resulting from:
 State income tax (net of
   effect on federal
   income tax) ......................        2.3          5.6          2.3
 Foreign income taxes ...............        6.2         (3.6)         2.5
 Tax exempt income ..................         --         (4.2)          --
 Other, net .........................        1.1          1.5         (0.8)
                                            ----         ----         ----
 Effective tax rate .................       44.6%        34.3%        39.0%
                                            ====         ====         ====

Notes to Consolidated Financial Statements

(Continued)

      The approximate income tax effect of each type of temporary difference is as follows:

                                                 1997           1996
                                              --------       --------
                                              (Dollars in Thousands)
Deferred taxes related to foreign
  mining operations ......................   $ (7,637)      $ (9,628)
Net operating losses of foreign
  subsidiaries ...........................      4,600             --
Deferred rent ............................        499            464
Restricted stock .........................        774            848
Reserves .................................      1,041          1,669
Dealer advances ..........................    (16,347)       (14,244)
Venture capital and other investments.....     (8,732)        (5,206)
Other temporary differences, net .........      1,068            528
                                             --------       --------
                                              (24,734)       (25,569)
Valuation allowance ......................     (4,600)            --
                                             --------       --------
Net deferred tax liability ...............   $(29,334)      $(25,569)
                                             ========       ========

      U.S. Federal income taxes have been provided on all foreign earnings except for the amount considered to be permanently invested outside the U.S. which approximates $50,000,000 at December 31, 1997.

Note 6-- Stock Plans

The Company has a Stock Incentive Plan (the "1997 Plan") to provide incentives to certain employees who have contributed and are expected to contribute materially to the success of the Company and its subsidiaries. An aggregate total of 1,500,000 shares of the Company's common stock may be awarded to participants under the 1997 Plan. Under the 1997 Plan, the Company may grant restricted stock, stock options and other stock based awards. The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The 1997 Plan expires in February 2007. The Company's 1995 Restricted Stock Plan (the "1995 Plan") and 1988 Stock Option Plan (the "1988 Option Plan") were terminated upon the approval of the 1997 Plan by the stockholders of the Company on May 20, 1997. The Company's 1990 Restricted Stock Plan (the "1990 Plan") expired in January 1995. The 1997 Plan, 1995 Plan and the 1990 Plan are collectively referred to as the "Plans."

      Restricted stock is granted at a price to be determined by the Board of Directors, generally $.10 per share. The following tables summarize restricted stock plan activity for the Plans during 1997.

                                                Unvested Shares
                           -----------------------------------------------------
                            1997 Plan     1995 Plan      1990 Plan         Total
                           -----------   -----------   -------------   ---------
Balance at 12/31/96 ....       --          69,680       259,841         329,521
 Awarded ...............   27,875         134,332            --         162,207
 Vested ................   (2,520)           (240)     (123,682)       (126,442)
 Forfeited .............       --          (8,415)      (30,275)        (38,690)
                           ------         -------      --------        --------
Balance at 12/31/97 ....   25,355         195,357       105,884         326,596
                           ======         =======      ========        ========

                                             Vested Shares
                           --------------------------------------------------
                            1997 Plan     1995 Plan     1990 Plan      Total
                           -----------   -----------   -----------   --------
Balance at 12/31/96 ....         --      10,089        485,658       495,747
 Vested ................      2,520         240        123,682       126,442
                              -----      ------        -------       -------
Balance at 12/31/97 ....      2,520      10,329        609,340       622,189
                              =====      ======        =======       =======

      The Company awarded 78,137 shares in 1996 and 3,937 shares in 1995 under the 1995 Plan. The Company awarded 123,400 shares in 1995 under the 1990 Plan.

      The participant's right to sell the awarded stock under the Plans is generally restricted as to 100% of the shares awarded during the first two years following the award, 60% during the third year and 20% less each year thereafter. The Company may repurchase unvested restricted shares at $0.10 per share upon termination of employment. Awards under the Plans are compensatory, and accordingly, the difference between the award price and the market value of the shares under the Plans at the award date, is being amortized on a straight-line basis over a five-year period.

      Options issuable under the 1997 Plan become exercisable as determined by the Committee not to exceed ten years from the date of grant. Options granted to date vest over five years at an annual rate of 20% on each anniversary date of the date of grant. Prior to the adoption of the 1997 Plan, options were granted under the 1988 Option Plan. As of December 31, 1997, 1,139,625 shares of the Company's common stock remain available for grant under the 1997 Plan.

      In May 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan"), which qualifies as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code of 1986. An aggregate total of 500,000 shares of common stock have been authorized for issuance under the 1995 Purchase Plan, to be implemented through one or more offerings, each approximately six months in length beginning on the first business day of each January and July. The price at which shares may be purchased during each offering will be the lower of (i) 85% of the closing price of the common stock as reported on the NASDAQ National Market (the "closing price") on the date that the offering commences or (ii) 85% of the closing price of the common stock on the date the offering terminates. In 1997, 1996 and 1995, the Company issued 34,527, 33,433 shares and 18,228 shares under the 1995 Purchase Plan, respectively.

      The Company records stock compensation in accordance with Accounting Principles Board ("APB") Opinion 25. Had the compensation cost for these plans been determined consistent with SFAS 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been the following pro forma amounts:

                                     1997           1996           1995
                                 ------------   ------------   ------------
Net income:      As reported     $29,166        $18,837        $22,811
                 Pro forma       $28,327        $18,369        $22,718
Diluted EPS:     As reported     $  1.14        $  0.74        $  0.90
                 Pro forma       $  1.11        $  0.72        $  0.90

      The weighted-average grant-date fair value of options granted during 1997, 1996 and 1995 was approximately $4,651,000, $2,952,000 and $2,528,000, respectively.

      For purposes of the pro forma disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

Notes to Consolidated Financial Statements

(Continued)

                                 1997            1996             1995
                               ---------       ---------       ---------
Volatility                         36%              34%             36%
Risk-Free interest rate           5.8%             6.6%            5.6%
Dividend yield                   1.43%            1.71%           1.71%
Expected life of options       9 years          9 years         9 years

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

                                 1997            1996             1995
                               ---------       ---------       ---------
Volatility                          28%             18%             28%
Risk-Free interest rate            5.7%            5.8%            5.6%
Dividend yield                    1.43%           1.71%           1.71%
Expected life of options       6 months        6 months        6 months

      Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

      The following table summarizes the Option Plans activity for the three years ended December 31, 1997.

                                                      Weighted average
                                       Number of       exercise price
                                         shares          per share
                                     -------------   -----------------
Outstanding at December 31, 1994      1,794,500          $  7.35
Granted                                 207,500          $ 27.48
Exercised                               (25,000)         $  6.03
                                      ---------          -------
Outstanding at December 31, 1995      1,977,000          $  9.30
Granted                                 268,500          $ 24.88
Exercised                               (80,000)         $  6.34
                                      ---------          -------
Outstanding at December 31, 1996      2,165,500          $ 11.51
Granted                                 345,000          $ 29.52
Exercised                               (46,000)         $  9.89
Terminated                              (26,500)         $ 19.24
                                      ---------          -------
Outstanding at December 31, 1997      2,438,000          $ 13.60
Exercisable at year end               1,662,800          $  7.69

      1,662,800 of the 2,438,000 options outstanding at December 31, 1997 have exercise prices between $4.1875 and $28.625, with a weighted average exercise price of $7.69 and a weighted average remaining contractual life of 3.8 years. All of these options are exercisable. The remaining 775,200 options have exercise prices between $7.0625 and $29.875, with a weighted average exercise price of $26.26 and a weighted average remaining contractual life of 9 years.

Note 7-- Net Capital

As a broker-dealer, PFD is subject to the Securities and Exchange Commission's ("SEC") regulations and operating guidelines which, among other things, requires PFD to maintain a specified amount of net capital, as defined, and a ratio of aggregate indebtedness to net capital, as defined, not exceeding 15 to
1. Net capital and the related ratio of aggregate indebtedness to net capital may fluctuate on a daily basis. PFD's net capital, as computed under Rule 15c3-1, was $3,565,383 at December 31, 1997, which exceeded required net capital of $1,134,105 by $2,431,278. The ratio of aggregate indebtedness to net capital at December 31, 1997 was 4.77 to 1.

      PFD is exempt from the reserve requirements of Rule 15c3-3, since its U.S. broker-dealer transactions are limited to the purchase, sale and redemption of redeemable securities of registered investment companies. All customer funds are promptly transmitted and all securities received in connection with activities as a broker-dealer are promptly delivered. PFD does not otherwise hold funds or securities for, or owe money or securities to, customers.

Note 8-- Benefit Plans

The Company and its subsidiaries have two defined contribution plans for eligible employees: a retirement benefit plan and a savings and investment plan ("the Benefit Plans") qualified under Section 401 of the Internal Revenue Code. The Company makes contributions to a trustee, on behalf of eligible employees, to fund both the retirement benefit and the savings and investment plans. The Company's expenses under the Benefit Plans were approximately $2,666,000 in 1997, $2,531,000 in 1996 and $1,930,000 in 1995.

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

Note 9-- Related Party Transactions

Certain officers and/or directors of the Company and its subsidiaries are officers and/or trustees of the Pioneer Family of Mutual Funds and the Company's international mutual funds. Investment management fees earned from the mutual funds were approximately $118,851,000 in 1997, $84,178,000 in 1996 and $60,832,000 in 1995. Underwriting commissions and distribution fees earned from the sales of mutual fund shares were approximately $23,322,000 in 1997, $16,636,000 in 1996 and $8,515,000 in 1995. Shareholder services fees earned from the mutual funds were approximately $28,002,000 in 1997, $25,340,000 in 1996 and $22,447,000 in 1995.

      Within the Pioneer Family of Mutual Funds, total revenues from Pioneer II were approximately $50,933,000 in 1997, $39,102,000 in 1996 and $32,244,000 in
1995.

      Certain partners of Hale and Dorr LLP, the Company's legal counsel, are officers and/or directors of the Company and its subsidiaries. Amounts paid to Hale and Dorr LLP consist of legal fees of approximately $635,000 in 1997, $1,189,000 in 1996 and $1,587,000 in 1995.

      Hale and Dorr LLP is a partner in the law firm Brobeck Hale and Dorr International. The Company paid legal fees in the amount of approximately $76,000 in 1997, $188,000 in 1996 and $1,355,000 in 1995 to Brobeck Hale and
Dorr International.

Notes to Consolidated Financial Statements

(Continued)

Note 10--Commitments

U.S. rental expense amounted to approximately $3,766,000 in 1997, $2,977,000 in 1996 and $3,007,000 in 1995, respectively. Future minimum payments under the leases amount to approximately $4,702,000 in 1998, $4,642,000 in 1999, $4,514,000 in 2000, $4,608,000 in 2001, $1,979,000 in 2002 and $1,490,000
thereafter. These future minimum rental payments include estimated annual operating and tax expenses of approximately $1,973,000.

      Rental expense for the Polish Mutual Fund operations amounted to approximately $956,000, $963,000 and $863,000 in 1997, 1996 and 1995,
respectively. The lease is open-ended and can be terminated by either the Company or the lessor upon 90 days notice.

      The Company is contingently liable to the Investment Company Institute Mutual Insurance Company for unanticipated expenses or losses in connection with its mutual fund operations in an amount not to exceed $500,000. Two thirds of this amount is secured by an irrevocable standby letter of credit with a bank.

      The Company is committed to additional capital contributions of $1.2 million to Pioneer Poland U.S. L.P. and $1.2 million to Pioneer Poland U.K. L.P. These contributions are due upon call by Management as prior contributions become 80% invested. At December 31, 1997, the Company was committed to additional capital contributions of $1.5 million to Pioneer Ventures Limited Partnership II, a U.S. venture capital fund.

      The Company acts as a passive, non-bank trustee for retirement plan accounts. IRS regulations and operating guidelines allow a passive, non-bank trustee to accept fiduciary accounts only if the trustee's net worth (determined as of the end of the most recent taxable year) exceeds the greater of (1) $100,000 or (2) two percent of the net assets of fiduciary accounts. At December 31, 1997, the Company's net worth of $183.7 million was 2.9% of the net assets of fiduciary accounts.

Note 11-- Notes Payable

Notes payable of the Company consist of the following:

                                                        December 31,
                                                     1997           1996
                                                 ------------   ------------
                                                   (Dollars in Thousands)
Revolving Credit Agreement ...................   $ 96,000       $ 87,500
Senior note payable to a commercial
  lender, principal payable on August 15,
  2004, interest payable at 7.95%. ...........     20,000             --
Preferred shares financing related to the
  Russian investment operations, principal
  payable in three annual installments of
  $2,000,000 through 1998, interest
  payable at 5% ..............................      2,000          4,000
Small Business Administration ("SBA")
  financing, notes payable to a bank,
  interest payable semi-annually at rates
  ranging from 6.12% to 9.8%, principal
  due in 1998 through 2003 ...................      4,950          4,950
Note payable to a bank, interest payable
  quarterly at the three month LIBOR rate
  plus 6%, principal due in eight quarterly
  installments through January, 1999,
  secured by lease rental payments and
  proceeds from insurance policies ...........      1,897             --
Note payable to a bank, guaranteed by
  the Swedish Exports Credits Guarantee
  Board, interest payable at 5.77%,
  secured by equipment .......................         --            812
Notes payable to a bank, guaranteed
  by the Company, principal payable in
  semi-annual installments, of $214,000
  through November 30, 1999, no interest
  payable, secured by equipment ..............        858          1,286
Note payable to a bank, guaranteed by the
  Swedish Exports Credits Guarantee Board,
  principal payable in semi-annual
  installments of $1,415,000 through
  January 31, 2002, interest payable at
  6.42%, secured by equipment ................     12,732         14,147
Note payable to a supplier, principal
  payable in quarterly installments of
  $336,000 through April 15, 2001,
  interest payable at 7.85%, secured
  by equipment ...............................      4,699          6,042


                                                        December 31,
                                                     1997           1996
                                                 ------------   ------------
                                                   (Dollars in Thousands)

Note payable to a supplier, principal and
  interest payable in quarterly installments
  of $102,000 through April 15, 2001,
  interest payable at 7.85%, secured
  by equipment ...............................      1,239          1,535
Note payable to a supplier, principal
  payable in quarterly installments of
  $285,000 through May 30, 2001,
  interest payable at 8.00%, secured
  by equipment ...............................      3,988          5,128
Note payable to a supplier, principal
  payable in quarterly installments of
  $338,000 through December 15, 2001,
  interest payable at 8.25%, secured by
  equipment ..................................      5,237          6,422
Note payable to a supplier, principal
  payable in semiannual installments of
  $637,000 through April 15, 2003,
  interest payable at 8.30%, secured by
  equipment ..................................      5,795             --
Note payable to a bank, guaranteed by
  OPIC, principal payable in twelve equal
  semi-annual installments of $1,583,000
  commencing March 15, 1998, interest
  payable at 6.37% ...........................     19,000         19,000
Project financing, guaranteed by OPIC,
  payable in semiannual installments of
  $620,000 through December 15, 2003,
  interest payable at 7.20% ..................      7,440          8,680
                                                 --------       --------
                                                  185,835        159,502
Less: Current portion ........................    (17,411)       (10,002)
                                                 --------       --------
                                                 $168,424       $149,500
                                                 ========       ========

Notes to Consolidated Financial Statements

(Continued)

      In June 1996, the Company entered into an agreement with a syndicate of commercial banks for a senior credit facility (the "Credit Facility"). Under the Credit Facility, the Company may borrow up to $60 million (the "B-share Revolver") to finance dealer advances relating to sales of back-end load shares of the Company's domestic mutual funds. See Note 15 below for further discussion on dealer advances. The B-share Revolver is subject to annual renewal by the Company and the commercial banks. In the event the B-share Revolver is not renewed at maturity it will automatically convert into a five-year term loan. Advances under the B-share Revolver bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50% or (b) LIBOR plus 1.25%. The Credit Facility also provides that the Company may borrow up to $80 million for general corporate purposes (the "Corporate Revolver"). The Corporate Revolver is payable in full on June 11, 2001. Advances under the Corporate Revolver bear interest, at the Company's option, at (a) the higher of the bank's base lending rate or the federal funds rate plus 0.50% or (b) LIBOR plus the applicable margin tied to the Company's financial performance, of either 0.75%, 1.25%, 1.50% or 1.75%. The Credit Facility provides that the Company must pay additional interest at the rate of 0.375% per annum of the unused portion of the facility and an annual arrangement fee of $35,000. The commitment fees were approximately $0.7 million. At December 31, 1997, the Company had borrowed $55 million under the Corporate Revolver and $41 million under the B-share Revolver. For the years ended December 31, 1997, 1996 and 1995, the weighted average interest rate on the borrowings under the Credit Facility and lines of credit outstanding was 8.0%, 7.3% and 7.1%, respectively.

      The Credit Facility contains restrictions that limit, among other things, encumbrances on the assets of the Company's domestic mutual fund subsidiaries and certain mergers and sales of assets. Additionally, the Credit Facility requires that the Company meet certain financial covenants including covenants that require the Company to maintain certain minimum ratios with respect to debt to cash flow and interest payments to cash flow and a minimum tangible net worth, all as defined in the Credit Facility. As of December 31, 1997, the Company was in compliance with all applicable covenants of the Credit Facility.

      Under the Credit Facility, the Company is required to maintain interest rate protection agreements covering at least 60% of the outstanding indebtedness under the B-share Revolver. As of December 31, 1997, the Company entered into six five-year interest rate swap agreements with a member of the Company's banking syndicate which has effectively fixed the interest rate on notional amounts totaling $100 million. Under these agreements, the Company will pay the bank a weighted average fixed rate of 6.76%, plus the applicable margin (ranging from 0.75% to 1.75%), on the notional principal. The bank will pay the Company interest on the notional principal at the current variable rate stated under the B-share Revolver. The Company has incurred approximately $976,000 and $499,000 of interest expense on these swap agreements during 1997 and 1996, respectively. The fair value of these agreements was $2,639,000, at December 31, 1997, which represents the estimated amount the Company would be obligated to pay to terminate the agreements.

      In August 1997, the Company entered into an agreement (the "Note Agreement") with a commercial lender pursuant to which the Company issued to the lender Senior Notes in the aggregate principal amount of $20 million. The Senior Notes, which bear interest at the rate of 7.95% per annum, have a maturity of seven years. The restrictions and financial covenants under the Note Agreement are substantially similar to the restrictions and financial covenants under the Credit Facility. The Company used the proceeds of this financing to reduce the amount outstanding under the Corporate Revolver.

      In March 1996, TGL executed a loan agreement with Enskilda, a division of Skandinaviska Enskilda Banken, pursuant to which Enskilda agreed to provide a direct loan of SEK 94.5 million (approximately $14.2 million) bearing interest at a fixed rate of 6.42% to finance the gyratory crusher and related equipment procured from Svedala Crushing and Screening AB. This loan is guaranteed by the Swedish Export Credits Board. As of December 31, 1997, TGL has drawn down SEK
93.8 million (or approximately $14.1 million) of which $1.4 million had been repaid.

      In April 1996, TGL obtained credit approval from Caterpillar Financial Services Corporation ("Caterpillar"), pursuant to which Caterpillar agreed to provide a revolving credit facility of up to $21 million, subsequently increased to $23 million in September 1997, to finance the purchase of replacement mining equipment. The revolving credit facility is subject to renewal in May 1998. In the event the credit facility is not renewed at maturity, most of the outstanding loan balances (approximately $20 million) will continue to be repaid over a five year term. At December 31, 1997, Caterpillar had issued disbursements, at TGL's request, for $26.3 million of such facility bearing interest at fixed rates ranging from 7.85% to 8.30%, of which $5.4 million had been repaid.

      In October 1996, TGL and the Company executed definitive loan agreements with the Overseas Private Investment Corporation ("OPIC") pursuant to which OPIC agreed to guarantee financing up to $19 million with respect to the Phase III expansion. Disbursement under this facility occurred in November 1996. The underlying note is payable in twelve equal semiannual installments from March 15, 1998, through September 15, 2003, and bears a fixed interest rate of 6.37%. In addition, a spread of 2.65% on outstanding borrowings is payable to OPIC. As a condition to such OPIC financing, the Company was required to execute a Project Completion Agreement pursuant to which the Company would advance funds, as necessary (to the extent of dividends received during the construction stage of the Phase III Expansion), to permit TGL to fulfill all of its financial obligations, including cost overruns related to project development. Under the Project Completion Agreement, the Company is also obligated to advance the lesser of $9 million and any deficit with respect to a defined cash flow ratio in the event of a payment default. The foregoing obligations of the Company continue to exist until such time as TGL satisfies a production test and certain financial and project development benchmarks. In addition, the Company has guaranteed that if the percentage of gold proceeds that TGL must convert to Ghanaian cedis increases above a certain threshold, and, as a result of regulatory or other restrictions, TGL is unable to convert such proceeds to satisfy its debt service obligations to OPIC, the Company shall cover up to $10 million of such obligations. The Company insured 90% of this obligation in January 1997. In addition to third party financing facilities, the Company provided $4.25 million in bridge financing to TGL in 1997 to satisfy TGL's short term liquidity needs.

Notes to Consolidated Financial Statements

(Continued)

      Forest-Starma completed a $9.3 million project financing, guaranteed by OPIC, in July 1996, of which $7.4 million was outstanding at December 31, 1997. The underlying note is payable in twelve remaining equal semiannual installments through December 15, 2003, and bears interest at a fixed rate of 7.20%. In addition, a guarantee fee of 2.75% on outstanding borrowings is payable to OPIC prior to project completion, increasing to 5.125% after project completion when the Company ceases to be an obligor in the transaction. As a condition to OPIC's guarantee, the Company was required to execute a Project Completion Agreement pursuant to which the Company would advance funds to Forest-Starma, as necessary, to permit Forest-Starma to fulfill all of its financial obligations, including cost overruns related to project development, until such time as Forest-Starma satisfies a production test and certain financial and project development benchmarks.

      Maturities of notes payable at December 31, 1997, for each of the next five years and thereafter are as follows (dollars in thousands):

1998 .....................................   $ 17,411
1999 .....................................     14,326
2000 .....................................     13,470
2001 .....................................     66,663
2002 .....................................      7,555
Thereafter ...............................     66,410
                                             --------
                                             $185,835
                                             ========

Note 12-- Minority Interest

The Company's minority interest liability includes the interests of the minority equity holders of the Company's consolidated entities. The liability for each entity is recorded based upon the net book value of that entity at the balance sheet date, except for those instances in which agreements could result in the Company redeeming those interests at amounts greater than their share of the net book value. In those instances, adjustments are made to the liability to reflect the minority equity holders' economic interests under those agreements. As of December 31, 1997 and 1996, the Company's minority interest liability consisted of the following:

                                               1997        1996
                                            -------     -------
Gold mining operations                      $ 7,958     $ 7,514
Russian investment operations                26,091      24,495
Polish brokerage operations                      13         194
Poland Fund--venture capital                 24,269      11,443
Pioneer Ventures Limited
  Partnerships--venture capital              28,346      18,011
                                            -------     -------
Totals                                      $86,677     $61,657
                                            =======     =======

Note 13-- Major Customers

During the year ended December 31, 1997, gold sales aggregated $89.5 million. During 1997, gold shipments from TGL in Ghana to two unaffiliated European refiners accounted for $43.9 million and $41 million, respectively, representing 95% of such total sales.

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

Note 14-- Acquisitions

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

Note 15-- Dealer Advances

Certain of the Pioneer Family of Mutual Funds maintain a multi-class share structure, whereby the participating funds offer both the traditional front-end load shares (Class A shares) and back-end load shares (Class B and Class C shares). Back-end load shares do not require the investor to pay any sales charge unless there is a redemption before the expiration of the minimum holding period which ranges from three to six years in the case of Class B shares and is one year in the case of Class C shares. However, the Company pays upfront sales commissions (dealer advances) to broker-dealers ranging from 2% to 4% of the sales transaction amount on Class B shares and 1% on Class C shares. The participating Funds pay the Company distribution fees of 0.75% and service fees of 0.25%, per annum of their net assets invested in Class B and Class C shares, subject to annual renewal by the participating Fund's Board of Trustees. In addition, the Company is paid a contingent deferred sales charge
(CDSC) on B and C shares redeemed within the minimum holding period. The CDSC is paid based on declining rates ranging from 2% to 4% on the purchases of Class B shares and 1% for Class C shares.

      The Company capitalizes and amortizes Class B dealer advances for financial statement purposes over periods which range from three to six years depending on the participating Fund. The Company capitalizes and amortizes Class C share dealer advances for financial statement purposes over a twelve month period. The Company deducts the dealer advances in full for tax purposes in the year such advances are paid. Distribution fees received by the Company from participating Funds are recorded in income as earned. CDSC received by the Company from redeeming shareholders reduce unamortized dealer advances directly. In 1997, 1996 and 1995, the Company paid B-share dealer advances in the amount of $16.3 million, $23.2 million and $14.9 million, respectively.

Note 16-- Financial Information by Business Segment

The Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" in these consolidated financial statements. SFAS 131 requires companies to present segment information using the management approach. The management approach is based on the way that management organizes the segments within a Company for making operating decisions and assessing performance. The Company's operating segments are organized around services and products provided, as well as geographic regions. The segment information for 1996 and 1995 has been restated to conform to these requirements. The intersegment transactions are for management services and the secondment of employees. These transactions are generally priced on a cost or cost plus basis.

Notes to Consolidated Financial Statements

(Continued)

Note 16-- Financial Information by Business Segment (Continued)

Total revenues and income (loss) by business segment and geographic region, excluding intersegment transactions (dollars in thousands):

                                                                                      Financial Services
                                                                             -------------------------------------
                                                                 Domestic
                                                                Investment                                Czech
                                                                Management      Russia       Poland     Republic
                                                              -------------- ------------ ----------- ------------
Year ended December 31, 1997:
 Gross revenues and sales ...................................   $  176,900     $ 54,708     $14,542     $  1,046
                                                                ==========     ========     =======     ========
 Intersegment eliminations ..................................   $   (8,427)    $   (188)    $    --     $     --
                                                                ==========     ========     =======     ========
 Net revenues and sales .....................................   $  168,473     $ 54,520     $14,542     $  1,046
                                                                ==========     ========     =======     ========
 Income (loss) before income taxes and minority interest ....   $   52,146     $ 12,811     $ 2,409     $ (1,406)
                                                                ==========     ========     =======     ========
 Taxes ......................................................   $   20,086     $  5,411     $ 1,114     $   (162)
                                                                ==========     ========     =======     ========
 Minority interest ..........................................   $       --     $  2,086     $   (52)    $     --
                                                                ==========     ========     =======     ========
 Net income (loss) ..........................................   $   32,060     $  5,314     $ 1,347     $ (1,244)
                                                                ==========     ========     =======     ========
 Depreciation and amortization ..............................   $   17,358     $  1,673     $   625     $    280
                                                                ==========     ========     =======     ========
 Interest expense ...........................................   $    2,885     $  7,902     $     6     $     --
                                                                ==========     ========     =======     ========
 Capital expenditures .......................................   $    6,986     $  3,749     $   322     $     --
                                                                ==========     ========     =======     ========
 Gross identifiable assets at December 31, 1997 .............   $  263,073     $135,809     $16,308     $    237
                                                                ==========     ========     =======     ========
 Intersegment eliminations ..................................   $ (127,705)    $ (3,877)    $    --     $     --
                                                                ==========     ========     =======     ========
 Net identifiable assets at December 31, 1997 ...............   $  135,368     $131,932     $16,308     $    237
                                                                ==========     ========     =======     ========
Year ended December 31, 1996:
 Gross revenues and sales ...................................   $  130,854     $ 21,147     $10,374     $    245
                                                                ==========     ========     =======     ========
 Intersegment eliminations ..................................   $   (4,474)    $     --     $    --     $     --
                                                                ==========     ========     =======     ========
 Net revenues and sales .....................................   $  126,380     $ 21,147     $10,374     $    245
                                                                ==========     ========     =======     ========
 Income (loss) before income taxes and minority interest ....   $   27,683     $  2,655     $  (885)    $ (3,172)
                                                                ==========     ========     =======     ========
 Taxes ......................................................   $   10,246     $ (1,806)    $   (72)    $   (272)
                                                                ==========     ========     =======     ========
 Minority interest ..........................................   $       --     $  3,125     $   (83)    $     --
                                                                ==========     ========     =======     ========
 Net income (loss) ..........................................   $   17,437     $  1,336     $  (730)    $ (2,900)
                                                                ==========     ========     =======     ========
 Depreciation and amortization ..............................   $   13,312     $    577     $    --     $     --
                                                                ==========     ========     =======     ========
 Interest expense ...........................................   $    2,328     $  6,518     $    --     $     --
                                                                ==========     ========     =======     ========
 Capital expenditures .......................................   $    3,599     $ 10,716     $   213     $    631
                                                                ==========     ========     =======     ========
 Gross identifiable assets at December 31, 1996 .............   $  211,661     $ 92,353     $ 9,507     $    313
                                                                ==========     ========     =======     ========
 Intersegment eliminations ..................................   $  (96,894)    $ (3,092)    $    --     $     --
                                                                ==========     ========     =======     ========
 Net identifiable assets at December 31, 1996 ...............   $  114,767     $ 89,261     $ 9,507     $    313
                                                                ==========     ========     =======     ========
Year ended December 31, 1995:
 Gross revenues and sales ...................................   $   95,375     $  5,762     $ 8,649     $     --
                                                                ==========     ========     =======     ========
 Intersegment eliminations ..................................   $   (3,144)    $     --     $    --     $     --
                                                                ==========     ========     =======     ========
 Net revenues and sales .....................................   $   92,231     $  5,762     $ 8,649     $     --
                                                                ==========     ========     =======     ========
 Income (loss) before income taxes and minority interest ....   $   15,065     $  5,020     $   798     $     --
                                                                ==========     ========     =======     ========
 Taxes ......................................................   $    6,213     $  2,156     $   592     $     --
                                                                ==========     ========     =======     ========
 Minority interest ..........................................   $       --     $  1,449     $    --     $     --
                                                                ==========     ========     =======     ========
 Net income (loss) ..........................................   $    8,852     $  1,415     $   206     $     --
                                                                ==========     ========     =======     ========
 Depreciation and amortization ..............................   $    8,597     $    218     $    --     $     --
                                                                ==========     ========     =======     ========
 Interest expense ...........................................   $      341     $     --     $     3     $     --
                                                                ==========     ========     =======     ========
 Capital expenditures .......................................   $    5,676     $  8,000     $   646     $     --
                                                                ==========     ========     =======     ========
 Gross identifiable assets at December 31, 1995 .............   $  151,826     $ 48,957     $ 5,432     $     --
                                                                ==========     ========     =======     ========
 Intersegment eliminations ..................................   $  (66,594)    $     --     $    --     $     --
                                                                ==========     ========     =======     ========
 Net identifiable assets at December 31, 1995 ...............   $   85,232     $ 48,957     $ 5,432     $     --
                                                                ==========     ========     =======     ========


                                                                   Venture Capital
                                                              --------------------------
                                                                           Cent. & East.
                                                                Domestic      Europe
                                                              ----------- --------------
Year ended December 31, 1997:
 Gross revenues and sales ...................................   $ 1,828      $    603
                                                                =======      ========
 Intersegment eliminations ..................................   $    --      $    (81)
                                                                =======      ========
 Net revenues and sales .....................................   $ 1,828      $    522
                                                                =======      ========
 Income (loss) before income taxes and minority interest ....   $14,678      $ (2,454)
                                                                =======      ========
 Taxes ......................................................   $ 4,348      $    297
                                                                =======      ========
 Minority interest ..........................................   $ 4,005      $ (1,386)
                                                                =======      ========
 Net income (loss) ..........................................   $ 6,325      $ (1,365)
                                                                =======      ========
 Depreciation and amortization ..............................   $   176      $    214
                                                                =======      ========
 Interest expense ...........................................   $   402      $     --
                                                                =======      ========
 Capital expenditures .......................................   $    38      $     34
                                                                =======      ========
 Gross identifiable assets at December 31, 1997 .............   $77,101      $ 28,767
                                                                =======      ========
 Intersegment eliminations ..................................   $    (7)     $     --
                                                                =======      ========
 Net identifiable assets at December 31, 1997 ...............   $77,094      $ 28,767
                                                                =======      ========
Year ended December 31, 1996:
 Gross revenues and sales ...................................   $ 1,989      $    594
                                                                =======      ========
 Intersegment eliminations ..................................   $    --      $     --
                                                                =======      ========
 Net revenues and sales .....................................   $ 1,989      $    594
                                                                =======      ========
 Income (loss) before income taxes and minority interest ....   $ 9,272      $ (3,689)
                                                                =======      ========
 Taxes ......................................................   $ 2,964      $    (90)
                                                                =======      ========
 Minority interest ..........................................   $ 1,804      $ (2,210)
                                                                =======      ========
 Net income (loss) ..........................................   $ 4,504      $ (1,389)
                                                                =======      ========
 Depreciation and amortization ..............................   $   124      $     --
                                                                =======      ========
 Interest expense ...........................................   $   403      $     --
                                                                =======      ========
 Capital expenditures .......................................   $    14      $     24
                                                                =======      ========
 Gross identifiable assets at December 31, 1996 .............   $58,454      $ 15,603
                                                                =======      ========
 Intersegment eliminations ..................................   $    (7)     $     --
                                                                =======      ========
 Net identifiable assets at December 31, 1996 ...............   $58,447      $ 15,603
                                                                =======      ========
Year ended December 31, 1995:
 Gross revenues and sales ...................................   $ 1,016      $    817
                                                                =======      ========
 Intersegment eliminations ..................................   $    --      $     --
                                                                =======      ========
 Net revenues and sales .....................................   $ 1,016      $    817
                                                                =======      ========
 Income (loss) before income taxes and minority interest ....   $ 3,732      $   (850)
                                                                =======      ========
 Taxes ......................................................   $ 1,581      $   (250)
                                                                =======      ========
 Minority interest ..........................................   $  (133)     $     --
                                                                =======      ========
 Net income (loss) ..........................................   $ 2,284      $   (600)
                                                                =======      ========
 Depreciation and amortization ..............................   $   109      $     --
                                                                =======      ========
 Interest expense ...........................................   $   402      $     --
                                                                =======      ========
 Capital expenditures .......................................   $    49      $     14
                                                                =======      ========
 Gross identifiable assets at December 31, 1995 .............   $39,562      $ 16,869
                                                                =======      ========
 Intersegment eliminations ..................................   $    (1)     $     --
                                                                =======      ========
 Net identifiable assets at December 31, 1995 ...............   $39,561      $ 16,869
                                                                =======      ========

Notes to Consolidated Financial Statements

(Continued)

                     -Subtotal-
 Real Estate          Worldwide            Gold
   Services      Financial Services       Mining         Timber          Other          Total
-------------   --------------------   ------------   ------------   ------------   -------------
  $    543           $  250,170          $ 89,487       $ 11,879      $   9,667      $  361,203
  ========           ==========          ========       ========      =========      ==========
  $     --           $   (8,696)         $     --       $     --      $  (9,667)     $  (18,363)
  ========           ==========          ========       ========      =========      ==========
  $    543           $  241,474          $ 89,487       $ 11,879      $      --      $  342,840
  ========           ==========          ========       ========      =========      ==========
  $ (2,939)          $   75,245          $ (2,818)      $ (6,996)     $  (3,621)     $   61,810
  ========           ==========          ========       ========      =========      ==========
  $ (1,035)          $   30,059          $   (426)      $   (270)     $  (1,816)     $   27,547
  ========           ==========          ========       ========      =========      ==========
  $     --           $    4,653          $    444       $     --      $      --      $    5,097
  ========           ==========          ========       ========      =========      ==========
  $ (1,904)          $   40,533          $ (2,836)      $ (6,726)     $  (1,805)     $   29,166
  ========           ==========          ========       ========      =========      ==========
  $     55           $   20,381          $ 23,260       $  2,871      $     399      $   46,911
  ========           ==========          ========       ========      =========      ==========
  $     --           $   11,195          $  2,766       $  3,045      $   2,065      $   19,071
  ========           ==========          ========       ========      =========      ==========
  $    344           $   11,473          $ 11,520       $  5,206      $     177      $   28,376
  ========           ==========          ========       ========      =========      ==========
  $  7,173           $  528,468          $152,866       $ 50,998      $  24,199      $  756,531
  ========           ==========          ========       ========      =========      ==========
  $ (1,847)          $ (133,436)         $     --       $     --      $ (19,302)     $ (152,738)
  ========           ==========          ========       ========      =========      ==========
  $  5,326           $  395,032          $152,866       $ 50,998      $   4,897      $  603,793
  ========           ==========          ========       ========      =========      ==========
  $    104           $  165,307          $ 78,279       $     --      $   2,679      $  246,265
  ========           ==========          ========       ========      =========      ==========
  $     --           $   (4,474)         $     --       $     --      $  (2,679)     $   (7,153)
  ========           ==========          ========       ========      =========      ==========
  $    104           $  160,833          $ 78,279       $     --      $      --      $  239,112
  ========           ==========          ========       ========      =========      ==========
  $   (463)          $   31,401          $  4,737       $   (729)     $  (1,744)     $   33,665
  ========           ==========          ========       ========      =========      ==========
  $   (186)          $   10,784          $  1,519       $   (246)     $    (509)     $   11,548
  ========           ==========          ========       ========      =========      ==========
  $     --           $    2,636          $    644       $     --      $      --      $    3,280
  ========           ==========          ========       ========      =========      ==========
  $   (277)          $   17,981          $  2,574       $   (483)     $  (1,235)     $   18,837
  ========           ==========          ========       ========      =========      ==========
  $      2           $   14,015          $ 16,371       $    116      $     671      $   31,173
  ========           ==========          ========       ========      =========      ==========
  $     --           $    9,249          $    137       $     --      $      --      $    9,386
  ========           ==========          ========       ========      =========      ==========
  $     14           $   15,211          $ 74,789       $  2,466      $     199      $   92,665
  ========           ==========          ========       ========      =========      ==========
  $  2,692           $  390,583          $149,613       $ 43,367      $  18,209      $  601,772
  ========           ==========          ========       ========      =========      ==========
  $     --           $  (99,993)         $     --       $     --      $ (11,067)     $ (111,060)
  ========           ==========          ========       ========      =========      ==========
  $  2,692           $  290,590          $149,613       $ 43,367      $   7,142      $  490,712
  ========           ==========          ========       ========      =========      ==========
  $     --           $  111,619          $ 90,242       $     --      $      --      $  201,861
  ========           ==========          ========       ========      =========      ==========
  $     --           $   (3,144)         $     --       $     --      $      --      $   (3,144)
  ========           ==========          ========       ========      =========      ==========
  $     --           $  108,475          $ 90,242       $     --      $      --      $  198,717
  ========           ==========          ========       ========      =========      ==========
  $     --           $   23,765          $ 24,365       $     --      $  (5,598)     $   42,532
  ========           ==========          ========       ========      =========      ==========
  $     --           $   10,292          $  8,521       $     --      $  (2,215)     $   16,598
  ========           ==========          ========       ========      =========      ==========
  $     --           $    1,316          $  1,807       $     --      $      --      $    3,123
  ========           ==========          ========       ========      =========      ==========
  $     --           $   12,157          $ 14,037       $     --      $  (3,383)     $   22,811
  ========           ==========          ========       ========      =========      ==========
  $     --           $    8,924          $ 15,744       $     --      $     328      $   24,996
  ========           ==========          ========       ========      =========      ==========
  $     --           $      746          $    278       $     --      $      --      $    1,024
  ========           ==========          ========       ========      =========      ==========
  $     --           $   14,385          $ 15,601       $  7,001      $     116      $   37,103
  ========           ==========          ========       ========      =========      ==========
  $     --           $  262,646          $ 82,782       $ 33,212      $  12,703      $  391,343
  ========           ==========          ========       ========      =========      ==========
  $     --           $  (66,595)         $     --       $     --      $  (5,679)     $  (72,274)
  ========           ==========          ========       ========      =========      ==========
  $     --           $  196,051          $ 82,782       $ 33,212      $   7,024      $  319,069
  ========           ==========          ========       ========      =========      ==========

Information Relating to Shares

      The Company's common stock is quoted on the NASDAQ National Market under the symbol PIOG. At March 1, 1998, the Company had approximately 5,000 shareholders. The price range of the common stock and the dividends paid to shareholders during each quarter of the last two years were as follows:

Price Range of Common Stock*

                                   1997                1996
                            ------------------- -------------------
                               High      Low       High      Low
                            --------- --------- --------- ---------
January--March ............  $26-3/4    $22-7/8    $30-1/2    $26-3/8
April--June ...............   26-1/2     23         28-3/4     26-1/4
July--September ...........   32-1/2     22-3/4     27         25-3/4
October--December .........   33-3/8     27-1/8     26-3/4     21-3/4

* Prices reflect the closing price of the Company's common stock on the NASDAQ National Market.

Dividends on Common Stock

                                                      Per Share
Record Date                       Payable Date         Amount
---------------------------   --------------------   ----------
March 1, 1996 .............       March 11, 1996     $ .10
June 3, 1996 ..............        June 12, 1996       .10
September 3, 1996..........   September 10, 1996       .10
December 2, 1996 ..........    December 10, 1996       .10
March 10, 1997 ............       March 17, 1997       .10
June 2, 1997 ..............         June 9, 1997       .10
September 2, 1997..........   September 10, 1997       .10
December 1, 1997 ..........     December 9, 1997       .10
March 2, 1998 .............       March 10, 1998       .10

[INSIDE BACK COVER]

THE PIONEER GROUP, INC. AND SUBSIDIARIES
Directors and Executive Officers*

Philip L. Carret, Director Emeritus.
Trustee Emeritus of certain of the Pioneer Family of Mutual Funds; Founder Chairman of Carret & Company.

John F. Cogan, Jr., Chairman of the Board, Director and President. Chairman of the Board, President and Trustee of each of the Pioneer Family of Mutual Funds; President and Director of Pioneer Omega, Inc., Pioneer First Russia, Inc., Pioneer International Corporation and Pioneer Metals and Technology, Inc.; Director of Pioneer Real Estate Advisors, Inc., Pioneer Capital Corporation, Pioneer Management (Ireland) Limited, "Pioneer Investments," Pioneering Services Corporation and Pioneer Forest, Inc.; Chairman of the Board and Director of Pioneering Management Corporation, Pioneer Funds Distributor, Inc., Closed Joint Stock Company "Pioneer Metals International," Closed Joint-Stock Company "Forest-Starma," Teberebie Goldfields Limited and Pioneer Goldfields Limited; Chairman of the Supervisory Board of Pioneer Fonds Marketing GmbH, Pioneer First Polish Investment Fund Joint Stock Company S.A. and Pioneer Czech Investment Company, A.S.; and Partner, Hale and Dorr LLP.

Robert L. Butler, Director and Executive Vice President. President and Director of Pioneer Funds Distributor, Inc.; Director of Pioneering Management Corporation, Pioneering Services Corporation, Pioneer Real Estate Advisors, Inc., Pioneer International Corporation and Pioneer Management (Ireland) Limited; Vice Chairman of the Supervisory Board of Pioneer Fonds Marketing GmbH; and Member of the Supervisory Board of Pioneer First Polish Investment Fund Joint Stock Company S.A. and Pioneer Czech Investment Company, A.S.

Maurice Engleman, Director. Chairman and CEO of Professional Equity Corporation and Marketing Two, Inc., and Principal, Engleman & Associates.

Alan J. Strassman, Director. Partner and Chairman of the Board of Martingale Asset Management; Treasurer and Member of the Board of Trustees of the Museum of Fine Arts, Boston and a member of the Board of WGBH (public television and radio)

Jaskaran S. Teja, Director. Senior Vice President of Pioneer International Corporation; and Director of "Pioneer Investments," Pioneer Goldfields Limited and Closed Joint Stock Company "Pioneer Metals International."

David D. Tripple, Director and Executive Vice President. Executive Vice President and Trustee of each of the Pioneer Family of Mutual Funds; President and Director of Pioneering Management Corporation; Director of Pioneer Capital Corporation, Pioneer Real Estate Advisors, Inc., Pioneer International Corporation, Pioneer Management (Ireland) Limited, "Pioneer Investments," Pioneer Funds Distributor, Inc., and Pioneer First Russia, Inc.; Member of Supervisory Board of Pioneer First Polish Investment Fund Joint Stock Company S.A. and Pioneer Czech Investment Company A.S.; and Director and Vice President of Pioneer Omega, Inc.

John H. Valentine, Director. Director of Pioneer Capital Corporation; Director of Entrepreneurial Management of Health Policy Institute; Director of Visualization Technology, Inc.; Overseer of Hurricane Island/Outward Bound School and Trustee of Thompson Island Outward Bound Education Center; and Vice-Chairman of the Board of Boston Medical Center.

William H. Keough, Senior Vice President, Chief Financial Officer and Treasurer; Treasurer of each of the Pioneer Family of Mutual Funds; an Treasurer of Pioneering Management Corporation, Pioneering Services Corporation, Pioneer Real Estate Advisors, Inc., Pioneer Capital Corporation, Pioneer SBIC Corp., Pioneer Funds Distributor, Inc., Pioneer International Corporation, Pioneer Metals and Technology, Inc., Pioneer First Russia, Inc. and Pioneer Omega, Inc.

Timothy T. Frost, Vice President. Director and Vice President of Pioneer Omega, Inc. and Pioneer First Russia, Inc.; Director of "Pioneer Investments;" Senior Vice President of Pioneer International Corporation; and Vice President of Pioneer Real Estate Advisors, Inc.

Lucien Girard, III, Vice President. Managing Director and Chief Executive of Pioneer Goldfields Limited; Managing Director of Teberebie Goldfields Limited; and Director of Pioneer Metals and Technology, Inc.

Stephen G. Kasnet, Vice President. President and Director of Pioneer Real Estate Advisors, Inc.; Trustee and Vice President of Pioneer Real Estate Shares; and President of Pioneer Real Estate Advisors Poland, s.p. Z.O.O.

John F. Lawlor, Vice President. Vice President of Pioneering Management Corporation; Director of Pioneer Goldfields Limited, Teberebie Goldfields Limited, Pioneer Management (Ireland) Limited, Closed Joint Stock Company "Pioneer Metals International" Pioneer Forest, Inc. and Closed Joint-Stock Company "Forest-Starma;" and Vice President and Director of Pioneer Metals and Technology, Inc.

Alicja K. Malecka, Vice President. President of Pioneer First Polish Investment Fund Joint Stock Company S.A. and Pioneer Investment Poland Ltd.; Senior Vice President of Pioneer International Corporation; Member of Supervisory Board of Pioneer Czech Investment Company, A.S.; Director of "Pioneer Investments" and Pioneer Polski Dom Maklerski S.A.; and Vice President of Pioneer Real Estate Advisors, Inc.

Frank M. Polestra, Vice President. President and Director of Pioneer Capital Corporation and Pioneer SBIC Corp.

William H. Smith, Jr., Vice President. President and Director of Pioneering Services Corporation; Director and Vice President of Pioneer International Corporation; Director of Pioneer Management (Ireland) Limited; and Member of Supervisory Board of Pioneer Czech Investment Company, A.S.

Joseph P. Barri, Secretary. Secretary of each of the Pioneer Family of Mutual Funds and the Company's subsidiaries; and Partner, Hale and Dorr LLP.

Robert P. Nault, General Counsel and Assistant Secretary. Assistant Secretary of each of the Pioneer Family of Mutual Funds and the Company's subsidiaries.



* As defined pursuant to Section 16 of the Securities Exchange Act of 1934.

60 State Street, Boston Massachusetts 02109