Form 10-K405, Exhibit 13
period 1998-12-31
PIONEER GROUP INC
filed 1999-03-31
CIK 733060

Exhibit 13    The Pioneer Group, Inc. 1998 Annual Report to Stockholders.

[FRONT COVER]

                                                                  [Pioneer Logo]

The Pioneer Group, Inc.


[Graphic of ship sailing]


1998

The Pioneer Group, Inc.

Pioneer Investment
Management

Pioneer Investment Management distributes mutual funds in the U.S. and manages assets on behalf of individual and institutional clients. This business unit also distributes abroad our core U.S. mutual funds and our offshore, Dublin-based mutual funds.

Pioneer International
Financial Services

Pioneer International Financial Services applies Pioneer's expertise in asset gathering and management to selected countries and markets. This business unit builds domestic financial service franchises that invest in their home markets and serve local investors.

Pioneer Global
Investments

Pioneer Global Investments comprises our asset development capabilities. These currently include gold mining, timber, venture capital and real estate. Through sale or partnership arrangements, several of our investments are now in the value realization stage.




"Last year represented a turning point for Pioneer - one in which we sharpened our focus on our core investment management strengths and honed our organizational structure.

We are committed to our 70-year tradition of service and building value for our stockholders and clients. We will continue building a company with impressive capabilities and a discerning eye for new opportunities."

John F. Cogan, Jr., President
The Pioneer Group, Inc.


1998

[Photo of Philip L. Carret]

Philip L. Carret
1896 - 1998


Philip L. Carret was founder of Pioneer Fund and Director Emeritus of The Pioneer Group, Inc. In 1924, while working for C.W. Barron as a financial reporter in Boston, Mr. Carret gathered $25,000 in a trust owned by himself, family and friends. With the reorganization of the trust in 1928 into the nation's fourth mutual fund - subsequently named Pioneer Fund - Mr. Carret helped usher in the modern financial services industry.

Over the course of a rich and varied career, Mr. Carret was also a partner in a mining venture, book publisher, and author of several classic books on investing. He was a passionate global traveler and a connoisseur of solar eclipses. In all his endeavors, Mr. Carret displayed a broad intellectual curiosity, openness to new ideas, continuing optimism, patience, wit, and exceptional common sense. He passed away in May 1998 at the age of 101. We at Pioneer shall miss him greatly.


Table of Contents

Chairman's Letter           2

Pioneer Investment
Management                  6

Pioneer International
Financial Services         10

Pioneer Global
Investments                12

Financial Review           15

[Photo of John F. Cogan, Jr.]

John F. Cogan, Jr.
President

Fellow Stockholders:

In 1998, Pioneer experienced a confluence of challenging events that was unique in our company's history. At home, despite great volatility in the stock market, we enjoyed a year of record revenues and assets under management, and strong profits from our core investment management business.

Our domestic strength, however, was not enough to offset the difficult environment abroad. Turmoil in Russia led to devaluation of the ruble and all of that country's assets, including our banking operations, securities brokerage and investment management businesses. The low prices of gold weighed heavily on our Ghanaian gold mine. And Asia's slumping economies depressed the market for our Russian timber operations. These economic hurdles were major factors contributing to the company's overall loss for the year of $33.5 million, or $1.32 per share, on revenues of $324.9 million, as compared to net income of $29.2 million, or $1.14 per share, on revenues of $330.5 million in 1997.

A Strategic Review and Restructuring

Before elaborating on operating results for 1998, I would like to discuss the strategic review and restructuring program that Pioneer undertook in 1998.
We believe that the new structure will be the foundation for future profitable growth well into the next century.

Pioneer is entrepreneurial in spirit, and we have always been aware that new opportunities carry a degree of risk. For this reason, on an ongoing and periodic basis, we reassess whether nascent operations merit continued investment or a change in strategy. While we certainly did not foresee the convergence of so many difficult circumstances affecting all of our businesses in 1998, Pioneer was fortunate to have already been in the midst of a broad strategic review.

The conclusion of our strategic review was that we should reposition Pioneer's assets and re-focus our energies on our core capabilities of investment management and asset development. While it will take time to fully accomplish this undertaking, we are now moving to capture the growth in the value of several of our asset development endeavors. We recently sold our interests in the assets of our U.S. venture capital business and are seeking to sell our Ghanaian gold mine. Additionally, we are seeking a strategic partner to strengthen and bolster our results - and mitigate Pioneer's risk - in our Russian Far East timber operation.

These are the opening moves through which we intend to reduce debt and achieve more consistent earnings growth. To effectively implement these priorities, we have realigned Pioneer's operating units into three strategic business units: Pioneer Investment Management, Pioneer International Financial Services and Pioneer Global Investments, each with a strong, focused and committed management team.

To support and link the new business units, we have also heightened the importance of two departments. The global operations and technology department, under William Smith's leadership, enables Pioneer to harness the increasing opportunities offered by new information and processing technology. This area provides superior record keeping and transfer agent services for more than 4 million fund shareowner accounts worldwide, and maintains Pioneer's corporate operating platform at the highest industry standards. Under the leadership of our new chief financial officer, John Boynton, the finance department is significantly strengthening our financial planning, and is implementing more advanced financial performance measurement systems to drive greater discipline and bottom-line accountability.

With the completion of Pioneer's strategic review and corporate restructuring, we have increased our management depth, leveraged the teamwork of our professionals, and streamlined the company's overall cost structure with tightened expense controls. We believe that the new corporate structure and management teams provide a strong foundation for building Pioneer's future within our core capabilities of investment management and asset development.

Following is an overview of the major contributors to 1998's results, grouped by our new strategic business units. A fuller discussion is included in the sections that follow.


Pioneer Investment Management

Despite the volatility that characterized Wall Street in 1998, our core investment management, mutual fund distribution and institutional businesses continued their upward trends, with net income rising 12.1% to $36.0 million, fueled both by the strong performance and sales of a number of our funds and by the gain from the sale of our Class B Share rights. For the year, sales of domestic mutual funds increased 39% to $3.9 billion and net sales rose over 105% to $1.6 billion. These results are the product of years of strengthening our investment management expertise, sharpening our mutual fund mix and broadening our distribution channels.


Pioneer International Financial Services

The results for Pioneer International Financial Services reflect both the turmoil in Russia and the expenses associated with building our franchise as one of Poland's leading financial service providers. Pioneer International Financial Services posted a loss from continuing operations of $17.7 million, compared to net income of $5.9 million in 1997. The bulk of the losses stemmed from Russia, as mentioned above. In response, we have reduced our Russian operations to a prudent level and significantly pared expenses.

In sharp contrast to Russia, in 1998 Poland's transition to a free market economy continued to mature in a measured and positive manner. However, with the investments we are making to build market share as a part of the country's far-reaching pension system reform program, and the relatively weak stock market conditions that prevailed in both Poland and the Czech Republic, our Central European operations posted a loss for the year.

Pioneer Global Investments

Results for Pioneer Global Investments were shaped principally by prices for gold and timber, which were at or near recent historic lows in 1998, as well by various challenging operating conditions. Overall, Pioneer Global Investments lost $41.2 million in 1998, compared to a loss of $6.9 million in 1997. Our gold mine in Ghana, which is in the process of being sold, posted a loss of $19.8 million in 1998, compared to a loss of $2.8 million in 1997. In addition to the lingering low commodity price for gold, the loss was also due to continuing productivity shortfalls resulting in reduced output.

Our Russian timber operation was hindered by several factors - principally Asia's economic woes - which led to a loss of $18.7 million in 1998, compared to a loss of $6.7 million in 1997. However, the picture did brighten significantly in the fourth quarter with a pick-up in productivity and a sharp rebound in timber prices.


Priorities and Growth Initiatives

In 1999, our priorities are well defined and straightforward. We will strive to achieve our growth objectives, control expenses, reduce debt, and divest ourselves of the non-core ventures discussed earlier. Also, we will seek to realize an increased level of profitability from our domestic and international investment management businesses.

These measures will help put us on the path toward the sustainable, consistent earnings growth that we seek for our stockholders. And they will enable us to re-focus our energies on growth initiatives within our core capabilities, which include:

Investment management expertise In 1998, we added senior management professionals to both equity and fixed- income teams. Fundamental, proprietary investment research has been Pioneer's hallmark for seven decades, and we will continue to invest in the expertise necessary to maintain this competitive advantage.

Domestic distribution Broadening and strengthening our mutual fund distribution network and our institutional sales efforts are ongoing priorities at Pioneer. Our approach in 1999 will be consistent with that of previous years: to build on the foundation of our first-class sales and marketing team. We are combining state-of-the-art sales presentation technology and personal service to give investment professionals and institutional clients every reason they need to start - and to continue - doing business with Pioneer.

Global distribution Pioneer began distribution of our funds in Germany more than 30 years ago, and we continue to see a growing number of opportunities throughout Europe, especially with an increasingly unified European economic structure. Over the past several years, we have been introducing Dublin-registered offshore funds to broaden the distribution effort not only in Europe, but also around the globe. This effort will continue in 1999 and beyond, with carefully targeted new funds and sales initiatives.
4

[Photo of Pioneer's executive management team]

Pioneer's executive management team: William H. Smith, Jr., Alicja K. Malecka, John A. Boynton, John F. Cogan, Jr., David D. Tripple, and Stephen
G. Kasnet

Global retirement services Over the last 70 years, individuals in the U.S. have increasingly looked to mutual funds and other privately managed accounts to provide security in retirement. This trend is now in full force globally and represents an historic business opportunity - one that is a major focus for Pioneer. Our unique role in Poland's pension privatization illustrates just one way in which we are committing our resources in this area. We are also pursuing new distribution channels with the capability to serve clients ranging from individual investors to the largest corporations.

With the restructuring, we have set ambitious goals as we approach the twenty-first century:

* to rank consistently as a top-tier investment manager and asset developer, and

* to apply our unique expertise in providing first-class financial services to individuals and institutions worldwide, founded on increasingly sophisticated technology and innovation.

Last year represented a turning point for Pioneer - one in which we sharpened our focus on our core strengths and honed our organizational structure to best complement the team effort of our talented professional staff. We are committed to our 70-year tradition of service and building value for our stockholders and clients. We shall continue building a company with impressive capabilities and a discerning eye for new opportunities. The pages that follow describe our accomplishments and plans more fully, and underscore our confidence in the course we are charting.

Sincerely,

/s/ John F. Cogan, Jr.

John F. Cogan, Jr.
President
March 25, 1999

Pioneer Investment Management


[Photo of person sailing]

"In 1998, Pioneer solidified its
reputation as an asset gatherer and
manager, with some impressive performance rankings, another year of record sales and growing recognition as a provider of retirement services. In 1999, we see opportunities for significant global expansion and for opening up new distribution channels."

David D. Tripple, President
Pioneer Investment Management

During his 25-year career at Pioneer,
David D. Tripple previously served as
President of Pioneering Management
Corporation and Chief Investment
Officer.

Pioneer Investment Management (Pioneer Investments), our U.S. investment management arm, manages assets on behalf of individual and institutional clients. Pioneer Investments also distributes abroad our core U.S. mutual funds and offshore, Dublin-based mutual funds.


Investment Management

Over the last seven decades, Pioneer has remained true to a single goal: to produce superior investment performance in all market environments. During that time, we have also witnessed dramatic growth in competition in the U.S. mutual fund arena, from four funds to well over 8,000. Competition among money managers both here and abroad is rapidly increasing.

Staying on the leading edge of this universe requires a strong effort and commitment of resources. To that end, over the last several years we have broadened our product line and added depth and expertise to our investment management staff.

In 1998, we were gratified that this commitment was securely in place as the market proved to be a challenge for money managers in many sectors. Despite a gain of almost 29% by the Standard & Poor's 500 Index, stocks of smaller companies suffered their worst relative performance in the post-war period and emerging markets plunged in economic turmoil. Managers using a value investment style, as do most of Pioneer's fund managers, were particularly affected. Even blue-chip managers struggled to keep up with the S&P 500, with just 13% of equity mutual funds outperforming that benchmark.

While Pioneer's funds with exposure to the small-cap and emerging markets sectors were not immune to the difficult environment, five of Pioneer's 22 funds ranked in the top 25% of their respective categories. In addition, two of Pioneer's funds were among those few that outperformed the S&P 500.

In 1998, we continued to build our investment management team with the addition of four senior portfolio managers and team leaders, on both the equity and fixed-income sides. These additions complemented the continuing internal development of our investment staff. A team of investment professionals composed of portfolio managers and analysts supports each Pioneer fund to ensure that maximum resources are brought to bear on every portfolio we manage. We have four teams providing comprehensive coverage of the U.S. equity markets, as well as teams for both international equity and fixed income. A growing number of Pioneer products draw upon the combined skills of several teams.

Pioneer has also been aggressively upgrading the technology that supports all of our investment operations, from analysis and decision-making to execution and confirmation. In 1998, we made significant progress in this ongoing effort, introducing a state-of-the-art internal management and electronic trading and compliance system.


U.S. Asset Gathering

Mutual fund distribution

Pioneer funds have always been sold exclusively through investment representatives, and providing these professionals with top-flight service is a major focus of our business. That is why we are particularly gratified that so many brokers, dealers and independent financial planners rate us highly.

In the 1998 national broker survey by Dalbar, a nationally recognized broker research firm, Pioneer ranked first in 21 of 42 mutual fund and variable annuity categories, including general opinion, product information, overall marketing and overall operations. These are truly exceptional results.

Quality service - along with performance - was a major factor propelling Pioneer's 39% increase in sales for 1998 to $3.9 billion, despite one of the most volatile stock markets in recent memory. Over the last five years, domestic sales of Pioneer funds have increased by an annual average of 34%.
In comparison, other "non-proprietary" mutual fund groups - those not captive of a broker-dealer or other financial institution - have increased an average of only 14% over the comparable period.

Behind the sales numbers is an equally important trend. Pioneer's service orientation has resulted in a steadily increasing number of individual dealers who sell a significant amount of our funds: the number of investment professionals selling $1 million or more grew by 26% in 1998, a trend that has been consistently positive since 1991.


Retirement Products

Enjoying a secure, comfortable retirement is a key goal of an increasing number of individuals worldwide. The continuing national debate over the future of Social Security has heightened awareness of the growing role performed by Pioneer and other private-sector financial intermediaries in helping investors meet their goals.

As Congress has added more retirement-oriented incentives to the tax code, Pioneer has been at the forefront of educating investors about how they can best take advantage of these measures. For example, the Roth IRA, passed into law in 1997, has been one of the most popular new products in the retirement arena. However, the new IRA rules added another layer of complexity to financial planning. Pioneer responded with the "IRA Roadmap," which helps investors cut through the thicket of requirements. The Roadmap has become a standard reference piece for investment professionals and is boosting Pioneer's brand recognition and sales.

Pioneer provides innovative and custom-tailored retirement plans for the broad range of needs in Corporate America. We are especially focused on small businesses, which represent a significant market for financial service providers. We offer traditional 401(k), SIMPLE, SEP, 403(b) and profit sharing plans, including newer adaptations recently made possible by the tax code. A good example is our "Double Advantage Safe Harbor" 401(k) plan, available for the first time in 1999. The plan frees small businesses from the complexities of "top-heavy" testing, and adds flexibility in allocating company contributions.

Sales of Pioneer retirement plans increased by 77% in 1998, including a 124% increase in new accounts. As of the end of 1998, retirement-related assets represented more than 40% of Pioneer's $23 billion in assets under management.

Pioneer Vision Variable Annuity represents an important option for investors, as part of their overall retirement savings program. The product offers investors a tax- advantaged way to save for the future while benefiting from the same professional investment management enjoyed by shareowners of Pioneer funds. In 1998, we added two new investment portfolios to Pioneer Vision - Europe and Emerging Markets. The 12 investment options in Pioneer Vision give investors the full flexibility they need in creating - and living with - an investment program designed to last through their retirement years.


Institutional

Pioneer's strengths in performance and service are well suited to the institutional marketplace, which represents in excess of $6 trillion of assets in the U.S. and an additional $10 trillion worldwide. Pioneer is committed to expanding our institutional market share, building on our depth of fundamental research, original thinking and disciplined adherence to investment style - qualities that are in great demand by consultants and their clients.

In 1998, Pioneer invested significantly in marketing and sales, marketing support, client service and new business development to support continued building of institutional assets under management. Pioneer's focus is on the entire range of institutional clients, including pension, foundation, endowment, subadvisory and insurance accounts, both in the U.S. and abroad. In 1999 Pioneer will be targeting pension-related asset management accounts, through a variety of relationships with insurance companies, defined benefit plans, municipalities, banks and other financial intermediaries.

Shareowner Service

Pioneer is committed to providing our mutual fund shareowners and their investment representatives with service that ranks among the best in the financial services industry.

We have a philosophy of continually striving to improve account access, while maximizing the information and educational resources at our clients' fingertips, through materials such as our comprehensive shareowner service guide and complete year-end tax materials. In 1998, we undertook projects to build and improve our shareowner web site, redesign our quarterly newsletter and completely revamp our single and combined account statements.

To guide our service efforts, we solicit feedback from shareowners on a quarterly basis. In 1998, we received a 96.5% approval rating, based on responses to 8,000 surveys mailed to customers over the course of the year.


Offshore Asset Gathering

In the U.S., about 40% of households own mutual funds, representing about $5.5 trillion in assets. The combined mutual fund assets of France, Italy, Japan, UK, Germany, Spain and Canada add up to less than half of that. In the next decade, Pioneer believes that the mutual fund will emerge on a global scale, buoyed by several related trends, including a growing need for alternatives to bank savings, increased consumer sophistication and the privatization of many government-managed retirement plans.

Pioneer first began an overseas distribution network in Germany more than 30 years ago, with the offering of two U.S.-registered funds, and we have continued to build our European presence. With the advent of the Euro in 1998 and the prospect of further economic integration in the near future, this is an especially exciting time to extend our franchise elsewhere in Europe and elsewhere around the globe.

In recent years, additions to our offshore product line included seven funds registered in Dublin, the site of our international service center. Irish registration facilitates the global offering of these funds. In 1998, we established a sales presence in Spain in preparation for wider distribution of our funds. In addition, we are rapidly building partnerships with broker-dealers and banks with global distribution capabilities.

Our U.S.-based investment professionals manage all of the offshore assets raised by Pioneer Investments. In contrast, Pioneer International Financial Services, discussed in the following section, develops a strong local presence by building and managing domestic financial service franchises in selected countries. The synergy developed through the interaction of our strategic business units adds to the unique base of research and expertise that supports all Pioneer investment professionals.

Pioneer International Financial Services


[Photo of ship sailing]


"The demand for mutual funds has grown dramatically in recent years, fueled in large measure by the increasing global need for individual retirement savings. With 30 years of international experience, and a unique track record in developing the technological infrastructures for new markets, Pioneer is well-positioned to service - and profit from - this growing need."

Alicja K. Malecka, President
Pioneer International Financial Services



Alicja K. Malecka has over 25 years of
experience in international banking and
capital markets and has directed
Pioneer's efforts in Poland and the
Czech Republic since 1992.

Pioneer International Financial Services applies Pioneer's expertise in asset gathering and management to selected countries and markets. With local staff and business partners, Pioneer International Financial Services builds domestic financial service franchises that invest in their home markets and serve local investors.

Poland

Since establishing the first mutual fund in Poland in 1992, Pioneer has become one of Poland's premier financial service providers. Pioneer manages four mutual funds with approximately $325 million under management - roughly 70% of all the assets invested in Polish mutual funds. In addition, Pioneer provides related record keeping and transfer agent services. This technology was adapted from Pioneer's U.S. systems and customized to meet the unique needs of our Polish operation.

In 1998, Pioneer became the first organization to be licensed and registered to gather and manage assets as part of Poland's far-reaching pension system reform program. The reform program consists of three "pillars," or stages. Pillar I is an extension of the current "pay-as-you-go" government-managed pension system. Pillar II, the program under which Pioneer became licensed, is a private-sector program in which individuals select financial service providers. Participation in Pillar II is mandatory for all employees under 30 years old, and elective for those from 30 to 50. Pillar III is a voluntary, corporate-sponsored, private-sector program - much like the 401(k) market in the U.S.

Clearly, 1999 will be crucial for Pioneer in terms of extending our dominant franchise in Poland, as Pillar II gets underway. The influx of new money is likely to spark significant growth in Poland's financial markets - currently, just 1% of the population invests. However, competition with other financial intermediaries will be intense and, even with Pioneer's substantial franchise in the mutual fund sector, our pension fund programs will require additional near-term investment to bolster our sales, distribution and processing capabilities.

Czech Republic

In 1995, Pioneer was the first non-Czech company to establish an open-end mutual fund in the Czech Republic. During 1998, the assets under managment in our Czech Fund grew by nearly 60%, and by the end of the year we managed $68 million for 32,000 clients. We are pleased that in a young, rapidly growing financial market, Pioneer Czech Investment Company has established a reputation for integrity and expert management.

Russia

By any measure, 1998 was a year of major setbacks to Russia's effort to develop its economy along a free-market model. The well-publicized economic turmoil resulted in both a currency devaluation and a sharp reduction in securities trading. In response to a truly challenging environment and trying times, our majority-owned bank suspended operations in the second quarter and was subsequently sold, our 51%-owned Pioneer First Investment Fund took a reduction in the cost basis of certain of its holdings in the third and fourth quarters, and early in 1999 we took steps to close our majority-owned brokerage company. In sum, we have reduced our Russian operations to a prudent level required to manage the Pioneer First Investment Fund and two smaller mutual funds, as we await the recovery of the Russian capital markets.

India

Pioneer offers an array of mutual funds to Indian citizens through our 48%-owned joint venture, Kothari Pioneer AMC, headquartered in Chennai (Madras). Since 1993, when we established the first private sector Indian mutual fund - Kothari Pioneer Prima Fund - assets under management have grown to approximately $110 million, on behalf of over 300,000 accounts. Kothari Pioneer's distribution network includes 17 regional and branch offices and more than 16,000 investment professionals throughout the country.

The countries in which Pioneer International Financial Services builds its franchises are chosen carefully. They boast a newly emerging middle class that has embraced a free market economy. And they are receptive to new tools for savings and investment in pursuit of long-term financial security. Pioneer enters such markets only when we believe our unique expertise can be applied profitably to help them achieve that important goal.

Pioneer Global Investments


"Pioneer Global Investments seeks asset development opportunities that offer the potential for high return on investment, where the risks are readily gauged and the exit strategies are clearly defined. We view our strengths as those of identifying value and nurturing young businesses to the initial commercialization stage. As such, we expect to grow the enterprises and realize their increased value within an intermediate-term time frame."

Stephen G. Kasnet, President
Pioneer Global Investments

[Photo of ship sailing]


Stephen G. Kasnet has 20 years of
institutional advisory, capital market and real estate investment and management experience. Mr. Kasnet previously served as president of Pioneer Real Estate Advisors.

Pioneer Global Investments leverages our asset development investments and capabilities. These currently include gold mining, timber, venture capital and real estate. Several of our investments are now in the value realization stage, as discussed more fully below.


Gold Mining

In 1998, we decided to pursue the sale of Pioneer Goldfields, holder of our 90% equity interest in Teberebie Goldfields Limited, as discussed earlier. Since securing the site concession in 1986, Pioneer successfully proved feasibility and developed it into a world-class gold mine, achieving full-scale commercial production in 1991.

In light of Pioneer's overall restructuring, and the broad consolidation now taking place in the mining industry, a sale will realize the present value of Pioneer Goldfields and allow us to use the proceeds to reduce debt and make investments in our core businesses. To that end, we have retained Salomon Smith Barney as our investment-banking advisor, and an offering memorandum is being finalized for circulation to a select group of potential buyers.

In 1998, the gold mine struggled with continuing production shortfalls due to drought-induced hydroelectric power shortages in Ghana and unexpected variability in gold recovery and crusher availability associated with ore that is generally less weathered and harder than that previously processed. As a result, gold production dropped 4% to 253,200 ounces in 1998. The average selling price fell 10% to $305 per ounce. The resulting decline in revenues was exacerbated by the expiration of put options in September. At prevailing gold prices, it has been uneconomical to extend the "floor" program for our gold sales.


Timber Production

Pioneer Forest is our timber production subsidiary in the Khabarovsk Territory of Russia. Pioneer Forest's holdings consist of annual cutting rights to 1.2 million cubic meters of timber harvested from three long-term leaseholds on 2.7 million acres, a land area equal to roughly 90% of the state of Connecticut. We are actively seeking to expand our cutting rights, which we believe will significantly increase the value of our holdings and further enhance Pioneer Forest's attractiveness to top-tier prospective partners.

Results for the timber operations were constrained in 1998 by the troubled economies of neighboring Asian countries, principally Japan, with the average realized selling price for the year at $37 per cubic meter, down 39% from 1997. Additionally, harvesting and production of timber was suspended in mid-year for over four months under a governmental decree as logging crews were redeployed to help fight forest fires in the region.

At the same time, there were several bright spots as 1998 drew to a close. Increasing the productivity of our crews was a key goal for the year, and we are pleased that we exceeded our monthly production targets throughout the fourth quarter. For the year we shipped 280,000 cubic meters, an increase of over 44% from 1997. In addition, prices for our shipped timber mix rebounded 82% from their average in the third quarter to an average of $51 per cubic meter in the fourth quarter. Revenues and expenses are now at budgeted levels, and the operations are currently self-sustaining on a cash-flow basis. To help smooth out the timing of cash flow, Pioneer has entered into an advanced-selling arrangement for timber harvested but not shipped during the first five months of 1999. As we seek a strategic partner, we continue our efforts to increase production and productivity in 1999.

Direct Equity / Real Estate

Pioneer is manager of several direct equity and real estate funds.

In March 1999, we sold our interests in the assets of our U.S. venture capital business as a way to enhance liquidity, reduce debt and fund investments in our core businesses.

While we have sold our interests in domestic venture capital investments, Pioneer continues to view direct equity investment and management of institutional assets as squarely within our core investment management strategy and capabilities. We see great promise in our direct equity and real estate funds in Central Europe. We will retain management of these funds, and expect that they will provide value for our institutional clients. These initiatives include the following:

$60 million Pioneer Poland Fund As of the first quarter of 1999, the fund is 70% invested in a portfolio of growing private Polish businesses; the balance is expected to be invested in the near term, based on commitments currently in place.

$100 million Pioneer Central Europe Fund II Based on the success of the Poland Fund and drawing upon Pioneer's regional presence and knowledge, in 1999 we intend to organize a follow-on fund which will seek direct equity opportunities in a portfolio of private businesses throughout Central Europe.

$60 million Pioneer Polish Real Estate Fund This fund, organized in 1997, is in the process of finalizing commitments and investing in a portfolio of commercial real estate opportunities. We anticipate that the fund will be fully invested within three years.

$240 million Pioneer-Banc One Property Fund We intend to close this fund in 1999, in partnership with Banc One Capital Corporation, to invest in properties in Central Europe and the Newly Independent States of the former Soviet Union. In recognition of Pioneer's expertise in both real estate investment and the region, the debt portion of the financing of the fund is fully guaranteed by the Overseas Private Investment Corporation, an arm of the U.S. Commerce Department.

Pioneer will continue to focus on opportunities with highly favorable risk/reward profiles where assets can be developed within well-defined time frames. We will proceed on a highly selective basis, where Pioneer's unique investment management skills can build value for our stockholders.

Financial Review


[Photo of ship sailing]


Financial Snapshot                  16

Management's Discussion
and Analysis                        18

Market Risk Disclosure              29

Report of Independent
Public Accountants                  31

Consolidated
Financial Statements                32

Notes to Consolidated
Financial Statements                36


Financial Snapshot


Assets Under Management at December 31:

Dollars in Millions

                                            1998         1997         1996         1995         1994
                                            ----         ----         ----         ----         ----

U.S. Registered Mutual Funds ............. $21,985      $19,635      $15,704      $12,701       $9,925
Non-U.S. Registered Mutual Funds .........     814          715          502          280          589
                                           -------      -------      -------      -------       ------
  Total Registered Mutual Funds ..........  22,799       20,350       16,206       12,981       10,514
Closed-end and subadvised funds
  and private institutional accounts* ....     574          691          775          764          589
                                           -------      -------      -------      -------       ------
Total .................................... $23,373      $21,041      $16,981      $13,745      $11,103
                                           =======      =======      =======      =======       ======

* Excludes assets of funds managed by foreign joint ventures and venture capital pools.



Quarterly Financial Data

Dollars in Thousands Except Per Share Amounts


                                                                  First        Second          Third        Fourth
                                                                 Quarter       Quarter        Quarter       Quarter
                                                                 -------       -------        -------       -------
1998
Total revenues and sales ..................................      $77,892       $81,583        $83,719       $81,680
                                                                 -------      --------       --------      --------
Net income (loss) from continuing operations ..............        5,337        (6,211)       (15,937)      (10,208)
Net income (loss) from discontinued operations ............           10        (5,919)          (540)           --
                                                                 -------      --------       --------      --------
Net income (loss) .........................................       $5,347      ($12,130)      ($16,477)     ($10,208)
                                                                 =======      ========       ========      ========
Per common share:
  Earnings (loss) from continuing operations ..............        $0.21        ($0.25)        ($0.63)       ($0.40)
  Earnings (loss) from discontinued operations ............           --        ($0.23)        ($0.02)           --
                                                                 -------      --------       --------      --------
  Total earnings (loss) ...................................        $0.21        ($0.48)        ($0.65)       ($0.40)
                                                                 =======      ========       ========      ========
  Cash dividends declared .................................        $0.10         $0.10             --            --
                                                                 =======      ========       ========      ========
Market price range:*
     High .................................................      $31-1/4      $33            $28-1/8        $19-3/4
     Low ..................................................      $25-1/4      $25-3/16       $15-1/16       $11-1/2

1997
Total revenues and sales ..................................      $67,667       $77,422        $94,929       $90,498
                                                                 -------      --------       --------      --------
Net income (loss) from continuing operations ..............        7,474         5,455          8,926         7,858
Net income (loss) from discontinued operations ............         (165)         (480)           596          (498)
                                                                 -------      --------       --------      --------
Net income (loss) .........................................       $7,309        $4,975         $9,522        $7,360
                                                                 =======      ========       ========      ========
Per common share:
  Earnings (loss) from continuing operations ..............        $0.29         $0.21          $0.35         $0.31
  Earnings (loss) from discontinued operations ............           --        ($0.02)         $0.02        ($0.02)
                                                                 -------      --------       --------      --------
  Total earnings (loss) ...................................        $0.29         $0.19          $0.37         $0.29
                                                                 =======      ========       ========      ========
  Cash dividends declared .................................        $0.10         $0.10          $0.10         $0.10
                                                                 =======      ========       ========      ========
  Market price range:*
     High .................................................      $26-3/4       $26-1/2       $32-1/2        $33-3/8
     Low ..................................................      $22-7/8       $23           $22-3/4        $27-1/8

* The Company's common stock is quoted on the NASDAQ National Market under the symbol PIOG. Prices reflect the closing price of the common stock on the NASDAQ National Market. At March 1, 1999, the Company had approximately 5,000 shareholders.

Sales of Mutual Fund Shares:

Dollars in Millions

                                                              Year Ended December 31,
                                              1998         1997        1996        1995        1994
                                              ----         ----        ----        ----        ----
U.S. Registered Mutual Funds:

Sales* .................................      $3,971      $2,866      $2,602      $1,752      $1,499
Redemption of shares ...................       2,410       2,106       1,431       1,050         860
                                              ------      ------      ------      ------      ------
Net sales of shares ....................      $1,561      $  760      $1,171      $  702      $  639
                                              ======      ======      ======      ======      ======


                                                               Year Ended December 31,
                                                  1998       1997       1996       1995        1994
                                                  ----       ----       ----       ----        ----
Non-U.S. Registered Mutual Funds:

Sales*  ...................................       $241       $410       $217      $  25        $734
Redemption of shares ......................        160        147         81        381         584
                                                  ----       ----       ----      -----        ----
Net sales (redemptions) of shares .........       $ 81       $263       $136      $(356)       $150
                                                  ====       ====       ====      =====        ====

* Includes reinvestment of dividends, but excludes money market funds and funds managed by foreign joint ventures.



Five Year Summary of Selected Financial Data:


Dollars in Thousands Except Per Share Amounts

                                                                     Year Ended December 31,
                                                1998           1997           1996           1995           1994
                                                ----           ----           ----           ----           ----
Results of Operations

Revenues and sales .....................    $  324,874     $  330,516     $  224,146     $  196,334     $  171,702
Costs and expenses .....................       343,492        282,789        203,289        157,842        119,568
Unrealized and realized (gains) losses
  on venture capital and marketable
  securities investments, net ..........        (4,418)       (27,460)       (12,279)        (9,345)           946
Interest expense .......................        16,303         11,395          3,318          1,024          1,305
Public offering costs ..................            --             --             --          4,863             --
Other, net .............................         1,186            606          1,716            735            112
                                            ----------     ----------     ----------     ----------     ----------
Income (loss) from continuing operations
  before provision for income taxes and
  minority interest ....................       (31,689)        63,186         28,102         41,215         49,771
Provision for income taxes .............         1,771         27,664         11,605         16,071         14,182
                                            ----------     ----------     ----------     ----------     ----------
Income (loss) from continuing operations
  before minority interest .............       (33,460)        35,522         16,497         25,144         35,589
Minority interest ......................        (6,441)         5,809          1,220          2,965          2,129
                                            ----------     ----------     ----------     ----------     ----------
Net income (loss) from
  continuing operations ................       (27,019)        29,713         15,277         22,179         33,460
Income (loss) from discontinued
  Russian banking operations ...........        (6,449)          (547)         3,560            632             --
                                            ----------     ----------     ----------     ----------     ----------
Net (loss) income ......................    $  (33,468)    $   29,166     $   18,837     $   22,811     $   33,460
                                            ==========     ==========     ==========     ==========     ==========
Diluted earnings (loss) per share:
  Continuing operations ................    $    (1.07)    $     1.16     $     0.60     $     0.88     $     1.32
  Discontinued operations ..............         (0.25)         (0.02)          0.14           0.02             --
                                            ----------     ----------     ----------     ----------     ----------
Total diluted earnings (loss) per share     $    (1.32)    $     1.14     $     0.74     $     0.90     $     1.32
                                            ----------     ----------     ----------     ----------     ----------
Cash dividends per share ...............    $     0.20     $     0.40     $     0.40     $     0.40     $    0.315
                                            ==========     ==========     ==========     ==========     ==========
Diluted shares outstanding .............    25,350,000     25,630,000     25,460,000     25,311,000     25,354,000
Long-term notes payable ................    $  133,395     $  168,424     $  149,500     $   11,048     $    9,101
Total assets ...........................    $  499,461     $  567,214     $  456,782     $  310,790     $  202,085
Stockholders' equity ...................    $  154,802     $  183,687     $  162,473     $  150,343     $  134,422
Stockholders' equity per share .........    $     5.93     $     7.28     $     6.50     $     6.05     $     5.45

Management's Discussion & Analysis
of Financial Condition and Results of Operations


OVERVIEW

The consolidated financial statements of The Pioneer Group, Inc. (the "Company") include the Company's three strategic business units. Pioneer Investment Management includes the investment management, marketing, distribution and servicing of the Company's mutual funds based in the United States and offshore funds based in Ireland. This business unit also provides investment management services for institutional investors. Pioneer International Financial Services includes the Company's investment management and financial services businesses in Poland, the Czech Republic, Russia and India. Pioneer Global Investments includes the Company's worldwide venture capital, real estate, gold mining and timber operations. Management's Discussion and Analysis of Financial Condition and Results of Operations is presented in four sections: Results of Operations, Liquidity and Capital Resources-General, Future Operating Results and Year 2000.


RESULTS OF OPERATIONS

Consolidated Operations

The Company reported a loss of $33.5 million in 1998, or $1.32 per share, on revenues of $324.9 million, compared to net income of $29.2 million, or $1.14 per share, on revenues of $330.5 million in 1997. The Company had net income of $18.8 million in 1996, or $0.74 per share, on revenues of $224.1 million. Results for 1998 included a loss of $6.5 million, or $0.25 per share, from the Company's discontinued Russian banking operations. These discontinued operations lost $0.5 million in 1997, or $0.02 per share, in contrast to net income of $3.6 million, or $0.14 per share in 1996.

Worldwide assets under management were $23.4 billion at December 31, 1998, compared to $21.0 billion at December 31, 1997. The increase in assets under management was principally attributable to strong net sales of U.S. registered mutual funds and a higher U.S. stock market.

Table 1 details revenues and net income by business segment for 1998, 1997 and 1996.

TABLE 1
Revenues And Net Income
(Dollars in millions)

                                                      Revenues                    Net Income (Loss)
                                              ------------------------      ---------------------------
                                               Year Ended December 31,         Year Ended December 31,
                                              ------------------------      ---------------------------
Business Segment                              1998      1997      1996      1998      1997      1996
                                              ----      ----      ----      ----      ----      ----
Pioneer Investment Management:
    Mutual Funds and Institutional
      Accounts ..........................    $200.0    $168.5    $126.4    $ 30.7    $ 32.1    $ 17.4
    Sale of Class B Share Rights ........       8.1      --        --         5.3      --        --
                                             ------    ------    ------    ------    ------    ------
                                              208.1     168.5     126.4      36.0      32.1      17.4
                                             ------    ------    ------    ------    ------    ------
Pioneer International Financial Services:
    Russia ..............................      10.3      42.2       6.1     (13.0)      5.8      (2.3)
    Central and Eastern Europe ..........      15.3      15.5      10.6      (4.2)      0.1      (3.6)
    Asia ................................      --        --        --        (0.5)     --        --
                                             ------    ------    ------    ------    ------    ------
                                               25.6      57.7      16.7     (17.7)      5.9      (5.9)
                                             ------    ------    ------    ------    ------    ------
Pioneer Global Investments:
    Venture Capital .....................       2.2       2.3       2.6       1.3       4.9       3.1
    Real Estate .........................       1.2       0.6       0.1      (2.9)     (1.9)     (0.2)
    Gold Mining .........................      77.3      89.5      78.3     (19.8)     (2.8)      2.6
    Timber ..............................      10.5      11.9      --       (18.7)     (6.7)     (0.5)
    Other ...............................      --        --        --        (1.1)     (0.4)     (0.6)
                                             ------    ------    ------    ------    ------    ------
                                               91.2     104.3      81.0     (41.2)     (6.9)      4.4
                                             ------    ------    ------    ------    ------    ------
Interest Expense and Other Expenses .....      --        --        --        (4.1)     (1.4)     (0.7)
                                             ------    ------    ------    ------    ------    ------
        Total From Continuing Operations     $324.9    $330.5    $224.1    $(27.0)   $ 29.7    $ 15.2
                                             ------    ------    ------    ------    ------    ------
Discontinued Russian Banking Operations .      --        --        --        (6.5)     (0.5)      3.6
                                             ------    ------    ------    ------    ------    ------
            Totals ......................    $324.9    $330.5    $224.1    $(33.5)   $ 29.2    $ 18.8
                                             ======    ======    ======    ======    ======    ======

Pioneer Investment Management


1998 Compared to 1997

Net income increased by $3.9 million to $36.0 million. Results for 1998 included a one-time gain of $5.3 million from the Company's sale of its rights to receive future distribution fees and deferred sales charges from the distribution of Class B Shares of its U.S. based mutual funds.

Pioneer Investment Management's assets under management at December 31, 1998 were approximately $23.0 billion compared to $20.6 billion at December 31, 1997. In 1998, the Company had U.S. registered mutual fund sales (including reinvested dividends) of $3.9 billion compared to $2.9 billion in 1997, and net sales of $1.6 billion compared to net sales of $0.8 billion in 1997.

Revenues of $208.1 million in 1998 increased by $39.6 million, or 24%. Management fee revenues of $130.5 million increased by $19.6 million, principally reflecting higher assets under management resulting from gains in the U.S. stock market and an increase in net sales of mutual fund shares. The Company also earned $8.1 million in revenues from the sale of its Class B share rights. Revenues from underwriting commissions, distribution fees, and shareholder servicing fees increased by $9.3 million to $57.4 million resulting from increased mutual fund sales, higher average Class B share assets under management, and increased mutual fund shareowner accounts.

Costs and expenses increased by $33.2 million in 1998 to $149.5 million. The expense increase resulted principally from higher payroll costs, mutual fund distribution expenses and technology expenses. These increased expenses were incurred to strengthen the investment management team, broaden and expand mutual fund distribution and improve operating efficiencies.

Pioneer Investment Management's effective tax rate for 1998 was 37% compared to 39% in 1997. The decrease resulted principally from a change in Massachusetts' tax law that provided certain tax incentives to Massachusetts based mutual fund companies which maintain and grow their Massachusetts employee base.


1997 Compared to 1996

Net income nearly doubled in 1997 versus 1996, increasing by $14.7 million to $32.1 million.

Pioneer Investment Management's assets under management at December 31, 1997 were approximately $20.6 billion compared to $16.5 billion at December 31, 1996. In 1997, the Company had U.S. registered mutual fund sales (including reinvested dividends) of $2.9 billion compared to $2.7 billion in 1996, and net sales of $0.8 billion compared to net sales of $1.2 billion in 1996.

Revenues of $168.5 million in 1997 increased by $42.1 million, or 33%. Management fee revenues of $110.9 million increased by $31.4 million, principally reflecting higher assets under management resulting from the strong U.S. stock market performance. Revenues from underwriting commissions, distribution fees, and shareholder servicing fees increased by $7.9 million to $48.1 million resulting from increased mutual fund sales, higher average Class B share assets under management, and increased mutual fund shareowner accounts.

Costs and expenses increased by $20.0 million in 1997 to $116.3 million. The expense increase resulted principally from higher payroll costs, part of which related to the Company's efforts to strengthen its investment management personnel, higher expenses associated with the amortization of dealer advances resulting from sales of back-end load mutual fund shares, and higher office space costs.

Pioneer Investment Management's effective tax rate for 1997 was 39% compared to 37% in 1996.


Pioneer International Financial Services

1998 Compared to 1997

During 1998, Pioneer International Financial Services ("PIFS") lost $17.7 million from continuing operations on revenues of $25.6 million compared to net income of $5.9 million on revenues of $57.7 million in 1997.

Revenues from PIFS' Russian financial services operations decreased by $31.9 million to $10.3 million principally from the brokerage business. The reduced revenues led to a loss of $4 million in 1998 in the brokerage business. In response, the Company announced in the first quarter of 1999 the closing of its Russian brokerage subsidiary and reduced its remaining financial services staff and related expenses. In addition, the Company had significant losses of $6.3 million associated with cost basis adjustments of certain securities of Pioneer First Investment Fund, its majority-owned investment fund, to reflect the lack of liquidity in the trading market for Russian equity securities and the write-down of receivables of Pioneer First Investment Fund deemed uncollectible.

Central European operations lost $4.2 million in 1998 compared to net income of $0.1 million in 1997. The 1998 loss was principally attributable to the Company's Polish financial services operations. Polish mutual fund assets under management decreased by approximately $100 million in 1998 to $350 million. The Company also experienced losses associated with its Polish brokerage business and costs from its new subsidiary established to solicit accounts and manage pension assets under Poland's pension system reform program.


1997 Compared to 1996

PIFS had net income of $5.9 million in 1997 on revenues of $57.7 million compared to a loss of $5.9 million on revenues of $16.7 million in 1996.

Revenues from PIFS' Russian financial services operations of $42.2 million in 1997 increased by $36.1 million. These operations reported net income of $5.8 million in 1997 compared to a loss of $2.3 million in 1996. The significant revenue and net income improvements resulted from the Russian brokerage business which benefited from the record volume experienced in the Russian stock market and increased net realized gains from investments sold by Pioneer First Investment Fund.

Revenues from the Company's Central European financial services operations of $15.5 million in 1997 increased by $4.9 million, principally from higher management fees. These operations had net income of $0.1 million in 1997 compared to losses of $3.6 million in 1996. The favorable net income improvement of $3.7 million was split almost evenly between the Polish financial services and Czech mutual fund operations.

At December 31, 1997, mutual fund assets under management in the Company's four Polish mutual funds were $446 million, virtually unchanged from the December 31, 1996 level.


Pioneer Global Investments


1998 Compared to 1997 and 1996

During 1998, Pioneer Global Investments lost $41.2 million on revenues of $91.2 million compared to a loss of $6.9 million on revenues of $104.3 million in 1997. In 1996, Pioneer Global Investments had net income of $4.4 million on revenues of $81.0 million.

Net income from the Company's U.S. venture capital operations was $3.3 million in 1998, $6.3 million in 1997, and $4.5 million in 1996. The Company had significant gains in 1997 and 1996 from two of its portfolio companies which conducted public offerings. The Company had losses from its Central and Eastern Europe venture capital operations of $2.0 million in 1998 and $1.4 million in 1997 and 1996, principally associated with development costs of the Company's venture capital funds. In response, the Company announced the closing of its Russian venture capital operations in the fourth quarter of 1998.

On March 18, 1999, the Company sold its direct investments and indirect interests of its U.S. venture capital business for $34.9 million. The sale was to an entity formed by management of the Company's venture capital division and a private equity partnership managed by a third party venture capital investor. As part of the Company's previously announced restructuring, proceeds of the sale will be used to repay financing from the Small Business Administration, to reduce debt outstanding under the Company's bank revolving credit facility and to fund investments in core businesses. During the first quarter of 1999, the Company expects to report a loss of approximately $3.1 million, or $0.12 per share, in connection with this transaction, including costs associated with the transaction.

The Company's real estate services operations reported losses of $2.9 million in 1998, $1.9 million in 1997 and $0.2 million in 1996. Most of the losses were attributable to costs associated with the development of the Company's Polish and Eastern Europe real estate investment and property and facilities management operations.

The gold mining and timber businesses are discussed below.


Gold Mining Business
--------------------

The results of the gold mining business are substantially attributable to the operations of Teberebie Goldfields Limited ("TGL"), the principal operating subsidiary of the Company's wholly owned subsidiary, Pioneer Goldfields Limited ("PGL"). The Company's reported earnings give effect to the 10% minority interest in TGL held by the Government of Ghana. Gold mining results are also affected by PGL's exploration activities in Africa and by the exploration activities in the Russian Far East of Closed Joint Stock Company "Tas-Yurjah Mining Company" ("Tas-Yurjah"), the Company's majority owned (95%) Russian subsidiary. Exploration costs are charged to operations as incurred.


Recent Developments

In the fourth quarter of 1998, TGL identified the source of lower than expected heap-leaching recoveries. Compared with the predominant material processed since project inception, the more recently processed ore is inherently less weathered and harder, adversely affecting crusher throughput and availability. The Company now believes that the hardness of the ore also contributed to lower than expected crusher production in the second and fourth quarters of 1998. Based on TGL's existing heap leach technology, this ore exhibits a significantly longer leach cycle and yields extraction values below historical rates. Testing work conducted by TGL personnel to date has confirmed that acceptable extraction values are achievable at liberation sizes below those feasible by present crushing methods. TGL has determined that the high incidence of the less weathered and harder ore will necessitate a transition from heap leaching to conventional milling. A comprehensive testing program is nearing completion, which delineates the recovery characteristics of this ore and identifies both its location and frequency in the current pit design.

As a result of this new finding, TGL is currently developing a new mine plan which will: (i) synthesize the results of the comprehensive testing program,
(ii) incorporate a new, modified pit design, and (iii) specify the equipment necessary to efficiently process the less weathered ore. Until the new mine plan is complete, TGL cannot quantify its effect on previously reported proven and probable in situ mineable reserves of 5.9 million ounces or on annual production levels. TGL anticipates, however, that proven and probable in situ mineable reserves will be reduced.

In October 1998, the Company engaged the services of an investment banking firm to sell PGL, including its African exploration rights and its 90% equity interest in TGL, PGL's operating subsidiary. Upon completion of the new mine plan, expected in April 1999, an offering document will be finalized for circulation to a select group of potential buyers.


Results of Operations

In 1998, the gold mining segment lost $19.8 million compared to a $2.8 million loss in 1997. In 1996, the gold mining business had net income of $2.6 million. The effective tax rates for the segment in 1998, 1997 and 1996 were a 27% benefit, a 15% benefit and a 32% provision, respectively.


TGL - 1998 Compared to 1997

Gold Sales. Revenues decreased by $12.2 million to $77.3 million in 1998 as gold shipments decreased by 9,800 ounces, or 4%, to 253,200 ounces. The average realized price of gold decreased by $35 to $305 per ounce. In 1998 and 1997, the average realized price of gold included proceeds of $3.1 million, or $12 per ounce, and $4.0 million, or $15 per ounce, respectively, from the sale of floor program options.

Gold Production and Costs. Table 2 provides production results and compares TGL's cash costs and total costs per ounce for 1998 with the prior year's costs.

Table 2                                 Twelve months ended
                                        -------------------
                                            December 31,
                                            ------------
                                                               Increase/
                                        1998       1997       (Decrease)
                                        ----       ----       ----------
Production (ounces) ...............    253,200    263,000      (9,800)
                                       =======    =======      ======
Cash costs:
    Production costs ..............    $   247    $   189      $   58
    Royalties .....................          9         10          (1)
    General and administrative ....         28         31          (3)
                                           ---        ---          --
       Cash costs per ounce .......        284        230          54
Non-cash costs:
     Depreciation and amortization         100         87          13
     Other ........................          4          5          (1)
                                           ---        ---          --
       Cost of production per ounce        388        322          66
Interest and other costs ..........         21         15           6
                                           ---        ---          --
       Total costs per ounce ......    $   409    $   337      $   72
                                           ===        ===          ==

During 1998, production levels fell short of forecasted levels as TGL experienced difficulties in crusher throughput and heap-leaching recoveries. A drought-induced hydroelectric power shortage significantly decreased crusher availability in the first half of 1998. During this period, crusher production was also affected adversely by delayed parts shipments and vendor equipment downtime associated with electrical controls and instrumentation at the gyratory stockpile reclaim feeders. Although power shedding and rationing occurred elsewhere in Ghana, TGL's power supply was virtually uninterrupted in the second half of 1998. In this regard, the Republic of Ghana took several measures in 1998 to ensure continuous power supply. TGL currently leases sufficient back-up power generation equipment to sustain all major processing equipment. During the second half of 1998, equipment vendor representatives significantly improved the flow of spare parts and completed remedial work on electrical controls and instrumentation at the gyratory stockpile feeders.

Production Costs. Production costs represent costs attributable to mining ore and waste and processing the ore through crushing and processing facilities. TGL's costs of production are affected by ore grade, gold recovery rates, the waste to ore ("stripping") ratio, the age and availability of equipment, weather conditions, availability and cost of labor, haul distances, foreign exchange fluctuations and the inherent lag in gold production from heap leaching operations. In 1998, production costs increased by $58 to $247 per ounce compared with 1997, principally because of higher mining and processing costs, lower recovery rates associated with the previously discussed less weathered ore, and a reduction in the ore grade. Mining costs per tonne hauled increased by 18% compared with 1997 because of higher maintenance costs, higher drilling and blasting costs and the greater use of contract drilling services. In addition, the cost to process a tonne of ore increased by 16% because of a 300% increase in purchased power costs, the rental and use of power generation equipment, and higher crusher maintenance and wear parts costs related to the processing of harder ore.

A comparison of key production statistics for the twelve months ended December 31, 1998 and 1997 is shown on Table 3.

Table 3                              Twelve months ended December 31
                                     -------------------------------
                                             1998      1997
                                             ----      ----
Tonnes mined (in thousands):
Waste ........................              30,180    27,824
Run-of-mine ..................                --         610
                                            ------    ------
  Tonnes Waste and Run-of-Mine              30,180    28,434

Ore ..........................               9,830     9,096
                                            ------    ------
  Total Tonnes Mined .........              40,010    37,530
                                            ======    ======
Stripping Ratio
((waste+run-of-mine)/ore) ....              3.07:1    3.13:1

Ore Processed ................               9,888     9,072
Process Grade (grams/tonne) ..                1.25      1.29

Depreciation and Amortization. Depreciation and amortization is calculated using units-of-production and straight-line methods designed to fully depreciate property, plant, and equipment over the lesser of their estimated useful lives or ten years. In 1998, these costs increased by $13 per ounce principally because of higher depreciation on crushing and leaching facilities related to the Phase III mine expansion, which were commissioned in the second quarter of 1997 and operated throughout 1998, and higher mining equipment depreciation related to fourth quarter 1997 mining equipment additions. In addition, run-of-mine pad depreciation was accelerated in 1998 reflecting the elimination of this process and consequent termination of the useful lives of the underlying assets.

Income Taxes. The statutory tax rate for mining companies in Ghana in each of 1998 and 1997 was 35%.


TGL - 1997 Compared to 1996

Gold Sales. Revenues increased by $11 million to $89.5 million as gold shipments increased by 59,900 ounces, or 29%, to 263,000 ounces. The average realized price of gold decreased by $45 to $340 per ounce. In 1997, the average realized price of gold included proceeds of $4.0 million, or $15 per ounce, from the sale of floor program options.

Gold Production and Costs. Table 4 provides production results and compares TGL's cash costs and total costs per ounce for 1997 with the prior year's costs.


Table 4                                 Twelve months ended
                                        -------------------
                                            December 31,
                                            ------------
                                                                 Increase/
                                          1998        1997      (Decrease)
                                          ----        ----      ----------

Production (ounces) ................     263,000     203,100      59,900
                                         =======     =======      ======
Cash costs:
    Production costs ...............        $189        $218        ($29)
    Royalties ......................          10          12          (2)
    General and administrative .....          31          36          (5)
                                            ----        ----        ----
       Cash costs per ounce ........         230         266         (36)
Non-cash costs:
     Depreciation and amortization            87          81           6
     Other .........................           5           4           1
                                            ----        ----        ----
       Cost of production per ounce          322         351         (29)
Interest and other costs ...........          15          10           5
                                            ----        ----        ----
       Total costs per ounce .......        $337        $361        ($24)
                                            ====        ====        ====

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

Production Costs. In 1997, production costs decreased by $29 to $189 per ounce compared with 1996, principally because of the economies of scale realized upon completion of the Phase III mine expansion, coupled with the decision to decrease the stripping ratio to ensure a sufficient ore feed to the crushing plants. The introduction of bulk zone mining and the elimination of run-of-mine dump leaching also contributed to a reduction in the stripping ratio and the elimination of run-of-mine processing costs. In response to lower gold prices, significant emphasis was placed on mining in the South pit where ore grades are marginally higher. This emphasis favorably affected costs on a unit-of-production basis. During 1997, TGL also experienced a decrease in the cost per tonne hauled because of lower explosive costs.

A comparison of key production statistics for the twelve months ended December 31, 1997 and 1996 is shown on Table 5.

Table 5                                                     Twelve months
                                                          ended December 31,
                                                          ------------------
                                                             1997      1996
                                                             ----      ----
Tonnes mined (in thousands):
Waste ..................................................    27,824    21,068
Run-of-mine ............................................       610     6,209
                                                            ------    ------
   Tonnes Waste and Run-of-Mine ........................    28,434    27,277

Ore ....................................................     9,096     7,036
                                                            ------    ------
   Total Tonnes Mined ..................................    37,530    34,313
                                                            ======    ======
Stripping Ratio
((waste+run-of-mine)/ore)  .............................    3.13:1    3.88:1

Ore Processed ..........................................     9,072     6,540
Process Grade (grams/tonne)  ...........................      1.29      1.26

Depreciation and Amortization. Depreciation and amortization costs increased by $6 per ounce in 1997 compared with the prior year principally because of mining and crushing equipment additions associated with the Phase III mine expansion. Increases were also experienced in run-of-mine leach pad depreciation and capitalized rebuilds. However, such increases were largely offset by lower development cost amortization.

Income Taxes. The statutory tax rate for mining companies in Ghana in 1997 and 1996 was 35%.


Liquidity and Capital Resources

Cash Flow. The cash balances of the gold mining segment decreased by $5.0 million to $2.6 million during 1998, $2.3 million of which remained in escrow and was unavailable to pay short-term obligations. Cash generated from operating activities aggregated $5.0 million while capital expenditures were $10.2 million. Major capital expenditures during the year included $5.1 million for leach pad and pond development, $1.6 million for capitalized rebuilds, $1.2 million for conveyors and crushing equipment, and $0.8 million for facilities construction.

Third-Party Debt. At the end of 1998, third-party debt aggregated $42.0 million, including $15.8 million from the Overseas Private Investment Corporation ("OPIC") for which the Company is subject to limited recourse, and $0.4 million from other sources which the Company guarantees. Scheduled third-party debt service for 1999 is expected to aggregate $10.7 million, of which $7.7 million represents principal payments.


Timber Business

The results of the timber business are substantially attributable to the operations of Forest-Starma, the 97% owned principal operating subsidiary of the Company's wholly owned subsidiary, Pioneer Forest, Inc. Forest-Starma harvests timber under a 49-year lease comprising 390,100 hectares (approximately 964,000 acres) in the aggregate with annual cutting rights of 555,000 cubic meters awarded in the Khabarovsk Territory of Russia. Forest-Starma has developed a modern logging camp, including a harbor, from which it exports timber to markets in the Pacific Rim.

While Forest-Starma harvests timber and incurs the resulting operating expenses throughout the year, it ships timber from mid-April through December. As a result, Forest-Starma has incurred, and expects to continue to incur, operating losses from fixed costs in the first quarter of the Company's fiscal year.

Results of Operations
In 1998, the timber business lost $18.7 million compared to a loss of $6.7 million in 1997. In 1996, the timber business lost $0.5 million. Forest-Starma commenced commercial operations in January 1997.

1998 Compared to 1997

Timber Sales. Although timber shipments increased by 86,000 to 280,000 cubic meters in 1998, revenues decreased by $1.4 million to $10.5 million. The average realized price of timber decreased by $24 to $37 per cubic meter in 1998. The average realized price of timber in the fourth quarter of 1998 was $51 per cubic meter.

Timber Production. Forest-Starma produced 248,000 cubic meters in 1998 which was 4% below 1997's production of 257,000 cubic meters. Production in 1998 was hindered by a fire disruption during the second and third quarters of 1998, which required the redeployment of logging crews and equipment to contain the fire. The fire was contained in the third quarter of 1998. Based on aerial reconnaissance and mapping by Forest-Starma personnel and estimates recently prepared by the territorial administration of Khabarovsk, the damage is more extensive than previously reported. There was damage to approximately 7.8 million cubic meters of standing timber on 76,000 hectares, as well as 5,500 cubic meters of decked logs. The Company does not believe the fire damage will have a material impact on production over the next several years. The territorial administration has offered to make available, on terms to be negotiated, additional timber stands to sustain Forest-Starma's cutting rights of 555,000 cubic meters. Productivity improved in the fourth quarter of 1998 as Forest-Starma produced 108,000 cubic meters, or 44% of its total 1998 production.

Cost of Goods Sold. Forest-Starma values its inventory at the lower of cost or market under the full absorption accounting method and accordingly, includes operating costs such as payroll, fuel, spare parts, site related general and administrative expenses, depreciation and amortization and other taxes in cost of goods sold. Cost of goods sold increased by $6.0 million to $19.2 million in 1998. The increased cost of goods sold reflected the higher shipments in 1998 and higher inventory write-downs due to lower of cost or market adjustments.

Other Costs and Expenses. Other costs and expenses include interest expense, management fees expense, foreign exchange gains and losses, non-income tax expenses, bad debt expenses and other expenses. These expenses increased by $4.8 million in 1998 to $9.5 million, principally from increased interest expense, foreign exchange losses, non-income tax expenses and other expenses.


1997 Compared to 1996

The timber business lost $6.7 million in 1997, its first year of commercial operations. In 1996, this business lost $0.5 million from costs incurred in the U.S. related to the Russian timber business. In 1996, Forest-Starma shipped 133,000 cubic meters of timber. Since Forest-Starma remained in the development stage through the end of 1996, timber shipment proceeds aggregating $10.1 million were used to partially offset capitalized interest and development costs.


Liquidity and Capital Resources

Forest-Starma had $6.2 million of external debt at December 31, 1998. Scheduled debt service for 1999 is expected to aggregate $1.8 million.

Other Ventures. In 1995, Closed Joint-Stock Company "Amgun-Forest" and Closed Joint-Stock Company "Udinskoye," the Company's other Russian timber ventures, each executed a long-term lease (50 years) relating to timber harvesting. The Amgun-Forest lease covers 485,400 hectares (approximately 1,200,000 acres) with annual cutting rights of 350,000 cubic meters while the Udinskoye lease covers 201,000 hectares (approximately 497,000 acres) with annual cutting rights of 300,000 cubic meters. As of December 31, 1998, Pioneer Forest, Inc. had an 80.6% direct interest and 7.9% indirect interest in Amgun-Forest and a 72% direct interest and 11.76% indirect interest in Udinskoye.


Recent Developments

During the period between January and mid-April, the Siziman harbor is typically frozen. In December 1998, Forest-Starma entered into an agreement with its sales agent to sell 150,000 cubic meters at an average price of $48 per cubic meter for production covering approximately five months of production. This agreement allows Forest-Starma to receive partial cash payments for logs produced during this five month period.

The Company is continuing discussions with several potential strategic partners as participants in its timber business.


Other

1998 Compared to 1997

The Company had net interest expense and other expenses of $4.1 million in 1998 compared to $1.4 million in 1997. The increase resulted principally from higher interest expense from increased borrowings, a mark-to-market adjustment on the Company's interest rate protection agreements and higher borrowing costs.

1997 Compared to 1996

The Company had net interest expense and other expenses of $1.4 million in 1997 compared to $0.7 million in 1996. The increase resulted principally from higher interest expense from increased borrowings.


LIQUIDITY AND CAPITAL RESOURCES - GENERAL

The Company's liquid assets consisting of cash and marketable securities (exclusive of gold mining and timber operations) decreased by $13.7 million in 1998 to $50.0 million principally from decreased cash and investments held by the Russian financial services businesses.

IRS regulations require that, in order to serve as trustee of qualified plan assets, the Company must maintain a net worth of at least 2% of the assets of Individual Retirement Accounts and other qualified retirement plan accounts at year end. At December 31, 1998, the Company served as trustee for $6.6 billion of qualified plan assets and the ratio of net worth to qualified assets was 2.3%. The Company's stockholders' equity of $154.8 million at December 31, 1998, would permit it to serve as trustee for up to $7.7 billion of qualified plan assets.

For a description of the Company's $80 million senior credit facility and $20 million senior notes, including interest rates and applicable covenants, see
Note 11 (Notes Payable) to Notes to the Company's Consolidated Financial Statements included elsewhere in this Annual Report. At December 31, 1998, the Company had borrowed $70 million under the senior credit facility and had $20 million of senior notes outstanding.

The Company believes that it is in sound financial condition, that it has sufficient liquidity from operations and financing facilities to cover short-term commitments and contingencies and that it has adequate capital resources to provide for long-term commitments.


Recent Accounting Pronouncements

In April 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". The new standard, which must be adopted in the first quarter of 1999, requires that entities expense costs of start-up activities as those costs are incurred. The Company has capitalized certain pre-operating costs in connection with its natural resource operations, and has capitalized certain organizational costs associated with its financial services operations. At adoption, the Company must record a cumulative effect of a change in accounting principle and write-off all remaining unamortized start-up costs. The Company has estimated unamortized capitalized start-up costs of approximately $12.3 million related principally to its timber operations.


FUTURE OPERATING RESULTS

Certain of the information contained in this Annual Report, including information with respect to the Company's plans and strategies for its domestic and international financial services and global investment business units and Year 2000 plans, consists of forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by the forward-looking statements made in this Annual Report and presented elsewhere by management from time to time include, but are not limited to, the following:

The Company derives a significant portion of its revenues from investment management fees and underwriting and shareholder services fees. Success in the investment management and mutual fund share distribution businesses is substantially dependent on investment performance. Good performance stimulates sales of shares and tends to keep redemptions low. Sales of shares result in increased assets under management, which, in turn, generate higher management fees. Good performance also attracts institutional accounts. Conversely, relatively poor performance results in decreased sales and increased redemptions and the loss of institutional accounts, with corresponding decreases in revenues to the Company. Investment performance may also be affected by economic or market conditions which are beyond the control of the Company. In addition, four of the Company's mutual funds (including the two largest funds) have management fees which are adjusted based upon the funds' performance relative to the performance of an established index. As a result, management fee revenues may be subject to unexpected volatility.

The mutual fund industry is intensely competitive and is undergoing substantial consolidation. Many organizations in this industry are attempting to sell and service the same clients and customers, not only with mutual fund investments but with other financial services products. Some of the Company's competitors have more products and product lines and substantially greater assets under management and financial resources.

The Company and its domestic financial services subsidiaries are primarily dependent upon their associations with the Pioneer Family of Mutual Funds with which they have contractual relationships. In the event any of the management contracts, underwriting contracts or service agreements was canceled or not renewed on similarly favorable terms, the Company could be substantially adversely affected.

The Securities and Exchange Commission has jurisdiction over registered investment companies, registered investment advisers, broker-dealers and transfer agents. The Securities and Exchange Commission could, in the event the Company or its subsidiaries violated any applicable rules or regulations, take action that could have a serious negative impact on the Company and its financial performance.

Because a material portion of the Company's revenues are derived from the mining and sale of gold by TGL, the Company's earnings are directly impacted by gold production, the cost of such production, and the price of gold. TGL's gold production is dependent upon a number of factors that could cause actual gold production to differ materially from projections, including obtaining and maintaining necessary equipment, accessing key supplies, including electric power, cement, and diesel fuel, and hiring, training and retaining supervisory personnel and skilled workers. Gold production is also affected by the time lag inherent in heap leaching technology, subject to weather conditions and dependent on the continued political stability in the Republic of Ghana. Gold prices have historically fluctuated significantly and are affected by numerous factors, including expectations for inflation, the strength of the U.S. dollar, global and regional demand, central bank gold supplies and political and economic conditions. If, as a result of a decline in gold prices, TGL's revenues from gold sales were to fall below cash costs of production, and to remain below cash costs of production for any substantial period, the Company could determine that it is not economically feasible for TGL to continue commercial production.

TGL is currently executing a comprehensive testing program to determine the location and frequency of the less weathered and harder ore at the mine and to define the recovery characteristics of this ore. Testing work conducted by TGL personnel to date has confirmed that acceptable extraction values are achievable at liberation sizes below those feasible by present crushing methods. TGL has determined that the high incidence of the less weathered and harder ore will necessitate a transition from heap leaching to conventional milling. TGL is not yet in a position to determine the additional costs that will be required to mine the less weathered and harder ore efficiently but is aware that such costs could have a material impact on the Company's financial position.

The commercial feasibility of Forest-Starma is dependent upon a number of factors which are not within the control of the Company including the price of timber, weather conditions, political stability in Russia and the strength of the Japanese economy, the primary market for Forest-Starma's timber. While the Company continues to believe that the project will achieve commercial feasibility in the long term, there can be no assurance that it will do so.

The Company has a significant number of operations and investments located outside of the U. S., including the gold mining operations at TGL, the timber operations in the Russian Far East and the financial services operations in Eastern and Central Europe. Foreign operations and investments may be adversely affected by exchange controls, currency fluctuations, taxation, political and economic instability, ineffective regulatory oversight and laws or policies of the particular countries in which the Company may have operations. There is no assurance that the Company can obtain permits, authorizations, regulatory approvals and agreements to implement plans at its foreign projects under conditions or within time frames that make such plans economically feasible. Also, there can be no assurance that applicable laws or the governing political authorities will not change unfavorably or that such changes will not result in the Company's having to incur material additional expenditures.


YEAR 2000

Summary. The Company has for some time been addressing actively the potential impact of the Year 2000 problem to its businesses and has established a comprehensive project to help ensure that all of its business units will be able to function normally before, during and after the century date rollover. Furthermore, the Company is aware that Year 2000 issues have the potential to impact the capital markets and macroeconomic conditions globally. While the Company is monitoring the threat of such impact and is taking measures reasonably designed to protect the investments of its fund shareholders and corporate investors, there can be no assurance that factors outside its control will not disrupt the Company's operations.

Management. The Company is executing and managing its Year 2000 project activities at several levels within the organization, including:

*        regular senior-level management briefings
*        regular Company audit committee briefings
* oversight subcommittee established by the Trustees of the Company's U.S. mutual funds
* Year 2000 Steering Committee comprised of representatives from all operational areas empowered to review progress and ensure the successful completion of the Year 2000 project
* Year 2000 project office responsible for centralized monitoring, reporting and support of project activities
* local project managers within each subsidiary of the Company responsible for executing local Year 2000 plans

The Company is separately tracking the Year 2000 readiness of each of its corporate entities and has created comprehensive reporting for each project team worldwide. The Company has developed reports to monitor risk management and project status both for systems and vendors. The Company may also utilize, on an as needed basis, the services of outside companies and consultants specializing in Year 2000 issues.

Approach and Status. The Company's Year 2000 initiative addresses hardware, software, embedded systems and vendor systems and consists of the following six phases:

* Awareness -- communicating management's commitment to identify and resolve Year 2000 issues
* Inventory, Assessment, and Planning -- identifying all systems and vendors with potential Year 2000 problems, rating the business criticality of each, and planning for all project tasks
*        Repair -- executing all necessary system remediation plans
* Testing -- ensuring that all remediated systems function correctly in both current date and future date environments
* Contingency Planning -- developing project contingency and business continuation plans for each business unit
* Vendor Analysis -- working closely with all important third parties to ensure that their systems and businesses have adequately addressed Year 2000 issues

The Company has completed both the awareness and assessment phases and is nearing completion of the repair phase with respect to its core systems. The testing and contingency planning phases are well underway and will continue throughout 1999. Vendor analysis is ongoing and will continue through the end of the project. At March 1, 1999, the Company had completed the repair phase for approximately 93% of its 500 core systems. To date, the Company has tested virtually all of its internal information technology systems and non-information technology systems and expects to complete the remaining testing in the first half of 1999.

The Company expects to complete the following additional activities during the remainder of 1999:

* testing any vendor systems delivered in late 1998 or 1999 to upgrade non-compliant systems
* correcting and retesting any problems that were discovered during initial testing
* conducting company-wide integration tests and, with respect to the domestic mutual fund business, participating in industry-wide testing
* participating in tests with third parties, including both point-to-point testing with vendors with whom the Company shares automated data transfers
*        finalizing the development of contingency plans

Certain Risks and Contingency Planning. The Company is heavily dependent on third party software and vendor services. As a result, the Company believes that its greatest risk from the Year 2000 transition is its reliance on its material vendors to complete their own Year 2000 projects successfully and on time. Although the majority of the Company's most critical "core" applications are provided by third parties, most of these applications are relatively new and all have been certified as Year 2000 compliant. With respect to each critical third party, the Company has been monitoring closely Year 2000 progress and to date has not identified a need to replace any of these providers.

In the U.S., the Company's other external dependencies are upon functioning capital markets (trading, clearing and settlement), as well as telecommunications and other basic infrastructures, such as electricity and water. The upcoming industry-wide tests are designed to evaluate further the Year 2000 readiness of the domestic capital markets. With respect to telecommunications and basic infrastructure, the Company expects to be able to react appropriately to short term or isolated disruptions based on its contingency plans. In the event of long term or pervasive failures, however, the

Company's risk is as significant as that of any other firm or entity that relies upon such services. Internationally, the outlook is less certain with respect to the Year 2000 readiness efforts of third parties and infrastructure elements. The Company has indigenous operations in a number of countries, and these countries have demonstrated various levels of awareness and readiness with respect to Year 2000 issues. The Company is preparing its systems and evaluating its vendors in each of these operations in the same manner as in the U.S.

The Company's approach to contingency planning, which is intended to address the risks described above, has two components: (i) ensuring the Company's ability to achieve Year 2000 compliance, even in the event of a vendor failure in 1999; and
(ii) preparing business continuity plans for various potential failure scenarios which, despite the Company's best efforts, could occur on or around January 1, 2000. At March 1, 1999, substantially all of the Company's operating units have developed initial contingency plans. Plans will continue to be reviewed and revised, as necessary, throughout 1999. Finally, the Company has disaster recovery plans in place to address potential infrastructure failures, including basic services such as electrical power and telecommunications, and is leveraging and enhancing those plans to address potential Year 2000 scenarios.

Costs. Total Year 2000 project costs are based on currently available information and management's estimates with respect to the costs of repairing and replacing software, hardware, embedded systems and vendor systems. For this purpose, the Company defines costs as incremental expenditures and cost estimates include both period costs and disbursements that typically would be treated as capital. Estimates do not include overhead with respect to the portion of certain employees' time allocated to the Year 2000 project or opportunity costs associated with other projects that may have been delayed by the Year 2000 project.

As of December 31, 1998, the Company had incurred and expensed approximately $1.0 million in connection with its Year 2000 project. The Company estimates its total remaining costs to be approximately $1.5 million, which will be expensed as incurred during 1999. All Year 2000 project costs have been and will continue to be funded from operating cash flows.

Year 2000 project costs are relatively minimal primarily because the Company owns little internally developed code. The result of the Company's strategy of outsourcing technology-based operations is that it has only a small base of proprietary code that it must analyze and remediate. Consequently, the cost of the Year 2000 compliance efforts are not expected to be material to the Company's financial position. The Company believes that it will not incur significant Year 2000 related costs on behalf of third parties from whom it purchases technology or outsources technology-based functions.

The Company's ability to complete its Year 2000 project by the dates projected and the total costs incurred to accomplish those efforts are based on estimates of the Company's management in reliance on certain assumptions. Such assumptions include, among others, the Company's ability to locate and identify all potential Year 2000 issues in the systems it uses, successful remediation efforts by the Company's vendors and other third parties upon which it relies, the continued availability of personnel capable of carrying out the Year 2000 project efforts and the availability of suitable alternative software and systems. There can be no assurances that management's reliance on such assumptions will prove to be valid. The failure of any these assumptions to hold true or the existence of additional significant uncertainties could result in the inaccurateness of any of the foregoing estimates. As a result, actual completion of the Company's Year 2000 project could be later than anticipated or involve costs materially higher than those estimated.

Furthermore, the impact of any such failures on the Company's customers or other third parties could vary significantly, as could such customers' or third parties' definitions of Year 2000 compliance; therefore, the extent of any claims resulting from such failures is difficult to estimate. There can be no assurance that the costs of resolving any such claims will not materially affect the Company's business, financial condition or results of operations.

Market Risk Disclosure


The Company monitors its exposure to adverse changes in interest rates, foreign currency rates and the market prices paid for gold and timber. Historically, the Company has purchased certain derivative financial instruments to help mitigate the impact of adverse changes, or in some instances to mitigate the impact of any changes.

The Company's long term debt, taken together with the interest rate swaps for the corporate revolver, is all at a fixed interest rate. Accordingly, the Company's interest expense will not change as a result of changes in interest rates, however the fair value of its long term debt will vary inversely with changes in interest rates. A 10% change in market interest rates will result in an approximately $2.9 million change in the fair value of the Company's long term debt taken together with the interest rate swaps.

The Company is exposed to certain changes in foreign currency exchange rates. While Pioneer Global Investments conducts its timber producing and gold mining operations in foreign countries, the prices paid for the goods produced are denominated in US dollars. However, as most of the timber produced is exported to the Asian markets, the US dollar prices paid have been influenced by the respective foreign currency exchange rates.

Pioneer International Financial Services conducts operations in Russia, the Czech Republic and Poland. The functional currency of its Russian operations is the US dollar, while the functional currencies of the Czech and Poland operations are the respective local currencies. All of these operations have some costs denominated in the local currency which act as a natural hedge to the revenues denominated in local currencies.

The revenues of the Company's natural resource operations are also subject to changes in the market prices paid for both gold and timber. In the past the Company has purchased put options to secure certain minimum selling prices for gold production. Currently, there are no put options outstanding with respect to future gold production. The Company does have an agreement to sell the first 150,000 cubic meters of timber produced in 1999, at certain fixed prices.

--------------------------------------------

Report of Independent Public Accountants

To the Stockholders and Board of Directors of The Pioneer Group, Inc.:

We have audited the accompanying consolidated balance sheets of The Pioneer Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Pioneer Group, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                               ARTHUR ANDERSEN LLP


Boston, Massachusetts
February 2, 1999
(except for the matters
discussed in Note 16, as to
which the date is March 18,
1999)

-------------------------------------------------

Consolidated Statements of Operations


Dollars in Thousands Except Per Share Amounts


                                                                    Year Ended
                                                                   December 31,
                                                                       1998
                                                                   ------------
Revenues and sales:
 Investment management fees ....................................   $    142,266
 Underwriting commissions and distribution fees ................         26,511
 Shareholder services fees .....................................         31,610
 Revenues from brokerage activities ............................          2,153
 Gain on sale of B share rights ................................          8,132
 Trustee fees and other income .................................         26,422
                                                                   ------------
  Revenues from financial services businesses ..................        237,094
 Gold sales ....................................................         77,329
 Timber sales ..................................................         10,451
                                                                   ------------
  Total revenues and sales .....................................        324,874
                                                                   ------------
Costs and expenses:
 Management, distribution, shareholder service and
  administrative expenses ......................................        214,734
 Gold mining operating costs and expenses ......................        100,377
 Timber operating costs and expenses ...........................         28,381
                                                                   ------------
  Total costs and expenses .....................................        343,492
                                                                   ------------
Other (income) expense:
 Unrealized and realized gains on venture capital
  and marketable securities investments, net ...................         (4,418)
 Interest expense ..............................................         16,303
 Other, net ....................................................          1,186
                                                                   ------------
  Total other (income) expense .................................         13,071
                                                                   ------------
Income (loss) from continuing operations before provision
 for income taxes and minority interest ........................        (31,689)
Provision for income taxes .....................................          1,771
                                                                   ------------
Income (loss) from continuing operations before
 minority interest .............................................        (33,460)
                                                                   ------------
Minority interest ..............................................         (6,441)
                                                                   ------------
Net income (loss) from continuing operations ...................        (27,019)
Income (loss) from discontinued Russian banking operations .....         (6,449)
                                                                   ------------
Net (loss) income ..............................................   $    (33,468)
                                                                   ============
Basic earnings (loss) per share:
 Continuing operations .........................................   $      (1.07)
 Discontinued operations .......................................          (0.26)
                                                                   ------------
Total basic earnings (loss) per share ..........................   $      (1.33)
                                                                   ============
Diluted earnings (loss) per share:
 Continuing operations .........................................   $      (1.07)
 Discontinued operations .......................................          (0.25)
                                                                   ------------
Total diluted earnings (loss) per share ........................   $      (1.32)
                                                                   ============
Basic shares outstanding .......................................     25,148,000
                                                                   ============
Diluted shares outstanding .....................................     25,350,000
                                                                   ============



                                                          Year Ended December 31,
                                                            1997           1996
                                                        -----------    -----------

Revenues and sales:
 Investment management fees ..........................  $   121,372    $    87,843
 Underwriting commissions and distribution fees ......       23,322         16,636
 Shareholder services fees ...........................       28,002         25,340
 Revenues from brokerage activities ..................       35,570          2,232
 Gain on sale of B share rights ......................         --             --
 Trustee fees and other income .......................       20,884         13,816
                                                        -----------    -----------
  Revenues from financial services businesses ........      229,150        145,867
 Gold sales ..........................................       89,487         78,279
 Timber sales ........................................       11,879           --
                                                        -----------    -----------
  Total revenues and sales ...........................      330,516        224,146
                                                        -----------    -----------
Costs and expenses:
 Management, distribution, shareholder service
  and administrative expenses ........................      178,395        129,996
 Gold mining operating costs and expenses ............       88,915         72,563
 Timber operating costs and expenses .................       15,479            730
                                                        -----------    -----------
  Total costs and expenses ...........................      282,789        203,289
                                                        -----------    -----------
Other (income) expense:
 Unrealized and realized gains on venture capital
  and marketable securities investments, net .........      (27,460)       (12,279)
 Interest expense ....................................       11,395          3,318
 Other, net ..........................................          606          1,716
                                                        -----------    -----------
  Total other (income) expense .......................      (15,459)        (7,245)
                                                        -----------    -----------
Income (loss) from continuing operations before
 provision for income taxes and minority interest ....       63,186         28,102
Provision for income taxes ...........................       27,664         11,605
                                                        -----------    -----------
Income (loss) from continuing operations
 before minority interest ............................       35,522         16,497
                                                        -----------    -----------
Minority interest ....................................        5,809          1,220
                                                        -----------    -----------
Net income (loss) from continuing operations .........       29,713         15,277
Income (loss) from discontinued Russian
 banking operations ..................................         (547)         3,560
                                                        -----------    -----------
Net (loss) income ....................................  $    29,166    $    18,837
                                                        ===========    ===========
Basic earnings (loss) per share:
 Continuing operations ...............................  $      1.19    $      0.62
 Discontinued operations .............................        (0.02)          0.15
                                                        -----------    -----------
Total basic earnings (loss) per share ................  $      1.17    $      0.77
                                                        ===========    ===========
Diluted earnings (loss) per share:
 Continuing operations ...............................  $      1.16    $      0.60
 Discontinued operations .............................        (0.02)          0.14
                                                        -----------    -----------
Total diluted earnings (loss) per share ..............  $      1.14    $      0.74
                                                        ===========    ===========
Basic shares outstanding .............................   24,873,000     24,620,000
                                                        ===========    ===========
Diluted shares outstanding ...........................   25,630,000     25,460,000
                                                        ===========    ===========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

-------------------------------------------------

Consolidated Balance Sheets


Dollars in Thousands Except Per Share Amount


                                                                               December 31,
                                                                            1998         1997
                                                                          --------     --------
Assets
Current assets:
Cash and cash equivalents, at cost which approximates fair value ......   $ 44,519     $ 55,601
Restricted cash .......................................................      7,815        7,078
Investment in marketable securities, at fair value ....................      3,638       10,649
Receivables:
 From securities brokers and dealers for sales of mutual fund shares ..     14,072       11,752
 From Pioneer Family of Mutual Funds ..................................     17,334       17,428
 For securities sold ..................................................      1,089       11,466
 For gold shipments ...................................................      2,851        3,451
 Other ................................................................     15,865       12,695
Mining inventory ......................................................     18,297       22,032
Timber inventory ......................................................      3,585        5,897
Other current assets ..................................................     14,186       10,453
                                                                          --------     --------
   Total current assets ...............................................    143,251      168,502
                                                                          --------     --------
Noncurrent assets:
Mining operations:
 Mining equipment and facilities (net of accumulated
  depreciation of $94,282 in 1998 and $76,060 in 1997) ................     86,740       99,164
 Deferred mining development costs (net of accumulated
  amortization of $21,819 in 1998 and $16,177 in 1997) ................     15,030       17,521
Cost of acquisitions in excess of net assets acquired
 (net of accumulated amortization of $14,900 in 1998
  and $12,083 in 1997) ................................................     17,415       20,216
Long-term venture capital investments, at fair value
 (cost $117,547 in 1998 and $71,754 in 1997) ..........................    129,560       95,382
Long-term investments, at cost ........................................      7,006       15,671
Timber operations:
 Timber equipment and facilities (net of accumulated
  depreciation of $5,346 in 1998 and $1,260 in 1997) ..................     18,800       17,898
 Deferred timber development costs (net of accumulated
  amortization of $2,841 in 1998 and $1,611 in 1997) ..................     20,034       21,264
Building (net of accumulated depreciation of
 $1,413 in 1998 and $598 in 1997) .....................................     25,136       25,087
Furniture, equipment and leasehold improvements
 (net of accumulated depreciation and amortization
 of $13,146 in 1998 and $8,565 in 1997) ...............................     20,309       16,521
Dealer advances (net of accumulated amortization of $17,366 in 1997) ..       --         41,871
Other noncurrent assets ...............................................     16,180       20,696
Net noncurrent assets of discontinued operations ......................       --          7,421
                                                                          --------     --------
   Total noncurrent assets ............................................    356,210      398,712
                                                                          --------     --------
                                                                          $499,461     $567,214
                                                                          ========     ========
Liabilities and Stockholders' Equity
Current liabilities:
Payable to funds for shares sold ......................................   $ 14,053     $ 11,766
Accounts payable ......................................................     17,962       18,048
Accrued expenses ......................................................     33,768       27,414
Brokerage liabilities .................................................      5,669       14,702
Accrued income taxes ..................................................     19,647        7,641
Current portion of notes payable ......................................      9,476       17,411
Current liabilities net of current assets
 of discontinued operations ...........................................        413        4,939
                                                                          --------     --------
   Total current liabilities ..........................................    100,988      101,921
                                                                          --------     --------
Noncurrent liabilities:
Notes payable, net of current portion .................................    133,395      168,424
Deferred income taxes, net ............................................       --         29,334
                                                                          --------     --------
   Total noncurrent liabilities .......................................    133,395      197,758
                                                                          --------     --------
   Total liabilities ..................................................    234,383      299,679
                                                                          --------     --------
Minority Interest .....................................................    110,276       83,848
                                                                          --------     --------
Commitments and Contingencies (Note 10)
Stockholders' Equity:
 Common stock, $0.10 par value; authorized 60,000,000 shares;
  issued 26,134,103 shares in 1998 and 25,219,567 shares in 1997 ......      2,613        2,522
 Paid-in capital ......................................................     30,110       15,912
 Retained earnings ....................................................    133,013      171,558
 Treasury stock at cost, 11,303 shares in 1998
  and 2,670 shares in 1997 ............................................       (265)         (65)
 Cumulative translation adjustment ....................................     (1,855)      (1,277)
                                                                          --------     --------
                                                                           163,616      188,650
 Less--Deferred cost of restricted common stock issued ................     (8,814)      (4,963)
                                                                          --------     --------
    Total stockholders' equity ........................................    154,802      183,687
                                                                          --------     --------
                                                                          $499,461     $567,214
                                                                          ========     ========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

----------------------------------------------------------

Consolidated Statements of Changes in Stockholders' Equity


Dollars in Thousands Except Per Share Amounts


                                                          Common Stock
                                                  -----------------------------
                                                    Shares              Paid-in    Retained
                                                    Issued     Amount   Capital    Earnings
                                                  ----------   ------   --------  ----------

Balance, December 31, 1995 .....................  24,833,508   $2,483   $ 7,660   $ 143,603
                                                  ----------   ------   -------   ---------
Add (Deduct)
 Net income ....................................          --       --        --      18,837
 Dividends paid--$0.40 per share ...............          --       --        --      (9,983)
 Shares awarded under the 1995 restricted
  stock plan (78,137 shares) ...................      74,667        8     2,041          --
 Shares purchased under the 1995
  employee stock purchase plan
  33,433 shares) ...............................      17,368        2       351          --
 Amortization of deferred cost of restricted
  common stock issued ..........................          --       --        --          --
 Additional tax benefits from stock plans ......          --       --       664          --
 Forfeiture of shares awarded under the
  1990 and 1995 restricted stock plans
  (12,225 shares) ..............................          --       --        --          --
 Shares issued and returned to treasury ........      10,070       --       273          --
 Exercise of stock options awarded
  under the 1988 stock option plan
  (80,000 shares) ..............................      78,150        8       461          --
 Comprehensive income ..........................          --       --        --          --
                                                  ----------   ------   -------   ---------
Balance, December 31, 1996 .....................  25,013,763   $2,501   $11,450   $ 152,457
                                                  ----------   ------   -------   ---------
Add (Deduct)
 Net income ....................................          --       --        --      29,166
 Dividends paid--$0.40 per share ...............          --       --        --     (10,065)
 Shares awarded under restricted stock
  plans (162,207 shares) .......................     156,945       16     3,679          --
 Shares purchased under the 1995
  employee stock purchase plan
  (34,527 shares) ..............................      17,682        2       330          --
 Amortization of deferred cost of restricted
  common stock issued ..........................          --       --        --          --
 Additional tax benefits from stock plans ......          --       --       306          --
 Forfeiture of shares awarded under
  restricted stock plans (38,690 shares) .......          --       --        --          --
 Exercise of stock options awarded
  under the 1988 stock option plan
  (46,000 shares) ..............................      31,177        3       147          --
 Cumulative translation adjustment .............          --       --        --          --
 Comprehensive income ..........................          --       --        --          --
                                                  ----------   ------   -------   ---------
Balance, December 31, 1997 .....................  25,219,567   $2,522   $15,912   $ 171,558
                                                  ----------   ------   -------   ---------
Add (Deduct):
 Net loss ......................................          --       --        --     (33,468)
 Dividends paid--$0.20 per share ...............          --       --        --      (5,077)
 Shares awarded under restricted stock
  plan, (301,098 shares) .......................     292,707       29     7,519          --
 Shares purchased under the 1995
  employee stock purchase
  plan (41,938 shares) .........................      19,420        2       282          --
 Amortization of deferred cost of restricted
  common stock issued ..........................          --       --        --          --
 Additional tax benefits from stock plans ......          --       --     3,681          --
 Forfeiture of shares awarded under
  restricted stock plans (43,161 shares) .......          --       --        --          --
 Exercise of stock options awarded
  under the 1988 stock option plan
  (628,600 shares) .............................     602,409       60     2,716          --
 Cumulative translation adjustment .............          --       --        --          --
 Comprehensive income ..........................          --       --        --          --
                                                  ----------   ------   -------   ---------
Balance, December 31, 1998 .....................  26,134,103   $2,613   $30,110   $ 133,013
                                                  ==========   ======   =======   =========



                                                                            Deferred
                                                                              Cost        Total
                                                             Cumulative        of         Stock-     Comprehensive
                                                  Treasury  Translation    Restricted    holders'       Income
                                                    Stock    Adjustment      Stock       Equity         (Loss)
                                                  --------  -----------    ----------   ---------    -------------

Balance, December 31, 1995 .....................  $    --     $     --      $ (3,403)   $ 150,343
                                                  -------     --------      --------    ---------
Add (Deduct)
 Net income ....................................       --           --            --       18,837        18,837
 Dividends paid--$0.40 per share ...............       --           --            --       (9,983)           --
 Shares awarded under the 1995 restricted
  stock plan (78,137 shares) ...................       66           --        (1,951)         164            --
 Shares purchased under the 1995
  employee stock purchase plan
  (33,433 shares) ..............................      365           --            --          718            --
 Amortization of deferred cost of restricted
  common stock issued ..........................       --           --         1,221        1,221            --
 Additional tax benefits from stock plans ......       --           --            --          664            --
 Forfeiture of shares awarded under the
  1990 and 1995 restricted stock plans
  (12,225 shares) ..............................     (214)          --           214           --            --
 Shares issued and returned to treasury ........     (273)          --            --           --            --
 Exercise of stock options awarded
  under the 1988 stock option plan
  (80,000 shares) ..............................       40           --            --          509            --
 Comprehensive income ..........................       --           --            --           --     $  18,837
                                                  -------     --------      --------    ---------     =========
Balance, December 31, 1996 .....................  $   (16)    $     --      $ (3,919)   $ 162,473
                                                  -------     --------      --------    ---------
Add (Deduct)
 Net income ....................................       --           --            --       29,166        29,166
 Dividends paid--$0.40 per share ...............       --           --            --      (10,065)           --
 Shares awarded under restricted stock
  plans (162,207 shares) .......................      103           --        (3,673)         125            --
 Shares purchased under the 1995
  employee stock purchase plan
  (34,527 shares) ..............................      350           --            --          682            --
 Amortization of deferred cost of restricted
  common stock issued ..........................       --           --         1,821        1,821            --
 Additional tax benefits from stock plans ......       --           --            --          306            --
 Forfeiture of shares awarded under
  restricted stock plans (38,690 shares) .......     (808)          --           808           --            --
 Exercise of stock options awarded
  under the 1988 stock option plan
  (46,000 shares) ..............................      306           --            --          456            --
 Cumulative translation adjustment .............       --       (1,277)           --       (1,277)       (1,277)
 Comprehensive income ..........................       --           --            --           --     $  27,889
                                                  -------     --------      --------    ---------     =========
Balance, December 31, 1997 .....................  $   (65)    $ (1,277)     $ (4,963)   $ 183,687
                                                  -------     --------      --------    ---------
Add (Deduct):
 Net loss ......................................       --           --            --      (33,468)      (33,468)
 Dividends paid--$0.20 per share ...............       --           --            --       (5,077)           --
 Shares awarded under restricted stock
  plan, (301,098 shares) .......................      200           --        (7,652)          96            --
 Shares purchased under the 1995
  employee stock purchase
  plan (41,938 shares) .........................      529           --            --          813            --
 Amortization of deferred cost of restricted
  common stock issued ..........................       --           --         2,786        2,786            --
 Additional tax benefits from stock plans ......       --           --            --        3,681            --
 Forfeiture of shares awarded under
  restricted stock plans (43,161 shares) .......   (1,015)          --         1,015           --            --
 Exercise of stock options awarded
  under the 1988 stock option plan
  (628,600 shares) .............................       86           --            --        2,862            --
 Cumulative translation adjustment .............       --         (578)           --         (578)         (578)
 Comprehensive income ..........................       --           --            --           --     $ (34,046)
                                                  -------     --------      --------    ---------     =========
Balance, December 31, 1998 .....................  $  (265)    $ (1,855)     $ (8,814)   $ 154,802
                                                  =======     ========      ========    =========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

-------------------------------------------------

Consolidated Statements of Cash Flows


                              Dollars in Thousands
                                                                                            Year Ended
                                                                                           December 31,
                                                                                                1998
                                                                                           -------------
Cash flows from operating activities:
 Net income (loss) .......................................................................   $ (33,468)
 Less net income (loss) from discontinued operations .....................................      (6,449)
                                                                                             ---------
 Net income (loss) from continuing operations ............................................   $ (27,019)
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization ..........................................................      53,649
  Gain on sale of B share rights .........................................................      (8,132)
  Unrealized and realized gains on venture capital, marketable securities investments,
  and long term investments, net .........................................................      (4,418)
  Provision on other investments .........................................................       5,090
  Restricted stock plan expense ..........................................................       2,786
  (Prepaid) deferred income taxes ........................................................     (31,482)
  Minority interest ......................................................................      (6,441)
 Changes in operating assets and liabilities:
  Investments in marketable securities, net ..............................................       5,206
  Receivable from securities brokers and dealers for sales of mutual fund shares .........      (2,320)
  Receivables for securities sold ........................................................      10,377
  Receivables for gold shipments .........................................................         600
  Receivables from Pioneer Family of Mutual Funds and other ..............................      (3,284)
  Mining inventory .......................................................................       3,735
  Timber inventory .......................................................................       2,312
  Other current assets ...................................................................      (5,219)
  Other noncurrent assets ................................................................       1,945
  Payable to funds for shares sold .......................................................       2,287
  Accrued expenses and accounts payable ..................................................       6,268
  Brokerage liabilities ..................................................................      (9,033)
  Accrued income taxes ...................................................................      15,687
                                                                                             ---------
   Total adjustments and changes in operating assets and liabilities .....................      39,613
                                                                                             ---------
   Net cash provided by continuing operating activities ..................................      12,594
                                                                                             ---------
   Net cash used in discontinued operating activities ....................................      (3,554)
                                                                                             ---------
   Net cash provided by operating activities .............................................       9,040
                                                                                             ---------
Cash flows from investing activities:
 Purchase of mining equipment and facilities .............................................      (9,808)
 Deferred mining development costs .......................................................        (584)
 Additions to furniture, equipment and leasehold improvements ............................     (11,770)
 Building ................................................................................        (864)
 Long-term venture capital investments ...................................................     (45,774)
 Proceeds from sale of long-term venture capital investments .............................      22,040
 Deferred timber development costs .......................................................          --
 Purchase of timber equipment and facilities .............................................      (4,988)
 Other investments .......................................................................      (1,373)
 Proceeds from sales of other investments ................................................          --
 Cost of acquisition in excess of net assets acquired ....................................         (16)
 Purchase of long-term investments .......................................................      (2,245)
 Proceeds from sale of long-term investments .............................................       5,007
                                                                                             ---------
   Net cash used in continuing investing activities ......................................     (50,375)
                                                                                             ---------
   Net cash used in investing activities, discontinued operations ........................          --
                                                                                             ---------
   Net cash used in investing activities .................................................     (50,375)
                                                                                             ---------
Cash flows from financing activities:
 Dividends paid ..........................................................................      (5,077)
 Distributions to minority interestholders subsidiary ....................................          --
 Distributions to limited partners of venture capital subsidiary .........................         (68)
 Amounts raised by venture capital investment partnerships ...............................      34,559
 Additional minority interest capital raised by foreign subsidiaries .....................          --
 Employee stock purchase plan ............................................................         813
 Exercise of stock options ...............................................................       2,862
 Restricted stock plan award .............................................................          96
 Dealer advances .........................................................................     (20,702)
 Sale of dealer advances .................................................................      61,631
 Revolving credit agreement borrowings, net ..............................................     (26,000)
 Borrowings of notes payable .............................................................         447
 Repayments of notes payable .............................................................     (17,411)
 Reclassification of restricted cash .....................................................        (737)
                                                                                             ---------
   Net cash provided by continuing financing activities ..................................      30,413
                                                                                             ---------
   Net cash provided by financing activities, discontinued operations ....................          --
                                                                                             ---------
   Net cash provided by financing activities .............................................      30,413
Effect of foreign currency exchange rate changes on cash and cash equivalents ............        (160)
Net increase (decrease) in cash and cash equivalents .....................................     (11,082)
Cash and cash equivalents at beginning of year ...........................................      55,601
                                                                                             ---------
Cash and cash equivalents at end of year .................................................   $  44,519
                                                                                             =========


                              Dollars in Thousands
                                                                                          Year Ended December 31,
                                                                                              1997       1996
                                                                                          ----------- -----------
Cash flows from operating activities:
 Net income (loss) .......................................................................  $ 29,166   $  18,837
 Less net income (loss) from discontinued operations .....................................      (547)      3,560
                                                                                            --------   ---------
 Net income (loss) from continuing operations ............................................  $ 29,713   $  15,277
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization ..........................................................    45,090      29,952
  Gain on sale of B share rights .........................................................        --          --
  Unrealized and realized gains on venture capital, marketable securities investments,
  and long term investments, net .........................................................   (27,460)    (12,279)
  Provision on other investments .........................................................     2,710         107
  Restricted stock plan expense ..........................................................     1,821       1,221
  (Prepaid) deferred income taxes ........................................................     3,765      11,066
  Minority interest ......................................................................     5,097       3,280
 Changes in operating assets and liabilities:
  Investments in marketable securities, net ..............................................    (1,632)     (5,884)
  Receivable from securities brokers and dealers for sales of mutual fund shares .........    (2,742)      3,375
  Receivables for securities sold ........................................................    (8,866)     (2,600)
  Receivables for gold shipments .........................................................      (765)      2,724
  Receivables from Pioneer Family of Mutual Funds and other ..............................    (1,514)    (17,393)
  Mining inventory .......................................................................     1,470      (7,897)
  Timber inventory .......................................................................    (4,491)         81
  Other current assets ...................................................................       476      (3,804)
  Other noncurrent assets ................................................................      (306)     (3,858)
  Payable to funds for shares sold .......................................................     2,770      (3,373)
  Accrued expenses and accounts payable ..................................................     2,851      19,030
  Brokerage liabilities ..................................................................    13,232       2,040
  Accrued income taxes ...................................................................     6,257       1,702
                                                                                            --------   ---------
   Total adjustments and changes in operating assets and liabilities .....................    37,763      17,490
                                                                                            --------   ---------
   Net cash provided by continuing operating activities ..................................    67,476      32,767
                                                                                            --------   ---------
   Net cash used in discontinued operating activities ....................................   (10,286)    (13,998)
                                                                                            --------   ---------
   Net cash provided by operating activities .............................................    57,190      18,769
                                                                                            --------   ---------
Cash flows from investing activities:
 Purchase of mining equipment and facilities .............................................   (11,520)    (74,789)
 Deferred mining development costs .......................................................    (9,568)     (3,088)
 Additions to furniture, equipment and leasehold improvements ............................    (9,016)     (5,038)
 Building ................................................................................    (2,865)    (10,101)
 Long-term venture capital investments ...................................................   (26,945)    (14,256)
 Proceeds from sale of long-term venture capital investments .............................     6,688       9,576
 Deferred timber development costs .......................................................      (354)     (6,716)
 Purchase of timber equipment and facilities .............................................    (5,206)     (2,466)
 Other investments .......................................................................    (5,871)     (1,824)
 Proceeds from sales of other investments ................................................     1,732          --
 Cost of acquisition in excess of net assets acquired ....................................       (87)       (928)
 Purchase of long-term investments .......................................................    (4,026)     (5,353)
 Proceeds from sale of long-term investments .............................................    13,884       7,200
                                                                                            --------   ---------
   Net cash used in continuing investing activities ......................................   (53,154)   (107,783)
                                                                                            --------   ---------
   Net cash used in investing activities, discontinued operations ........................    (2,557)     (6,903)
                                                                                            --------   ---------
   Net cash used in investing activities .................................................   (55,711)   (114,686)
                                                                                            --------   ---------
Cash flows from financing activities:
 Dividends paid ..........................................................................   (10,065)     (9,983)
 Distributions to minority interestholders subsidiary ....................................        --        (354)
 Distributions to limited partners of venture capital subsidiary .........................       (94)        (23)
 Amounts raised by venture capital investment partnerships ...............................    21,024       7,848
 Additional minority interest capital raised by foreign subsidiaries .....................        --       6,269
 Employee stock purchase plan ............................................................       682         718
 Exercise of stock options ...............................................................       456         509
 Restricted stock plan award .............................................................       125         164
 Dealer advances .........................................................................   (16,331)    (23,247)
 Sale of dealer advances .................................................................        --          --
 Revolving credit agreement borrowings, net ..............................................     8,500      35,500
 Borrowings of notes payable .............................................................    28,420      62,960
 Repayments of notes payable .............................................................   (10,587)     (6,059)
 Reclassification of restricted cash .....................................................    (5,414)     (1,664)
                                                                                            --------   ---------
   Net cash provided by continuing financing activities ..................................    16,716      72,638
                                                                                            --------   ---------
   Net cash provided by financing activities, discontinued operations ....................    12,843      20,901
                                                                                            --------   ---------
   Net cash provided by financing activities .............................................    29,559      93,539
Effect of foreign currency exchange rate changes on cash and cash equivalents ............      (728)         --
Net increase (decrease) in cash and cash equivalents .....................................    30,310      (2,378)
Cash and cash equivalents at beginning of year ...........................................    25,291      27,669
                                                                                            --------   ---------
Cash and cash equivalents at end of year .................................................  $ 55,601   $  25,291
                                                                                            ========   =========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

-------------------------------------------------

Notes to Consolidated Financial Statements

December 31, 1998



Note 1-- Nature of Operations and Organization

The operations of The Pioneer Group, Inc. and its subsidiaries (collectively, the "Company"), are divided among three strategic business units: (i) Pioneer Investment Management ("PIM"), (ii) Pioneer International Financial Services, and (iii) Pioneer Global Investments.

      PIM includes the (i) investment management and marketing of the Company's 25 U.S. registered investment companies (comprised of 36 investment portfolios) in the Pioneer Family of Mutual Funds, as well as the seven offshore mutual funds based in Ireland, (ii) distribution of shares of the Pioneer Family of Mutual Funds by Pioneer Funds Distributor, Inc. ("PFD"), and (iii) shareowner servicing for the Pioneer Family of Mutual Funds by Pioneering Services Corporation. PIM also provides separate account management services for institutional investors, and through subsidiaries also distributes and services the Irish offshore mutual funds.

      Pioneer International Financial Services includes investment management and financial services operations in (i) Warsaw, Poland, where the Company manages, distributes and services units of four mutual funds, owns a majority interest in a brokerage company, owns a unitholder servicing agent, and in 1998 established a private pension fund management company, (ii) Prague, Czech Republic, where the Company manages, distributes and services participation certificates in a Czech mutual fund, and (iii) Moscow, Russia, where the Company manages, distributes and services two mutual funds, and owns 51% of Pioneer First Investment Fund. Pioneer International Financial Services also includes investment management operations in India and Taiwan.

      Pioneer Global Investments includes the Company's diversified strategic businesses, consisting of U.S. and international venture capital operations, U.S. and international real estate operations, gold mining and timber harvesting. Pioneer Capital Corporation ("PCC"), and its subsidiaries, engage in venture capital investing and management activities in the U.S.

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

      The Company's wholly owned subsidiary, Pioneer Forest, Inc. ("Pioneer Forest"), conducts timber harvesting and timber development activities in the Russian Far East. Pioneer Forest's principal asset is its ownership of 97% of the outstanding shares of Closed Joint-Stock Company "Forest-Starma", which harvests timber in the Russian Far East and which commenced commercial production on January 1, 1997.


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

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates with regard to these consolidated financial statements relate to the valuation of venture capital investments, other investments and the estimated future cash flows of the Company's natural resource operations, as discussed herein.

      Certain reclassifications have been made to 1997 and 1996 amounts to conform with the 1998 presentation.


Consolidated Statements of Cash Flows

Cash and cash equivalents consist primarily of cash on deposit in banks and amounts invested in commercial paper, Pioneer money market mutual funds and U.S. Treasury bills with original maturities of three months or less.

      Restricted cash consists of cash on deposit in banks, use of which is restricted by certain loan covenants and cash reserved for the exclusive benefit of brokerage customers.

      Income taxes paid were approximately $14,816,000, $18,719,000 and $1,149,000 in 1998, 1997 and 1996, respectively. In addition, $15,168,000,
$13,146,000 and $7,263,000 of interest was paid in 1998, 1997 and 1996, respectively. The amounts paid in 1997 and 1996 include approximately $1,353,000 and $4,800,000, respectively, of interest that was capitalized related to the development of the Company's building, Russian timber operations and the Phase III mining expansion operations.


Recognition of Revenues

Investment management, shareholder services, trustee and other fees are recorded as income during the period in which services are performed. Agreements with certain of the Pioneer Family of Mutual Funds provide for fee reductions, which are based on the excess of annual expenses of each mutual fund over certain limits. Fee reductions are recorded on an accrual basis.

-------------------------------------------------

Notes to Consolidated Financial Statements

(Continued)



      Underwriting commissions earned from the distribution of the Pioneer Family of Mutual Fund shares and the systematic investment plans are recorded as income on the trade (execution) dates.

      Distribution fees are earned based on 0.75% of certain Pioneer Family of Mutual Fund net assets. In September 1998, the Company sold its rights to receive these distribution fees. Commencing in October 1998, the gains on sales of Class B share rights sold pursuant to the Class B Shares Rights Program were included in distribution fees (see Note 15).

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

      Through September 30, 1998, the Company had purchased put options as "insurance" against significant declines in the market price of gold. The receipts from the exercise of put options are included as gold sales in the accompanying consolidated statements of operations. During 1998 and 1997, put option proceeds of approximately $3.2 million and $4 million, respectively, were received.

      The Company records timber sales when timber is shipped.


Building

The building represents the Meridian Commercial Tower in Russia. The Meridian Commercial Tower is an office building which is wholly owned by the Pioneer First Investment Fund. The Company owns a 51% interest in the Pioneer First Investment Fund.


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


Deferred Timber Development Costs

Deferred timber development costs principally consist of construction and engineering expenditures and infrastructure costs incurred in developing the site, the roads, capitalized interest, legal, timber rights, other pre-operating costs and organizational costs. These costs are amortized on a units-of-production basis which anticipates recovery principally over ten years.


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

      Cost in excess of net assets acquired, net, as reflected in the accompanying consolidated balance sheets, consists of the following:

-------------------------------------------------

Notes to Consolidated Financial Statements

(Continued)



                                               December 31,
                                            1998         1997
                                          -------      -------
                                          (Dollars in thousands)
Mutual of Omaha Fund
  Management Company ..................   $14,482      $16,530
Russian investment operations .........     1,811        2,163
Gold mining operations ................       842        1,217
Polish brokerage operations ...........       280          306
                                          -------      -------
                                          $17,415      $20,216
                                          =======      =======

Valuation of Long-Term Venture Capital Investments

The Company's long-term venture capital investments consist of the following (in thousands):

                          December 31,
                        1998         1997
                     --------     -------
Domestic .........   $ 79,475     $68,937
Non-U.S. .........     50,085      26,445
                     --------     -------
                     $129,560     $95,382
                     ========     =======

      The Company's domestic and non-U.S. venture capital investments are in companies that are primarily engaged in bringing new technology to market as well as more mature companies in need of capital for expansion, acquisitions, management buyouts or recapitalizations. At the time the investments are made, the Company's investments are primarily in the form of unregistered common and preferred stock, warrants and promissory notes. Most securities are valued at fair value, as determined in good faith by management and approved by the Board of Directors, when market quotes are not available. Of the total domestic venture capital value at December 31, 1998, the value of securities for which market quotes are not available was $63,538,000. In addition, total domestic venture capital investments included cash that has been restricted for the future purchase of venture capital investments of $6,026,000.

      In addition, non-U.S. venture capital investments are the investments held by certain consolidated partnerships. These venture capital investments are in companies that are domiciled in Poland. Of the total non-U.S. venture capital value at December 31, 1998, the value of securities for which market quotes are not available was $27,499,000. In addition, total non-U.S. venture capital investments included cash that has been restricted for the future purchase of venture capital investments of $22,586,000.

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


Long-term Investments

Long-term investments consists mainly of Russian investments of the Pioneer First Investment Fund. These securities are classified as available for sale. The securities in the Pioneer First Investment Fund are carried at cost with adjustments made for any other-than-temporary impairment in value until such time as the breadth and scope of the Russian securities markets develop to certain quantifiable levels. When the breadth and scope of the Russian securities market develop to certain quantifiable levels, the securities will be recorded at fair value with unrealized gains and losses recorded in stockholders' equity after income taxes and minority interest. At December 31, 1998, the approximate fair value of these securities was $13.4 million (based upon available market quotations and appraisals).


Valuation of Financial Instruments

The Company considers the liquid nature and readily available market quotations when estimating fair value of financial instruments. As stated in the accompanying consolidated balance sheets, the carrying values of the Company's financial instruments approximate fair value, except for the long-term investments of Pioneer First Investment Fund, as discussed above.


Earnings Per Share

The following table details the calculation of basic and diluted earnings per share ("EPS"). Basic EPS is computed by dividing reported earnings available to stockholders by weighted average shares outstanding not including contingently issuable shares. Diluted EPS includes the effect of the contingently issuable shares and other common stock equivalents.

                                         Net                   Earnings/
                                       Income/                  (Loss)
                                        (Loss)       Shares    Per Share
                                     ---------       ------    ---------
For the year ended 12/31/98           (Dollars and shares in thousands
---------------------------------         except per share amounts)
Basic earnings per share
  calculation:
Continuing operations ...........    $(27,019)       25,148     $(1.07)
Discontinued operations .........    $ (6,449)       25,148     $(0.26)
                                     --------        ------     ------
 Total ..........................    $(33,468)       25,148     $(1.33)
                                     ========        ======     ======
Options .........................                       188
Restricted stock ................                        14
                                                     ------
Diluted earnings per share
  calculation:
Continuing operations ...........    $(27,019)       25,350     $(1.07)
Discontinued operations .........    $ (6,449)       25,350     $(0.25)
                                     --------        ------     ------
 Total ..........................    $(33,468)       25,350     $(1.32)
                                     ========        ======     ======
For the year ended 12/31/97
----------------------------------
Basic earnings per share
  calculation:
Continuing operations ...........    $ 29,713        24,873     $ 1.19
Discontinued operations .........    $   (547)       24,873     $(0.02)
                                     --------        ------     ------
 Total ..........................    $ 29,166        24,873     $ 1.17
                                     ========        ======     ======
Options .........................                       692
Restricted stock ................                        65
                                                     ------
Diluted earnings per share
  calculation:
Continuing operations ...........    $ 29,713        25,630     $ 1.16
Discontinued operations .........    $   (547)       25,630     $(0.02)
                                     --------        ------     ------
 Total ..........................    $ 29,166        25,630     $ 1.14
                                     ========        ======     ======

-------------------------------------------------

Notes to Consolidated Financial Statements

(Continued)



                                       Net                 Earnings/
                                     Income/                  (Loss)
                                      (Loss)    Shares     Per Share
                                    --------    ------     ---------
For the year ended 12/31/96          (Dollars and shares in thousands
---------------------------------       except per share amounts)
Basic earnings per share
 calculation:
Continuing operations ...........   $15,277     24,620       $ 0.62
Discontinued operations .........   $ 3,560     24,620       $ 0.15
                                    -------     ------       ------
 Total ..........................   $18,837     24,620       $ 0.77
                                    =======     ======       ======
Options .........................                  745
Restricted stock ................                   95
                                                ------
Diluted earnings per share
 calculation:
Continuing operations ...........   $15,277     25,460       $ 0.60
Discontinued operations .........   $ 3,560     25,460       $ 0.14
                                    -------     ------       ------
 Total ..........................   $18,837     25,460       $ 0.74
                                    =======     ======       ======

In the second, third and fourth quarters of 1998, the Company reported a net loss. Accordingly, all contingently issuable shares and common stock equivalents were excluded from the computation of diluted EPS because they were anti-dilutive.


Comprehensive Income

The Company adopted Statement of Financial Accounting Standards (SFAS) 130, "Reporting Comprehensive Income" in the first quarter of 1998. SFAS 130 establishes standards for the reporting of comprehensive income and its components. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. The Company's foreign currency translation adjustments, which are excluded from net income, are included in comprehensive income.


Foreign Currency Translation

In accordance with SFAS 52, "Foreign Currency Translation", the functional currency of the Company's natural resource operations is the U.S. dollar, as the revenues, costs of capital equipment and financing costs are principally denominated in U.S. dollars. The functional currency of the Company's financial services operations is generally the currency of the country in which those operations are conducted. However, some of those operations are conducted in countries having highly inflationary economies and as a result the functional currency is currently the U.S. dollar. For those entities, the gains and losses which result from remeasuring into the U.S. dollar for reporting purposes are included in the accompanying consolidated statements of operations. The net foreign currency losses were $0.7 million in 1998, $1.7 million in 1997 and $1.3 million in 1996. For those entities for which the functional currency is the local currency, the gains and losses which result from translating into the U.S. dollar for reporting purposes are included in the accompanying consolidated balance sheets' stockholders' equity section as a cumulative translation adjustment.


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


Costs of Start-Up Activities

In April 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". The new standard requires that entities expense costs of start-up activities as those costs are incurred. The Company has capitalized certain pre-operating costs in connection with its natural resource operations, and has capitalized certain organizational costs associated with its financial services operations.

      The Statement must be adopted in the first quarter of 1999. At adoption, the Company must record a cumulative effect of a change in accounting principle and write-off all remaining unamortized start-up costs. The Company has estimated unamortized capitalized start-up costs of approximately $12.3 million, related principally to its timber operations.


Derivative Instruments and Hedging Activities

In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company has not yet quantified the impact of adopting Statement 133 on its financial statements and has not determined the timing of or method of its adoption of Statement 133. Statement 133 is effective for fiscal years beginning after June 15, 1999.


Note 3-- Mining Inventory

Mining inventories consist of the following:

                                       December 31,
                                     1998        1997
                                   -------     -------
                                   (Dollars in Thousands)
Gold-in-process ................   $ 2,236     $ 1,998
Materials and supplies .........    16,061      20,034
                                   -------     -------
                                   $18,297     $22,032
                                   =======     =======

---------------------------------------------

Notes to Consolidated Financial Statements

(Continued)


Note 4-- Mining Equipment and Facilities

                                                            December 31,
                                                       1998           1997
                                                     --------       --------
                                                      (Dollars in Thousands)
Mobile mine equipment ............................   $70,756        $70,163
Crusher, processing plant and laboratory .........    57,609         56,752
Leach pads and ponds .............................    30,054         26,685
Building and civil works .........................    14,298         13,987
Office furniture and equipment ...................     2,102          2,089
Motor vehicles ...................................     3,500          3,201
Construction in progress .........................        --             69
Other assets .....................................     2,703          2,278
                                                     -------        -------
Total cost .......................................   181,022        175,224
Accumulated depreciation .........................   (94,282)       (76,060)
                                                     -------        -------
                                                     $86,740        $99,164
                                                     =======        =======

Note 5-- Income Taxes

The following is a summary of the components of income (loss) from continuing operations before provision for income taxes and minority interest for financial reporting purposes:


                        1998           1997         1996
                      --------       -------      -------
                              (Dollars in Thousands)
 Domestic .........   $ 38,589       $51,394      $26,484
 Foreign ..........    (70,278)       11,792        1,618
                      --------       -------      -------
                      $(31,689)      $63,186      $28,102
                      ========       =======      =======

The components of the provision for federal, state and foreign income taxes consist of:


                        1998            1997           1996
                      -------         -------        -------
                                (Dollars in Thousands)
Current:
 Federal ..........   $28,465         $13,328        $ 1,197
 State ............     4,828           2,188            376
 Foreign ..........       (40)          8,383         (1,034)
Deferred (Prepaid):
 Federal ..........   (19,100)         4,536           6,326
 State ............    (4,745)            (2)          2,531
 Foreign ..........    (7,637)          (769)          2,209
                      -------         -------        -------
                      $ 1,771         $27,664        $11,605
                      =======         =======        =======

      Income taxes, as stated as a percentage of income (loss) from continuing operations before provision for income taxes, are comprised of the following:

                                              1998           1997         1996
                                             -------        -----        -----
Federal statutory tax rate ..........        (35.0)%        35.0%        35.0%
Increases (decreases) in tax
  rate resulting from:
 State income tax (net of
   effect on federal
   income tax) ......................           --           2.3          5.6
 Foreign income taxes ...............         43.2           5.4         (0.8)
 Other, net .........................         (2.6)          1.1          1.5
                                             -----          ----         ----
 Effective tax rate .................          5.6%         43.8%        41.3%
                                             =====          ====         ====

      The approximate income tax effect of each type of temporary difference is as follows:

                                               1998          1997
                                             --------      ---------
                                               (Dollars in Thousands)
Deferred taxes related to foreign
  mining operations ......................   $    --       $ (7,637)
Net operating losses of foreign
  subsidiaries ...........................    21,807          4,600
Restricted stock .........................     1,235            774
Reserves .................................     1,530          1,041
Goodwill .................................       620            447
Dealer advances ..........................        --        (16,347)
Venture capital and other investments.....    (2,111)        (8,732)
Other temporary differences, net .........       874          1,120
                                             -------       --------
                                              23,955        (24,734)
Valuation allowance ......................   (21,807)        (4,600)
                                             -------       --------
Net deferred tax asset (liability) .......   $ 2,148       $(29,334)
                                             =======       ========

      A valuation allowance has been established to fully reserve the tax benefits associated with certain net operating losses of foreign subsidiaries as the realizability of these tax benefits is not probable.

      U.S. Federal income taxes have been provided on all foreign earnings except for the amount considered to be permanently invested outside the U.S. which approximates $50,000,000 at December 31, 1998.


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

      Restricted stock is granted at a price to be determined by the Board of Directors, generally $0.10 per share. The following tables summarize restricted stock plan activity for the Plans during 1998.


                                                Unvested Shares
                                ----------------------------------------------
                                1997 Plan   1995 Plan    1990 Plan      Total
                                ---------   ---------    ---------     -------
Balance at 12/31/97 .........     25,355     192,760      105,884      323,999
 Awarded ....................    301,098          --           --      301,098
 Vested .....................     (4,700)    (27,752)     (58,820)     (91,272)
 Forfeited ..................     (4,128)    (34,643)      (4,390)     (43,161)
                                 -------     -------      -------      -------
Balance at 12/31/98 .........    317,625     130,365       42,674      490,664
                                 =======     =======      =======      =======

---------------------------------------------

Notes to Consolidated Financial Statements

(Continued)


                                                Vested Shares
                                -------------------------------------------
                                1997 Plan   1995 Plan   1990 Plan    Total
                                ---------   ---------   ---------   -------
Balance at 12/31/97 .........    2,520       12,926      609,340    624,786
 Vested .....................    4,700       27,752       58,820     91,272
                                 -----       ------      -------    -------
Balance at 12/31/98 .........    7,220       40,678      668,160    716,058
                                 =====       ======      =======    =======

      The Company awarded 27,875 shares in 1997 under the 1997 Plan. The Company awarded 134,332 shares in 1997 and 78,137 shares in 1996 under the 1995 Plan.

      The participant's right to sell the awarded stock under the Plans is generally restricted as to 100% of the shares awarded during the first year following the award, 75% during the second year and 25% less each year thereafter. The Company may repurchase unvested restricted shares at $0.10 per share upon termination of employment. Awards under the Plans are compensatory, and accordingly, the difference between the award price and the market value of the shares under the Plans at the award date, is being amortized on a straight-line basis over a four-year period.

      Options issuable under the 1997 Plan become exercisable as determined by the Committee not to exceed ten years from the date of grant. Options granted to date vest over five years at an annual rate of 20% on each anniversary date of the date of grant. Prior to the adoption of the 1997 Plan, options were granted under the 1988 Option Plan. As of December 31, 1998, 175,155 shares of the Company's common stock remain available for grant under the 1997 Plan.

      In May 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan"), which qualifies as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code of 1986. An aggregate total of 500,000 shares of common stock have been authorized for issuance under the 1995 Purchase Plan, to be implemented through one or more offerings, each approximately six months in length beginning on the first business day of each January and July. The price at which shares may be purchased during each offering will be the lower of (i) 85% of the closing price of the common stock as reported on the NASDAQ National Market (the "closing price") on the date that the offering commences or (ii) 85% of the closing price of the common stock on the date the offering terminates. In 1998, 1997 and 1996, the Company issued 41,938, 34,527 and 33,433 shares under the 1995 Purchase Plan, respectively.

      The Company records stock compensation in accordance with Accounting Principles Board ("APB") Opinion 25. Had the compensation cost for these plans been determined consistent with SFAS 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been the following pro forma amounts:

                                          1998           1997           1996
                                       ---------       -------        -------
Net (loss)/income:     As reported     $(33,468)       $29,166        $18,837
                       Pro forma       $(34,983)       $28,327        $18,369
Diluted EPS:           As reported     $  (1.32)       $  1.14        $  0.74
                       Pro forma       $  (1.38)       $  1.11        $  0.72

      The weighted-average grant-date fair value of options granted during 1998, 1997 and 1996 was approximately $5,206,000, $4,651,000 and $2,952,000, respectively.

      For purposes of the pro forma disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                             1998              1997                  1996
                           -------           -------               -------
Volatility                     42%               36%                   34%
Risk-Free interest rate       4.6%              5.8%                  6.6%
Dividend yield               1.06%             1.43%                 1.71%
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

                             1998              1997                   1996
                           --------          --------               --------
Volatility                      39%               28%                    18%
Risk-Free interest rate        5.5%              5.7%                   5.8%
Dividend yield                1.06%             1.43%                  1.71%
Expected life of options   6 months          6 months               6 months

      Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

      The following table summarizes the Option Plans activity for the three years ended December 31, 1998.

                                                      Weighted average
                                       Number of       exercise price
                                         shares          per share
                                      ----------      ----------------
Outstanding at December 31, 1995      1,977,000          $  9.30
Granted                                 268,500          $ 24.88
Exercised                               (80,000)         $  6.34
                                      ---------          -------
Outstanding at December 31, 1996      2,165,500          $ 11.51
Granted                                 345,000          $ 29.52
Exercised                               (46,000)         $  9.89
Terminated                              (26,500)         $ 19.24
                                      ---------          -------
Outstanding at December 31, 1997      2,438,000          $ 13.60
Granted                                 667,500          $ 15.46
Exercised                              (628,600)         $  5.37
Terminated                              (12,500)         $ 27.50
                                      ---------          -------
Outstanding at December 31, 1998      2,464,400          $ 16.53
Exercisable at year end               1,264,000          $ 12.54

      The following table summarizes information about options outstanding at December 31, 1998:

                                         Weighted
     Weighted                            Average           Weighted
      Average            Number        Contractual         Average
  Exercise Price      Outstanding     Life in Years     Exercise Price
  --------------      -----------     -------------     --------------
$4.19-$7.07            714,900              3.21          $  5.26
$12.00-$19.00          809,000              9.08          $ 14.77
$21.25-$29.875         940,500              7.92          $ 26.61
                     ---------
                     2,464,400
                     =========

Note 7-- Net Capital

As a broker-dealer, PFD is subject to the Securities and Exchange Commission's ("SEC") regulations and operating guidelines which, among other things, require PFD to maintain a specified amount

---------------------------------------------

Notes to Consolidated Financial Statements

(Continued)


of net capital. Net capital may fluctuate on a daily basis. Effective with the June 30, 1998 net capital computation, the Company changed its method of net capital computation from the Aggregate Indebtedness method to the Alternative Standard. PFD's net capital, as computed under Rule 15c3-1, was $1,946,975 at December 31, 1998, which exceeded required net capital of $250,000 by $1,696,975.


Note 8--Benefit Plans

The Company and its subsidiaries have two defined contribution plans for eligible employees: a retirement benefit plan and a savings and investment plan ("the Benefit Plans") qualified under Section 401 of the Internal Revenue Code. The Company makes contributions to a trustee, on behalf of eligible employees, to fund both the retirement benefit and the savings and investment plans. The Company's expenses under the Benefit Plans were approximately $3,462,000 in 1998, $2,666,000 in 1997 and $2,531,000 in 1996.

      Both of the Company's qualified Benefit Plans described above cover all full-time employees who have met certain age and length-of-service requirements. Regarding the retirement benefit plan, the Company contributes an amount which would purchase a certain targeted monthly pension benefit at the participant's normal retirement date. In connection with the savings and investment plan, participants can voluntarily contribute up to 12% of their compensation to the plan, and the Company will match this contribution up to 2%.


Note 9--Related Party Transactions

Certain officers and/or directors of the Company and its subsidiaries are officers and/or trustees of the Pioneer Family of Mutual Funds and the Company's international mutual funds. Investment management fees earned from the mutual funds were approximately $137,753,000 in 1998, $118,851,000 in 1997 and $84,178,000 in 1996. Underwriting commissions and distribution fees earned from the sales of mutual fund shares were approximately $26,511,000 in 1998, $23,322,000 in 1997 and $16,636,000 in 1996. Shareholder services fees earned from the mutual funds were approximately $31,610,000 in 1998, $28,002,000 in 1997 and $25,340,000 in 1996.

      Within the Pioneer Family of Mutual Funds, total revenues from Pioneer II were approximately $47,535,000 in 1998, $50,933,000 in 1997 and $39,102,000 in
1996. Total revenues from Pioneer Fund were $42,323,000 in 1998, $28,918,000 in 1997 and $20,621,000 in 1996.

      Certain partners of Hale and Dorr LLP, the Company's legal counsel, are officers and/or directors of the Company and its subsidiaries. Amounts paid to Hale and Dorr LLP consist of legal fees of approximately $663,000 in 1998, $635,000 in 1997 and $1,189,000 in 1996.

      Hale and Dorr LLP is a partner in the law firm Brobeck Hale and Dorr International. The Company paid legal fees in the amount of approximately $5,000 in 1998, $76,000 in 1997 and $188,000 in 1996 to Brobeck Hale and Dorr
International.


Note 10--Commitments

U.S. rental expense amounted to approximately $4,577,000 in 1998, $3,766,000 in 1997 and $2,977,000 in 1996, respectively. Future minimum payments under the leases amount to approximately $5,069,000 in 1999, $4,784,000 in 2000, $4,901,000 in 2001, $1,624,000 in 2002, $563,000 in 2003 and $1,830,000
thereafter. These future minimum rental payments include estimated annual operating and tax expenses. In 1999, these operating and tax expenses will approximate $2,200,000.

      Rental expense for the Polish Mutual Fund operations amounted to approximately $1,100,000, $956,000 and $963,000 in 1998, 1997 and 1996,
respectively. The lease is open-ended and can be terminated by either the Company or the lessor upon 90 days notice.

      The Company is contingently liable to the Investment Company Institute Mutual Insurance Company for unanticipated expenses or losses in connection with its mutual fund operations in an amount not to exceed $500,000. Two thirds of this amount is secured by an irrevocable standby letter of credit with a bank.

      At December 31, 1998, the Company was committed to additional capital contributions of $0.8 million to Pioneer Ventures Limited Partnership II, a U.S. venture capital fund.

      The Company acts as a passive, non-bank trustee for retirement plan accounts. IRS regulations and operating guidelines allow a passive, non-bank trustee to accept fiduciary accounts only if the trustee's net worth (determined as of the end of the most recent taxable year) exceeds the greater of (1) $100,000 or (2) two percent of the net assets of fiduciary accounts. At December 31, 1998, the Company's net worth of $154.8 million was 2.3% of the net assets of fiduciary accounts.


Note 11--Notes Payable

Notes payable of the Company consist of the following:

                                                     December 31,
                                                 1998          1997
                                               -------      ---------
                                               (Dollars in Thousands)
Revolving Credit Agreement .................   $70,000      $96,000
Senior note payable to a commercial
  lender, principal payable on August 15,
  2004, interest payable at 8.95%. .........    20,000       20,000
Preferred shares financing related to the
  Russian investment operations ............        --        2,000
Small Business Administration ("SBA")
  financing, notes payable to a bank,
  interest payable semi-annually at rates
  ranging from 6.12% to 9.8%, principal
  due through 2003 .........................     3,750        4,950
Note payable to a bank, interest and
  principal payable monthly at the one-
  month Warsaw Bank rate plus 1.75%
  through August 2002 ......................       447           --
Note payable to a bank, interest payable
  quarterly at the three month LIBOR rate
  plus 6%, principal due in eight quarterly
  installments through January, 1999,
  secured by lease rental payments and
  proceeds from insurance policies .........       456        1,897

---------------------------------------------

Notes to Consolidated Financial Statements

(Continued)


                                                              December 31,
                                                           1998        1997
                                                        ---------    ---------
                                                        (Dollars in Thousands)
Notes payable to a bank, guaranteed
  by the Company, principal payable in
  semi-annual installments, of $214,000
  through November 30, 1999, no interest
  payable, secured by equipment ......................        430         858
Note payable to a bank, guaranteed by the
  Swedish Exports Credits Guarantee Board,
  principal payable in semi-annual
  installments of $1,650,000 through
  January 31, 2002, interest payable at
  6.42%, secured by equipment ........................      9,902      12,732
Note payable to a supplier, principal
  payable in quarterly installments ranging
  from $250,000 to $482,000 through
  April 15, 2001, interest payable at
  7.85%, secured by equipment ........................      3,355       4,699
Note payable to a supplier, principal and
  interest payable in quarterly installments
  ranging from $70,000 to $130,000
  through April 15, 2001, interest payable
  at 7.85%, secured by equipment .....................        919       1,239
Note payable to a supplier, principal
  payable in quarterly installments ranging
  from $248,000 to $387,000 through
  May 15, 2001, interest payable at
  8.00%, secured by equipment ........................      2,848       3,988
Note payable to a supplier, principal
  payable in quarterly installments ranging
  from $212,000 to $439,000 through
  December 15, 2001, interest payable at
  8.25%, secured by equipment ........................      3,885       5,237
Note payable to a supplier, principal
  payable in semi-annual installments
  ranging from $294,000 to $800,000
  through April 15, 2003, interest payable
  at 8.30%, secured by equipment .....................      4,847       5,795
Note payable to a bank, guaranteed by
  OPIC, principal payable in equal semi-
  annual installments of $1,583,000
  through September 15, 2003, interest
  payable at 9.02% ...................................     15,832      19,000
Project financing, guaranteed by OPIC,
  payable in semi-annual installments of
  $620,000 through December 15, 2003,
  interest payable at 9.95% ..........................      6,200       7,440
                                                         --------    --------
                                                          142,871     185,835
Less: Current portion ................................     (9,476)    (17,411)
                                                         --------    --------
                                                         $133,395    $168,424
                                                         ========    ========

      Maturities of notes payable at December 31, 1998, for each of the next five years and thereafter are as follows (dollars in thousands):


1999 ............... $  9,476
2000 ...............   16,523
2001 ...............   83,361
2002 ...............    7,309
2003 ...............    6,202
Thereafter .........   20,000
                     --------
                     $142,871
                     ========

      The Company entered into an agreement in 1996 with a syndicate of commercial banks for a senior credit facility (the "Credit Facility"). Under the Credit Facility, the Company could borrow up to $60 million (the "B-share Revolver") to finance Dealer Advances relating to sales of back-end load shares of the Company's domestic mutual funds. In September 1998, the Company sold to a third party its rights to receive future distribution fees and deferred sales charges from the distribution of Class B Shares of Pioneer Mutual Funds. The agreement also provides for the sale at a premium of additional rights arising from future sales of Class B Shares on a monthly basis through September 2001, thereby eliminating the need to finance Class B Shares as the Company had previously done. The Company used the proceeds from the sale of Class B-share rights to repay the $49.5 million outstanding under the B-share Revolver and the B-share Revolver was terminated in October 1998.

      The Credit Facility also provides that the Company may borrow up to $80 million for general corporate purposes (the "Corporate Revolver"). The Corporate Revolver is payable in full in June 2001. Advances under the Corporate Revolver bear interest, at the Company's option, at (a) the higher of the bank's base lending rate plus 0.25% or the federal funds rate plus 0.50% or
(b) LIBOR plus the applicable margin of 2.25%. The Credit Facility provides that the Company must pay additional interest at the rate of 0.375% per annum of the unused portion of the facility and an annual arrangement fee of $35,000. At December 31, 1998, the Company had borrowed $70 million under the Corporate Revolver.

      The Credit Facility contains restrictions that limit, among other things, encumbrances on the assets of the Company's domestic mutual fund subsidiaries and certain mergers and sales of assets. Additionally, the Credit Facility requires that the Company meet certain financial covenants including covenants that require the Company to maintain certain minimum ratios with respect to debt to cash flow and interest payments to cash flow and a minimum tangible net worth, all as defined in the Credit Facility. In December 1998 the Credit Facility was amended. The amendment included changes to certain financial covenants. The amendment addressed the potential need for a reduced standard in certain financial covenant tests through June 30, 1999. As of December 31, 1998, the Company was in compliance with all applicable covenants, as amended. For the years ended December 31, 1998, 1997 and 1996, the weighted average interest rate on the borrowings under the Credit Facility and lines of credit outstanding was 8.0%, 8.0%, and 7.3%, respectively.

      As of December 31, 1998, the Company had six five-year interest rate swap agreements with a member of the Company's banking syndicate which has effectively fixed the interest rate on notional amounts totaling $100 million. Under these agreements, the Company will pay the bank a weighted average fixed rate of 6.76%, plus the applicable margin of 2.25% on the notional principal. The bank will pay the Company interest on the notional principal at the current variable rate stated under the Credit Facility. The Company has incurred approximately $1,220,000, $976,000 and $499,000 of interest expense on these swap agreements during 1998, 1997 and 1996, respectively. At December 31, 1998,

---------------------------------------------

Notes to Consolidated Financial Statements

(Continued)



the Company had $30 million of overhedged swaps and recognized approximately $1,300,000 of expense in 1998 in accordance with generally accepted accounting principles related to these swaps. At December 31, 1998, the fair value of the swaps was ($4,564,000), compared to a book value of ($1,300,000). If the Company were to terminate these agreements, it would be required to pay an amount approximating fair value.

      In 1997, the Company entered into an agreement (the "Note Agreement") with a commercial lender pursuant to which the Company issued to the lender Senior Notes in the aggregate principal amount of $20 million. The Senior Notes, which bear interest at the rate of 8.95% per annum, have a maturity of seven years. Certain covenants of the Senior Notes were also amended in December 1998. The amended restrictions and financial covenants under the Note Agreement are substantially similar to the amended restrictions and financial covenants under the Credit Facility.

      TGL's loan agreement with OPIC contains certain covenants. TGL did not comply with certain of these covenants during 1998 and received appropriate waivers from OPIC.

Note 12--Minority Interest

The Company's minority interest liability includes the interests of the other equity holders of the Company's consolidated entities. The liability for each entity is recorded based upon the net book value of that entity at the balance sheet date, except for those instances in which agreements could result in the Company redeeming those interests at amounts greater than their share of the net book value. In those instances, adjustments are made to the liability to reflect the minority equity holders' economic interests under those agreements. As of December 31, 1998 and 1997, the Company's minority interest liability consisted of the following (dollars in thousands):

                                      1998          1997
                                    --------      -------
Gold mining operations              $  5,865      $ 7,958
Russian investment operations         15,433       26,091
Polish brokerage operations                4           13
Poland Fund--venture capital          45,649       24,269
Pioneer Ventures Limited
  Partnerships--venture capital       43,325       28,346
                                    --------      -------
Totals                              $110,276      $86,677
                                    ========      =======

Note 13--Major Customers

During the year ended December 31, 1998, gold sales aggregated $77.3 million. During 1998, gold shipments from TGL in Ghana to two unaffiliated European refiners accounted for $38.5 million and $35.7 million, respectively, representing 96% of such total sales.

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

Note 14--Discontinued Operations

In the third quarter of 1998, the Company decided to liquidate its Russian banking operations. Accordingly, the operating results for the bank have been segregated from the results from the continuing operations and reported as a separate line on the consolidated statements of operations for all periods presented. The 1998 loss included a provision of approximately $3,600,000 for the expected costs and certain losses associated with liquidating the bank. In December 1998, the Company sold its stock in the Bank to an unrelated third party. The sale is subject to certain regulatory approvals. The remaining liability of $0.4 million recorded at December 31, 1998 is related to certain costs associated with the liquidation of the Bank. The following is a summary of the results of discontinued operations for the years ended December 31, 1998, 1997 and 1996, respectively.


                                                  Year Ended December 31,
                                              1998         1997          1996
                                            --------     --------      --------
                                                  (Amounts in Thousands)
Revenues from banking
  activities .............................  $ 2,150      $ 12,324      $ 14,966
                                            -------      --------      --------
Income (loss) before income
  taxes and minority interest ............   (9,589)       (1,376)        5,563
Income taxes .............................     (311)         (117)          (57)
                                            -------      --------      --------
Income (loss) from
  discontinued operations
  before minority interest ...............   (9,278)       (1,259)        5,620
                                            -------      --------      --------
Minority interest ........................   (2,829)         (712)        2,060
                                            -------      --------      --------
Net income (loss) from
  discontinued operations ................  $(6,449)     $   (547)     $  3,560
                                            =======      ========      ========

Note 15--Dealer Advances

Certain of the Pioneer Family of Mutual Funds maintain a multi-class share structure whereby the participating funds offer both the traditional front-end load shares (Class A shares) and back-end load shares (Class B and Class C shares). Back-end load shares do not require the investor to pay any sales charge unless there is a redemption before the expiration of the minimum holding period, which ranges from three to six years in the case of Class B shares and is one year in the case of Class C shares. However, the Company pays upfront sales commissions (dealer advances) to broker-dealers ranging from 2% to 4% of the sales transaction amount on Class B shares and 1% on Class C shares. The participating Funds pay the Company distribution fees of 0.75% and service fees of 0.25%, per annum of their net assets invested in Class B and Class C shares, subject to annual renewal by the participating Fund's Board of Trustees. In addition, the Company is paid a contingent deferred sales charge
(CDSC) on Class B and C shares redeemed within the minimum holding period. The CDSC is paid based on declining rates ranging from 2% to 4% on the purchases of Class B shares and 1% for Class C shares. In 1998, 1997, and 1996, the Company paid B-share dealer advances in the amount of $20.8 million, $16.3 million, and $23.2 million, respectively.

      On September 30, 1998, the Company entered into an agreement to sell to a third party its rights to receive future distribution fees and deferred sales charges from the then outstanding Class B shares assets of the Pioneer Family of Mutual Funds. The Class B share rights were sold for $61.7 million resulting in a pre-tax gain on sale of $8.1 million and an after-tax gain of $5.3 million, as reported in the accompanying consolidated statements of opera-

---------------------------------------------

Notes to Consolidated Financial Statements

(Continued)



tions. In addition, the agreement (Class B share rights program) also provides for the sale, at a premium, of additional rights arising from future sales of Class B shares on a monthly basis through September 30, 2001.

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

Note 16--Venture Capital Subsequent Event

On March 18, 1999, the Company sold its U.S. venture capital business to a third party for approximately $34.9 million. The sale included certain venture capital investments owned by a wholly owned subsidiary and a majority owned partnership, as well as the Company's interest in a consolidated partnership which serves as an investment vehicle for a number of institutional investors.

      In connection with the sale, the Company incurred a net loss of approximately $3.1 million, which included certain costs associated with the transaction.

Note 17--Financial Information by Business Segment

The Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" in 1997. SFAS 131 requires companies to present segment information using the management approach. The management approach is based on the way that management organizes the segments within a Company for making operating decisions and assessing performance. The Company's operating segments are organized around services and products provided, as well as geographic regions. The segment information for 1996 has been restated to conform to these requirements. The intersegment transactions are for management services and the secondment of employees. These transactions are generally priced on a cost or cost plus basis.

---------------------------------------------

Notes to Consolidated Financial Statements

(Continued)


Note 17--Financial Information by Business Segment (Continued)
The following details total revenues and income (loss) by business segment and geographic region (dollars in thousands):

                                                                                  Pioneer International Financial Services
                                                                               ----------------------------------------------
                                                                  Pioneer
                                                                Investment                                  Czech
                                                                Management       Russia       Poland      Republic      Asia
                                                                ----------     ---------     --------     --------     ------
Year ended December 31, 1998:
 Gross revenues and sales ...................................   $  217,544     $  10,289     $ 13,685     $  1,641     $   --
                                                                ==========     =========     ========     ========     ======
 Intersegment eliminations ..................................   $   (9,521)    $      --     $     --     $     --     $   --
                                                                ==========     =========     ========     ========     ======
 Net revenues and sales .....................................   $  208,023     $  10,289     $ 13,685     $  1,641     $   --
                                                                ==========     =========     ========     ========     ======
  Income (loss) before income taxes and minority
   interest .................................................   $   57,172     $ (23,857)    $ (2,660)    $   (937)    $ (859)
                                                                ==========     =========     ========     ========     ======
  Income taxes ..............................................   $   21,191     $  (2,893)    $    744     $   (174)    $ (344)
                                                                ==========     =========     ========     ========     ======
 Minority interest ..........................................   $       --     $  (7,961)    $    (13)    $     --     $   --
                                                                ==========     =========     ========     ========     ======
  Net income (loss) .........................................   $   35,981     $ (13,003)    $ (3,391)    $   (763)    $ (515)
                                                                ==========     =========     ========     ========     ======
  Depreciation and amortization .............................   $   21,234     $   1,407     $  1,777     $    132     $   --
                                                                ==========     =========     ========     ========     ======
 Interest expense ...........................................   $    2,632     $     328     $     59     $     --     $   --
                                                                ==========     =========     ========     ========     ======
 Capital expenditures .......................................   $    7,597     $   3,147     $  1,737     $    132     $   --
                                                                ==========     =========     ========     ========     ======
 Gross identifiable assets at December 31, 1998 .............   $  209,754     $  49,855     $ 23,198     $  1,148     $   --
                                                                ==========     =========     ========     ========     ======
 Intersegment eliminations ..................................   $ (118,236)    $    (143)    $     --     $    (86)    $   --
                                                                ==========     =========     ========     ========     ======
 Net identifiable assets at December 31, 1998 ...............   $   91,518     $  49,712     $ 23,198     $  1,062     $   --
                                                                ==========     =========     ========     ========     ======
Year ended December 31, 1997:
 Gross revenues and sales ...................................   $  176,900     $  42,384     $ 14,542     $  1,046     $   --
                                                                ==========     =========     ========     ========     ======
 Intersegment eliminations ..................................   $   (8,427)    $    (188)    $     --     $     --     $   --
                                                                ==========     =========     ========     ========     ======
 Net revenues and sales .....................................   $  168,473     $  42,196     $ 14,542     $  1,046     $   --
                                                                ==========     =========     ========     ========     ======
 Income (loss) before income taxes and minority interest ....   $   52,146     $  14,187     $  2,409     $ (1,406)    $   --
                                                                ==========     =========     ========     ========     ======
 Income taxes ...............................................   $   20,086     $   5,528     $  1,114     $   (162)    $   --
                                                                ==========     =========     ========     ========     ======
 Minority interest ..........................................   $       --     $   2,798     $    (52)    $     --     $   --
                                                                ==========     =========     ========     ========     ======
 Net income (loss) ..........................................   $   32,060     $   5,861     $  1,347     $ (1,244)    $   --
                                                                ==========     =========     ========     ========     ======
 Depreciation and amortization ..............................   $   17,509     $   1,522     $    625     $    280     $   --
                                                                ==========     =========     ========     ========     ======
 Interest expense ...........................................   $    2,885     $     226     $      6     $     --     $   --
                                                                ==========     =========     ========     ========     ======
 Capital expenditures .......................................   $    7,405     $   3,561     $    322     $     --     $   --
                                                                ==========     =========     ========     ========     ======
 Gross identifiable assets at December 31, 1997 .............   $  263,073     $  99,230     $ 16,308     $    237     $   --
                                                                ==========     =========     ========     ========     ======
 Intersegment eliminations ..................................   $ (127,705)    $  (3,877)    $     --     $     --     $   --
                                                                ==========     =========     ========     ========     ======
 Net identifiable assets at December 31, 1997 ...............   $  135,368     $  95,353     $ 16,308     $    237     $   --
                                                                ==========     =========     ========     ========     ======
Year ended December 31, 1996:
 Gross revenues and sales ...................................   $  130,854     $   6,181     $ 10,374     $    245     $   --
                                                                ==========     =========     ========     ========     ======
 Intersegment eliminations ..................................   $   (4,474)    $      --     $     --     $     --     $   --
                                                                ==========     =========     ========     ========     ======
 Net revenues and sales .....................................   $  126,380     $   6,181     $ 10,374     $    245     $   --
                                                                ==========     =========     ========     ========     ======
 Income (loss) before income taxes and minority interest        $   27,683     $  (2,908)    $   (885)    $ (3,172)    $   --
                                                                ==========     =========     ========     ========     ======
 Income taxes ...............................................   $   10,246     $  (1,749)    $    (72)    $   (272)    $   --
                                                                ==========     =========     ========     ========     ======
 Minority interest ..........................................   $       --     $   1,065     $    (83)    $     --     $   --
                                                                ==========     =========     ========     ========     ======
 Net income (loss) ..........................................   $   17,437     $  (2,224)    $   (730)    $ (2,900)    $   --
                                                                ==========     =========     ========     ========     ======
 Depreciation and amortization ..............................   $   13,388     $     501     $     --     $     --     $   --
                                                                ==========     =========     ========     ========     ======
 Interest expense ...........................................   $    2,328     $     450     $     --     $     --     $   --
                                                                ==========     =========     ========     ========     ======
 Capital expenditures .......................................   $    3,599     $  10,445     $    213     $    631     $   --
                                                                ==========     =========     ========     ========     ======
 Gross identifiable assets at December 31, 1996 .............   $  211,661     $  56,646     $  9,507     $    313     $   --
                                                                ==========     =========     ========     ========     ======
 Intersegment eliminations ..................................   $  (96,894)    $  (1,315)    $     --     $     --     $   --
                                                                ==========     =========     ========     ========     ======
 Net identifiable assets at December 31, 1996 ...............   $  114,767     $  55,331     $  9,507     $    313     $   --
                                                                ==========     =========     ========     ========     ======


                                                                Subtotal-Pioneer
                                                                 International
                                                               Financial Services
                                                              -------------------
Year ended December 31, 1998:
 Gross revenues and sales ...................................      $  25,615
                                                                   =========
 Intersegment eliminations ..................................      $      --
                                                                   =========
 Net revenues and sales .....................................      $  25,615
                                                                   =========
  Income (loss) before income taxes and minority
   interest .................................................      $ (28,313)
                                                                   =========
  Income taxes ..............................................      $  (2,667)
                                                                   =========
 Minority interest ..........................................      $  (7,974)
                                                                   =========
  Net income (loss) .........................................      $ (17,672)
                                                                   =========
  Depreciation and amortization .............................      $   3,316
                                                                   =========
 Interest expense ...........................................      $     387
                                                                   =========
 Capital expenditures .......................................      $   5,016
                                                                   =========
 Gross identifiable assets at December 31, 1998 .............      $  74,201
                                                                   =========
 Intersegment eliminations ..................................      $    (229)
                                                                   =========
 Net identifiable assets at December 31, 1998 ...............      $  73,972
                                                                   =========
Year ended December 31, 1997:
 Gross revenues and sales ...................................      $  57,972
                                                                   =========
 Intersegment eliminations ..................................      $    (188)
                                                                   =========
 Net revenues and sales .....................................      $  57,784
                                                                   =========
 Income (loss) before income taxes and minority interest ....      $  15,190
                                                                   =========
 Income taxes ...............................................      $   6,480
                                                                   =========
 Minority interest ..........................................      $   2,746
                                                                   =========
 Net income (loss) ..........................................      $   5,964
                                                                   =========
 Depreciation and amortization ..............................      $   2,427
                                                                   =========
 Interest expense ...........................................      $     232
                                                                   =========
 Capital expenditures .......................................      $   3,883
                                                                   =========
 Gross identifiable assets at December 31, 1997 .............      $ 115,775
                                                                   =========
 Intersegment eliminations ..................................      $  (3,877)
                                                                   =========
 Net identifiable assets at December 31, 1997 ...............      $ 111,898
                                                                   =========
Year ended December 31, 1996:
 Gross revenues and sales ...................................      $  16,800
                                                                   =========
 Intersegment eliminations ..................................      $      --
                                                                   =========
 Net revenues and sales .....................................      $  16,800
                                                                   =========
 Income (loss) before income taxes and minority interest ....      $  (6,965)
                                                                   =========
 Income taxes ...............................................      $  (2,093)
                                                                   =========
 Minority interest ..........................................      $     982
                                                                   =========
 Net income (loss) ..........................................      $  (5,854)
                                                                   =========
 Depreciation and amortization ..............................      $     501
                                                                   =========
 Interest expense ...........................................      $     450
                                                                   =========
 Capital expenditures .......................................      $  11,289
                                                                   =========
 Gross identifiable assets at December 31, 1996 .............      $  66,466
                                                                   =========
 Intersegment eliminations ..................................      $  (1,315)
                                                                   =========
 Net identifiable assets at December 31, 1996 ...............      $  65,151
                                                                   =========

---------------------------------------------

Notes to Consolidated Financial Statements

(Continued)



                                Pioneer Global Investments
-----------     ---------------------------------------------------------------
Real Estate     U.S. Venture   Cent. & East. Europe       Gold        Russian
  Services         Capital        Venture Capital        Mining        Timber
-----------     ------------   --------------------    ---------     ----------
 $  1,208         $ 1,666           $   4,668          $  77,329     $  10,451
 ========         =======           =========          =========     =========
 $     --         $    --           $  (4,086)         $      --            --
 ========         =======           =========          =========     =========
 $  1,208         $ 1,666           $     582          $  77,329     $  10,451
 ========         =======           =========          =========     =========

 $ (3,939)        $15,443           $ (11,207)         $ (29,066)    $ (23,250)
 ========         =======           =========          =========     =========
 $ (1,074)        $ 2,347           $  (3,074)         $  (7,186)    $  (4,548)
 ========         =======           =========          =========     =========
 $     --         $ 9,800           $  (6,175)         $  (2,092)    $      --
 ========         =======           =========          =========     =========
 $ (2,865)        $ 3,296           $  (1,958)         $ (19,788)    $ (18,702)
 ========         =======           =========          =========     =========
 $    108         $   183           $     371          $  25,603     $   5,481
 ========         =======           =========          =========     =========
 $     24         $   333           $      --          $   5,082     $   4,211
 ========         =======           =========          =========     =========
 $     --         $    21           $      --          $   9,808     $   4,988
 ========         =======           =========          =========     =========
 $  6,311         $86,602           $  49,323          $ 131,476     $  52,921
 ========         =======           =========          =========     =========
 $   (953)        $    (7)          $      --          $     (39)    $      --
 ========         =======           =========          =========     =========
 $  5,358         $86,595           $  49,323          $ 131,437     $  52,921
 ========         =======           =========          =========     =========
 $    543         $ 1,828           $     603          $  89,487     $  11,879
 ========         =======           =========          =========     =========
 $     --         $    --           $     (81)         $      --     $      --
 ========         =======           =========          =========     =========
 $    543         $ 1,828           $     522          $  89,487     $  11,879
 ========         =======           =========          =========     =========
 $ (2,939)        $14,678           $  (2,454)         $  (2,818)    $  (6,996)
 ========         =======           =========          =========     =========
 $ (1,035)        $ 4,348           $     297          $    (426)    $    (270)
 ========         =======           =========          =========     =========
 $     --         $ 4,005           $  (1,386)         $     444     $      --
 ========         =======           =========          =========     =========
 $ (1,904)        $ 6,325           $  (1,365)         $  (2,836)    $  (6,726)
 ========         =======           =========          =========     =========
 $     55         $   176           $     214          $  23,260     $   2,871
 ========         =======           =========          =========     =========
 $     --         $   402           $      --          $   2,766     $   3,045
 ========         =======           =========          =========     =========
 $    344         $    38           $      34          $  11,520     $   5,206
 ========         =======           =========          =========     =========
 $  7,173         $77,101           $  28,767          $ 152,866     $  50,998
 ========         =======           =========          =========     =========
 $ (1,847)        $    (7)          $      --          $      --     $      --
 ========         =======           =========          =========     =========
 $  5,326         $77,094           $  28,767          $ 152,866     $  50,998
 ========         =======           =========          =========     =========
 $    104         $ 1,989           $     594          $  78,279     $      --
 ========         =======           =========          =========     =========
 $     --         $    --           $      --          $      --     $      --
 ========         =======           =========          =========     =========
 $    104         $ 1,989           $     594          $  78,279     $      --
 ========         =======           =========          =========     =========
 $   (463)        $ 9,272           $  (3,689)         $   4,737     $    (729)
 ========         =======           =========          =========     =========
 $   (186)        $ 2,964           $     (90)         $   1,519     $    (246)
 ========         =======           =========          =========     =========
 $     --         $ 1,804           $  (2,210)         $     644     $      --
 ========         =======           =========          =========     =========
 $   (277)        $ 4,504           $  (1,389)         $   2,574     $    (483)
 ========         =======           =========          =========     =========
 $      2         $   124           $      --          $  16,371     $     116
 ========         =======           =========          =========     =========
 $     --         $   403           $      --          $     137     $      --
 ========         =======           =========          =========     =========
 $     14         $    14           $      24          $  74,789     $   2,466
 ========         =======           =========          =========     =========
 $  2,692         $58,454           $  15,603          $ 149,613     $  43,367
 ========         =======           =========          =========     =========
 $     --         $    (7)          $      --          $      --     $      --
 ========         =======           =========          =========     =========
 $  2,692         $58,447           $  15,603          $ 149,613     $  43,367
 ========         =======           =========          =========     =========

  Other       -Subtotal-
 Natural    Pioneer Global
Resources     Investments       Other         Total
---------   --------------    ----------   -----------
$     --      $  95,322       $  12,747    $  351,228
========      =========       =========    ==========
$     --      $  (4,086)      $ (12,747)   $  (26,354)
========      =========       =========    ==========
$     --      $  91,236       $      --    $  324,874
========      =========       =========    ==========
$ (1,537)     $ (53,556)      $  (6,992)   $  (31,689)
========      =========       =========    ==========
$   (427)     $ (13,962)      $  (2,791)   $    1,771
========      =========       =========    ==========
$     --      $   1,533       $      --    $   (6,441)
========      =========       =========    ==========
$ (1,110)     $ (41,127)      $  (4,201)   $  (27,019)
========      =========       =========    ==========
$      6      $  31,752       $     133    $   56,435
========      =========       =========    ==========
$     --      $   9,650       $   3,634    $   16,303
========      =========       =========    ==========
$     --      $  14,817       $      --    $   27,430
========      =========       =========    ==========
$    895      $ 327,528       $  31,774    $  643,257
========      =========       =========    ==========
$     --      $    (999)      $ (24,332)   $ (143,796)
========      =========       =========    ==========
$    895      $ 326,529       $   7,442    $  499,461
========      =========       =========    ==========
$     --      $ 104,340       $   9,667    $  348,879
========      =========       =========    ==========
$     --      $     (81)      $  (9,667)   $  (18,363)
========      =========       =========    ==========
$     --      $ 104,259       $      --    $  330,516
========      =========       =========    ==========
$   (761)     $  (1,290)      $  (2,860)   $   63,186
========      =========       =========    ==========
$   (298)     $   2,616       $  (1,518)   $   27,664
========      =========       =========    ==========
$     --      $   3,063       $      --    $    5,809
========      =========       =========    ==========
$   (463)     $  (6,969)      $  (1,342)   $   29,713
========      =========       =========    ==========
$      3      $  26,579       $     396    $   46,911
========      =========       =========    ==========
$     --      $   6,213       $   2,065    $   11,395
========      =========       =========    ==========
$     --      $  17,142       $     177    $   28,607
========      =========       =========    ==========
$  1,169      $ 318,074       $  23,030    $  719,952
========      =========       =========    ==========
$     --      $  (1,854)      $ (19,302)   $ (152,738)
========      =========       =========    ==========
$  1,169      $ 316,220       $   3,728    $  567,214
========      =========       =========    ==========
$     --      $  80,966       $   2,679    $  231,299
========      =========       =========    ==========
$     --      $      --       $  (2,679)   $   (7,153)
========      =========       =========    ==========
$     --      $  80,966       $      --    $  224,146
========      =========       =========    ==========
$   (959)     $   8,169       $    (785)   $   28,102
========      =========       =========    ==========
$   (320)     $   3,641       $    (189)   $   11,605
========      =========       =========    ==========
$     --      $     238       $      --    $    1,220
========      =========       =========    ==========
$   (639)     $   4,290       $    (596)   $   15,277
========      =========       =========    ==========
$     --      $  16,613       $     671    $   31,173
========      =========       =========    ==========
$     --      $     540       $      --    $    3,318
========      =========       =========    ==========
$     17      $  77,324       $     182    $   92,394
========      =========       =========    ==========
$  1,136      $ 270,865       $  16,973    $  565,965
========      =========       =========    ==========
$     --      $      (7)      $ (10,967)   $ (109,183)
========      =========       =========    ==========
$  1,136      $ 270,858       $   6,006    $  456,782
========      =========       =========    ==========

The Pioneer Group, Inc. Directors
and Executive Officers


Wholly and Majority Owned Subsidiaries

Pioneer Investment Management, Inc., Pioneer Funds Distributor, Inc., Pioneering Services Corporation, Pioneer Investment Poland Limited, Pioneer Fonds Marketing GmbH, PGIA Corporation, Pioneer International Corporation, Pioneer First Polish Investment Fund Joint Stock Company S.A., Pioneer Financial Services Limited, Pioneer Polski Dom Maklerski, S.A., Pioneer Universal Pension Fund Company, Pioneer Management (Ireland) Limited, Pioneer Omega, Inc., Pioneer First Russia, Inc., "Pioneer First Investment Fund," Closed Joint Stock Company "Pioneer Securities," UKS Securities Limited, Closed Joint Stock Company "Pioneer Services," Closed Joint Stock Company "Pioneer First," Pioneer Czech Investment Company, A.S., Pioneer Czech Financial Company, s.r.o., Beijing Pioneer Zhong Investment Consulting Company, Limited, Pioneer Goldfields Holdings, Inc., Pioneer Goldfields Limited, PGH Nebraska, Inc., Teberebie Goldfields Limited, Pioneer Forest, Inc., Closed Joint-Stock Company "Forest-Starma," Closed Joint-Stock Company "Amgun-Forest," Closed Joint-Stock Company "Udinskoye," Pioneer Metals and Technology, Inc., Closed Joint-Stock Company "Pioneer Metals International," Closed Joint-Stock Company "Tas-Yurjah Mining Company," PIOGlobal Corporation, Pioneer Real Estate Advisors, Inc., Pioneer Investments Corporation, PIOGlobal Insurance Company Limited, Pioneer Explorer, Inc., Pioneer Real Estate Advisors Poland.

Joint Ventures
Kothari Pioneer AMC Limited,
Pioneer-Banc One Property Capital, LP.


John F. Cogan, Jr., Chairman of the
Board, Director and President
Chairman of the Board, President and
Trustee of each of the Pioneer Family of Mutual Funds

Alan J. Strassman, Vice Chairman
of the Board and Director Partner
and Chairman of the Board of Martingale
Asset Management

Robert L. Butler, Director
Senior Managing Director - International
Fund Distribution, Pioneer Investment
Management, Inc.

Maurice Engelman, Director
Chairman and CEO of Professional Equity
Corporation and Marketing Two, Inc.;
Principal, Engelman & Associates

Jaskaran S. Teja, Director
Senior Vice President of Pioneer
International Corporation

David D. Tripple, Director and
Executive Vice President
Executive Vice President and Trustee of
each of the Pioneer Family of Mutual
Funds; President of Pioneer Investment
Management, Inc.

John H. Valentine, Director
Director of Entrepreneurial Management
of Health Policy Institute; Director of
Visualization Technology, Inc.

John A. Boynton, Executive Vice
President, Chief Financial Officer
and Treasurer Treasurer of each of the
Pioneer Family of Mutual Funds

Stephen G. Kasnet, Executive
Vice President President of Pioneer
Global Investments

Alicja K. Malecka, Executive Vice
President President of Pioneer
International Financial Services

William H. Smith, Jr., Executive Vice
President - Global Operations and
Technology.

Timothy T. Frost, Senior Vice President
-Corporate Communications and Planning

Robert P. Nault, Senior Vice
President, General Counsel and
Assistant Secretary

Joseph P. Barri, Esq., Secretary


Legal Counsel
Hale and Dorr LLP, Boston, Massachusetts
Transfer Agent
State Street Bank and Trust Company,
Boston, Massachusetts
Independent Public Accountants
Arthur Andersen LLP, Boston, Massachusetts


The Company has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 1998. A copy of that Report is available, free of charge, to stockholders of the Company, upon request to Timothy Frost, Senior Vice President, The Pioneer Group, Inc., 60 State Street, Boston, MA 02109.

[BACK COVER]





[Pioneer Logo]  The Pioneer Group, Inc.
                60 State Street
                Boston, MA 02109
                www.pioneerfunds.com                            0399-6041
                                              (C) The Pioneer Group, Inc.